     As filed with the Securities and Exchange Commission on May 11, 2001.
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------

                            NETWORK PERIPHERALS INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                            3577                         77-0216135
 (State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)        Classification Number)            Identification No.)

                               2859 Bayview Drive
                           Fremont, California 94538
                           Telephone: (510) 897-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                                  James Regel
                            Chief Executive Officer
                            Network Peripherals Inc.
                               2859 Bayview Drive
                           Fremont, California 94538
                           Telephone: (510) 897-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

            Scott M. Stanton, Esq.                           Steven Wolosky, Esq.
       Gray Cary Ware & Freidenrich LLP         Olshan Grundman Frome Rosenzweig & Wolosky LLP
       4365 Executive Drive, Suite 1600                         505 Park Avenue
       San Diego, California 92121-2189                  New York, New York 10022-1170
                (858) 677-1400                                  (212) 755-1467

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and prior to the effective time of the proposed merger described in this Registration Statement.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                                                                      Proposed
                                                       Proposed       Maximum
                                                       Maximum       Aggregate      Amount of
       Title of Each Class of         Amount to be  Offering Price    Offering     Registration
     Securities to be Registered      Registered(1)  Per Share(2)     Price(2)        Fee(2)
-----------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per
 share..............................   26,317,339      $0.1019     $2,681,736.84     $670.44

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Represents the maximum number of shares of the Registrant's common stock to be issued in connection with the transaction, based on 43,143,178 shares of FalconStor common stock estimated to be outstanding at the anticipated closing.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act. The proposed maximum aggregate offering price is based on $0.1019, the book value of the common stock of FalconStor as of May 9, 2001.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   The information in this joint proxy statement/prospectus is not complete and may be changed. Network Peripherals Inc. may not issue the common stock to be issued in connection with the transactions described in this joint proxy statement/prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

                   Subject to completion, dated May   , 2001.

                                                               [FALCONSTOR LOGO]
[NETWORK PERIPHERALS LOGO]


      TO THE STOCKHOLDERS OF NETWORK PERIPHERALS INC. AND FALCONSTOR, INC.

                A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT!

   Network Peripherals Inc. ("NPI") and FalconStor, Inc. ("FalconStor") have entered into a merger agreement. In the merger, holders of FalconStor capital stock will receive shares of NPI common stock in exchange for the shares of FalconStor capital stock they own. Upon completion of the merger, the former stockholders of FalconStor capital stock will own more than a majority of the combined company's outstanding common stock, and the name of the combined company will be changed to FalconStor Software, Inc. NPI common stock is listed on The Nasdaq National Market under the trading symbol "NPIX," and the NPI
common stock closed at $      per share on May    , 2001. After completion of
the merger, the common stock of the combined company will trade under the
symbol "   ".

   NPI is requesting that its stockholders approve the adoption of the merger agreement and the approval of the merger. As part of the approval of the merger, NPI stockholders will approve the issuance of shares of NPI common stock in the merger, as well as the amendment and restatement of NPI's restated certificate of incorporation to increase the authorized number of shares of NPI common stock from 60,000,000 to 100,000,000 and change NPI's name to "FalconStor Software, Inc." The exact number of shares to be issued in the merger is calculated pursuant to an exchange ratio. The precise exchange ratio will be determined at the closing of the merger and will depend, in part, on the amount of cash, cash equivalents and short-term investments of NPI minus any cash payments due under certain agreements with NPI's management plus
$25,000,000. Assuming that these assets remain at $       , as stated in NPI's
Form 10-Q for the quarter ended March 31, 2001, and that       shares of NPI's
common stock remain outstanding, the aggregate number of shares of NPI common
stock to be issued to the FalconStor stockholders in the merger would be      .
This number of shares would result in FalconStor stockholders owning      % of
NPI's capital stock.

   In addition, in the event the merger is not completed, NPI is requesting that its stockholders (i) elect two Class I Directors to serve for three-year terms and (ii) ratify the selection of PricewaterhouseCoopers LLP as NPI's independent accountants.

   FalconStor is requesting that its stockholders vote to adopt the merger agreement and approve the merger with NPI.

   The board of directors of NPI unanimously recommends that you vote in favor of each of its proposals as outlined above. Likewise, the board of directors of FalconStor unanimously recommends that you vote in favor of its proposal as outlined above. Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

   This joint proxy statement/prospectus provides you with detailed information about the proposed merger, a description of which begins on page 34. You should also carefully read the section entitled "Risk Factors" beginning on page 16 for a discussion of specific risks that you should consider in determining how to vote on the proposed merger.

   Neither the Securities and Exchange Commission nor any state securities regulator has approved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   This joint proxy statement/prospectus is dated                 , 2001 and is
first being mailed to stockholders of NPI and FalconStor on or about
                    , 2001.

   The dates, times and places of the two stockholders' meetings are as follows:

   For NPI     ________, 2001,    a.m.     For FalconStor
                                                       ________, 2001,    p.m.
   stockholders:                           stockholders:
               Marriott Hotel                          125 Baylis Road,
                _____________________               Suite 140
               46100 Landing                            _____________________
            Parkway                                    Melville, New York
                _____________________               11747
               Fremont,                                 _____________________
            California
                _____________________


   Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend either meeting, please vote as soon as possible to make sure that your shares are represented at the meeting.

   We strongly support the proposed transactions and join with our boards of directors in enthusiastically recommending that you vote in favor of the proposals presented to you for approval.

   James Regel                                 ReiJane Huai
   Chief Executive Officer                     Chief Executive Officer
   Network Peripherals Inc.                    FalconStor, Inc.

                             ADDITIONAL INFORMATION

   This joint proxy statement/prospectus incorporates important business and financial information about NPI from other documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone or over the Internet from NPI at the following address:

   Network Peripherals Inc.
   Attn.: James Williams
   2859 Bayview Drive
   Fremont, California 94538
   Phone: (510) 897-5000
   Web Address: www.npix.com

   If you would like to request any documents, please do so by              ,
2001 in order to receive them before the stockholders' meetings. See "Where You Can Find More Information" that begins on page 146.

                           [NETWORK PERIPHERALS LOGO]

                            NETWORK PERIPHERALS INC.
                    Notice of Annual Meeting of Stockholders
                        to be held                , 2001

   The Annual Meeting of Stockholders of Network Peripherals Inc. ("NPI") will be held at the Marriott Hotel, located at 46100 Landing Parkway, Fremont,
California on           ,             , 2001, at     a.m., local time, for the
following purposes:

   1. To approve the adoption of the Agreement and Plan of Merger and Reorganization, dated as of May 4, 2001, by and among FalconStor, Inc. ("FalconStor"), NPI and Empire Acquisition Corp., a wholly-owned subsidiary of NPI ("Merger Sub"), pursuant to which Merger Sub will merge with and into FalconStor with FalconStor as the surviving corporation. The approval of the adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement, including the issuance of shares in the merger.

   2. If Proposal 1 above is approved, to approve the amendment to NPI's restated certificate of incorporation to increase the number of authorized shares of common stock from 60,000,000 to 100,000,000 and to change NPI's name to "FalconStor Software, Inc." Even if Proposal 2 is approved, the amendment to the restated certificate of incorporation will only take effect if the merger is completed.

   3. If the merger is not completed, to elect Michael Gardner and James Regel to the Board of Directors of NPI as Class I Directors to serve for the ensuing three-year term and until their successors are duly elected.

   4. If the merger is not completed, to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for NPI for the fiscal year ending December 31, 2001.

   5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the joint proxy statement/prospectus that accompanies this notice.

   The board of directors has fixed the close of business on                ,
2001 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors
                                          of Network Peripherals Inc.

                                          James Regel
                                          Chief Executive Officer

Fremont, California
May   , 2001

   All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                FALCONSTOR, INC.

                   Notice of Special Meeting of Stockholders
                       to be held                  , 2001

   The Special Meeting of Stockholders of FalconStor, Inc. ("FalconStor") will be held at the offices of FalconStor, Inc., located at 125 Baylis Road, Suite
140, Melville, New York 11747 on                  ,                     , 2001,
at            p.m., local time, for the following purposes:

   1. To approve the adoption of the Agreement and Plan of Merger and Reorganization, dated as of May 4, 2001, by and among FalconStor, Network Peripherals Inc. ("NPI") and Empire Acquisition Corp., a wholly-owned subsidiary of NPI ("Merger Sub"), pursuant to which Merger Sub will merge with and into FalconStor, with FalconStor as the surviving corporation. In the merger, your shares of FalconStor common stock will be exchanged for shares of NPI common stock. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement, including the conversion of all outstanding shares of FalconStor preferred stock to common stock.

   2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the joint proxy statement/prospectus that accompanies this notice.

   The board of directors has fixed the close of business on                ,
2001 as the record date for the determination of stockholders entitled to notice of and to vote at this special meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors
                                          of FalconStor, Inc.

                                          ReiJane Huai
                                          Chief Executive Officer

Melville, New York
May   , 2001

   All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
WHO CAN HELP ANSWER YOUR QUESTIONS.........................................
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   1
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS............................   5
  The Companies............................................................   5
  Risk Factors.............................................................   5
  Reasons for the Merger...................................................   5
  The Structure of the Merger..............................................   5
  The Merger Agreement.....................................................   5
  Treatment of NPI Stock Options and Restricted Stock......................   7
  Treatment of FalconStor Stock Options and Restricted Stock...............   7
  Interests of Certain Persons in the Merger...............................   7
  Board Composition........................................................   8
  Relative Percentages of Ownership........................................   8
  Fairness Opinion of NPI's Financial Advisor..............................   8
  Recommendations of the Boards of Directors...............................   8
  Stockholder Approvals....................................................   9
  The Stockholders' Meetings...............................................   9
  Tax Consequences.........................................................   9
  Accounting Treatment.....................................................   9
  Regulatory Approvals.....................................................  10
  Appraisal Rights.........................................................  10
  NPI Selected Historical Financial Information............................  11
  FalconStor Selected Historical Financial Information.....................  13
  Selected Unaudited Pro Forma Condensed Combined Financial Information....  14
  Price Range of Common Stock and Dividend Information.....................  15
RISK FACTORS...............................................................  16
  Special Note Regarding Forward-Looking Statements........................  16
  Risks Related to the Merger..............................................  16
  Tax Risks Related to the Merger..........................................  20
  Risks Related to the Combined Company's Business Following the Merger....  20
THE NPI ANNUAL MEETING.....................................................  27
  Voting Rights and Solicitation of Proxies; Expenses......................  27
  Purpose of the NPI Annual Meeting........................................  27
  Record Date and Outstanding Shares.......................................  27
  Stock Ownership of Management and Certain Stockholders...................  28
  Vote Required............................................................  28
  Quorum; Abstentions; Broker Non-Votes....................................  28
  Voting of Proxies; Revocation of Proxies.................................  28
THE FALCONSTOR SPECIAL MEETING.............................................  30
  General..................................................................  30
  Record Date; Outstanding Shares..........................................  30
  Revocability of Proxies..................................................  30
  Voting and Solicitation..................................................  30
  Vote Required............................................................  30
  Quorum; Abstentions .....................................................  30
  Rights of Dissenting Stockholders........................................  31
  Appraisal Rights Procedures..............................................  31

                                                                          Page
                                                                          ----
NPI AND FALCONSTOR PROPOSAL NO. 1: APPROVAL OF ADOPTION OF THE MERGER
 AGREEMENT AND THE MERGER CONTEMPLATED THEREUNDER........................  34
  THE MERGER.............................................................  34
    Background of the Merger.............................................  34
    Reasons for the Merger...............................................  37
    Recommendations of the NPI and the FalconStor Boards of Directors....  40
    Opinion of NPI's Financial Advisor...................................  41
    Interests of Certain NPI Persons in the Merger.......................  45
    Interests of Certain FalconStor Persons in the Merger................  45
    Treatment of NPI Stock Options and Restricted Stock..................  46
    Treatment of FalconStor Stock Options................................  46
    Board Composition....................................................  46
    Employee Matters.....................................................  47
    Structure of the Merger..............................................  47
    Material Federal Income Tax Consequences of the Merger...............  47
    Anticipated Accounting Treatment of the Merger.......................  48
    Unaudited Pro Forma Condensed Combined Financial Statements..........  49
    Regulatory Filings and Approvals Required to Complete the Merger.....  55
    Registration and Listing of NPI Common Stock.........................  55
    Restrictions on Resale of NPI Common Stock...........................  55
  THE MERGER AGREEMENT...................................................  57
    Voting Agreements....................................................  66
  COMPARISON OF RIGHTS OF HOLDERS OF NPI COMMON STOCK AND FALCONSTOR
   CAPITAL STOCK.........................................................  68
  BUSINESS OF NPI........................................................  73
  NPI'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS.................................................  78
    Overview.............................................................  78
    Results of Operations for the Three Months Ended March 31, 2001 and
     2000................................................................  79
    Results of Operations for the Years Ended December 31, 2000, 1999 and
     1998 ...............................................................  80
    Liquidity and Capital Resources......................................  82
    Recent Accounting Pronouncement......................................  83
    Quantitative and Qualitative Disclosures about Market Risk...........  84
  BUSINESS OF FALCONSTOR.................................................  85
  FALCONSTOR'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS...................................  94
    Overview.............................................................  94
    Results of Operations for the Three Months Ended March 31, 2001......  94
    Results of Operations for the Period From Inception (February 10,
     2000) Through December 31, 2000.....................................  95
    Liquidity and Capital Resources......................................  97
  FALCONSTOR SOFTWARE'S MANAGEMENT AFTER THE MERGER......................  98
  NPI AND FALCONSTOR FINANCIAL STATEMENTS................................ 101
NPI PROPOSAL NO. 2: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION... 132
ADDITIONAL ANNUAL MEETING MATTERS FOR NPI:
NPI PROPOSAL NO. 3: THE ELECTION OF DIRECTORS............................ 134
NPI PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS........... 136
BOARD OF DIRECTORS MEETINGS AND COMMITTEES............................... 137
EXECUTIVE COMPENSATION AND OTHER MATTERS................................. 138
COMPARISON OF STOCKHOLDER RETURN......................................... 144
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........... 145

                                                                            Page
                                                                            ----
EXPERTS....................................................................  146
LEGAL MATTERS..............................................................  146
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT NPI ANNUAL MEETING...........  146
WHERE YOU CAN FIND MORE INFORMATION........................................  146
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  146
TRANSACTION OF OTHER BUSINESS..............................................  148
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS............................ II-1
SIGNATURES................................................................. II-4
POWER OF ATTORNEY.......................................................... II-4
APPENDICES
  Annex A--Agreement and Plan of Merger and Reorganization.................  A-1
  Annex B--Opinion of Lehman Brothers Inc..................................  B-1
  Annex C--Section 262 of the Delaware General Corporation Law.............  C-1
  Annex D--Form of Lock-up Agreements......................................  D-1
  Annex E--Voting Agreements...............................................  E-1
  Annex F--Option Agreement................................................  F-1
  Annex G--Audit Committee Charter.........................................  G-1

                       WHO CAN HELP ANSWER YOUR QUESTIONS

   If you have additional questions about the merger, you should contact:

   For NPI stockholders:                For FalconStor stockholders:


   Network Peripherals Inc.             FalconStor, Inc.
   2859 Bayview Drive                   125 Baylis Road, Suite 140
   Fremont, California 94538            Melville, New York 11747
   Attention: James Williams            Attention: Jacob Ferng
   Phone Number: (510) 897-5000         Phone Number: (631) 777-5188


   If you have additional questions about the solicitation of your proxy, you should contact:

   For NPI stockholders:                For FalconStor stockholders:


   MacKenzie Partners, Inc.             FalconStor, Inc.
   156 Fifth Avenue                     125 Baylis Road, Suite 140
   New York, New York 10010             Melville, New York 11747
   Attention: Daniel Burch              Attention: Jacob Ferng
   Phone Number: (212) 929-5500         Phone Number: (631) 777-5188




   Network Peripherals Inc. and the Network Peripherals Inc. logo are registered trademarks of Network Peripherals Inc. FalconStor, Inc., the FalconStor logo and IPStor are trademarks of FalconStor, Inc. Other product and brand names are trademarks or registered trademarks of their respective holders.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1: What is the merger transaction?

A: In general terms, the merger transaction involves the merger of Empire Acquisition Corp., a wholly-owned subsidiary of NPI, into FalconStor, Inc. with FalconStor as the surviving corporation. Holders of FalconStor common stock will receive shares of NPI common stock in exchange for the shares of FalconStor common stock they own, including common stock issued upon conversion of FalconStor preferred stock immediately prior to the merger. As a result of the merger, the former stockholders of FalconStor will own more than a majority of NPI's common stock immediately after the merger. Following the merger, FalconStor's management will be the management of the combined company. NPI is evaluating strategic alternatives for its existing hardware business, which may include selling its NuWave technology and its related inventory and equipment.

Q2: What am I being asked to vote upon?

A: NPI stockholders are being asked to approve the adoption of the merger agreement and approval of the merger. Approval of the adoption of the merger agreement will include approval of all transactions contemplated thereby, including, without limitation:

  . the issuance of approximately            shares of NPI common stock in
    the merger;

  . the amendment to NPI's restated certificate of incorporation to increase the authorized number of shares of common stock to 100,000,000 to allow for the issuance of the shares of NPI common stock to the current holders of FalconStor stock and to allow for a sufficient reserve of authorized shares following the merger and to change NPI's name to FalconStor Software, Inc.

   The amendment to the restated certificate of incorporation will take effect only if the merger is completed.

   In addition, NPI stockholders are being asked to approve two further proposals in the event the merger is not completed:

  . the election of Michael Gardner and James Regel as Class I Directors to serve for three-year terms; and

  . the ratification of the selection of PricewaterhouseCoopers LLP as NPI's independent accountants.

   FalconStor stockholders are being asked to approve the adoption of the merger agreement and approval of the merger. Approval of the adoption of the merger agreement will include approval of all transactions contemplated thereby, including, without limitation, the conversion of all of the outstanding shares of each series of preferred stock immediately prior to the merger.

Q3: Why are we proposing the merger?

A: The boards of NPI and FalconStor believe that the combination of NPI and FalconStor will create a stronger, more fully developed company by providing substantial financial resources that will enable FalconStor to continue developing and enhancing its storage networking infrastructure software.

   A discussion of additional reasons for the merger appears on pages 37 to 39.

Q4: Why has NPI decided to discontinue its Ethernet switching business?

A: NPI has decided to discontinue its Ethernet switching business because of the unanimous conclusion of NPI's board of directors that the strategic repositioning of the company as an emerging leader in storage networking infrastructure software, with a significant cash position, a public-company currency, leading-edge technology, a shipping product and a strong, proven management team was a superior alternative to being in the Ethernet switching business.

Q5: Why does the merger agreement provide for the amendment of NPI's restated certificate of incorporation?

A: If the merger is approved, NPI's restated certificate of incorporation will be amended to increase the authorized number of shares of its common stock
because NPI will be issuing approximately       shares of common stock in
connection with the merger. NPI currently has approximately 45,000,000 shares available for issuance. The increase in the authorized number of shares by 40,000,000 will assure that sufficient shares are available to be issued in connection with the merger, and that an adequate number of shares of common stock will be available for future issuances under the combined company's equity compensation plans, and in the event the combined company's board of directors determines that it is necessary or appropriate to issue additional shares in connection with a stock dividend, the raising of additional capital, the acquisition of other businesses, the establishment of strategic relationships with corporate partners, or for other corporate purposes. FalconStor's management is not currently contemplating any of these transactions, other than issuances pursuant to its or NPI's stock option plans. The name of the combined company will be changed to FalconStor Software, Inc. to reflect the combined company's new business focus.

   This amendment to NPI's restated certificate of incorporation will take effect only if the merger is completed.

Q6: What will I receive in the merger?

A: NPI stockholders will not receive any consideration in the merger, and the number of shares of NPI common stock that they hold will be unaffected.
However, NPI will be issuing approximately        shares of common stock to
FalconStor stockholders in connection with the merger, which will have a dilutive effect on the percentage ownership of each NPI stockholder.

   FalconStor stockholders will receive shares of NPI common stock for the
shares of FalconStor common stock they hold. Based on     shares of NPI common
stock outstanding on      , 2001,     shares of NPI common stock will be issued
to FalconStor stockholders. As a result, the holders of FalconStor common stock
will hold approximately   % of the outstanding common stock of NPI. However,
the price of NPI common stock fluctuates. Therefore, the closing price as of any date in the past provides no assurance as to the value of NPI common stock that FalconStor stockholders will receive upon completion of the merger.

Q7: What restrictions will apply to the shares of NPI common stock that I will receive in the merger?

A: All shares of NPI common stock received by the officers, directors and stockholders of FalconStor in the merger will be subject to transfer restrictions pursuant to lock-up agreements for a period of 365 days following the effective date of the merger. Following the merger, the board of directors of the combined company may, in its sole discretion, release any or all of the shares from the lock-up restrictions.

Q8: On April 2, 2001, NPI purchased 9,792,401 shares of FalconStor Series C preferred stock for $25,000,000. What effect will NPI's purchase of shares of Series C preferred stock of FalconStor have on the merger?

A: All shares of FalconStor Series C preferred stock issued to NPI prior to the merger will be canceled and the proceeds received by FalconStor from that sale of stock will remain in FalconStor for use in ongoing operations after the merger.

Q9: What are the tax consequences of the merger?

A: Subject to the discussion in "Tax Consequences" below, NPI and FalconStor have structured the merger so that, for federal income tax purposes, FalconStor stockholders will generally not recognize a gain or a loss upon the receipt of NPI common stock in the merger, except with respect to cash received in lieu of fractional shares or in connection with the exercise of appraisal rights. NPI stockholders will not recognize taxable gains or losses as a result of the merger. NPI and FalconStor have conditioned the merger on receipt of legal opinions regarding the tax consequences of the merger.

Q10: If I am a holder of FalconStor capital stock, how should I send in my stock certificates for exchange?

A: Do not send in your stock certificates with your proxy card. You must keep your stock certificates until after the merger has been completed, after which you will receive a letter of transmittal describing how you may exchange your FalconStor stock certificates for certificates representing shares of NPI common stock. At that time, you will have to submit your FalconStor stock certificates to the exchange agent with your completed letter of transmittal.

Q11: How does my board of directors recommend that I vote on the proposals?

A: NPI stockholders: The NPI board of directors unanimously recommends that you vote FOR the proposals submitted by the NPI board.

   FalconStor stockholders: The FalconStor board of directors unanimously recommends that you vote FOR the proposal submitted by the FalconStor board.

Q12: What vote is required to approve the proposals?

A: NPI stockholders: Assuming a quorum is present, each of the proposals regarding the merger submitted to NPI stockholders will require the affirmative vote of holders of at least a majority of the shares of NPI common stock entitled to vote at the NPI annual meeting. If you abstain or do not instruct your broker how to vote, your abstention or broker non-vote will have the same effect as a vote against the proposal to approve the merger agreement and the proposal for the amendment of the restated certificate of incorporation. Abstentions and broker non-votes will have no effect on the election of directors. Abstentions will have the same effects as a negative vote on the ratification of NPI's selection of its independent accountants.

   The directors shall be elected by a plurality of votes cast. Ratification of the selection of NPI's appointment of PricewaterhouseCoopers LLP as its independent accountants requires a majority of votes cast.

   FalconStor stockholders: Assuming a quorum is present, the proposal requires the affirmative vote of holders of at least a majority of the outstanding voting power of the common stock and the preferred stock voting together as a single class, and a majority of the outstanding shares of Series A preferred stock, two-thirds of the outstanding shares of Series B preferred stock, and a majority of the outstanding shares of Series C preferred stock, each series voting separately. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the merger proposal.

Q13: What do I need to do now?

A: After you read and consider the information in this document, mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the appropriate stockholders' meeting. You should return your proxy card whether or not you plan to attend your stockholders' meetings. If you attend your stockholders' meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

Q14: What do I do if I want to change my vote after I have sent in my proxy card?

A: You can change your vote at any time before your proxy is voted at the appropriate stockholders' meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card at a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to NPI or FalconStor, as the case may be, before your stockholders' meeting. Finally, you can attend your stockholders' meeting and vote in person. Simply attending your stockholders' meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q15: If my shares of NPI common stock are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. If you do not provide your broker with instructions on how to vote, your broker's non-votes will have the same effect as votes against approval of the merger. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Abstentions and broker non-votes will have no effect on the election of directors. Abstentions will have the same effects as a negative vote on the ratification of NPI's selection of its independent accountants.

Q16: What constitutes a quorum at the stockholders' meetings?

A: A quorum is a majority of the outstanding shares entitled to vote which are present or represented by proxy at the stockholders' meetings. A quorum must exist for the transaction of business at the stockholders' meetings. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum. Broker non-votes, which are shares held by a broker or nominee that are represented at the stockholders' meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal, are also included in determining the presence of a quorum.

Q17: Who can I call with questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact the individuals listed below:

   If you are an NPI stockholder, you should contact:

   Network Peripherals Inc.
   2859 Bayview Drive
   Fremont, California 94538
   Attention: James Williams
   Phone Number: (510) 897-5000

   If you are a FalconStor stockholder, you should contact:

   FalconStor, Inc.
   125 Baylis Road
   Melville, New York 11747
   Attention: Jacob Ferng
   Phone Number: (631) 777-5188

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

   This summary highlights selected information from this document and may not contain all of the information that is important to you. Even though we have highlighted what we believe is the most important information, we encourage you to read the entire joint proxy statement/prospectus for a complete understanding of the proposed merger of a wholly-owned subsidiary of NPI into FalconStor. You should also review the other available information referred to in "Where You Can Find More Information" on page 146.

The Companies

 Network Peripherals Inc.

   Until recently, NPI designed and sold Ethernet switching solutions designed for local area networks, or LANs. In response to unfavorable market conditions and in order to take best advantage of the opportunity presented by FalconStor's technology and market opportunity, NPI is evaluating strategic alternatives for its existing hardware business, which may include selling its NuWave technology and its related inventory and equipment.

   NPI's principal executive offices are located at 2859 Bayview Drive, Fremont, California 94538. NPI's telephone number is (510) 897-5000.

 FalconStor, Inc.

   FalconStor is a provider of storage networking infrastructure software.

   FalconStor's principal executive offices are located at 125 Baylis Road, Suite 140, Melville, New York 11747. FalconStor's telephone number is (631) 777-5188.

Risk Factors

   The "Risk Factors" beginning on page 16 should be considered carefully by both NPI and FalconStor stockholders in evaluating whether to approve the adoption of the merger agreement and approval of the merger. These risk factors should be considered along with any additional risk factors in documents incorporated by reference in this joint proxy statement/prospectus and any other information included or incorporated by reference herein, including in conjunction with forward-looking statements made herein.

Reasons for the Merger (page 37)

   The NPI and the FalconStor boards approved the merger based on a number of factors, including, among other things, their belief that the combination of NPI and FalconStor will create a stronger, more successful company, with enhanced prospects for continued viability, by:

  . establishing the merged company as a publicly-listed, well-capitalized emerging leader in storage networking infrastructure software; and

  . providing the stockholders of both companies with the potential for more financial success than either company has on its own.

   The two boards of directors also considered separate reasons for the merger as well as various risks associated with the merger.

The Structure of the Merger (page 47)

   Merger. At the closing of the merger, a wholly-owned subsidiary of NPI will merge into FalconStor and FalconStor will be the surviving corporation. Immediately prior to the merger, each share of FalconStor preferred stock shall be converted into that number of shares of common stock for which each share of preferred stock is then convertible. Each share of FalconStor common stock then will be converted into the right to receive shares of NPI common stock.

The Merger Agreement

   The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

   Conversion of Securities; Adjustment of Exchange Ratio (page 57). In the merger, each share of FalconStor common stock will be converted into the right to receive shares of NPI common stock. Immediately prior to the effective time of the merger, all shares of FalconStor preferred stock will be converted into shares of FalconStor common stock at the then applicable conversion price. The number of shares of NPI common stock that each FalconStor stockholder will receive will be determined by an exchange ratio set forth in more detail beginning on page 58. The precise exchange ratio will be determined at the closing of the merger and will depend, in part, on the amount of cash, cash equivalents and short-term investments of NPI minus any cash payments due under certain agreements with NPI's management plus $25,000,000. This figure will be calculated as of the end of the calendar month prior to the effective time of the merger without giving effect to expenses NPI incurs in connection with the merger. To the extent this amount is less than $90,000,000, the number of merger shares shall be increased by an equivalent percentage.

   NPI Common Stock (page 55). The NPI common stock that holders of FalconStor common stock will receive as a result of the merger is traded and quoted on The Nasdaq National Market under the market symbol, "NPIX." Following the completion of the merger, the name of the company will be changed to FalconStor Software, Inc. and the common stock of the combined company will trade under
the symbol "    ."

   Treatment of Options (page 46). All outstanding options to purchase FalconStor common stock will be assumed by NPI. Each option shall remain subject to the same terms and conditions set forth in FalconStor's stock option plan. Such options will be exercisable for the number of shares of NPI common stock that is equal to the number of shares of FalconStor common stock subject to the option immediately prior to the merger multiplied by the exchange ratio. The exercise price of the assumed options will be correspondingly adjusted by dividing it by the exchange ratio.

   Conditions to the Merger (page 64). The completion of the merger depends upon the satisfaction of a number of conditions, including:

  . approval of the merger agreement and the transactions it contemplates by the stockholders of NPI and FalconStor;

  . the receipt of clearance for the merger under the Hart-Scott-Rodino
    Antitrust Improvements Act of 1976;

  . approval for quotation on The Nasdaq National Stock Market of the shares of NPI common stock to be issued in the merger;

  . NPI's maintenance of at least $55,000,000 of cash, cash equivalents and short-term investments exclusive of estimated cash payments due under retention agreements with certain members of NPI's management as a result of the merger and $25,000,000 of Series C preferred stock of FalconStor owned by NPI; and

  . receipt by each of NPI and FalconStor of an opinion of counsel to the effect that the merger will be treated as a tax-free reorganization under the Internal Revenue Code of 1986.

   No Solicitation (page 61). Subject to certain exceptions, neither NPI nor FalconStor may solicit or support any proposal for a merger or similar transaction involving any third party, participate in negotiations or discussions concerning any proposed acquisition by a third party, provide any non-public information to any third party relating to any proposed acquisition, or approve or recommend any proposed acquisition by a third party. Prior to the effective time of the merger, however, NPI has the right to sell its assets related directly to its Ethernet switching business.

   Termination (page 65). Subject to certain exceptions, either NPI or FalconStor can terminate the merger agreement if the merger is not completed by September 30, 2001, and in various other circumstances.

   Termination Fees and Expenses (page 65). In general, all fees and expenses incurred in connection with the merger agreement and the transactions it contemplates shall be paid by the party incurring such expenses, whether or not the merger is completed.

   NPI and FalconStor have agreed that if the merger agreement is terminated by NPI or FalconStor and the termination is not a result of any breach by FalconStor, NPI will pay FalconStor $3,000,000.

Treatment of NPI Stock Options and Restricted Stock (page 46)

   NPI's equity plans include its 1993, 1996, 1997 and 1999 Stock Plans and its 1994 Outside Directors Stock Option Plan, each as amended. The merger constitutes a "change of control" or "transfer of control" of NPI under its employee stock plans. The following is a description of the effect of the merger on those plans.

  . All options held by employees, directors or consultants under the various stock option plans will remain outstanding and the vesting of certain options will accelerate as a result of the transfer of control. See "Interests of Certain NPI Persons in the Merger."

  . The 1994 Outside Directors Stock Option Plan provides that, in the event of a transfer of control, any unexercisable or unvested portion of the outstanding options shall be immediately exercisable and vested in full as of the date 10 days prior to the date of the transfer of control.

Treatment of FalconStor Stock Options and Restricted Stock (page 46)

   All outstanding FalconStor options shall remain subject to the terms and conditions of the existing FalconStor stock option plan, including any restrictions on the exercisability of each option and the term, exercisability and vesting schedule, except that:

  . each option will be exercisable for that number of shares of NPI common stock equal to the product of the number of shares of FalconStor common stock that would be issuable upon exercise of the option immediately prior to the effective time of the merger multiplied by the exchange ratio;

  . the per share exercise price for the shares of NPI common stock issuable upon exercise of each option will be equal to the quotient determined by dividing the exercise price per share of FalconStor common stock at which the option is exercisable immediately prior to the effective time of the merger by the exchange ratio; and

  . further adjustments may be made in the case of incentive stock options, if required under U.S. federal tax laws.

   Under the terms of the merger agreement, NPI has agreed to assume all FalconStor options, whether vested or unvested.

Interests of Certain Persons in the Merger (page 45)

 Interests of Certain NPI Persons in the Merger

   Certain NPI executive officers are parties to an executive retention plan pursuant to which the merger constitutes a change of control and according to which such officers are, upon the closing of the merger, entitled to a minimum bonus that is a combination of cash and vested stock appreciation. The ratio of cash to vested stock is determined by subtracting the amount of an officer's in the money stock from the total minimum bonus payable to the officer under the executive retention plan.

   In addition, certain officers have offer letters, salary continuation agreements, separation and release agreements or employment agreements pursuant to which the merger constitutes a change of control and according to which, upon the closing of the merger, a specified percentage of the executive officers' stock options will become 100% vested. In addition, if the combined company terminates the employment of any of these executive officers, pursuant to the terms of their respective agreements, following the closing of the merger such officers are entitled to a combination of severance pay and benefits.

   On October 18, 2000, Glenn Penisten, chairman of the board of directors of NPI and an NPI employee, purchased 17,500 shares of FalconStor Series B preferred stock at a purchase price of $25,000.

   As a result of these interests, the officers and directors of NPI who are parties to these agreements or who own stock of FalconStor may be more likely to vote to approve the merger agreement than if they did not hold these interests. NPI's stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

 Interests of Certain FalconStor Persons in the Merger

   Under the merger agreement, NPI has agreed to honor any indemnification provisions of FalconStor's certificate of incorporation and bylaws for a period of six years from the completion of the merger. NPI has also agreed to provide for indemnification provisions in the certificate of incorporation and bylaws of the surviving corporation of the merger. In addition, NPI has agreed to provide director and officer liability insurance for any claims arising in connection with the merger agreement for a period of not less than six years following the completion of the merger.

   The chairman of the board of directors of FalconStor is a member of a "group," as defined by the Securities Exchange Act of 1934, that is the largest beneficial owner of NPI common stock.

   As a result of these interests, the directors and officers of FalconStor may be more likely to vote to approve the merger agreement than if they did not hold these interests. FalconStor stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

Board Composition (page 46)

   Upon the closing of the merger:

  . NPI's board of directors will have four directors with one vacancy;

  . four existing directors, James Regel, Thomas Brown, Michael Gardner and
    Charles Hart, will resign; and

  . Barry Rubenstein, ReiJane Huai and Irwin Lieber will be appointed to the
    NPI board.

   At the closing, the NPI board will be Glenn Penisten, Barry Rubenstein, ReiJane Huai and Irwin Lieber. The term of Irwin Lieber shall expire at the annual meeting of stockholders to be held in 2002. The terms of Barry Rubenstein and Glenn Penisten shall expire at the annual meeting of stockholders to be held in 2003, and the term of ReiJane Huai shall expire at the annual meeting of stockholders to be held in 2004.

Relative Percentages of Ownership

   The final exchange ratio shall be determined using the number of shares outstanding of NPI and FalconStor two days prior to the date of the stockholders' meetings. Consequently, the exact percentage ownership immediately following the merger cannot be determined as of the date of this joint proxy statement/prospectus. Based on the number of shares outstanding for
each of NPI and FalconStor on    , 2001, immediately after the closing of the
merger, the holders of FalconStor common stock would hold approximately      %
of the outstanding common stock of NPI. The holders of NPI common stock would
hold approximately     % of the outstanding NPI common stock immediately after
the closing.

Fairness Opinion of NPI's Financial Advisor

   Opinion of NPI's Financial Advisor (pages 41 through 45). In deciding to approve the merger, the NPI board of directors considered the opinion of its financial advisor, Lehman Brothers Inc., that, as of the date of its opinion and subject to the considerations and limitations set forth in its opinion, the aggregate consideration to be paid by NPI in the merger is fair, from a financial point of view to NPI and its stockholders. The full text of this opinion is attached as Annex B to this joint proxy statement/prospectus. NPI urges its stockholders to read the opinion of Lehman Brothers carefully and in its entirety.

Recommendations of the Boards of Directors

   NPI stockholders (page 40): The NPI board of directors believes that the proposed merger is fair to, advisable for, and in the best interest of NPI and its stockholders, has unanimously voted to approve the terms and provisions of the merger agreement, and unanimously recommends that you vote FOR the adoption of the merger agreement and approval of the merger, including all transactions contemplated thereby.

   FalconStor stockholders (page 40): The FalconStor board of directors believes that the merger is fair to, advisable for, and in the best interest of FalconStor and its stockholders, has unanimously voted to approve the merger agreement, and unanimously recommends that you vote FOR the adoption of the merger agreement and approval of the merger, including all transactions contemplated thereby.

Stockholder Approvals

   NPI stockholders (page 28): For NPI, the affirmative vote of at least a majority of the shares of NPI common stock entitled to vote at the annual meeting of stockholders is required for approval of the adoption of the merger agreement and the approval of the merger. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the merger proposal. As of the record date, NPI directors and officers beneficially owned
in the aggregate approximately     % of the outstanding shares. Pursuant to
voting agreements, each NPI officer and director has agreed to vote all of his shares in favor of the merger proposal.

   The directors shall be elected by a plurality of votes cast. Ratification of the selection of NPI's appointment of PricewaterhouseCoopers LLP as its independent accountants requires a majority of votes cast.

   FalconStor stockholders (page 30): For FalconStor, the proposal requires the affirmative vote of holders of at least a majority of the outstanding voting power of the common stock and the preferred stock voting together as a single class, and a majority of the outstanding shares of Series A preferred stock, two-thirds of the outstanding shares of Series B preferred stock, and a majority of the outstanding shares of Series C preferred stock, each series voting separately. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the merger proposal. As of the record date, the directors and executive officers of FalconStor beneficially
owned in the aggregate approximately    % of the outstanding voting power of
FalconStor stock. Pursuant to voting agreements, each FalconStor officer, director and certain other FalconStor stockholders have agreed to vote all of the shares beneficially owned by them in favor of the adoption of the merger agreement and approval of the merger. The stockholders who have delivered voting agreements control a sufficient number of shares to approve the merger.

The Stockholders' Meetings (pages 27 and 30)

   The annual meeting of the stockholders of NPI will be held on           ,
               , 2001, at      a.m., local time, at the Marriott Hotel, 46100
Landing Parkway, Fremont, California.

   The special meeting of the stockholders of FalconStor will simultaneously be
held on           ,                , 2001, at      p.m., local time, at the
offices of FalconStor, 125 Baylis Road, Suite 140, Melville, New York 11747.

Tax Consequences (page 47)

 NPI

   The parties have structured the merger so that neither NPI nor its stockholders will recognize gain or loss for U.S. federal income tax purposes in connection with the merger.

 FalconStor

   The parties have structured the merger so that neither FalconStor nor its stockholders will recognize gain or loss for U.S. federal income tax purposes in connection with the merger.

Accounting Treatment (page 48)

   The business combination will be accounted for under the purchase method of accounting. Although NPI will be acquiring FalconStor, after the transaction, FalconStor stockholders will hold a majority of the voting interests in the combined enterprise. Accordingly, for accounting purposes, the acquisition will be a "reverse acquisition" and FalconStor will be the "accounting acquiror." As FalconStor will be the accounting acquiror, its accounts will be recorded at historical cost and the assets and liabilities of NPI will be recorded at their estimated fair value as of the closing date.

Regulatory Approvals (page 55)

   The merger is subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act.

Appraisal Rights (page 31)

   Under Delaware law, the holders of common stock (including the common stock issued upon conversion of FalconStor preferred stock immediately prior to the merger) of FalconStor will have appraisal rights and may be entitled to receive cash equal to the fair market value of their FalconStor common stock. To do so, they must follow the procedures set forth under Section 262 of the Delaware General Corporation Law. Section 262 is attached as Annex C to this joint proxy statement/prospectus.

                 NPI SELECTED HISTORICAL FINANCIAL INFORMATION
                     (In thousands, except per share data)

   The following table should be read in conjunction with NPI's consolidated financial statements and related notes and NPI's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this joint proxy statement/prospectus, and contained in NPI's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. Historical results are not necessarily indicative of the results to be expected in the future.

   Set forth below is a summary of certain consolidated financial information with respect to NPI as of the dates and for the periods indicated. The consolidated statement of operations data set forth below for the years ended December 31, 2000, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000 and 1999 have been derived from NPI's audited consolidated financial statements which are included elsewhere in this joint proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 1997 and 1996 and the consolidated balance sheet data as of December 31, 1998, 1997 and 1996 have been derived from NPI's audited consolidated financial statements which are not included in this joint proxy statement/prospectus. The selected consolidated financial data as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 have been derived from NPI's unaudited interim financial statements which are included in this joint proxy statement/prospectus and include, in the opinion of NPI's management, all adjustments, consisting of normal recurring adjustments, which NPI's management considers necessary to present fairly the results of operations and financial position as of and for such interim periods.

                 NPI SELECTED HISTORICAL FINANCIAL INFORMATION
                     (In thousands, except per share data)

                           Three Months
                         Ended March 31,              Year Ended December 31,
                         -----------------  -----------------------------------------------
                           2001     2000      2000      1999     1998      1997      1996
                         --------  -------  --------  --------  -------  --------  --------
Consolidated Statement
of Operations Data:
Net sales............... $  2,012  $ 3,305  $  7,514  $ 10,231  $28,585  $ 34,798  $ 53,080
Cost of sales...........    6,408    2,518     9,144     9,410   17,250    25,341    28,590
                         --------  -------  --------  --------  -------  --------  --------
  Gross profit (loss)...   (4,396)     787    (1,630)      821   11,335     9,457    24,490
                         --------  -------  --------  --------  -------  --------  --------
Operating expenses:
 Research and
  development...........    3,776    2,414    11,233     7,803   11,485     9,757     8,570
 Marketing and selling..    3,091    1,997    10,672     6,437    6,010    13,242    11,849
 General and
  administrative........    1,283    1,038     4,749     3,503    3,234     3,982     3,378
 Merger related
  expenses..............    1,135      --        --        --       --        --        --
 Restructuring expense..      --       --        600       --       --      3,662       --
 Loss (gain) on sale of
  assets................      --       --        620    (1,055)     --        --        --
 Acquired research and
  development in
  process...............      --       --        --        --       --      6,462    13,732
                         --------  -------  --------  --------  -------  --------  --------
  Total operating
   expenses.............    9,285    5,449    27,874    16,688   20,729    37,105    37,529
                         --------  -------  --------  --------  -------  --------  --------
Loss from operations....  (13,681)  (4,662)  (29,504)  (15,867)  (9,394)  (27,648)  (13,039)
Interest income.........    1,392      779     7,262       908    1,505     1,680     1,745
                         --------  -------  --------  --------  -------  --------  --------
Loss before income
 taxes..................  (12,289)  (3,883)  (22,242)  (14,959)  (7,889)  (25,968)  (11,294)
Provision for (benefit
 from) income taxes.....      --       --        --        --       --     (3,526)      608
                         --------  -------  --------  --------  -------  --------  --------
Net loss................ $(12,289) $(3,883) $(22,242) $(14,959) $(7,889) $(22,442) $(11,902)
                         ========  =======  ========  ========  =======  ========  ========
Net loss per share:
 Basic and diluted...... $  (0.96) $ (0.28) $  (1.56) $  (1.19) $ (0.64) $  (1.85) $  (1.01)
                         ========  =======  ========  ========  =======  ========  ========
Weighted average common
 shares:
 Basic and diluted......   12,834   13,682    14,224    12,584   12,281    12,154    11,760
                         ========  =======  ========  ========  =======  ========  ========
                          March                            December 31,
                           31,              -----------------------------------------------
                           2001               2000      1999     1998      1997      1996
                         --------           --------  --------  -------  --------  --------
Consolidated Balance
 Sheet Data:
Cash, cash equivalents
 and short-term
 investments............ $ 87,626           $ 96,001  $  9,715  $23,351  $ 30,465  $ 45,873
Working capital.........   92,500            105,072    12,565   26,070    34,439    54,997
Total assets............  101,806            115,714    20,852   35,549    45,889    71,434
Stockholders' equity....   98,224            110,904    17,909   30,972    38,679    59,857

              FALCONSTOR SELECTED HISTORICAL FINANCIAL INFORMATION

                     (In thousands, except per share data)

   The following selected historical financial information should be read in conjunction with FalconStor's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and FalconStor's consolidated financial statements and related notes and other financial information included elsewhere in this joint proxy statement/prospectus. The consolidated statement of operations data for the period from February 10, 2000 (inception) to December 31, 2000 and the consolidated balance sheet data as of December 31, 2000 have been derived from the audited financial statements of FalconStor included in this joint proxy statement/prospectus. The statement of operations data for the three months ended March 31, 2001 and the periods from inception (February 10, 2000) through March 31, 2000 and March 31, 2001 and the balance sheet data at March 31, 2001 are derived from unaudited interim financial statements of FalconStor included elsewhere in this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

                                        February 10, February 10, February 10,
                                            2000         2000         2000
                                        (inception)  (inception)  (inception)
                          Three Months    through      through      through
                             Ended       March 31,   December 31,  March 31,
                         March 31, 2001     2000         2000         2001
                         -------------- ------------ ------------ ------------
                          (unaudited)   (unaudited)               (unaudited)
Consolidated Statement
 of Operations Data:
Services revenues.......    $    --        $   --      $   143      $   143
Cost of revenues........         --            --          209          209
                            -------        ------      -------      -------
Gross loss..............         --            --          (66)         (66)
                            -------        ------      -------      -------

Operating expenses:
  Software development
   costs................        873            46        1,364        2,237
  Selling and
   marketing............      1,124            --          327        1,451
  General and
   administrative.......        871             5          472        1,343
                            -------        ------      -------      -------
Total operating
 expenses...............      2,868            51        2,163        5,031
                            -------        ------      -------      -------
Operating loss..........     (2,868)          (51)      (2,229)      (5,097)
Interest income.........         79            --          226          305
                            -------        ------      -------      -------
Loss before income
 taxes..................     (2,789)          (51)      (2,003)      (4,792)
Provision for income
 taxes..................         --            --           --           --
                            -------        ------      -------      -------
Net loss................    $(2,789)       $  (51)     $(2,003)     $(4,792)
                            =======        ======      =======      =======
Basic and diluted net
 loss per share.........    $ (0.18)       $(0.00)     $ (0.13)     $ (0.32)
                            =======        ======      =======      =======
Weighted average basic
 and diluted common
 shares outstanding
 (1)....................     15,100        15,000       15,019       15,036
                            =======        ======      =======      =======


                                                         March 31,  December 31,
                                                           2001         2000
                                                        ----------- ------------
                                                        (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents..............................   $5,484      $ 7,727
Working capital........................................    4,485        7,254
Total assets...........................................    6,693        8,594
Total stockholders' equity.............................    5,387        8,057

--------
(1) Weighted average shares do not include any common stock equivalents because inclusion of common stock equivalents would have been anti-dilutive.

     SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                     (In thousands, except per share data)

   The selected unaudited pro forma condensed combined financial data set forth below gives effect to FalconStor's proposed acquisition of NPI as if the acquisitions had been completed on January 1, 2000 for statement of operations purposes, and as of March 31, 2001 for balance sheet purposes, and is derived from the unaudited pro forma condensed combined financial statements included elsewhere in this joint proxy statement/prospectus. This pro forma financial information should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes, which are included elsewhere in this joint proxy statement/prospectus, and the separate historical financial statements and related notes of FalconStor and NPI which are also included in this joint proxy statement/prospectus.

   The pro forma financial information includes adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase consideration to the acquired assets and liabilities of NPI. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on appraisals and comprehensive final evaluation of the fair value of NPI's tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the merger. The final determination of tangible and intangible assets may result in depreciation and amortization expense that is different than the preliminary estimates of these amounts.

   The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent what the actual consolidated results of operation or the consolidated financial position of FalconStor would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

                                                      Three Months
                                                         Ended      Year Ended
                                                       March 31,   December 31,
                                                          2001         2000
                                                      ------------ ------------
Pro forma statement of operations data:
 Revenues............................................   $ 2,012      $ 7,657
 Gross loss..........................................    (4,396)      (1,696)
 Amortization of goodwill and other intangible
  assets.............................................     1,958        7,832
 Loss from operations................................   (18,520)     (39,832)
 Net loss............................................   (17,049)     (32,344)
 Net loss per share:
  Basic and diluted..................................     (0.40)       (0.73)
  Shares used in per share calculation...............    42,934       44,324
                                                      Three Months
                                                         Ended
                                                       March 31,
                                                          2001
                                                      ------------
Pro forma balance sheet data:
 Cash, cash equivalents and short-term investments...   $93,109
 Working capital.....................................    91,985
 Total assets........................................   131,995
 Total stockholders' equity..........................   122,108

              PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

   NPI common stock has been trading on The Nasdaq National Market under the symbol "NPIX" since June 1994. FalconStor capital stock is not traded in any established market. This table sets forth, for the calendar quarters indicated, the range of high and low per share sales prices for NPI common stock as reported by Nasdaq. These quotations reflect the inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions. No equivalent market price data is available for FalconStor.

                                                                   High   Low
                                                                  ------ ------
   2001
    Second Quarter (through   , 2001)............................ $      $
    First Quarter................................................   9.25   6.19

   2000
    Fourth Quarter............................................... $16.44 $ 6.00
    Third Quarter................................................  19.63  11.56
    Second Quarter...............................................  30.76  14.06
    First Quarter................................................  78.50  35.50

   1999
    Fourth Quarter............................................... $47.75 $18.88
    Third Quarter................................................  19.94  16.00
    Second Quarter...............................................  19.38   5.75
    First Quarter................................................   7.25   3.69

   On May  , 2001, there were approximately        holders of record of NPI
common stock.

   On May   , 2001, the latest practicable date before the mailing of this joint proxy statement/prospectus, the last sale price of NPI common stock as
reported on The Nasdaq National Market was $    per share. On May 4, 2001, the
last business day prior to public announcement of the merger, the last sale price of NPI common stock as reported on The Nasdaq National Market was $7.76 per share.

   Following the merger, the common stock of NPI will be quoted on The Nasdaq
National Market under the symbol "    ".

   Neither NPI nor FalconStor has paid cash dividends on its capital stock during the period indicated in the stock price table set forth above. The holders of NPI common stock and the holders of FalconStor capital stock are each entitled to receive dividends when and if declared by the respective board of directors out of funds legally available therefor. NPI and FalconStor currently intend to retain any future earnings of the combined company, to fund the development and growth of the business, and therefore do not anticipate paying any cash dividends in the foreseeable future.

                                  RISK FACTORS

   You should carefully consider the risks described below regarding the merger, together with all of the other information included in this joint proxy statement/prospectus, before making a decision about voting on the proposals submitted for your consideration.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the information in this joint proxy statement/prospectus and in the documents that are incorporated herein by reference, including the risk factors in this section, contains forward-looking statements that involve risks and uncertainties. These statements relate to, among other things, consummation of the merger, future financial and operating results of the combined company and benefits of the pending merger. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms and other comparable terminology. These statements are only predictions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks factors described below, elsewhere in this joint proxy statement/prospectus and in NPI's periodic filings with the Securities and Exchange Commission, or SEC, incorporated herein by reference. NPI is not under any obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. Before making a decision regarding the merger, you should be aware that the occurrence of the events described in these risk factors could harm NPI's business, operating results, and financial condition.

Risks Related To The Merger

 The merger will result in substantial dilution of the ownership interests of current NPI stockholders.

   Upon completion of the merger, each share of FalconStor common stock will be
exchanged for approximately       shares of NPI common stock. As a result, the
current stockholders of NPI will own approximately 33% of the outstanding common stock of the combined company. This represents substantial dilution of the ownership interests of the current NPI stockholders. However, the number of shares of NPI common stock that each FalconStor stockholder will receive will be determined by an exchange ratio. The precise exchange ratio will be determined at the closing of the merger and will depend, in part, on the amount of cash, cash equivalents and short-term investments of NPI minus any cash payments due under certain agreements with NPI's management plus $25,000,000. This figure will be calculated as of the end of the calendar month prior to the effective time of the merger without giving effect to expenses NPI incurs in connection with the merger. To the extent this amount is less than $90,000,000, the number of merger shares shall be increased by an equivalent percentage. Any adjustment to the calculation of the exchange ratio will cause further dilution to NPI stockholders.

 The volatility of the market price of NPI common stock may reduce the value of the NPI shares received in the merger by FalconStor stockholders.

   The market price of NPI common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities, and has experienced significant volatility. This fluctuation is, or in the future may be, caused by many factors including:

  . quarterly fluctuations in operating results;

  . announcements of new products by the combined company or its competitors;

  . gains or losses of significant customers;

  . changes in stock market analysts' estimates;

  . the presence or absence of short-selling of its common stock; and

  . events affecting other companies that the market deems comparable to the combined company.

   Accordingly, you should obtain recent market quotations for NPI common stock in order to assess the market value of the NPI shares that will be issued in exchange for the FalconStor shares.

   NPI cannot predict or assure FalconStor stockholders as to the market price of NPI common stock before the closing of the merger. If the market price of NPI common stock declines prior to the closing of the merger, the value of the NPI common stock to be received by holders of FalconStor common stock in the merger will be reduced.

 Failure of the merger to achieve potential benefits could harm the business and operating results of the combined company.

   NPI and FalconStor expect that the combination of NPI and FalconStor will result in potential benefits for the combined company. Achieving these potential benefits will depend on a number of factors, some of which include:

  . retention of key management, marketing and technical personnel after the merger;

  . the ability of the combined company to increase its customer base and to increase the sales of FalconStor products; and

  . competitive conditions in the storage networking infrastructure software market.

   Neither NPI nor FalconStor can assure you that the anticipated benefits will be achieved. The failure to achieve anticipated benefits could harm the business, financial condition and operating results of the combined company.

 The combined company's reported financial results will suffer as a result of purchase accounting treatment and the impact of amortization of goodwill and other intangibles relating to the merger.

   The business combination will be accounted for under the purchase method of accounting. Although NPI will be acquiring FalconStor, after the transaction, FalconStor stockholders will hold a majority of the voting interests in the combined company. Accordingly, for accounting purposes, the acquisition will be a "reverse acquisition" and FalconStor will be the "accounting acquiror." As FalconStor will be the accounting acquiror, its accounts will be recorded at historical cost and the assets and liabilities of NPI will be recorded at their estimated fair value as of the closing date.

   As described in the Unaudited Pro Forma Condensed Combined Financial Statements, intangible assets of approximately $23,500,000 are expected to be recorded with respect to the business combination and will be amortized over a period of three years following the closing of the business combination; however, because the number of shares to be exchanged in the business combination is subject to change based on an exchange ratio formula, the final determination of the purchase price will not occur until the closing of the merger, and will be based upon the fair market value of NPI's stock on that date. The amount of the purchase price allocated to intangible assets, including goodwill, may fluctuate significantly as a result.

   If goodwill and other intangible assets were amortized in equal quarterly amounts over three years following completion of the merger, the accounting charge attributable to these items would be approximately $2,000,000 per fiscal quarter or $7,800,000 per fiscal year.

 The financial results of the combined company could suffer as a result of the costs of the merger.

   NPI and FalconStor expect to incur one-time and other charges, including
direct transaction expenses, of between $        and $        in connection
with the merger. FalconStor is expected to allocate the costs it incurs to FalconStor. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to NPI stockholders resulting from the issuance of shares of NPI common stock in the merger, the combined company's financial results, including earnings per share, could suffer, and the market price of the combined company's common stock could decline.

 The rights of holders of FalconStor common stock will change as a result of the merger.

   Following the merger, holders of FalconStor common and preferred stock outstanding immediately prior to the merger will become holders of NPI common stock. There are differences between the rights of NPI stockholders under NPI's restated certificate of incorporation and bylaws and the rights of FalconStor stockholders under FalconStor's certificate of incorporation and bylaws. As a result of these differences, the holders of FalconStor common and preferred stock may have less control over corporate actions proposed to be taken by NPI than those holders had over corporate actions proposed to be taken by FalconStor. The following is a description of some of these differences:

  . NPI's certificate of incorporation provides for a classified board of directors where only a portion of all of the members of the board of directors are elected at each annual meeting of stockholders;

  . NPI's certificate of incorporation provides that the holders of at least two-thirds of the shares of NPI common stock must approve changes to some of the provisions contained in NPI's certificate of incorporation;

  . NPI's bylaws may only be amended with the approval of a majority of the total number of authorized directors or the approval of the holders of at least two-thirds of the shares of NPI common stock;

  . NPI's certificate of incorporation does not permit holders of NPI common stock to cumulate their votes in electing members of NPI's board of directors;

  . The holders of NPI common stock may not approve any action by written consent; all actions must be approved at a stockholder meeting.

   For more information, see "Comparison of Rights of Holders of NPI Common Stock and FalconStor Common Stock," beginning on page 68.

 Officers and directors of FalconStor will receive benefits that may have influenced them to support or approve the merger.

   Some of the directors and officers of FalconStor have continuing indemnification against liabilities that give them interests in the merger that are different from the interests of the stockholders of FalconStor, including the following:

  . NPI has agreed to honor any indemnification provision of FalconStor's certificate of incorporation, as amended, and bylaws for a period of six years from the completion of the merger;

  . NPI and FalconStor have agreed that Barry Rubenstein, ReiJane Huai and
    Irwin Lieber, who currently serve on the board of FalconStor, will be appointed to serve on the combined company's board of directors following the merger.

   For the above reasons, the directors and officers of FalconStor could be more likely to vote to approve the terms of the merger than if they did not have these interests. FalconStor stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. See "Interest of Certain FalconStor Persons in the Merger," beginning on page 45.

 Officers of NPI have certain conflicts of interest that may influence them to support or approve the merger.

   Some officers of NPI participate in arrangements that give them interests in the merger that are different from the interests of the stockholders of NPI. Certain NPI officers will receive payments in connection with the merger. In addition, certain officers of NPI are entitled to severance benefits if they are terminated by NPI as a result of the merger. Furthermore, Glenn Penisten, the chairman of the board and an employee of NPI, owns 17,500 shares of FalconStor's Series B preferred stock. For the foregoing reasons, some of the officers of NPI could be more likely to vote to approve the terms of the merger than if they did not have these interests. NPI stockholders should consider whether these interests may have influenced these officers to support or recommend the merger. See "Interest of Certain NPI Persons in the Merger," on page 45.

 If the merger is challenged by governmental authorities, the merger may not occur or may occur on terms imposed by the governmental authorities, which terms may not be favorable to the combined company.

   Before the merger may be completed, various approvals must be obtained from or notifications submitted to governmental authorities in the United States. These governmental entities may attempt to prevent the merger from occurring or attempt to condition their approval of the merger on the imposition of certain regulatory conditions that may have the effect of imposing additional costs on NPI or of limiting the combined company's revenues. The imposition of regulatory conditions may make it more difficult for FalconStor to continue developing and enhancing its storage networking infrastructure software.

 Failure to complete the merger could cause NPI's stock price to decline and could harm NPI's and FalconStor's business and operating results.

   The merger agreement contains conditions which NPI and/or FalconStor must meet in order to consummate the merger. In addition, the merger agreement may be terminated by either NPI or FalconStor under certain circumstances. If the merger is not completed for any reason, NPI and FalconStor may be subject to a number of risks, including the following:

  . since NPI has ceased substantially all of its business activities, NPI will have no revenue on a going forward basis;

  . depending on the reasons for termination, NPI may be required to pay
    $3,000,000 to FalconStor;

  . the market price of NPI common stock may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed;

  . many costs related to the merger, such as legal, accounting, financial advisor and financial printing fees, have to be paid regardless of whether the merger is completed;

  . there may be substantial disruption to the businesses of NPI and FalconStor and distraction of their workforces and management teams; and

  . NPI will hold $25,000,000 worth of unregistered, preferred stock of FalconStor.

   In addition, in response to the announcement of the merger, customers or suppliers of NPI and/or FalconStor may delay or defer product purchase or other decisions. Any delay or deferral in product purchase or other decisions by customers or suppliers could harm the business of the relevant company, regardless of whether the merger is completed. Similarly, current and prospective NPI and/or FalconStor employees may experience uncertainty about their future roles with NPI or FalconStor until the merger is completed. As a result, the ability of NPI and/or FalconStor to attract and retain key management, sales, marketing and technical personnel could suffer.

 A liquidation of NPI, instead of the proposed merger with FalconStor, might result in increased returns for NPI's stockholders.

   NPI currently has total assets with a book value of approximately $100,000,000. While NPI's board has determined that it is in the best interests of NPI and its stockholders to enter into the merger, it is possible that, if the merger is completed, the holders of NPI common stock immediately prior to the merger may hold shares of the combined company's common stock worth less than the dollar amount they would have received if NPI's assets had been distributed among NPI's stockholders.

 Failure to consummate the merger could adversely affect NPI's cash position and attractiveness to acquirors.

   On April 2, 2001, NPI purchased $25,000,000 of FalconStor's Series C preferred stock. If this merger is not consummated, NPI will hold $25,000,000 of unregistered preferred stock of a privately-held company with limited resale opportunities. This will reduce its operating cash and may reduce its attractiveness to potential acquirors.

Tax Risks Related to the Merger

   A successful IRS challenge to the tax-free reorganization status of the merger could result in FalconStor stockholders incurring substantial tax liability with respect to their FalconStor stock exchanged in the merger.

Risks Related to the Combined Company's Business Following the Merger

   In addition to the risk factors related to the merger set forth above, after the merger, the combined company will be subject to the following risks:

 NPI and FalconStor have a history of losses, and the combined company may not achieve or maintain profitability.

   Due to the early stage of FalconStor and its product, FalconStor has limited visibility into future revenues. FalconStor currently has signed contracts with resellers and original equipment manufacturers, or OEMs, to begin shipping products. FalconStor's business model depends upon signing additional OEM customers, developing a reseller sales channel, and expanding FalconStor's direct sales force. Any difficulty in obtaining these OEM and reseller customers or in attracting qualified sales personnel will negatively impact FalconStor's financial performance.

 The market for IP-based storage solutions is new and uncertain, and FalconStor's business will suffer if it does not develop as FalconStor expects.

   The rapid adoption of internet protocol (IP)-based storage solutions is critical to FalconStor's future success. The market for IP-based solutions is still unproven, making it difficult to predict its potential size or future growth rate, and there are currently only a handful of companies with IP-based storage products that are commercially available. Most potential customers have made substantial investments in their current storage networking infrastructure, and they may elect to remain with current network architectures or to adopt new architectures in limited stages or over extended periods of time. FalconStor will need to convince these potential customers of the benefits of FalconStor's IP-based storage products for future storage network infrastructure upgrades or expansions. FalconStor cannot be certain that a viable market for its products will develop or be sustainable. If this market does not develop, or develops more slowly than FalconStor expects, FalconStor's business, financial condition and results of operations would be seriously harmed.

 FalconStor's products may not be accepted by customers or may become obsolete if FalconStor does not respond rapidly to technological and market changes.

   The storage networking infrastructure software market is characterized by rapid technological change and frequent product and service introductions. The combined company may be unable to respond quickly or effectively to these developments. If competitors introduce products, services or technologies that are better than FalconStor's or that gain greater market acceptance, or if new industry standards emerge, FalconStor's products and services may become obsolete, which would materially harm the combined company's business and results of operations.

 If FalconStor's new product introductions are not successful, its operating results will suffer.

   To become a significant supplier within the rapidly evolving storage networking infrastructure software market, the combined company will need to respond quickly to develop new products or enhanced features and capabilities in its current product offerings to effectively satisfy customer expectations. Although FalconStor's current products are designed for one of the most significant segments of the storage networking infrastructure software market, demand may shift to other market segments. Accordingly, the combined company will need to develop and manufacture new products that address additional storage networking infrastructure software market segments and emerging technologies to remain competitive in the data storage software industry. Neither NPI nor FalconStor can assure you that the combined company will:

  . successfully or timely develop or market any new storage networking infrastructure software products in response to technological changes or evolving industry standards;

  . not experience technical or other difficulties that could delay or prevent the successful development, introduction or marketing of new storage networking infrastructure software products;

  . successfully qualify new storage networking infrastructure software products with its customers by meeting customer performance and quality specifications;

  . quickly achieve high volume production of storage networking infrastructure software products; or

  . achieve market acceptance of its new products.

   Any failure of the combined company to develop, introduce and integrate successfully new products for its existing customers or to address specifically additional market segments could harm its business, financial condition and operating results.

 FalconStor's complex products may have errors or defects which could result in reduced demand for its products or costly litigation against the combined company.

   FalconStor's IPStor platform is complex and designed to be deployed in large and complex networks. Many of the combined company's customers will require that its products be designed to interface with customers' existing networks, each of which may have different specifications and utilize multiple protocol standards. Because FalconStor's products are critical to the networks of its customers, any significant interruption in their service as a result of defects in the combined company's product within its customers' networks could result in lost profits or damage to its customers. These problems could cause the combined company to incur significant service and warranty costs, divert engineering personnel from product development efforts and significantly impair the combined company's ability to maintain existing customer relationships and attract new customers. In addition, a product liability claim, whether successful or not, would likely be time consuming and expensive to resolve and would divert management time and attention. Further, if FalconStor is unable to fix the errors or other problems that may be identified in full deployment, it would likely experience loss of or delay in revenues and loss of market share and its business and prospects would suffer.

 The loss of one or more of FalconStor's significant customers would harm its business and operating results.

   FalconStor expects to sell most of its products to a limited number of customers. FalconStor's management expects that a relatively small number of customers will account for a significant portion of the combined company's revenue after the merger, and the proportion of its revenue from these customers could continue to increase in the future. These customers have a wide variety of suppliers to choose from and therefore could make substantial demands on the combined company. Even if the combined company successfully qualifies a product for a given customer, that customer generally will not be obligated to purchase any minimum volume of products from it and generally will be able to terminate its relationship with the combined company at any time. The combined company's ability to maintain strong relationships with its principal customers is essential to its future performance. If it loses a key customer or if any of its key customers reduce their orders of the combined company's products or require it to reduce its prices before it is able to reduce costs, the combined company's business, financial condition and operating results would suffer.

 FalconStor's business would be adversely affected if it fails to manage its growth properly.

   The combined company plans to expand its operations rapidly to execute FalconStor's business plan. This growth will place a significant strain on the combined company's management, systems and resources and will force the combined company to incur increased operating expenses. In order to grow and achieve future success, the combined company must:

  . retain existing personnel;

  . hire, train, manage and retain additional qualified personnel; and

  . effectively manage relationships with its customers, suppliers and other third parties.

   Because FalconStor will need to continue to expand, train and manage its workforce worldwide, the combined company will incur increased operating expenses. If the combined company does not manage this growth, or if Falconstor's revenues do not grow as fast as planned, the combined company's results would be adversely affected.

 The combined company's quarterly results may fluctuate significantly which could cause its stock price to decline.

   NPI's quarterly operating results have fluctuated significantly in the past and the combined company's quarterly operating results may fluctuate significantly in the future. The combined company's future performance will depend on many factors, including:

  . the average unit selling price of its products;

  . changes in product or customer mix;

  . existing competitors introducing better products at competitive prices before it does;

  . new competitors entering its market;

  . its ability to manage successfully the complex and difficult process of qualifying its products with its customers;

  . its customers canceling, rescheduling or deferring significant orders for the combined company's products, particularly in anticipation of new products or enhancements from it or its competitors;

  . import or export restrictions on its proprietary technology;

  . the availability of adequate capital resources;

  . increases in research and development expenditures, particularly as a percentage of revenue, required to maintain its competitive position;

  . changes in the combined company's strategy;

  . personnel changes; and

  . other general economic and competitive factors.

   Many of NPI's and FalconStor's expenses are relatively fixed and difficult to reduce or modify. As a result, the fixed nature of the combined company's operating expenses will magnify any adverse effect of a decrease in revenue on its operating results. As a result of these and other factors, NPI believes that period to period comparisons of its historical results of operations and FalconStor's operations are not a good predictor of the combined company's future performance. If the combined company's future operating results are below the expectations of stock market analysts, its stock price may decline.

 The storage networking infrastructure software market is highly competitive and intense competition could negatively impact FalconStor's business.

   The storage networking infrastructure software market is intensely competitive even during periods when demand is stable. FalconStor's management believes that it competes primarily with:

  . DataCore; and

  . StorageApps.

   Many of FalconStor's potential competitors have a number of significant advantages, including:

  . preferred vendor status with customers;

  . extensive name recognition and marketing power; and

  . significantly greater financial, technical and manufacturing resources.

   As a result, those competitors may be able to establish rapidly or expand storage networking infrastructure software offerings more quickly, adapt to new technologies and customer requirements faster, and take advantage of acquisition and other opportunities more readily.

   FalconStor's competitors also may:

  . consolidate or establish strategic relationships among themselves to lower their product costs or to otherwise compete more effectively against it;

  . lower their product prices to gain market share; or

  . bundle their products with other products to increase demand for their products.

   In addition, new competitors could emerge and rapidly capture market share including some OEMs with whom FalconStor does business, or hopes to do business, that may enter the market directly. If the combined company fails to compete successfully against current or future competitors, its business, financial condition and operating results may suffer.

 The loss of any of FalconStor's key personnel could harm the combined company's business.

   The combined company's success depends upon the continued contributions of FalconStor's key employees, many of whom would be extremely difficult to replace. FalconStor does not have key person life insurance on any of its personnel. Many of FalconStor's senior management and a significant number of its other employees have been with FalconStor for a short period of time. Worldwide competition for skilled employees in the storage networking infrastructure software industry is extremely intense. If the combined company is unable to retain existing employees of FalconStor or to hire and integrate new employees, the combined company's business, financial condition and operating results could suffer. In addition, companies whose employees accept positions with competitors often claim that the competitors have engaged in unfair hiring practices. The combined company may be the subject of such claims in the future as it seeks to hire qualified personnel and could incur substantial costs defending itself against those claims.

 If FalconStor is unable to raise more capital in the future, its business, financial condition and operating results may suffer.

   FalconStor's business is capital intensive and the combined company may need more capital in the future. The combined company's future capital requirements will depend on many factors, including:

  . the rate of its sales growth;

  . the level of its profits or losses;

  . the timing and extent of its spending to support facilities upgrades and product development efforts;

  . the timing and size of business or technology acquisitions; and

  . the timing of introductions of new products and enhancements to its existing products.

   Any future equity financing will decrease the combined company's stockholders' percentage equity ownership and may, depending on the price at which the equity is sold, result in significant economic dilution to the combined company's stockholders.

   If the combined company is not able to raise sufficient capital through equity financings, the combined company may be required to borrow money to meet its capital requirements. However, NPI and FalconStor believe that current market conditions for credit facilities are not as favorable as they have been at certain times in the past and that the terms on which the remaining potential lenders are willing to offer such facilities, in many cases, are restrictive and/or costly. Consequently, the terms and conditions under which the combined company might obtain such a facility are uncertain. Any failure to obtain adequate credit facilities on acceptable terms could harm the combined company's business, financial condition and results of operations.

 The board of directors may selectively release shares of NPI common stock received by the former FalconStor stockholders from lock-up restrictions.

   The board of directors of the combined company may, in its sole discretion, release any or all of the shares of NPI common stock received by the former FalconStor stockholders from lock-up restrictions. Any release of such shares from lock-up restrictions may be applied to FalconStor's former stockholders on a proportionate or selective basis. If the release is selectively applied, the stockholders whose shares are not released will be forced to hold such shares while other stockholders may sell their shares. As a result, stockholders whose shares are not selectively released prior to the end of the one-year period may be adversely affected.

 Future sales of the combined company's common stock may depress its stock price.

   The shares of NPI common stock issued to FalconStor's former stockholders will become freely tradeable in the public market no later than one year after the merger. The market price of the combined company's common stock could fall in response to sales of a large number of shares of its common stock in the market after the merger or in response to the perception that sales of a large number of shares could occur. In addition, these sales could create the perception by the public of difficulties or problems with the combined company's products and services. As a result, these sales also might make it more difficult for the combined company to sell equity or equity-related securities in the future at a time and price that its board of directors deems appropriate.

 NPI's certificate of incorporation and bylaws and Delaware law contain provisions that could inhibit a takeover that stockholders may consider favorable.

   Certain provisions of NPI's certificate of incorporation and bylaws may discourage, delay or prevent a change of control or changes in our management that stockholders consider favorable. These provisions include:

  . authorizing the issuance by its board of directors of "blank check" preferred stock without any action by its stockholders;

  . providing for a classified board of directors with staggered, three-year terms;

  . prohibiting stockholder action by written consent;

  . limiting the persons who may call special meetings of stockholders; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

   Delaware law also imposes limitations on persons proposing to merge with or acquire the combined company. If a change of control or change in management is delayed or prevented, the market price of the combined company's common stock could decline. See "Comparison of Rights of Holders of NPI Common Stock and FalconStor Common Stock," beginning on page 68.

 If FalconStor is unable to protect its intellectual property, its business will suffer.

   FalconStor has applied for patent protection on some of its proprietary technologies. After the merger, the combined company may not receive patents for its pending or future patent applications, and any patents that it owns or that are issued to it may be invalidated, circumvented or challenged. Moreover, the rights granted under any such patent may not provide the combined company with any competitive advantages. Finally, the combined company's competitors may develop or otherwise acquire equivalent or superior technology.

   NPI and FalconStor also rely on trade secret, copyright and trademark laws, as well as the confidentiality and other restrictions contained in their respective sales contracts and confidentiality agreements to protect their proprietary rights. These legal protections afford only limited protection. The combined company may have to litigate to enforce patents issued or licensed to it, to protect trade secrets or know-how owned by it or to determine the enforceability, scope and validity of its proprietary rights and the proprietary rights of others. Enforcing or defending the combined company's proprietary rights could be expensive and might not bring it timely and effective relief.

   The combined company may have to obtain licenses of other parties' intellectual property and pay royalties. If the combined company is unable to obtain such licenses, it may have to stop production of its products or alter its products. In addition, the laws of certain countries in which it sells and manufactures its products, including various countries in Asia, may not protect the combined company's products and intellectual property rights to the same extent as the laws of the United States. The combined company's protective measures in these countries may be inadequate to protect its proprietary rights. Any failure to enforce and protect the combined company's intellectual property rights could harm its business, financial condition and operating results.

 FalconStor's technology may be subject to infringement claims which could harm its business.

   The combined company may become subject to litigation regarding infringement claims alleged by third parties. Even if the combined company has valid defenses to such claims, the results of any litigation are inherently uncertain. Neither NPI nor FalconStor can assure you that the combined company will be able to defend itself successfully against any such lawsuit. A favorable outcome by a third party could result in the issuance of an injunction against the combined company and its products and/or the payment of monetary damages equal to a royalty, the third party's lost profits or statutory damages. In the case of a finding of a willful infringement, the combined company also could be required to pay treble damages and the third party's attorneys' fees. Accordingly, a litigation outcome favorable to a third party could harm the combined company's business, financial condition and operating results.

   FalconStor has received correspondence from a third party claiming that some of FalconStor's employees formerly employed by that third party may have disclosed proprietary information of the third party in violation of certain agreements or other obligations to that third party. This third party has also asserted that FalconStor's intellectual property may be based on or utilizes its intellectual property. As of the date of this joint proxy statement/prospectus, no formal action has been taken by the third party. FalconStor believes these claims are without merit. However, if an action is commenced against FalconStor, its management may have to devote substantial attention and resources to defend these claims. An unfavorable result for FalconStor could have a material adverse effect on the combined company's business, financial condition and operating results and could limit its ability to use its intellectual property.

                             THE NPI ANNUAL MEETING

   The accompanying proxy is solicited by the board of directors of NPI for use
at the annual meeting of stockholders to be held on                 , 2001, at
      a.m., local time, or at any adjournment thereof. The meeting will be held at Marriott Hotel, located at 46100 Landing Parkway, Fremont, California. NPI's telephone number is (510) 897-5000.

   These proxy solicitation materials were mailed on or about                ,
2001 to all stockholders entitled to vote at the meeting.

Voting Rights and Solicitation of Proxies; Expenses

   This solicitation of proxies is made on behalf of the board of directors of NPI and the cost thereof will be borne by NPI. NPI has retained the services of MacKenzie Partners, Inc. to aid in the solicitation of proxies. NPI estimates that it will pay this solicitor a fee not to exceed $10,000 for its services and will reimburse the solicitor for reasonable out-of-pocket expenses. The board of directors may use the services of NPI's directors, officers, and others to solicit proxies, personally or by telephone and may arrange with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and NPI may reimburse them for the fees and reasonable out-of-pocket expenses incurred in doing so.

   On                   , 2001, NPI had outstanding              shares of
common stock, all of which are entitled to vote as a single class with respect to the proposals presented in this joint proxy statement/prospectus. Each
stockholder of record at the close of business on                 , 2001, is
entitled to one vote for each share held. NPI's bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

Purpose of the NPI Annual Meeting

   The purpose of the NPI annual meeting is to vote upon proposals for:

  . the approval of the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of NPI common stock in the merger;

  . the amendment of NPI's restated certificate of incorporation to increase the authorized number of shares of NPI common stock from 60,000,000 to 100,000,000 and to change its corporate name to FalconStor Software, Inc.;

  . if the merger is not completed, the election of Michael Gardner and James
    Regel as Class I Directors to serve for three-year terms; and

  . if the merger is not completed, the ratification of the selection of PricewaterhouseCoopers LLP as NPI's independent accountants.

   The amendment to NPI's restated certificate of incorporation to increase the authorized number of shares of NPI common stock and to change its corporate name to FalconStor Software, Inc. would take effect only if the merger is approved and completed.

Record Date and Outstanding Shares

   The close of business on                   , 2001 has been fixed by the NPI
board of directors as the record date for determination of the stockholders of NPI entitled to notice of, and to vote at, the NPI annual meeting or any postponement or adjournment of the NPI annual meeting. Holders of record of NPI common stock at the close of business on the record date are entitled to notice of, and to vote at, the NPI annual meeting. As of the record date, there were
approximately     stockholders of record holding an aggregate of approximately shares of NPI common stock. See "Stock Ownership of Management and Certain Stockholders" on page 28.

Stock Ownership of Management and Certain Stockholders

   As of the record date, the directors and executive officers of NPI
collectively owned approximately    % of the outstanding shares. As of the
record date, the directors and executive officers of FalconStor collectively
owned beneficially approximately    % of the outstanding shares.

Vote Required

   Each stockholder of record of NPI common stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of NPI at the NPI annual meeting.

   Approval of Proposal 1 and Proposal 2 which are related to the approval of the merger both require the affirmative vote of holders of at least a majority of the shares of NPI common stock entitled to vote at the annual meeting of stockholders. Pursuant to voting agreements, each officer and director has agreed to vote all of his shares in favor of NPI's merger proposal.

   In order to comply with the rules of The Nasdaq Stock Market pertaining to the issuance of new shares, approval for issuances of 20% or more of NPI's outstanding stock is required by the stockholders of NPI. By approving this proposal, the stockholders are approving the issuance of more than 20% of the outstanding shares of NPI's common stock upon the closing of the merger.

   Approval of Proposal 3 to elect the two nominees as Class I Directors, if the merger is not completed, each requires a plurality of the votes cast at the annual meeting of stockholders.

   Approval of Proposal 4 to ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants for NPI, if the merger is not completed, requires the affirmative vote of holders of at least a majority of the shares of NPI common stock entitled to vote at the annual meeting of stockholders.

Quorum; Abstentions; Broker Non-Votes

   The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding voting shares of NPI common stock will constitute a quorum for the transaction of business at the annual meeting and any continuation or adjournment thereof. Broker non-votes (i.e. shares held by brokers or nominees which are represented at the meeting, but that such broker or nominee is not empowered to vote on a particular proposal) and abstentions will be counted in determining whether a quorum is present at the annual meeting. Abstentions and broker non-votes will have the same effect as a negative vote on each of the proposals related to the merger.

   Abstentions and broker non-votes will have no effect on the election of directors. Abstentions will have the same effects as a negative vote on the ratification of NPI's selection of its independent accountants.

Voting of Proxies; Revocation of Proxies

   The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the NPI board of directors for use at the meeting. Please complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to NPI or its solicitor. All properly signed proxies that NPI receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR the approval of the merger agreement, the issuance of shares in the merger, the amendment to NPI's restated certificate of incorporation, the election of NPI's nominees for directors and the ratification of PricewaterhouseCoopers LLP as NPI's independent accountants for the fiscal year ending December 31, 2001.

   You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

  . delivering a written notice to the secretary of NPI by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  . signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares.

   NPI's board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

                         THE FALCONSTOR SPECIAL MEETING

General

   The accompanying proxy is solicited by the board of directors of FalconStor
for use at the special meeting of stockholders to be held         ,
             , 2001, at       p.m., local time, or at any adjournment thereof,
for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The special meeting will be held at FalconStor's offices located at 125 Baylis Road, Suite 140, Melville, New York 11747. FalconStor's telephone number is (631) 777-5188.

   These proxy solicitation materials were mailed on or about             ,
2001 to all stockholders entitled to vote at the meeting.

Record Date; Outstanding Shares

   Stockholders of record at the close of business on                 , 2001
are entitled to notice of and to vote at the special meeting. At the record
date,          shares of FalconStor common stock were issued and outstanding
and           shares of FalconStor Series A preferred stock,           shares
of Series B preferred stock and            shares of Series C preferred stock
were issued and outstanding.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to FalconStor a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

   When voting together as a single class, each share of FalconStor common stock has one vote and each share of Series A preferred stock has five votes, each share of Series B preferred stock has two votes and each share of Series C preferred stock has one vote, calculated as provided in FalconStor's certificate of incorporation, as amended.

   The cost of soliciting proxies will be borne by FalconStor. Proxies may be solicited by certain of FalconStor's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, telefax, email or otherwise.

Vote Required

   Approval of Proposal No. 1 seeking authorization to adopt the merger agreement and approve the merger requires the affirmative vote of holders of at least a majority of the outstanding voting power of the common stock and the preferred stock voting together as a single class, and a majority of the outstanding shares of Series A preferred stock, two-thirds of the outstanding shares of Series B preferred stock, and a majority of the outstanding shares of Series C preferred stock, each series voting separately. Pursuant to voting agreements, each officer and director and certain other stockholders have agreed to vote all of his or her shares in favor of FalconStor's merger proposal.

Quorum; Abstentions

   The required quorum for the transaction of business at the special meeting is a majority of the votes eligible to be cast by holders of shares of common and preferred stock issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the special meeting with respect to such matter.

Rights of Dissenting Stockholders

   The Delaware General Corporation Law grants appraisal rights in the merger to the holders of FalconStor's common stock and preferred stock. Under the Delaware General Corporation Law, FalconStor stockholders may object to the merger and demand in writing that FalconStor pay the fair value of their shares. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the applicable merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. We have attached a copy of Section 262 of the Delaware General Corporation Law (which sets forth the appraisal rights) as Annex C to this joint proxy statement/prospectus.

   Section 262 sets forth the required procedure a stockholder requesting appraisal rights must follow. Making sure that you actually perfect your appraisal rights can be complicated. The procedural rules are specific and must be followed completely. Failure to comply with the procedure may cause a termination of your appraisal rights. We are providing you only a summary of your rights and the procedure. The following information is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedure. Neither NPI nor FalconStor will give you any notice other than as described in this joint proxy statement/prospectus and as required by the Delaware General Corporation Law.

Appraisal Rights Procedures

   If you are a FalconStor stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires, in part, the following:

  . Your written demand for appraisal: You must deliver a written demand for appraisal to FalconStor before the vote is taken at the special meeting of stockholders. The written demand must be separate and apart from any vote against the merger.

  . You refrain from voting for approval of the merger: You must not vote for approval of the merger agreement. If you vote in favor of the merger agreement, your right to appraisal will terminate, even if you previously filed a written demand for appraisal.

  . You continuously hold your FalconStor shares: You must continuously hold your shares of FalconStor stock from the date you make the demand for appraisal through the closing of the merger. You should read the paragraphs below for more details on making a demand for appraisal.

  . A written demand for appraisal of FalconStor stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on its stock certificate(s). If you are the beneficial owner of FalconStor stock but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

  . If you own FalconStor stock in a fiduciary capacity, such as a trustee, guardian, or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

  . If you own FalconStor stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stock holder of record; however, the agent must expressly disclose who the stockholder of record is and that he is signing the demand as that stockholder's agent.

  . If you are a record owner, such as a broker, who holds FalconStor stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of FalconStor stock that are in your name.

  . If you are a FalconStor stockholder, you should address the written demand to FalconStor, Inc., 125 Baylis Road, Suite 140, Melville, New York 11747, Attention: Jacob Ferng. It is important that FalconStor receive all written demands before the vote concerning the merger agreement is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

  . If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided in the merger agreement.

  . Written Notice: Within ten days after the closing of the merger, FalconStor must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

  . Petition with the Chancery Court: Within 120 days after the closing of the merger, either FalconStor or any stockholder who has complied with the conditions of Section 262, may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of FalconStor stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition in the chancery court. FalconStor has no intention at this time to file such a petition. Because FalconStor has no obligations to file such a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

  . Withdrawal of Demand: If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of the merger, but only with the written consent of FalconStor. If you withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

  . Request for Appraisal Rights Statement: If you have complied with the conditions of Section 262, you are entitled to receive a statement from FalconStor. This statement will set forth the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to FalconStor with 120 days after the closing of the merger. After the merger, FalconStor has ten days after receiving a request to mail the statement to the stockholder.

  . Chancery Court Procedures: If you properly file a petition for appraisal in the chancery court and deliver a copy to FalconStor, FalconStor will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with FalconStor as to the value of their shares. The chancery court will then send notice of the time and place fixed for the hearing of the petition to all of the stockholders who have demanded appraisal rights. If the chancery court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. The chancery court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates than an appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

  . Appraisal of Chancery Shares: After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct FalconStor to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct FalconStor to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive the fair value for your shares, you must surrender your stock certificates to FalconStor.

  . The chancery court could determine that the fair value of shares of FalconStor stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

  . Costs and Expenses of Appraisal Proceeding: The costs and expenses of the appraisal proceeding may be assessed against FalconStor and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You can request that the chancery court determine the amount of interest, if any, FalconStor should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expense of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

  . Loss of Stockholders' Rights: If you demand appraisal rights, after the closing of the merger you will not be entitled to:

   . vote your shares of stock, for any purpose, for which you have demanded appraisal rights;

   . receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of merger; or

   . receive the payment of the consideration provided for in the merger agreement.

   . However, you can regain these rights if no petition for an appraisal is filed with 120 days after the closing of the merger, or if you deliver to FalconStor a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within 60 days after the closing of the merger or with the written consent of FalconStor. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves. The chancery court may condition its approval upon any terms that it deems just.

  . If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

                               NPI AND FALCONSTOR
                                 PROPOSAL NO. 1

                  APPROVAL OF ADOPTION OF THE MERGER AGREEMENT
                     AND THE MERGER CONTEMPLATED THEREUNDER

                                   THE MERGER

   This section of the joint proxy statement/prospectus describes the proposed merger. While NPI and FalconStor believe that the description in this section covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents NPI and FalconStor have referred to in this joint proxy statement/prospectus for a more complete understanding of the merger.

Background of the Merger

   In December 1999, NPI engaged Lehman Brothers Inc. to identify potential strategic merger opportunities for NPI. During the first half of 2000, NPI and Lehman Brothers held preliminary discussions with a number of companies in the networking equipment industry regarding potential combinations, but none of the discussions proceeded beyond preliminary information exchanges.

   In the second quarter of 2000, as part of their independent partnering strategies, NPI and FalconStor began working together to evaluate each other's technology. In September 2000, James Regel, NPI's current chief executive officer, took responsibility for managing NPI's relationship with FalconStor. Subsequently, NPI and FalconStor held a number of meetings and discussions about integration of FalconStor's software with NPI's switching technology. As a result of his favorable impression of FalconStor's technology and market opportunity gained in the course of these discussions, Mr. Regel consulted with Glenn Penisten, NPI's chairman of the board of directors, about the possibility of merging with FalconStor. Mr. Penisten contacted Barry Rubenstein, FalconStor's chairman of the board of directors, in November 2000 to inquire about FalconStor's interest in a merger with NPI. Mr. Rubenstein indicated that FalconStor would consider a merger with NPI, but that FalconStor was currently focused on raising capital in a private financing. Mr. Penisten instructed
Mr. Regel to continue working with FalconStor to evaluate the advisability of a merger. In December 2000, NPI began development of a switch platform for FalconStor's storage networking infrastructure software, and NPI's management began to focus attention on means to enter the growing storage networking market.

   In January 2001, NPI's management commissioned an independent consulting firm to evaluate NPI's opportunities in the Ethernet switching and storage networking markets. Mr. Regel communicated the preliminary results of that evaluation to Mr. Penisten in early February. The report concluded that NPI's current and planned technology lacked features and pricing that would make it competitive. The study also concluded that, although the storage networking market was a rapidly growing market with a number of compelling opportunities, NPI as a stand-alone company lacked the resources and reputation to exploit those opportunities. As a result, Mr. Penisten contacted Mr. Rubenstein in early February to discuss the terms of a merger of NPI and FalconStor. Mr. Penisten and Mr. Rubenstein had several telephone conversations during February about the proposed terms. During the same period and continuing through February, Mr. Regel had several meetings and discussions with ReiJane Huai, FalconStor's chief executive officer, and other members of the FalconStor management team, at which they discussed potential benefits of the proposed merger transaction. As a result of progress made in these discussions, NPI requested that its outside counsel, Gray Cary Ware & Freidenrich LLP, prepare a preliminary term sheet. The initial draft of the term sheet was delivered to FalconStor during the week of February 11, 2001.

   Over the following two weeks, Mr. Penisten and Mr. Rubenstein had several telephone conversations during which they discussed the proposed terms. In the course of these conversations, Mr. Rubenstein indicated that FalconStor was in discussions with various investors to raise additional capital to facilitate the implementation of its business plan. Mr. Rubenstein told Mr. Regel that FalconStor had received indications of interest from certain venture capital sources and at least one term sheet from a proposed venture capital investor for a convertible preferred stock financing on terms similar to those that were negotiated by FalconStor and NPI. Mr. Rubenstein suggested that NPI consider an equity investment in FalconStor at the same time that NPI continued to evaluate whether a merger of the two companies would be in the best interests of NPI's stockholders. Mr. Rubenstein and Mr. Regel continued these discussions, and NPI agreed to a $25,000,000 equity investment by NPI in FalconStor. As a result of these discussions, NPI requested that Gray Cary prepare a revised term sheet reflecting the proposed investment.

   On February 27, 2001, the NPI board of directors held a telephonic meeting attended by all of the NPI directors, as well as James Williams, NPI's chief financial officer, and a representative of Gray Cary. Mr. Penisten informed the other directors about the substance of the discussions held with FalconStor over the preceding months and described the terms of the proposed transaction. Both Mr. Penisten and Mr. Regel expressed their views that, based in part on the challenges facing NPI in executing its current business plan, the merger transaction would be beneficial to NPI's stockholders. The other members of the NPI board asked a number of questions about the proposed terms, and Scott Stanton of Gray Cary led a discussion concerning the fiduciary duties of the board in considering a strategic combination. At the conclusion of the meeting, the board authorized management to complete negotiation of the term sheet and to prepare and negotiate definitive transaction documents reflecting those terms, subject to further approval of the NPI board.

   Between February 27 and March 8, 2001, NPI management, FalconStor management and their respective legal advisors continued to negotiate the specific terms of the preliminary term sheet. On March 8, 2001, NPI and FalconStor executed and delivered a letter agreement pursuant to which both parties agreed to negotiate exclusively with each other for 30 days in good faith to enter into definitive legal agreements on substantially the terms outlined in the preliminary term sheet. The parties concurrently entered into a mutual non-disclosure agreement.

   Beginning in the week of March 12, 2001, legal advisors for NPI and FalconStor began their respective due diligence investigations. On March 14, 2001, Gray Cary delivered the initial draft of an option agreement to Olshan Grundman Frome Rosenzweig & Wolosky LLP, FalconStor's outside counsel, pursuant to which NPI would have the exclusive right to require FalconStor to merge with NPI pursuant to the terms of the merger agreement to be negotiated between the parties. The option agreement is attached to this joint proxy statement/prospectus as Annex F. On March 15, 2001, Olshan Grundman delivered the initial drafts of the agreements governing NPI's purchase of $25,000,000 of FalconStor Series C preferred stock. Also on March 15, 2001, Mr. Regel and Mr. Williams met with representatives of Lehman Brothers to inform them of the proposed transaction and to begin negotiations regarding a formal extension of Lehman Brothers' engagement as NPI's financial advisor in the transaction. On March 19, 2001, NPI and Lehman Brothers executed an engagement letter pursuant to which Lehman Brothers agreed to act as NPI's financial advisor with respect to the transaction.

   On March 19 and 20, 2001, representatives of NPI, FalconStor, Lehman Brothers, Credit Suisse First Boston, Gray Cary, Olshan Grundman and PricewaterhouseCoopers LLP, NPI's accounting advisor, met at Lehman Brothers' offices in Menlo Park, California, to conduct financial, technical and market due diligence investigations.

   Also on March 19 and 20, 2001, legal advisors for NPI and FalconStor negotiated the terms of a waiver letter pursuant to which FalconStor agreed that NPI would not violate the terms of the exclusive negotiation agreement if it solicited offers to purchase its Ethernet switching business. This waiver letter was signed on March 21, 2001.

   On March 20, 2001, the NPI board held a telephonic meeting attended by a majority of the NPI directors, Mr. Williams and representatives of Gray Cary and Lehman Brothers. The board was provided with a status report on the results of the negotiations and due diligence investigations conducted since the last NPI board meeting on February 27, 2001. The Lehman Brothers representatives updated the board on their strategy to find a purchaser for NPI's Ethernet switching business. Also on March 20, 2001, Gray Cary delivered to Olshan Grundman the initial draft of the merger agreement to be attached to the option agreement.

   During the period from March 20 through March 30, 2001, representatives of both parties continued negotiating the terms of the option agreement, the related voting agreements, the Series C preferred stock financing documents and the merger agreement. On March 28, 2001, Gray Cary distributed to each member of the NPI board a package containing drafts of all the transaction documents along with explanatory material. On March 29, 2001, the parties exchanged draft disclosure schedules to the merger agreement.

   On March 29, 2001, the FalconStor board held a telephonic meeting, at which representatives of Olshan Grundman and Credit Suisse First Boston also attended. The board was provided with a status on the results of the negotiations and due diligence investigation of NPI. The board of directors analyzed the principal terms of the private placement and merger agreement and various alternatives FalconStor could adopt. During this meeting, Steven Wolosky of Olshan Grundman made a detailed presentation to the FalconStor board concerning its fiduciary duties in considering the private placement and the merger. The FalconStor board held a full discussion of the merits of the private placement and the option agreement and proposed merger agreement. The FalconStor board unanimously approved the option agreement, unanimously found the merger to be fair to, advisable for, and in the best interests of, FalconStor and its stockholders, unanimously approved the terms of the merger and the merger agreement and resolved to recommend that the stockholders of FalconStor adopt and approve the merger agreement and the merger in the event that NPI exercised the option.

   On March 30, 2001, the NPI board held a meeting at NPI's offices in Fremont, California, together with Mr. Williams and Mr. Stanton of Gray Cary, to review the principal terms of the proposed transaction, including the status and timing of the transaction. Mr. Stanton made a detailed presentation to the NPI board concerning its fiduciary duties in considering the investment in FalconStor and the merger. Mr. Stanton also reported to the NPI board on the results of the legal due diligence investigation of FalconStor. Representatives of PricewaterhouseCoopers joined the meeting by telephone and made a presentation to the NPI board concerning the results of their due diligence investigation of FalconStor. Representatives of Lehman Brothers then joined the meeting and reviewed with the NPI board Lehman Brothers' financial analysis of the exchange ratio and delivered an oral opinion on behalf of Lehman Brothers, confirmed by delivery of a written opinion dated as of March 30, 2001, the effective date of the option agreement, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the aggregate consideration to be paid by NPI pursuant to the terms of the merger agreement attached to the option agreement to acquire all the capital stock of FalconStor, was fair, from a financial point of view, to NPI and its stockholders. After excusing the Lehman Brothers representatives, the NPI board held a full discussion of the merits of the proposed investment, the merger, the merger agreement and the option agreement. The directors then unanimously concluded that it was in the best interests of NPI to approve the investment and the option agreement. Following the meeting, members of NPI and FalconStor management and their respective legal and financial advisors concluded final negotiations of the transaction documents and the parties executed the Series C investment documents and the option agreement.

   On April 2, 2001, the parties announced the investment and the option agreement, and NPI transferred $25,000,000 to FalconStor as payment of the purchase price for the shares of FalconStor Series C preferred stock.

   Prior to NPI's exercise of the option, FalconStor continued to discuss its private placement with potential investors. On May 3, 2001, FalconStor closed its private placement, which raised approximately $8,150,000 for FalconStor in addition to the $25,000,000 previously received from NPI. Additional investors in the private placement included Accton Technology Corporation, Accura Ventures, Odeon Capital Partners, Systex Corporation, Taiwan-Sok Shin Kong Security Co., Ltd. and Taiwan Special Opportunities Fund III.

   On May 3, 2001, the NPI board held a meeting at NPI's offices in Fremont, California, together with Mr. Williams and Mr. Stanton to consider the advisability of exercising the option and approving the merger agreement. Mr. Stanton again reviewed for the board its fiduciary duties in considering the proposed merger as well as the specific terms of the option agreement and merger agreement. Representatives of Lehman Brothers joined the meeting and orally reconfirmed their opinion delivered at the March 30, 2001 board meeting that, as of the date of the opinion and based on and subject to the matters described in the opinion, the aggregate consideration to be paid by NPI pursuant to the terms of the merger agreement to acquire all the capital stock of FalconStor, was fair, from a financial point of view, to NPI and its stockholders. After a full discussion, the NPI directors unanimously concluded that the merger was in the best interests of NPI and its stockholders and declared the merger advisable, and unanimously approved the exercise of the option, the terms of the merger and the merger agreement and resolved to recommend that the NPI stockholders vote to adopt the merger agreement and approve the merger. On May 4, 2001, NPI exercised the option, and the parties executed and delivered the merger agreement.

Reasons for the Merger

 General

   The board of directors of NPI, at a meeting held on May 3, 2001, unanimously approved the merger agreement, unanimously found the merger to be fair to, advisable for, and in the best interests of, NPI and its stockholders, and unanimously resolved to recommend that the stockholders of NPI adopt and approve the merger agreement and the merger and the transactions related to the consummation of the merger. The board of directors of FalconStor, at a meeting held on March 29, 2001, unanimously approved the option agreement granting NPI the right to cause the merger to occur pursuant to the merger agreement, unanimously found the merger to be fair to, advisable for, and in the best interests of, FalconStor and its stockholders, and unanimously resolved to recommend that the stockholders of FalconStor adopt and approve the merger agreement and the merger in the event that NPI exercised the option.

   In reaching its separate decision, each board consulted with its senior management, and financial and legal advisors, and considered a number of factors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by each board, neither board found it practical to qualify, rank or otherwise assign any relative or specific weights to the factors it considered. In addition, neither board reached any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, each board conducted an overall analysis of the factors it considered. In considering those factors, individual members of each board may have given weight to different factors. Each board considered all of those factors as a whole and believed that those factors supported its decision.

   The factors considered by each board were not identical to the factors considered by the other board. However, both boards identified certain material benefits, common to both companies and their respective stockholders, that both boards expect will result from the merger, as well as certain risks affecting both companies in connection with the merger and certain other considerations common to both companies. These benefits, risks and other considerations are described immediately below. Following the discussion of those matters, the separate factors, both positive and negative, that each board separately considered are described. This section, read as a whole, includes the material factors considered by each board in approving the merger.

 Joint Reasons for the Merger

   Both boards believe that the combination of NPI and FalconStor will create a stronger, more fully developed industry participant, with enhanced prospects for continued viability, by:

  . allowing the combined company to leverage the financial resources of NPI and the products, partners, technology and business plan of FalconStor; and

  . providing FalconStor with access to public equity markets to enhance stockholder liquidity and the combined company's ability to use equity compensation to attract and retain talented technical and management personnel to build FalconStor's market presence.

   Both boards also recognize the risks inherent in the transaction, including:

  . the risk that the combined company may not be able to realize, fully or at all, the potential benefits of the combination;

  . the possibility that even if the merger is approved by the stockholders of both companies, it may not be completed;

  . the possibility that potential disruption to existing and prospective relationships could result from the announcement or completion of the merger;

  . the significant adverse impact to the potential future net income of the combined company that will arise due to the non-cash charges for the amortization of goodwill and other intangibles resulting from the impact of purchase accounting on the merger;

  . the substantial charges to be incurred in connection with the merger, including transaction expenses, and employee retention and severance costs; and

  . the other risks described under "Risk Factors Related to the Merger" beginning on page 16.

   Both boards determined that the potential benefits of the merger outweigh the potential risks. In the course of their separate deliberations, each board also considered the following factors:

  . historical information concerning the businesses, operations, financial condition, results of operations, technology, management, competitive positions, and prospects of NPI and FalconStor as stand-alone businesses, including results of operations during their most recent fiscal periods;

  . the current and historical economic and market conditions and industry environment in the business of each company, including market prices, volatility and trading data for NPI common stock;

  . the analyses presented by their respective financial advisors; and

  . the results of their respective due diligence process.

   Each board also determined that the provisions of the merger agreement, including the exchange ratio, the parties' representations, warranties and covenants, and the conditions to their respective obligations, were the reasonable product of vigorous arms-length negotiations. Each board also considered the provisions of the merger agreement that prohibit solicitation of third-party bids and the acceptance, approval or recommendation of any unsolicited third-party bid, and the provisions which require NPI to pay FalconStor $3,000,000 upon certain termination events. Each board concluded that the provisions of the relevant documents reasonably protected the interests of the applicable company's stockholders and did not present any significant impediments to proceeding with the merger considering all of the circumstances.

 Reasons of the NPI Board

   In the course of its deliberations, NPI's board of directors took the following additional actions:

  . the board evaluated the significantly diminished prospects for NPI on a stand-alone basis in light of:

   . the overall decline in spending on information technology infrastructure products;

   . increasing competition from larger companies;

   . NPI's continuously declining operating results; and

   . the substantial investment of time and financial resources that would be required for NPI to develop and market next generation switching products that would enable NPI to gain market share and reach profitability;

  . the board evaluated NPI's ability to maintain a sufficient amount of assets to satisfy the closing conditions in the merger agreement and determined that discontinuation of NPI's existing Ethernet switching business, either through a divestiture or closure, would be required;

  . the board evaluated the value NPI stockholders would receive if NPI's business were wound up and dissolved and its liquid assets distributed to stockholders; and

  . the board took into account that, as a result of the exchange ratio, the former stockholders of FalconStor would, immediately following the completion of the merger, collectively own more than a majority of NPI's outstanding shares. However, the board of directors considered that this was acceptable because:

   . the merger would provide NPI's existing stockholders with a significant potential for increased share value; and

   . the board received the written opinion of Lehman Brothers dated as of March 30, 2001, and updated as of May 3, 2001, that as of May 3, 2001 and based upon and subject to the assumptions, qualifications and limitations stated in that opinion, the aggregate consideration to be paid by NPI for the FalconStar equity was fair to NPI and its stockholders from a financial point of view. See "Opinion of NPI's Financial Advisor" beginning on page 41.

 Reasons of the FalconStor Board

   In the course of its deliberations, FalconStor's board of directors considered the following additional factors, among others:

  . that the merger is expected to be tax-free to FalconStor and its stockholders;

  . the cash on hand that NPI would provide to FalconStor to continue executing its business plan;

  . the increased value to holders of FalconStor capital stock that was likely to result from allowing the combined company to leverage NPI's financial resources to fund the development of FalconStor's business; and

  . the potential benefits of public ownership at a time when access to the public equity markets is more difficult.

   The board also considered the following potentially negative factors in its deliberations concerning the merger:

  . the risk that the merger might not be consummated;

  . the risk associated with fluctuations in NPI's stock price prior to the closing of the merger that the per share value of the consideration to be received by holders of FalconStor capital stock might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger because the exchange ratio will not be adjusted as a result of changes in the market price of NPI common stock;

  . the risk that the transaction would not be viewed by the Internal Revenue
    Service as meeting all requirements to qualify as non-taxable to FalconStor and its stockholders; and

  . other applicable risks described in this joint proxy statement/prospectus statement under "Risk Factors" beginning on page 16.

   The board concluded that the potential benefits of the merger to FalconStor's stockholders outweighed these factors.

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

       RECOMMENDATIONS OF THE NPI AND THE FALCONSTOR BOARDS OF DIRECTORS

Recommendation of the NPI Board

   The NPI board of directors has unanimously determined that the terms of the merger are fair to, advisable for, and in the best interests of NPI and the NPI stockholders. Accordingly, the NPI board of directors recommends that NPI stockholders vote FOR the proposal to adopt the merger agreement and approve the merger. Approval of the proposal to adopt the merger agreement will constitute approval of all transactions contemplated by the merger agreement.

Recommendation of the FalconStor Board

   The FalconStor board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, advisable for, and in the best interests of FalconStor and the FalconStor stockholders. Accordingly, the FalconStor board of directors recommends that FalconStor stockholders vote FOR the proposal to adopt the merger agreement and approve the merger. Approval of the proposal to adopt the merger agreement will constitute approval of all transactions contemplated by the merger agreement, including, without limitation, the conversion of all outstanding shares of FalconStor preferred stock to FalconStor common stock immediately prior to the merger.

Vote Required

   The affirmative vote of a majority of all outstanding shares of NPI common stock is required for approval of this proposal.

   The affirmative vote of at least a majority of the outstanding voting power of the common stock and the preferred stock of FalconStor voting together as a single class, and a majority of the outstanding shares of Series A preferred stock, two-thirds of the outstanding shares of Series B preferred stock, and a majority of the outstanding shares of Series C preferred stock, each series voting separately, is required for approval of this proposal.

   Abstentions and broker non-votes will each have the same effect as a negative vote on this proposal.

Opinion of NPI's Financial Advisor

   General. Lehman Brothers Inc. has acted as financial advisor to NPI in connection with the merger. On March 30, 2001, Lehman Brothers rendered its opinion to the NPI board of directors that as of such date, and based upon and subject to certain matters stated therein, from a financial point of view, the aggregate consideration to be paid by NPI for the FalconStor common stock in the merger is fair to NPI and its stockholders.

   At the time Lehman Brothers delivered its opinion, it understood that all of the issued and outstanding shares of capital stock of FalconStor and all outstanding, unexpired and unexercised options, warrants, convertible notes, and other rights to acquire or receive shares of FalconStor common stock (collectively, the "FalconStor Equity") would be converted into the right to receive, in the aggregate, between 68.9% and 71.5% of the shares of common stock of NPI on a fully-diluted basis (the "Aggregate Consideration"). Lehman Brothers further understood that the exact percentage of shares to be paid by NPI would vary depending (1) the amount of cash, cash equivalents and short terms investments held by NPI at the time of the Proposed Transaction and (2) the amount of proceeds received by FalconStor from the sale of its Series C preferred stock to investors other than NPI.

   The full text of Lehman Brothers' written opinion dated March 30, 2001 is included as Annex B to this joint proxy statement/prospectus. Stockholders may read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers' opinion and the methodology that Lehman Brothers used to render its opinion.

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

   Lehman Brothers' advisory services and opinion were provided for the information and assistance of the NPI board of directors in connection with its consideration of the merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of NPI as to how such stockholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers' opinion does not address, NPI's underlying business decision to proceed with or effect the merger.

   In arriving at its opinion, Lehman Brothers reviewed and analyzed:

  . the merger agreement and the specific terms of the merger;

  . publicly available information concerning NPI that Lehman Brothers believed to be relevant to its analysis, including NPI's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and NPI's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2000 and NPI's earnings release for the quarter and fiscal year ended December 31, 2000;

  . financial and operating information with respect to the business, operations and prospects of NPI furnished to Lehman Brothers by NPI, including projections for the next five years prepared by the management of NPI (the "Company Projections");

  . a trading history of NPI's common stock over the past one year and five years, and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

  . financial and operating information with respect to the business, operations and prospects of FalconStor furnished to Lehman Brothers by NPI and FalconStor, including projections for the next three years prepared by the management of FalconStor (the "FalconStor Projections");

  . a comparison of the historical financial results and present financial condition of NPI and FalconStor with those of other companies that Lehman Brothers deemed relevant;

  . a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

  . a possible liquidation of NPI, including the cash that would be distributed to NPI's stockholders in connection with such liquidation; and

  . the results of Lehman Brothers' efforts to solicit indications of interest from third parties with respect to a purchase of NPI or its operating business.

   In addition, Lehman Brothers had discussions with the managements of FalconStor and NPI concerning the business, operations, assets, financial condition and prospects of FalconStor (including the FalconStor Projections) and discussions with the management of NPI concerning its business, operation, assets, financial condition and prospects, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

   In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. Lehman Brothers also relied upon the assurances of the managements of NPI and FalconStor that they were not aware of any facts or circumstances that would make the information relied upon by Lehman Brothers inaccurate or misleading. With respect to the Company Projections, upon advice of NPI, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NPI as to the future financial performance of NPI and that NPI would perform substantially in accordance with the Company Projections. With respect to the FalconStor Projections, upon advice of FalconStor and NPI, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of FalconStor as to the future financial performance of FalconStor and that FalconStor would perform substantially in accordance with the FalconStor Projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of NPI or FalconStor. Lehman Brothers also did not make or obtain any evaluations or appraisals of the assets or liabilities of NPI or FalconStor. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

   In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to NPI or FalconStor, but rather made its determination as to the fairness, from a financial point of view, to NPI of the aggregate consideration to be paid by NPI for the FalconStor common stock in the merger on the basis of the financial and comparative analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NPI and FalconStor. None of NPI, FalconStor, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in Lehman Brothers' analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

   The following is a summary of the material financial analyses used by Lehman Brothers in connection with rendering its opinion to the NPI board of directors. Some of the summaries of the financial and comparative analyses include information presented in tabular format. In order to fully understand the methodologies used by Lehman Brothers and the results of its financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Lehman Brothers' opinion.

   In order to calculate the transaction multiples for the merger, Lehman Brothers estimated the implied enterprise value of FalconStor based on NPI's closing price of $6.97 as of March 29, 2001 and based on the amount of cash contributed by NPI to the combined company. Under these two scenarios, Lehman Brothers used the mean of FalconStor's pro forma ownership percentage calculated based on the minimum and maximum Series C preferred stock investment of $0 and $20,000,000 and the minimum and maximum NPI closing cash balances of $80,000,000 and $90,000,000 and estimating the number of outstanding, in-the-money options for both NPI and FalconStor to calculate the transaction multiples.

   Lehman Brothers used two projections cases in the analyses below, namely the Base Case and the Conservative Case. The Base Case was computed using the FalconStor Projections through 2003 and Lehman Brothers estimates thereafter. The Conservative Case was computed by Lehman Brothers after considering certain somewhat more conservative assumptions and estimates, which resulted in certain adjustments to the FalconStor Projections.

   Comparable Company Analysis. Using publicly available information, Lehman Brothers compared selected financial data of FalconStor with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of FalconStor. Specifically, Lehman Brothers included in its review the following storage companies: VERITAS Software Corp.; BMC Software, Inc.; Computer Associates, Inc.; Compuware Corp.; Legato Systems, Inc.; OTG Software, Inc.; and Gadzoox Networks, Inc.

   For each of the selected companies, Lehman Brothers calculated the ratio of the enterprise value to the mean revenue estimates for the calendar year 2002 reported by First Call Corporation. The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity, the value of any preferred stock and the book value of any minority interest, and subtracting its cash and cash equivalents. Lehman Brothers also calculated the ratio of the revenue multiple to the estimated five-year revenue growth rate. The following table presents the earnings and revenue multiples:

                                                               Calendar Year
                                                               2002E Revenue
                                                            Multiple / Revenue
                                                             Growth Multiples
                                             Enterprise     -------------------
                                          Value / Calendar      Growth Rate
                                             Year 2002E     -------------------
                                          Revenue Multiples    25%       45%
                                          ----------------- --------- ---------
Comparable Company Analysis (as of
 3/29/01):
FalconStor/NPI Merger--Base Case (Based
 on NPI 3/29/01 Closing Price)..........        7.0x            0.28x     0.16x
FalconStor/NPI Merger--Conservative Case
 (Based on NPI 3/29/01 Closing Price)...        8.8x            0.35x     0.20x
FalconStor/NPI Merger--Base Case (Based
 on Cash Contributed)...................        6.2x            0.25x     0.14x
FalconStor/NPI Merger--Conservative Case
 (Based on Cash Contributed)............        7.8x            0.31x     0.17x

Mean of Selected Storage Comparable
 Companies..............................        2.8x            0.19x
Median of Selected Storage Comparable
 Companies..............................        2.6x            0.15x

   Because of the inherent differences between the businesses, operations, financial conditions and prospects of FalconStor and the businesses, operations, financial conditions and prospects of the companies included in its comparable company groups, Lehman Brothers believed that it was inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of FalconStor and the companies in its comparable company group that would affect the public trading value of FalconStor and the comparable companies. In particular, Lehman Brothers considered markets served, rates of growth and profitability of FalconStor and each of the companies in the comparable company group. Lehman Brothers concluded that such analysis was supportive of its opinion.

   Comparable Transaction Analysis. The comparable transaction analysis provides a market benchmark based on the consideration paid in selected comparable transactions. For this analysis, Lehman Brothers reviewed publicly available information to determine the purchase prices and multiples paid in 11 acquisitions of public and private storage software companies since January 1, 1996.

   Lehman Brothers divided the enterprise value of the acquired company in the relevant transactions by the total revenue for the following four consecutive quarters, or Forward 4Q. In addition, Lehman Brothers analyzed the value per employee for private storage companies. The following tables show the revenue multiples and value per employee for the selected transactions:

                                                            Enterprise Value /
                                                                Forward 4Q
                                                            Revenue Multiples
                                                            ------------------
                                                            Base  Conservative
                                                            Case      Case
                                                            ----- ------------
   Comparable Public Transaction Analysis:
   FalconStor/NPI Merger (Based on NPI 3/29/01 Closing
    Price)................................................. 12.4x    15.5x
   FalconStor/NPI Merger (Based on Cash Contributed)....... 11.0x    13.8x

   Mean of Selected Comparable Public Transactions......... 12.3x
   Median of Selected Comparable Public Transactions....... 13.2x

                                                             Enterprise Value /
                                                                 Number of
                                                                 Employees
                                                             ------------------
                                                              ($ in millions)
   Comparable Private Transaction Analysis:
   FalconStor/NPI Merger (Based on NPI 3/29/01 Closing
    Price).................................................         $3.5
   FalconStor/NPI Merger (Based on Cash Contributed by
    NPI)...................................................         $3.1

   Mean of Selected Comparable Private Transactions........         $5.4
   Median of Selected Comparable Private Transactions......         $5.5

   Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of FalconStor and the businesses, operations, and financial conditions of the companies included in the comparable transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and FalconStor. In particular, Lehman Brothers considered markets served, rates of growth, and profitability of FalconStor, and each of the acquired companies, as well as business and market conditions existing at the time of the merger as compared to those existing when these transactions were executed. Lehman Brothers concluded that such analysis was supportive of its opinion.

   Discounted Cash Flow Analysis. As part of its analysis, Lehman Brothers prepared a discounted after-tax cash flow model that was based upon financial projections prepared by the management of FalconStor. Lehman Brothers used an after tax discount rate of 30% and a terminal value based on a range of forward revenue multiples of 3.0x to 4.0x. Lehman Brothers concluded that such analysis was supportive of its opinion.

                                                            Enterprise Value /
                                                             CY 2002E Revenue
                                                                Multiples
                                                            ------------------
                                                            Low-3.0x High-4.0x
                                                            -------- ---------
   Discounted Cash Flow Analysis:
   FalconStor/NPI Merger--Base Case (Based on NPI 3/29/01
    Closing Price).........................................   7.0x
   FalconStor/NPI Merger--Conservative Case (Based on NPI
    3/29/01 Closing Price).................................   8.8x
   FalconStor/NPI Merger--Base Case (Based on Cash
    Contributed)...........................................   6.1x
   FalconStor/NPI Merger--Conservative Case (Based on Cash
    Contributed)...........................................   7.7x

   Base Case DCF Analysis..................................   8.4x     10.9x
   Conservative Case DCF Analysis..........................   7.8x     10.3x

   Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The NPI board selected Lehman Brothers because of its expertise, reputation and familiarity with NPI and the communications equipment industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

   NPI has agreed to pay Lehman Brothers customary fees for the advisory services rendered by Lehman Brothers in connection with the proposed merger. In addition, NPI has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by NPI and the rendering of Lehman Brothers' opinion. Lehman Brothers has previously rendered investment banking services to NPI and received customary fees for such services. These services included being lead manager on NPI's initial public offering in June 1994, a follow-on offering in November 1994, and a follow-on offering in February 2000.

   In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of NPI for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain NPI Persons in the Merger

   Certain NPI executive officers are parties to an executive retention plan pursuant to which the merger constitutes a change of control and according to which such officers are, upon the closing of the merger, entitled to a minimum bonus that is a combination of cash and vested stock options. The ratio of cash to vested stock is determined by subtracting the amount of an officer's in the money stock from the total minimum bonus payable to the officer under the executive retention plan. The executive retention plan entitles such officers to a minimum bonus ranging from $250,000 to $1,000,000. The executive retention plan is creditable against all other compensation payable to an officer upon a change of control of NPI. However, the executive retention plan operates independently from any compensation payable to an officer upon termination after a change of control.

   In addition, certain officers have offer letters, salary continuation agreements, separation and release agreements or employment agreements pursuant to which the merger constitutes a change of control and according to which, upon the closing of the merger, a specified percentage of the executive officers' stock options, ranging from 50% to 100%, will become 100% vested.

   In addition, following the closing of the merger, if the combined company terminates the employment of any of these executive officers pursuant to the terms of their respective agreements, certain officers are entitled to severance pay and benefits for a specified period. In general, each executive officer's severance pay is for a period of six months at the officer's then current base salary. Certain officers are entitled to continued employment with NPI as non-officers for a severance period, generally one year, and are entitled to continued medical coverage under NPI's standard employee medical insurance coverage and continued benefits under NPI's vacation, holiday and business expense reimbursement policies for their respective severance periods.

   Glenn Penisten, chairman of the board of directors of NPI and an employee of NPI, owns 17,500 shares of FalconStor Series B preferred stock.

Interests of Certain FalconStor Persons in the Merger

   Under the merger agreement, NPI has agreed to honor any indemnification provisions of FalconStor's certificate of incorporation and bylaws for a period of six years from the completion of the merger. NPI has also agreed to provide for indemnification provisions in the certificate of incorporation and bylaws of the surviving corporation of the merger. In addition, NPI has agreed to provide director and officer liability insurance for claims arising under the merger agreement for a period of not less than six years following the completion of the merger.

   The chairman of the board of FalconStor is a member of a "group," as defined by the Securities Exchange Act of 1934, that is the largest beneficial owner of NPI common stock.

Treatment of NPI Stock Options and Restricted Stock

   NPI's equity plans include the 1994 Outside Directors Stock Option Plan, as amended, the 1993 Stock Option Plan, as amended, the 1996 Nonstatutory Stock Option Plan, the 1997 Stock Plan, as amended, and the 1999 Stock Plan, as amended. The merger qualifies as a "change of control" or "transfer of control" of NPI under certain of its employee stock plans. The following is a description of the potential effect of the merger on those plans:

  . All options held by employees, directors or consultants under the various stock option plans will remain outstanding but the vesting of certain options will accelerate as a result of the transfer of control.

  . 1994 Outside Directors Stock Option Plan provides that, in the event of a transfer of control, any unexercisable or unvested portion of the outstanding options shall be immediately exercisable and vested in full as of the date 10 days prior to the date of the transfer of control.

  . The NPI board of directors has adopted resolutions that extend the exercise period of directors' options to one year following termination.

  . See "Interests of Certain NPI Persons in the Merger" on page 45.

Treatment of FalconStor Stock Options

   All outstanding options shall remain subject to the terms and conditions of the existing FalconStor stock option plan, including any restrictions on the exercisability of each option will continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of each option will remain unchanged, except that:

  . each option will be exercisable for that number of whole shares of NPI common stock equal to the product of the number of shares of FalconStor common stock that would be issuable upon exercise of the option immediately prior to the effective time of the merger multiplied by the exchange ratio;

  . the per share exercise price for the shares of NPI common stock issuable upon exercise of each option will be equal to the quotient determined by dividing the exercise price per share of FalconStor common stock at which the option is exercisable immediately prior to the effective time of the merger by the exchange ratio; and

  . adjustments to incentive stock options may be required pursuant to U.S.
    federal tax laws.

   Under the terms of the merger agreement, NPI has agreed to assume all FalconStor options, whether vested or unvested.

Board Composition

   Upon the closing of the merger:

  . NPI's board of directors will consist of four directors with one vacancy;

  . four existing directors, James Regel, Thomas Brown, Michael Gardner, and
    Charles Hart, will resign; and

  . Barry Rubenstein, ReiJane Huai and Irwin Lieber will be appointed to the
    NPI board.

   At the closing, the NPI board will be Glenn Penisten, Barry Rubenstein, ReiJane Huai and Irwin Lieber.

Employee Matters

   Pursuant to the merger agreement, NPI has agreed to honor FalconStor's obligations under all employee benefit plans and employment arrangements that are disclosed to NPI in connection with the merger. However, the combined company will maintain the right to amend any such plans in accordance with the terms thereof. After the effective time, FalconStor employees may become employees of the combined company at its sole discretion. Each employee's service with FalconStor prior to the merger may be counted for purposes of determining periods of eligibility to participate or to vest in the benefit plans offered by the combined company. In addition, NPI has agreed that the merger will constitute a change of control with respect to any NPI management agreements and all payments due thereunder shall be paid after the expiration of the payee's lock-up agreement. See "Interests of Certain NPI Persons in the Merger" on page 45.

Structure of the Merger

   Each share of FalconStor preferred stock outstanding immediately prior to the closing, other than preferred stock held by NPI, will be converted immediately prior to the closing into FalconStor common stock. At the closing of the merger, Empire Acquisition Corp., a wholly-owned subsidiary of NPI, will merge with and into FalconStor whereupon the separate corporate existence of Empire Acquisition Corp. shall cease to exist and FalconStor will be the surviving corporation. Thus, as a result of the merger, FalconStor will be a wholly-owned subsidiary of NPI. Each share of FalconStor common stock will be converted into the right to receive shares of NPI common stock based on the exchange ratio set forth in the merger agreement.

Material Federal Income Tax Consequences of the Merger

   The following is a discussion of the material federal income tax considerations relevant to the exchange of shares of FalconStor common stock for NPI common stock pursuant to the merger that are generally applicable to you. This discussion assumes that you hold your shares as capital assets for investment. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, the existing and proposed Treasury Regulations promulgated under the Code, current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could materially affect the conclusions expressed herein. You should also be aware that the following discussion does not deal with all U.S. federal income tax consequences that may result from the merger and does not deal with all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, such as stockholders, if any, who are dealers in securities, banks, insurance companies, tax-exempt organizations, or are foreign persons, stockholders who acquired their stock through stock option or stock purchase plans or in other compensatory transactions, or who hold their stock as part of an integrated investment (including a "straddle") comprised of shares of stock and one or more other positions, or stockholders who have entered into a constructive sale of their stock under the constructive sale provisions of the Code.

   No ruling from the Internal Revenue Service, or IRS, is being requested concerning the federal income tax consequences of the merger. The obligations of the parties to the merger agreement are conditioned on the receipt by FalconStor of an opinion from its counsel, Olshan Grundman Frome Rosenzweig & Wolosky LLP, and on the receipt by NPI of an opinion from its counsel, Gray Cary Ware & Freidenrich LLP, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The opinions of Olshan Grundman and Gray Cary will be subject to limitations and qualifications and will be based on representations made by FalconStor and NPI. None of the opinions, nor the tax consequences set forth in the following discussion, are binding on the IRS or the courts and no assurance can be given that contrary positions may not be successfully asserted by the IRS or adopted by a court.

   The following discussion does not address the tax consequences of transactions effectuated prior to, at the time of, or after the merger (whether or not such transactions are in connection with the merger), including, without limitation, the exercise of options, warrants or similar rights to purchase stock, or the exchange, assumption or substitution of options, warrants or similar rights to purchase FalconStor stock for rights to purchase NPI common stock. The discussion below assumes that the amount received in the merger with respect to each share of FalconStor common stock is approximately equal to the fair market value thereof. Accordingly, you are urged and expected to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences and applicable tax return reporting requirements.

 Federal Income Tax Consequences of the Merger to FalconStor Stockholders

   The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. The merger is intended to constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Code. If the merger qualifies as a reorganization, you will have the following federal income tax consequences:

     (a) You will recognize no gain or loss based solely upon your receipt of NPI common stock in exchange for FalconStor common stock in the merger (except to the extent of cash received in lieu of a fractional share of FalconStor common stock).

     (b) A holder of FalconStor common stock who receives cash in lieu of a fractional share of NPI common stock will be treated as if the fractional share had been issued in the merger and then had been redeemed for cash. If you receive cash in lieu of a fractional share, you will recognize gain or loss measured by the difference (if any) between the amount of cash received and your tax basis in such fractional share.

     (c) The aggregate tax basis of the NPI common stock you receive in the merger will be the same as the aggregate tax basis of your FalconStor common stock surrendered in the exchange.

     (d) The holding period of the NPI common stock you receive in the merger will include the period during which the FalconStor common stock surrendered in the exchange for the NPI common stock was considered to be held.

     (e) If you exercise your appraisal or dissenters' rights with respect to a share of FalconStor common stock and receive payment for such stock in cash, you will recognize capital gain or loss measured by the difference between the amount of cash received and your adjusted tax basis in such share, provided such payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (together, a dividend equivalent transaction). A sale of your FalconStor shares incident to an exercise of appraisal rights will generally not be a dividend equivalent transaction if, as a result of such exercise, you own no shares of NPI common stock (either actually or constructively within the meaning of Section 318 of the Code).

   A successful IRS challenge to the tax-free reorganization status of the merger could result in FalconStor stockholders recognizing substantial taxable gain or loss with respect to each share of common stock of FalconStor surrendered. This gain or loss would be measured by the difference between (i) the sum of the value of the NPI common stock received by FalconStor stockholders and any cash received in lieu of a fractional share of NPI common stock, and (ii) the adjusted tax basis in the shares of FalconStor common stock surrendered. In such event, the aggregate tax basis in the NPI common stock received by the FalconStor stockholders would equal its fair market value and the holding period of such stock would begin on the date following the merger.

 Federal Income Tax Consequences of the Merger to NPI Stockholders

   NPI stockholders will not recognize any gain or loss as a result of the merger.

 Federal Income Tax Consequences of the Merger to the Companies

   The merger will not result in taxable income for any of FalconStor, NPI and Empire Acquisition Corp.

   The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Again, you are urged to consult your own tax advisor as to the specific consequences of the merger to you, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws, including the effects of any proposed changes in the tax laws, and your obligation to retain information regarding the transaction.

Anticipated Accounting Treatment of the Merger

   The business combination will be accounted for under the purchase method of accounting. Although NPI will be acquiring FalconStor, after the transaction, FalconStor stockholders will hold a majority of the voting interests in the combined company. Accordingly, for accounting purposes, the acquisition will be a "reverse acquisition" and FalconStor will be the "accounting acquiror." As FalconStor will be the accounting acquiror, its accounts will be recorded at historical cost and the assets and liabilities of NPI will be recorded at their estimated fair value as of the closing date.

   Intangible assets of approximately $23,500,000 are expected to be recorded with respect to the business combination, and will be amortized over a period of three years following the closing of the business combination; however, because the number of shares to be exchanged in the business combination is subject to change based on an exchange ratio formula, the final determination of the purchase price will not occur until the closing of the merger, and will be based upon the fair market value of NPI's common stock on that date. The amount of the purchase price allocated to intangible assets, including goodwill, may fluctuate significantly as a result.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of FalconStor and NPI. The pro forma statements were prepared as if the merger had been completed as of January 1, 2000 for statement of operations purposes and as of March 31, 2001 for balance sheet purposes. The pro forma statements have been derived from, and should be read in conjunction with, the historical financial statements, including the notes thereto, of each of FalconStor and NPI included in this joint proxy statement/prospectus. For NPI, those financial statements are also included in NPI's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

   The pro forma statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase consideration to the acquired assets and liabilities of NPI, before any integration or restructuring adjustments. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of NPI's tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the merger. The final determination of tangible and intangible assets may result in depreciation and amortization expense that is different than the preliminary estimates of these amounts.

   The pro forma statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of FalconStor would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2001
                                 (In thousands)

                                           Historical                    Pro
                                       -------------------  Pro Forma   Forma
                                       FalconStor   NPI    Adjustments Combined
                                       ---------- -------- ----------- --------
                ASSETS
Current assets:
 Cash, cash equivalents and short-term
  investments.........................   $5,483   $ 87,626   $   --    $ 93,109
 Accounts receivable, net.............      147      1,359       --       1,506
 Inventories..........................      --       5,683       --       5,683
 Prepaid expenses and other current
  assets..............................      160      1,414       --       1,574
                                         ------   --------   -------   --------
  Total current assets................    5,790     96,082       --     101,872
Goodwill and other intangible assets,
 net                                        --         --     23,496 A   23,496
Property and equipment, net...........      683      5,423       --       6,106
Other assets..........................      220        301       --         521
                                         ------   --------   -------   --------
                                         $6,693   $101,806   $23,496   $131,995
                                         ======   ========   =======   ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.....................   $  500   $  1,094   $   --    $  1,594
 Accrued liabilities..................      405      2,488     5,000 B    7,893
 Deferred revenue.....................      400        --        --         400
                                         ------   --------   -------   --------
  Total current liabilities...........    1,305      3,582     5,000      9,887
Stockholders' equity..................    5,388     98,224    18,496 C  122,108
                                         ------   --------   -------   --------
                                         $6,693   $101,806   $23,496   $131,995
                                         ======   ========   =======   ========


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                     (In thousands, except per share data)

                                        Historical
                                    -------------------   Pro Forma  Pro Forma
                                    FalconStor   NPI     Adjustments Combined
                                    ---------- --------  ----------- ---------
Revenues...........................  $   --    $  2,012    $   --    $  2,012
Cost of revenues...................      --       6,408        --       6,408
                                     -------   --------    -------   --------
  Gross loss.......................      --      (4,396)       --      (4,396)
                                     -------   --------    -------   --------
Operating expenses:
 Research and development..........      873      3,776        --       4,649
 Sales and marketing...............    1,124      3,091        --       4,215
 General and administrative........      871      1,283        --       2,154
 Merger related expenses...........      --       1,135        --       1,135
 Stock-based compensation..........      --         --          13 D       13
 Amortization of goodwill and other
    intangible assets..............      --         --       1,958 E    1,958
                                     -------   --------    -------   --------
  Total operating expenses.........    2,868      9,285      1,971     14,124
                                     -------   --------    -------   --------
Loss from operations...............   (2,868)   (13,681)    (1,971)   (18,520)
Interest income....................       79      1,392        --       1,471
                                     -------   --------    -------   --------
Loss before income taxes...........   (2,789)   (12,289)    (1,971)   (17,049)
Income taxes.......................      --         --         --         --
                                     -------   --------    -------   --------
Net loss...........................  $(2,789)  $(12,289)   $(1,971)  $(17,049)
                                     =======   ========    =======   ========
Net loss per share--basic and
 diluted...........................            $  (0.96)             $  (0.40)
                                               ========              ========
Shares used in per share
 calculation--basic and diluted....              12,834     30,100 F   42,934
                                               ========    =======   ========


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

   UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                     (In thousands, except per share data)

                                       Historical
                               --------------------------
                                FalconStor
                                Period from
                                 inception       NPI
                               (February 10, For the year
                                 2000) to       ended                   Pro
                               December 31,  December 31,  Pro Forma   Forma
                                   2000          2000     Adjustments Combined
                               ------------- ------------ ----------- --------
Revenues.....................     $   143      $  7,514     $   --    $  7,657
Cost of revenues.............         209         9,144         --       9,353
                                  -------      --------     -------   --------
  Gross loss.................         (66)       (1,630)        --      (1,696)
                                  -------      --------     -------   --------
Operating expenses:
 Research and development....       1,364        11,233         --      12,597
 Sales and marketing.........         327        10,672         --      10,999
 General and administrative..         472         4,749         --       5,221
 Restructuring expense.......         --            600         --         600
 Loss on sale of assets,
  net........................         --            620         --         620
 Stock-based compensation             --            --          267 D      267
 Amortization of goodwill and
  other intangible assets             --            --        7,832 E    7,832
                                  -------      --------     -------   --------
  Total operating expenses...       2,163        27,874       8,099     38,136
                                  -------      --------     -------   --------
Loss from operations.........      (2,229)      (29,504)     (8,099)   (39,832)
Interest income..............         226         7,262         --       7,488
                                  -------      --------     -------   --------
Loss before income taxes.....      (2,003)      (22,242)     (8,099)   (32,344)
Income taxes.................         --            --          --         --
                                  -------      --------     -------   --------
Net loss.....................     $(2,003)     $(22,242)    $(8,099)  $(32,344)
                                  =======      ========     =======   ========
Net loss per share--basic and
 diluted.....................                  $  (1.56)              $  (0.73)
                                               ========               ========
Shares used in per share
 calculation--basic and
 diluted.....................                    14,224      30,100 F   44,324
                                               ========     =======   ========


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

   On May 7, 2001, NPI announced its agreement to merge with FalconStor in a transaction to be accounted for as a purchase. Under the terms of the merger, the number of shares of NPI common stock to be exchanged for each share of outstanding FalconStor capital stock at the closing date of the merger will be determined two days prior to the NPI Annual Meeting, as defined. In addition, NPI assumed all outstanding FalconStor options. Although NPI will be acquiring FalconStor, after the transaction, FalconStor stockholders will hold a majority of the voting interests in the combined company. Accordingly, for accounting purposes, the acquisition will be a "reverse acquisition" and FalconStor will be the accounting acquiror. As FalconStor will be the accounting acquiror, its accounts will be recorded at historical cost and the assets and liabilities of NPI will be recorded at their estimated fair value as of the closing date.

   The estimated purchase price is based on NPI common stock and options outstanding at March 31, 2001. The actual purchase price will be based on the actual shares of NPI common stock and options outstanding on the closing date. The market price per share of NPI common stock of $7.76 was the closing market price as of May 4, 2001, the date NPI and FalconStor entered into the merger agreement. The actual market price to be applied will be determined based on the average closing market price at and around the date the exchange ratio is fixed. The value of outstanding NPI options was estimated by applying the Black-Scholes valuation model.

   The purchase consideration is estimated as follows (in thousands):

   Common stock....................................................... $100,000
   Assumption of options..............................................   17,000
   Estimated transaction costs........................................    5,000
                                                                       --------
    Total consideration............................................... $122,000
                                                                       ========

   The purchase price allocation is estimated as follows (in thousands):

   Tangible assets acquired........................................... $101,806
   Goodwill and other intangible assets...............................   23,496
   Deferred compensation related to unvested options..................      280
   Liabilities assumed................................................   (3,582)
                                                                       --------
    Total consideration............................................... $122,000
                                                                       ========

2. PRO FORMA ADJUSTMENTS

   The pro forma statements give effect to the allocation of the total purchase consideration to the assets and liabilities of NPI based on their respective estimated fair values and to the amortization of intangible assets at their fair values over the respective useful lives. The following pro forma adjustments have been made to the Unaudited Pro Forma Condensed Combined Financial Statements:

(A) To record goodwill and other intangible assets of $23,496,000; however, because the number of shares to be exchanged in the business combination is subject to change based on an exchange ratio formula, the final determination of the purchase price will not occur until the closing of the merger, and will be based upon the fair market value of NPI's common stock on that date. The amount of the purchase price allocated to intangible assets, including goodwill, may fluctuate significantly as a result.

(B) To record merger related expenses of $5,000,000. Merger related expenses include fees for financial advisors, legal advisors and accountants, printing costs, registration and transfer fees, and other nominal charges.

(C) To eliminate NPI historical stockholders' equity, record the purchase consideration of $117,000,000 and reduce stockholders' equity for deferred compensation of $280,000. The pro forma combined stockholders' equity, after appropriate reclassifications, comprises the following (in thousands):

   Common stock....................................................... $     46
   Additional paid-in capital.........................................  127,150
   Deferred compensation..............................................     (280)
   Deficit accumulated during the development stage...................   (4,792)
   Accumulated other comprehensive loss...............................      (16)
                                                                       --------
     Total stockholders' equity....................................... $122,108
                                                                       ========

(D) To record deferred compensation charges related to the unvested options assumed in the merger.

(E) To record the amortization of goodwill and other identifiable intangible assets related to the merger as if the transaction occurred on January 1, 2000. Goodwill and other intangible assets are expected to be amortized over three years.

(F) Shares used to calculate pro forma basic and diluted loss per share were determined by adding approximately 30,100,000 unrestricted shares assumed to be issued (or 67% of NPI) in exchange for the outstanding FalconStor shares to NPI's weighted average shares outstanding. Shares used to calculate pro forma diluted earnings per share excluded the anti-dilutive effects of NPI's stock options.

Regulatory Filings and Approvals Required to Complete the Merger

   The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. NPI and
FalconStor filed on                , 2001 the required information and
materials to notify the Department of Justice and the Federal Trade Commission
of the merger, as amended. The waiting period will expire on                ,
2001 unless extended by a request for additional information. If the Federal Trade Commission issues a request for additional information and documentary materials, such request extends the waiting period until the date that is 20 days after the companies have substantially complied with the request, although the Federal Trade Commission may terminate the waiting period at any time after it has completed its review.

   The Federal Trade Commission may challenge the merger on antitrust grounds, either before or after expiration of the waiting period. Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

   NPI and FalconStor conduct operations in a number of foreign countries, some of which have voluntary or mandatory pre-merger or post-merger notification systems for transactions that satisfy certain thresholds. FalconStor intends to provide the requisite notification in all foreign jurisdictions in which a failure to do so would likely have a material effect on the merger or on the combined company following the merger, or where the filing would otherwise be in the best interests of the combined company following the merger.

Registration and Listing of NPI Common Stock

   NPI common stock is currently listed on The Nasdaq National Market under the symbol, "NPIX." This joint proxy statement/prospectus is part of a NPI registration statement on Form S-4 to register under the Securities Act the shares of NPI common stock to be issued as consideration in the merger. NPI has agreed to list the shares of NPI common stock to be issued in connection with the merger on The Nasdaq National Market prior to the closing date of the merger. After the merger, NPI's name be will changed to FalconStor Software, Inc. and will change the symbol under which its common stock is traded to " ."

Restrictions on Resale of NPI Common Stock

   The shares of NPI common stock to be issued to FalconStor stockholders in the merger will be registered under the Securities Act. All shares of NPI common stock received by the officers, directors and stockholders of FalconStor in the merger will be subject to certain restrictions pursuant to a lock-up agreement each such individual will enter into with NPI. A form of the lock-up agreement is attached to this joint proxy statement/prospectus as Annex D. Under the lock-up agreements, these parties agree not to sell, transfer or otherwise dispose of the shares of NPI common stock they receive in the merger for a period of one year following the effective date of the merger. Following the merger, the board of directors of the combined company may, in its sole discretion, release any or all of the shares from the lock-up restrictions. The merger agreement requires FalconStor to cause each officer and director of FalconStor to execute a lock-up agreement prior to the effective date of the merger.

   All shares of NPI common stock held by any officer, director or employee stockholder of more than 30,000 shares of NPI common stock shall be subject to certain restrictions pursuant to a lock-up agreement each such party will enter into with FalconStor. A form of the lock-up agreement is attached to this joint proxy statement/prospectus as Annex D. Under the lock-up agreements, such parties agree not to sell, transfer or otherwise dispose of the shares of NPI common stock they hold for a period of 365 days following the effective date of the merger. Following the merger, the board of directors of NPI may, in its sole discretion, release any or all of the shares from the lock-up restrictions. Additionally, if such party is terminated by NPI without cause or voluntarily resigns for good reason after signing the lock-up agreement, then the shares of NPI common stock held by such individual shall be released from the lock-up restrictions. The merger agreement requires NPI to cause each officer, director and stockholder who holds more than 30,000 shares of NPI common stock to execute a lock-up agreement prior to the effective date of the merger. Currently the only employees of NPI who hold more than 30,000 shares of NPI common stock are also officers of NPI.

   Shares of NPI common stock issued to any person who is or becomes an affiliate of NPI will also be subject to restrictions on transfer. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with the combined company and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of NPI common stock acquired in the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act, or (3) any other applicable exemption under the Securities Act.

                              THE MERGER AGREEMENT

   The following is a summary of the material provisions of the merger agreement between NPI and FalconStor dated as of May 4, 2001. This summary may not contain all of the information that is important to the stockholders of NPI and FalconStor and thus this description is qualified in its entirety by reference to the merger agreement attached as Annex A hereto, which you are urged to read carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the merger agreement.

The Merger

   At the closing of the merger, Empire Acquisition Corp., a wholly-owned subsidiary of NPI, will merge with and into FalconStor. FalconStor will be the surviving corporation and shall continue to be governed by its certificate of incorporation and bylaws that are currently in effect and, as a result of the merger, will become a wholly-owned subsidiary of NPI.

Date of Closing

   The merger agreement provides that the merger will close no later than the third business day following the satisfaction or waiver of each of the conditions to the merger, including the approval and adoption of the merger agreement and the approval of the merger by the stockholders of FalconStor and NPI and the approval of the share issuance in the merger and the amendment to NPI's restated certificate of incorporation by the stockholders of NPI.

Certificate of Incorporation and Bylaws of NPI

   Upon the closing of the merger, the amended and restated certificate of incorporation of NPI and the bylaws of NPI will remain in full force and effect; however, Article FIRST of the certificate of incorporation shall be amended to state that the name of the corporation will be FalconStor Software, Inc. and Article FOURTH shall be amended to increase the number of authorized shares of common stock to 100,000,000.

Management of NPI Following the Merger

   The merger agreement provides that, upon the closing of the merger, NPI's board of directors shall consist of one director to be designated by NPI and three directors to be designated by FalconStor. The officers of the combined company will be:

       Name                                              Positions
       ----                                              ---------
       Barry Rubenstein................... Chairman of the Board
       ReiJane Huai....................... President and Chief Executive Officer
       Jacob Ferng, CPA................... Chief Financial Officer
       Wai Lam............................ Vice President, Engineering
       Wayne Lam.......................... Vice President, Marketing
       Wendy Petty........................ Vice President, Sales, North America
       Bernard Wu......................... Vice President, Business Development
       Eric Chen.......................... Vice President, GM Asia

Conversion of Securities; Adjustment of Exchange Ratio

   Upon completion of the merger, each share of FalconStor common stock will be converted into the right to receive the number of shares of NPI common stock equal to the exchange ratio set forth below.

                         E = 2(X + 0) + B-CB [2(X + 0)]
                               ---------------------
                                     Y + V
where E =   the exchange ratio

      X = all shares of NPI common stock issued and outstanding as of two days prior to the NPI stockholders meeting

      O = all shares of NPI common stock issuable under outstanding, vested, in-the-money options to purchase such stock as of two days prior to the NPI stockholders meeting

      C = NPI's cash, cash equivalents and short-term investments calculated in accordance with GAAP minus any estimated cash payments due under agreements with certain members of NPI's management resulting from the merger plus $25,000,000, calculated as of the end of the calendar month immediately prior to the effective time of the merger, without giving effect to reductions in cash for payment of transaction expenses related to the merger by NPI prior to the effective time; provided that for purposes of this formula, this amount shall not exceed $90,000,000. For purposes of this paragraph, estimated cash payments due under the management agreements mentioned immediately above shall be determined (a) using the closing sales price of one share of NPI common stock on Nasdaq two days prior to the NPI stockholders' meeting and (b) by giving effect to any acceleration of vesting of options caused by the closing of the merger

      B =   $90,000,000

      Y = all outstanding shares of FalconStor common stock (assuming conversion of all outstanding shares of FalconStor preferred stock into shares of FalconStor common stock) minus shares of FalconStor common stock or FalconStor preferred stock owned by NPI or FalconStor, calculated two days prior to the NPI stockholders' meeting

      V = all shares of FalconStor common stock issuable under outstanding, vested, in-the-money options or warrants to purchase such stock or other securities convertible or exchangeable for shares of FalconStor common stock, calculated two days prior to the NPI stockholders' meeting

   NPI will not issue any fractional shares. Instead of receiving a fractional share, a FalconStor common stockholder will receive cash equal to the product of (a) such fractional share multiplied by (b) the reported closing sale price of NPI common stock at the effective time of the merger.

   Assuming that NPI's cash, cash equivalents and short-term investments remain
at $          , as stated in NPI's Form 10-Q for the quarter ended March 31,
2001, and that the trading price of NPI common stock remains at $   , the
closing price at     , 2001, the aggregate number of shares of NPI common stock
to be issued to the FalconStor stockholders in the merger would be           .
This number of shares would result in FalconStor stockholders owning   % of
NPI's outstanding capital stock.

Exchange of Certificates

   Promptly after the completion of the merger, an exchange agent will mail a letter of transmittal and exchange instructions to each holder of record of FalconStor common stock to be used to surrender and exchange certificates evidencing shares of FalconStor common stock for certificates evidencing the shares of NPI common stock (and cash in lieu of any fractional share) to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing FalconStor common or preferred stock will be able to surrender their certificates to the exchange agent, and each such holder will receive in exchange therefor:

  . a certificate or certificates evidencing the number of whole shares of NPI common stock to which such holder is entitled; and

  . any cash which may be payable in lieu of a fractional share of NPI common stock.

   Such transmittal forms will be accompanied by instructions specifying other details of the exchange. FalconStor stockholders should not send in their certificates until they receive a letter of transmittal and other transmittal forms.

   After the completion of the merger, each certificate evidencing FalconStor common stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive:

  . the number of whole shares of NPI common stock which the holder of such certificate is entitled to receive; and

  . any cash payment in lieu of a fractional share of NPI common stock.

   The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by the combined company until the certificate has been exchanged. Subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share of NPI common stock, will be paid without interest.

Representations and Warranties

   NPI, FalconStor and Empire Acquisition Corp. made a number of mutual, customary representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger. The representations of NPI and Empire Acquisition Corp. to FalconStor and of FalconStor to NPI and Empire Acquisition Corp. cover the following topics, among others, as they relate to each company and its subsidiaries:

  . corporate organization and its qualification to do business;

  . certificate of incorporation and bylaws;

  . capitalization;

  . subsidiaries;

  . authority to enter into the merger agreement;

  . the absence of conflicts under the company's charter documents, applicable laws or material obligations to third parties;

  . required consents or approvals and violations of any instruments or law;

  . financial statements and filings and reports with the SEC;

  . the absence of material changes or events in business between December
    31, 2000 and the closing date of the merger;

  . taxes and tax returns;

  . intellectual property owned or used by the company;

  . compliance with laws and governmental permit requirements, and the absence of any restrictions impairing any business practice;

  . the absence of material litigation;

  . brokers' and finders' fees;

  . employee benefit plans and employment agreements;

  . the absence of liens;

  . environmental laws, claims and other obligations that apply to the company;

  . labor matters;

  . material contracts and commitments;

  . insurance;

  . information supplied by this joint proxy statement/prospectus and the related registration statement filed by NPI;

  . board of directors approval; and

  . the opinion of NPI's financial advisor.

Conduct of Business Before Completion of the Merger

   The parties agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless the other party consents in writing, each party and its subsidiaries will:

  . carry on its business diligently in the ordinary course in compliance with applicable laws;

  . pay its debts when due;

  . pay or perform other material obligations when due;

  . keep in force all insurance policies relating to their respective businesses; and

  . use commercially reasonable efforts to preserve intact its present business organization, keep available the services of present officers and employees and preserve its customer, supplier and other business relationships.

   The parties also agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless the other party consents in writing, neither party and its subsidiaries would:

  . waive any stock repurchase rights, or accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options, granted under any stock plan or authorize cash payments in exchange for any options granted under any stock plan except as required pursuant to such plans or applicable law;

  . adopt any new severance plan or modify any existing severance plan, or grant any severance pay to a director, officer or employee except pursuant to any existing agreement or policy;

  . sell or dispose of any rights to its intellectual property;

  . declare or pay any dividends on or make other distributions in respect of any of its capital stock, or effect certain other changes in its capitalization;

  . purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except for the repurchase of unvested shares in connection with the termination of service;

  . issue, or authorize or propose the issuance of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, subject to various exceptions including the grant of options granted in the ordinary course of business, consistent with past practice and shares issuable under the parties' employee stock purchase plan;

  . engage in material acquisitions, other than in the ordinary course of business consistent with past practice;

  . adopt a plan of liquidation, dissolution, re-capitalization or other reorganization;

  . incur or guarantee any indebtedness, issue or sell any debt securities or make any loans or investments in any other person, other than in connection with ordinary course consistent with past practice or pursuant to existing credit facilities in the ordinary course of business;

  . adopt or amend any employee benefit, stock purchase or stock option plan other than as may be required by law or under the terms of the agreement or enter into any employment contract or collective bargaining agreement or pay any special remuneration;

  . fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

  . engage in any action that could reasonably be expected to cause the merger to fail to qualify as a reorganization under the Internal Revenue Code;

  . sell, license, mortgage or otherwise encumber, any of the assets of its business except for the sale of inventory in the ordinary course of business;

  . change accounting methods relating to its business or the assets or liabilities of that business;

  . settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the merger agreement; or

  . take, propose to take, or agree to take any of the actions listed in this paragraph or that would make any of the representations and warranties made in the merger agreement untrue, incomplete or incorrect.

No Solicitation

   The merger agreement provides that NPI will not, directly or indirectly, through any officer, director, employee, representative or agent:

  . solicit, initiate, encourage or induce any offer or proposal relating to:

    . an acquisition of or tender offer for 20% or more of the voting securities of NPI;

    . any merger, consolidation, share exchange, or similar transaction involving NPI;

    . any sale of shares of capital stock of NPI after which NPI stockholders immediately prior to such sale would hold less than a majority of the outstanding capital stock of NPI;

    . any sale, lease, mortgage, pledge or disposition of all or substantially all of the assets of NPI, except for assets of NPI related directly to NPI's Ethernet switching business;

  . make any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (any of the foregoing offers or proposals is referred to as an NPI acquisition proposal);

  . participate or engage in negotiations or discussions regarding, furnish any nonpublic information relating to, or take any other action to facilitate, the making of any NPI acquisition proposal;

  . approve, endorse or recommend any NPI acquisition proposal; or

  . enter into any letter of intent or other commitment contemplating or relating to any alternative acquisition transaction that would satisfy one the thresholds set forth above.

   However, nothing contained in the merger agreement shall prevent NPI or its board of directors from providing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written acquisition offer to purchase all of the outstanding NPI common stock that the board of directors of NPI reasonably determines to be more financially favorable to NPI's stockholders than the merger, if and only to the extent that:

  . neither NPI nor any of its representatives has violated the non-solicitation provisions of the merger agreement;

  . NPI's board of directors concludes in good faith, after consultation with its legal counsel, that such action is necessary in order for the board of directors to comply with its fiduciary duties to NPI's stockholders;

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  . NPI gives at least two business days' notice to FalconStor prior to providing any nonpublic information to, or entering into discussions or negotiations with such person or entity, and NPI receives a customary confidentiality and nondisclosure agreement from such entity; and

  . at least two business days prior to NPI providing any nonpublic information to such person or entity, NPI provides such nonpublic information to FalconStor.

   The merger agreement provides that FalconStor will not, directly or indirectly, through any officer, director, employee, representative or agent:

  . solicit, initiate, encourage or induce any offer or proposal relating to:

    . an acquisition of or tender offer for 20% or more in interest of the total outstanding shares of FalconStor common stock;

    . any merger, consolidation, share exchange or similar transaction involving FalconStor;

    . any sale of shares of capital stock of NPI after which FalconStor stockholders, immediately prior to such sale, would hold less than a majority of the outstanding capital stock of FalconStor;

    . any sale, lease, mortgage, pledge or disposition of all or substantially all of the assets of FalconStor;

  . make any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (any of the foregoing offers or proposals being referred to as a FalconStor acquisition proposal);

  . participate or engage in negotiations or discussions regarding, furnish any nonpublic information relating to, or take any other action to facilitate the making of any FalconStor acquisition proposal;

  . approve, endorse or recommend any FalconStor acquisition proposal; or

  . enter into any letter of intent or other commitment contemplating or relating to any alternative acquisition transaction that would satisfy one of the thresholds set forth above.

   However, nothing contained in the merger agreement shall prevent FalconStor or its board of directors from providing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written acquisition offer to purchase all of the outstanding FalconStor common stock that the board of directors of FalconStor reasonably determines to be more financially favorable to FalconStor's stockholders than the merger, if and only to the extent that:

  . neither FalconStor nor any of its representatives has violated the non-solicitation provisions of the merger agreement;

  . FalconStor's board of directors concludes in good faith, after consultation with its legal counsel, that such action is necessary in order for the board of directors to comply with its fiduciary duties to FalconStor's stockholders;

  . FalconStor gives at least two business days' notice to NPI prior to providing any nonpublic information to, or entering into discussions or negotiations with such person or entity, and FalconStor receives a customary confidentiality and nondisclosure agreement from such entity; and

  . at least two business days' prior to FalconStor providing any nonpublic information to such person or entity, FalconStor provides such nonpublic information to NPI.

   Further, nothing in the merger agreement will prevent the board of directors of either party from withdrawing or modifying its recommendation in favor of the merger if such party receives an acquisition offer that its board of directors determines in its reasonable judgment to be more favorable from a financial point of view to that company's stockholders than the terms of the merger, and such board of directors determines in good faith after consultation with legal counsel that in light of this superior offer the board must withdraw or

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modify its recommendation in favor of the merger in order to comply with its fiduciary obligations to the company's stockholders.

Meetings of Stockholders

   NPI and FalconStor agreed to take all action necessary in accordance with Delaware law and their respective charter documents to convene meetings of their respective stockholders, to be held as promptly as practicable after the registration statement of which this joint proxy statement/prospectus is a part is declared effective, for the purpose of voting on a proposal to approve the merger and merger agreement, and, in the case of NPI, other specified matters relating to the consummation of the merger. Subject to the limitations set forth below, NPI and FalconStor agreed to use commercially reasonable efforts to solicit from their respective stockholders proxies in favor of their respective merger proposals and to take all other action necessary or advisable to secure the vote required to approve such proposals.

   Subject to the limitations set forth below, NPI's board of directors must recommend that NPI stockholders vote in favor of the merger proposals, NPI must include a statement to this effect in this joint proxy statement/prospectus and NPI's board of directors must not withdraw or modify its recommendation. However, nothing shall prevent NPI's board of directors from withholding, withdrawing or modifying its recommendation in favor of the merger proposals if:

  . NPI receives an unsolicited, bona fide written offer to purchase all of NPI's outstanding common stock; provided, however, if financing is required for such offer, such financing must already be committed or must be reasonably capable of being obtained by the third party making the offer, and such offer is not withdrawn;

  . neither NPI nor any of its representatives has violated the non-solicitation provisions of the merger agreement; and

  . NPI's board of directors concludes in good faith, after consultation with its legal counsel, that such action is necessary in order for the board of directors to comply with its fiduciary duties to NPI's stockholders.

   None of these limitations will limit NPI's obligation to convene and hold the meeting of NPI stockholders for the purpose of voting on the merger proposals, regardless of whether the recommendation of NPI's board of directors has been withdrawn or modified.

   Subject to the limitations set forth below, FalconStor's board of directors must recommend that FalconStor stockholders vote in favor of the merger proposals, FalconStor must include a statement to this effect in this proxy statement and FalconStor's board of directors must not withdraw or modify its recommendation. However, nothing shall prevent FalconStor's board of directors from withholding, withdrawing or modifying its recommendation in favor of the merger proposals if:

  . FalconStor receives an unsolicited, bona fide written offer to purchase all of the outstanding common stock of FalconStor; provided, however, if financings is required for such offer, such financing must already be committed or must be reasonably capable of being obtained by the third party making the offer, and such offer is not withdrawn;

  . neither FalconStor nor any of its representatives has violated the non-solicitation provisions of the merger agreement; and

  . FalconStor's board of directors concludes in good faith, after consultation with its legal counsel, that such action is necessary in order for the board of directors to comply with its fiduciary duties to FalconStor's stockholders.

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   None of these limitations will limit FalconStor's obligation to convene and hold the meeting of FalconStor stockholders for the purpose of voting on the merger proposals, regardless of whether the recommendation of FalconStor's board of directors has been withdrawn or modified.

Employee Benefit Plans

   At the effective time of the merger, all outstanding options to purchase FalconStor common stock will be assumed by NPI and converted into options to purchase NPI common stock based on the exchange ratio. All restrictions of the exercisability of FalconStor stock options shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of the stock option will remain unchanged.

   The combined company will file a registration statement on Form S-8 for the shares of NPI common stock issuable with respect to options assumed in the merger.

Conditions

   The respective obligations of NPI and FalconStor to effect the merger are subject to a number of conditions including the following:

  . the merger agreement and the transactions it contemplates shall have been approved and adopted by the stockholders of each of NPI and FalconStor;

  . the registration statement filed with the SEC for the shares to be issued in the merger by NPI shall have become effective and neither the registration statement nor this joint proxy statement/prospectus shall be the subject of a stop order or proceedings seeking a stop order;

  . all governmental approvals, consents and waivers required in connection with the merger agreement and the transactions contemplated thereby, shall have been obtained;

  . all waiting periods under the HSR Act shall have expired or been terminated and clearance shall have been obtained under any applicable comparable laws of foreign countries;

  . NPI shall have received a written opinion from Gray Cary Ware &
    Freidenrich LLP, counsel to NPI, and FalconStor shall have received an opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP, counsel to FalconStor, both to the effect that the merger will be treated for U.S. federal income tax purposes as tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code;

  . the shares of NPI common stock to be issued in the merger shall have been approved for quotation on The Nasdaq National Market subject only to an official notice of issuance;

  . NPI's cash, cash equivalents and short-term investments subject to certain adjustments set forth in the merger agreement and exclusive of estimated cash payments due under certain retention agreements with certain members of NPI's management as a result of the merger and $25,000,000 of Series C preferred stock of FalconStor owned by NPI shall not be less than $55,000,000;

  . no decree, judgment or other order issued by any governmental authority which has the effect of preventing or restricting the completion of any transaction contemplated by the merger shall be in effect, nor shall any person have initiated an action seeking such a decree, judgment or other order;

  . subject to certain exceptions, the accuracy of the representations and warranties of the other party set forth in the merger agreement; and

  . subject to certain exceptions, the performance of all obligations of the other party required to be performed under the merger agreement.

   Any of the conditions in the merger agreement may be waived by the party benefited thereby, except those conditions imposed by law.

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Termination

   The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval by the stockholders of NPI or FalconStor of the matters presented in connection with the merger; provided, however, neither party may terminate the merger agreement for any of the reasons set forth below if the stockholders of the party have breached their obligations under the voting agreement:

  . by the mutual written consent of NPI and FalconStor duly authorized by the boards of directors of each company;

  . by either NPI or FalconStor if the merger shall not have been consummated by September 30, 2001, provided that if any closing condition has not been satisfied or waived prior to September 30, 2001 and remains reasonably capable of satisfaction, the termination date will be extended to December 31, 2001;

  . by either NPI or FalconStor if a court of competent jurisdiction or other governmental entities, shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree or ruling is final and nonappealable;

  . by NPI, if at the FalconStor stockholders' meeting, the requisite vote of FalconStor's stockholders in favor of the merger agreement and the merger is not obtained, or by FalconStor, if at the NPI stockholder's meeting, the requisite vote of NPI's stockholders in favor of the merger agreement and the merger is not obtained;

  . by either NPI or FalconStor if the other party's breach of a representation, warranty, covenant or agreement is not cured within 10 business days' notice of such breach;

  . by NPI if:

   . FalconStor's board of directors has withdrawn or modified its recommendation of the merger agreement or the merger in a manner adverse to NPI or has resolved to do so; or

   . since the execution of the merger agreement a material adverse effect has occurred to FalconStor.

  . by FalconStor if:

   . NPI's board of directors has withdrawn or modified its recommendation of the merger agreement or the merger in a manner adverse to NPI or has resolved to do so; or

   . since the execution of the merger agreement a material adverse effect has occurred to NPI.

   The merger agreement does not include any provision for termination based on fluctuations in the price of NPI common stock.

Termination Fees and Expenses

   Except as described below, whether or not the merger is consummated, all fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that all fees and expenses, other than attorneys' fees, incurred in connection with the printing of this joint proxy statement/prospectus shall be paid by NPI.

   If the merger agreement is terminated by FalconStor for any reason, then NPI shall pay a termination fee of $3,000,000 in cash in immediately available funds to FalconStor; provided, however, NPI will not be required to pay the termination fee if FalconStor is in material breach of any of its obligations under the merger agreement.

   If the merger agreement is terminated by NPI for any reason other than:

  . any representation or warranty of FalconStor is inaccurate at the time of the merger agreement or becomes inaccurate after the date of the merger agreement and is not cured within 10 business days' notice of the breach;

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

  . any of FalconStor's covenants set forth in the merger agreement are breached;

  . FalconStor's board of directors has withdrawn or modified its recommendation in favor of the merger; or

  . since the date of the merger agreement there has been a material adverse effect on FalconStor;

NPI shall be required to pay FalconStor a termination fee of $3,000,000; provided, however, NPI will not be required to pay the termination fee if FalconStor is in material breach of any of its obligations under the merger agreement.

Amendment and Waiver

   The merger agreement may be amended at any time by action taken or authorized by the respective boards of directors of NPI and FalconStor, but after approval by the stockholders of FalconStor of the matters presented in connection with the merger to them, no amendment shall be made which changes the amount or form of the merger consideration or which by law requires further approval by such stockholders, without such further approval. NPI and FalconStor by action taken or authorized by their respective boards of directors, may extend the time for performance of the obligations or other acts of the other parties to the merger agreement, may waive inaccuracies in the representations or warranties contained in the merger agreement or may waive compliance with any agreements or conditions for the benefit of each party contained in the merger agreement.

Voting Agreements

   The following describes the material terms of the voting agreements between FalconStor and NPI, on the one hand, and each of the officers and directors of NPI and each of the officers and directors and stockholders of FalconStor that beneficially own in excess of 68% of the outstanding voting power of FalconStor's capital stock, respectively, on the other hand. The voting agreements were entered into to induce FalconStor and NPI to enter into the merger agreement. A form of each of the voting agreements is attached to this joint proxy statement/prospectus as Annex E.

 Voting of Shares

   From the date of the voting agreement through the earlier of the date when the merger agreement is terminated or the merger becomes effective, the parties to the voting agreements each agree that, at every meeting of stockholders and on every action or approval by written consent of the stockholders:

  . it will cause all securities owned by it to be voted in favor of the adoption of the merger agreement and the other transactions contemplated by the merger agreement;

  . it will cause all securities owned by it to be voted against any proposal for any merger, consolidation, sale of assets, recapitalization, or other business combination involving the other party (other than the merger) or any other action or agreement that would result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the other party under the merger agreement or which would result in any of the conditions to the other party's obligations under the merger agreement not being fulfilled; and

  . it will cause all securities owned by it to be voted in favor of any other matter relating to the consummation of the transactions contemplated by the merger agreement.

 Proxy and Waiver

   To carry out the intention of the voting agreements, each officer and director of NPI has delivered to FalconStor and each officer and director and
stockholders of FalconStor that beneficially own in excess of   % of the
outstanding voting power of FalconStor's capital stock has delivered to NPI an irrevocable proxy with respect to the securities owned by such person in respect of the matters described above. Furthermore, each party gives any consent or waiver that is reasonably required for the approval of the merger under the terms of any agreements to which such individual is a party.

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 Restrictions on Transfer of Securities and Voting Rights

   The officers and directors of NPI and FalconStor and each stockholder of FalconStor that has executed a voting agreement also agree that during the same period, he, she or it will not:

  . tender any of his, her or its securities or any securities convertible into or exchangeable or exercisable for such securities to any person;

  . sell, transfer, distribute, pledge, encumber, assign or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of) any of his, her or its securities or any securities convertible into or exchangeable or exercisable for such securities;

  . enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any of the their securities;

  . enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the other party (except with respect to the approval of the merger agreement);

  . deposit any of his, her or its securities into a voting trust or depositary facility or enter into a voting agreement or arrangement with respect to any securities or grant any proxy with respect thereto; or

  . enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the his, her or its securities, any securities convertible into or exchangeable or exercisable for shares of the other party or any interest in any of the foregoing with any person.

   However, each party is allowed to take any of the above actions if NPI or FalconStor, as the case may be, approves such action or if the proposed transferee executes a counterpart of the voting agreement and agrees to hold the securities subject to all of the terms of the voting agreement.

 No Solicitation

   Each party agrees that from the date of the voting agreement through the earlier of the date on which the merger agreement is terminated or the merger becomes effective, it will not, directly or indirectly, solicit, initiate, or knowingly encourage any inquiry, proposal, or offer from any third person or negotiate with any third party regarding any acquisition or purchase of NPI or FalconStor, as the case may be, by a third party and it will cease all existing discussions and negotiations. Each party further agrees to notify either NPI or FalconStor, as the case may be, immediately upon receipt of any proposal for, or inquiry regarding, the purchase of NPI or FalconStor. Prior to the effective time of the merger, however, NPI has the right to sell its assets related directly to its Ethernet switching business.

 Termination

   The voting agreements and the accompanying proxies, and all obligations of the parties thereunder, shall terminate immediately, without any further action being required, upon the earlier of the date which the merger agreement is terminated or the merger becomes effective.

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  COMPARISON OF RIGHTS OF HOLDERS OF NPI COMMON STOCK AND FALCONSTOR CAPITAL
                                     STOCK

   This section of the joint proxy statement/prospectus describes material differences between the rights of stockholders of NPI common stock and the rights of stockholders of the FalconStor capital stock. The rights compared are those found in the respective companies' charter documents and corporate law provisions for Delaware, which is the state in which both companies are incorporated. While NPI believes that these descriptions address the material differences, this summary may not contain all of the information that is important to stockholders of NPI and FalconStor. NPI and FalconStor stockholders should read this entire document and the documents referred to in this summary carefully for a more complete understanding of the differences between the rights of NPI stockholders, on the one hand, and FalconStor stockholders, on the other.

Size of the Board

   The size of the NPI board is fixed from time to time by resolution of the board of directors. Currently, there are five directors. There will be four directors and one vacancy at the time of closing. See "Board Composition" commencing on page 46.

   The size of the FalconStor board is fixed from time to time by resolution of the board of directors. Currently, there are three directors.

Classification

   The NPI board is divided into three classes, with each class serving a staggered three-year term.

   The FalconStor board of directors is not classified. Each director is up for election every year.

Removal of Directors

   The NPI certificate of incorporation provides that directors may be removed with or without cause by the majority vote of all the outstanding shares entitled to vote in an election of directors.

   Any FalconStor director or the entire board may be removed, with or without cause, by holders of the majority of the capital stock entitled to vote in any election of directors, voting together as a single class, subject to the rights of the holders of any class or series of preferred stock.

Vacancies

   The NPI bylaws provide that vacancies may be filled either by a majority of directors in office or at a special meeting of stockholders held for that purpose.

   The FalconStor bylaws provide that vacancies may only be filled by a majority of the remaining directors.

Limitation on Director Liability

   The NPI certificate of incorporation precludes a director's liability for monetary damages unless the director:

  . breaches the duty of loyalty to the corporation or its stockholders;

  . commits acts that are not in good faith or which involve intentional misconduct or a knowing violation of the law;

  . pays an illegal dividend or makes an illegal stock purchase; or

  . receives an improper personal benefit from a transaction.

   The FalconStor certificate of incorporation eliminates a director's personal liability for breach of fiduciary duty as a director to the fullest extent allowed under Delaware law.


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Indemnification of Directors and Officers

   Both NPI and FalconStor indemnify their directors and officers to the fullest extent allowed under Delaware law.

Amendments to Certificate of Incorporation

   The NPI certificate of incorporation requires the affirmative vote of at least two-thirds of the then outstanding shares in order to amend or repeal certain provisions of the certificate of incorporation, including those relating to:

  . the conduct of the business and the affairs of NPI;

  . the number and election of directors;

  . the amendment of NPI's bylaws and certificate of incorporation; and

  . the limitations on personal liability for the directors.

   The FalconStor certificate of incorporation requires the affirmative vote of at least a majority of the outstanding voting power of the common stock and preferred stock, voting together as a single class, in order to amend or repeal any provision of the certificate of incorporation and a majority of the outstanding shares of Series A preferred stock, two-thirds of the outstanding shares of Series B preferred stock, or a majority of the outstanding shares of Series C preferred stock in order to amend certain provisions of the certificate of incorporation, including any amendment that adversely affects the relevant series of preferred stock.

Amendments to Bylaws

   The NPI board of directors has authority to amend the bylaws. NPI stockholders may also amend the bylaws, but only by a two-thirds vote of the then outstanding shares voting together as a single class.

   The FalconStor board of directors has authority to amend the bylaws by a majority vote. Stockholders may also amend the bylaws upon the affirmative vote of at least a majority of the outstanding shares of Series A preferred stock, two-thirds of the outstanding shares of Series B preferred stock, or a majority of the outstanding shares of Series C preferred stock, if any amendment adversely affects the relevant series of preferred stock.

Authorized Capital Stock

   The NPI certificate of incorporation authorizes the issuance of up to 60,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.001 per share. The NPI board of directors is authorized, without further action by the stockholders, and subject to any limitations prescribed by law, to determine, alter or eliminate any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix, increase or decrease the number of shares comprising any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.

   As of          , 2001,      shares of NPI common stock, and no shares of NPI
preferred stock, were issued and outstanding.

   If the merger is approved, the NPI certificate of incorporation will be amended to authorize the issuance of an additional 40,000,000 shares of common stock. The total number of shares of NPI common stock that would be authorized after the merger would be 100,000,000.

   The FalconStor certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.001 per share, as well as up to 30,000,000 shares of preferred stock, par value $0.001 per

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share. The FalconStor board of directors is authorized, without further action by the stockholders, and subject to any limitations prescribed by law, to designate and issue the preferred stock in one or more series, and can fix the rights, preferences, and privileges of the shares of each series and any qualifications, limitations, or restrictions on these shares. The FalconStor board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of FalconStor's common stock.
   As of     , 2001,      shares of FalconStor common stock and      shares of
FalconStor preferred stock (comprised of      shares of Series A preferred
stock,      shares of Series B preferred stock and      shares of Series C
preferred stock) were issued and outstanding.

Dividends

   Delaware law provides that the directors of a corporation may declare and pay dividends on capital stock. Dividends may only be paid out of surplus, which is the excess of net assets of the corporation over capital, or, if the corporation does not have adequate surplus, out of net profits for the current or immediately preceding fiscal year, unless the net assets are less than the capital of any outstanding preferred stock.

   The NPI certificate of incorporation and the FalconStor certificate of incorporation place no additional restrictions on its board's ability to declare dividends.

Stock Repurchases, Redemptions, and Conversions

   In general, a corporation may not purchase or redeem its own shares if its capital is impaired or if the purchase or redemption would cause its capital to be impaired. A company may, however, purchase or redeem preferred shares out of capital if the shares will then be retired, thereby reducing the capital of the corporation.

   The NPI certificate of incorporation provides that NPI's common stock is not redeemable.

   The FalconStor certificate of incorporation provides that FalconStor may not redeem or repurchase shares of its common stock or of any other capital stock of FalconStor ranking junior to any series of preferred stock then outstanding of FalconStor as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, unless all declared and unpaid dividends on such series of preferred stock of FalconStor have been paid. Holders of a majority of the Series A preferred stock and Series C preferred stock, and holders of two-thirds of the Series B preferred stock of FalconStor, when applicable, must consent to the purchase, redemption or acquisition of any shares of FalconStor's common stock, or of any other capital stock of FalconStor ranking junior to such series of preferred stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up.

Election of Directors

   NPI stockholders and FalconStor stockholders do not have cumulative voting rights.

Appraisal or Dissenters' Rights

   Under the Delaware General Corporation Law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal (or dissenters') rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of consideration he or she would otherwise receive in the transaction. Such rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation,
(b) with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange, such as Nasdaq, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other

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corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or
(c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. Because NPI's stock is listed on a national exchange, NPI stockholders are not entitled to appraisal rights in this merger. FalconStor stockholders, however, do have appraisal and dissenters' rights. See "Appraisal or Dissenters' Rights."

Action by Written Consent

   The NPI certificate of incorporation prohibits the stockholders from acting by written consent. All stockholder actions must be taken at a duly called annual or special meeting.

   FalconStor stockholders may act by written consent, provided the written consent is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Annual Meeting

   The annual meetings for both NPI and FalconStor are held on the date and at the place fixed by their respective boards of directors.

Special Meeting of Stockholders

   The NPI bylaws provide that special meetings of the stockholders may only be called by the board of directors or by the holders of not less than 10% of all shares entitled to cast voted at the meeting, voting together as a single class. The meeting shall be held at the time and place designated by the persons calling the meeting and the business transacted at the special meeting shall be confined to the purpose or purposes stated in the notice of the meeting.

   The FalconStor bylaws provide that special meetings of FalconStor stockholders may be called by two or more directors or the chairman of the board, or by one or more stockholders entitled to cast a majority of the shares of stock that would be entitled to vote on the proposed matter at the special meeting. The place of the special meeting shall be fixed by the body or person calling the special meeting.

Advance Notice Requirements of Stockholder Nominations

   In order to nominate an individual for election to the board of directors, NPI bylaws require a stockholder to provide written notice of the nomination to the corporation secretary at least 120 days before the first anniversary of the date written notice of the previous year's meeting was given.

   FalconStor's bylaws do not contain any similar provision.

Advance Notice Requirements of Stockholder Business

   In order to raise business before the annual meeting, a NPI stockholder must provide written notice of such intent and a brief description of:

  . the issue and why it is to be brought before the meeting;

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  . the name and address, as they appear on the corporation's books, of the stockholder proposing such business;

  . the number of shares of NPI common stock the stockholder owns; and

  . and any material interest the stockholder may have in the matter. The information must be delivered to NPI's corporate secretary at least 120 days before the first anniversary of the day written notice of the previous year's meeting was given.

   FalconStor's charter documents do not contain comparable provisions.

Rights of Inspection

   The certificate of incorporation and the bylaws of NPI do not provide for inspection rights.
   Stockholders of FalconStor may inspect its books and records during normal business hours as long as such inspection is for a proper purpose, and as long as the stockholder has made proper written demand stating the purpose of the inspection. A proper purpose is any purpose reasonably related to the interests of the inspecting person as a stockholder.

Transactions Between the Corporation and its Directors and Officers

   Delaware law provides that a transaction between a corporation and one of its directors or officers or between the corporation and an entity with which a director or officer is affiliated shall be valid if:

  . the director/officer discloses the material facts to the board of directors and the transaction is approved by a majority of disinterested directors; or

  . the director/officer discloses the material facts to the shareholders and the shareholders approve the transaction; or

  . the transaction is fundamentally fair to the corporation as of the time it is authorized, approved, or ratified by the directors or the shareholders.

   The NPI certificate of incorporation and the FalconStor certificate of incorporation generally track Delaware law.

Stockholders' Rights Plan

   Neither NPI nor FalconStor has a stockholders' rights plan.

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                                BUSINESS OF NPI

   Until recently, NPI designed and sold Ethernet switching solutions designed for local area networks, or LANs. In response to unfavorable market conditions and in order to take best advantage of the opportunity presented by FalconStor's technology and market opportunity, NPI is evaluating strategic alternatives for its existing hardware business, which may include selling its NuWave technology and its related inventory and equipment.

Provided below is a description of the business of NPI during the fiscal year ended December 31, 2000.

Overview

   NPI designs and sells Fast Ethernet and Ethernet switching solutions for local area networks, or LANs. All of its switches are based on highly flexible NuWaveArchitecture, built with its proprietary application-specific integrated circuits, or ASICs. This architecture is designed to enable NPI to deliver standards-based switches that can work with a variety of existing LAN infrastructures and technologies. NPI is directing its sales and marketing resources evenly toward original equipment manufacturers, or OEMs, and value-added resellers, or VARs.

   As the Internet and complex applications, such as storage area networks, or SAN, network attached storage, or NAS, enterprise resource planning and data backup, have become pervasive, the volume of data traffic over LANs has increased dramatically, often creating bottlenecks on LANs that degrade network performance. Enterprises have historically implemented Layer 2 switches and software-based Layer 3 routers to manage increased traffic and to provide the intelligence necessary to process increasingly complex multi-protocol traffic. However, increasing bandwidth requirements and transmission speeds combined with multiple traffic types, such as voice, data and video, have strained the performance capabilities of software-based Layer 3 routers. In response to these developments, LAN managers have begun to implement hardware-based Layer 3 switches in their networks to replace both Layer 2 switches and software-based Layer 3 multi-protocol routers.

   Despite the performance improvements of Layer 3 switches versus Layer 3 routers, many of today's Layer 3 switching solutions still have limitations, such as traffic blocking. NPI addresses this issue and others through its proprietary NuWaveArchitecture, which enables it to deliver the following benefits to its customers and end-users:

  . High performance at low cost. NPI believes its architecture and modular design enable it to deliver products with price/performance advantages regardless of scale or configuration.

  . Scalability. NPI's wire-speed, non-blocking Layer 3 switching solutions enable enterprises to expand their LANs without creating bottlenecks or impacting network performance. Modular expansion units can connect to master units via internal high bandwidth channels that do not block traffic or reduce switching resources.

  . Flexibility. NPI's proprietary technology enables it to create new product configurations using the proprietary ASICs that form the core of its switches. In addition, NPI's architecture enables it to add software-based Layer 4-7 capabilities or port third-party software to its switches to develop new products.

  . Manageability. NPI believe its products reduce the complexity of network management, thereby lowering overall cost of ownership.

   NPI initially focused on networking products based on fiber distributed data interface, or FDDI, technology, and obtained a significant share of the market for FDDI adapter products in the early 1990s. Because the market for FDDI-based products declined significantly beginning in 1995, NPI developed a new line of Layer 2 Fast Ethernet switching products that first shipped in early 1996. By 1998, the market for NPI's FDDI-based products and its Layer 2 Fast Ethernet products (together, legacy products) declined substantially, and NPI committed nearly all its resources to the development of a new line of Layer 3 Ethernet switches founded on its NuWaveArchitecture. NPI commenced limited commercial shipments of the first product in this line, the Keystone24g in December 1999, followed by the remainder of the product line in 2000. Because the life cycle of

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its legacy products reached maturity, NPI ceased production of these products during 2000 in accordance with the decreasing demand and profitability in this market.

Products and Technology

   All of NPI's Ethernet switches are based on NPI's flexible NuWaveArchitecture, which combines advanced design and proprietary ASICs to deliver standards-based switches that are intended to work seamlessly with existing LANs. This architecture offers a 64 Gigabit per second, or Gbps, crosspoint switching fabric. In addition, the NuWaveArchitecture is designed to eliminate blocking with multiple input buffers, separate queues for unicast and multicast traffic and other special queuing and buffering techniques. Further, NPI's architectural approach gives it the capability to increase functionality and reduce cost in future generations of NuWaveArchitecture.

 Standalone LAN Switching Solutions

   Keystone24g. The Keystone24g was the first commercially available Gigabit Ethernet switch based on NPI's NuWaveArchitecture. It is a fully managed standalone switch with 24 fixed Fast Ethernet ports and two optional Gigabit uplinks. The Keystone24g features advanced, traffic-enhancing capabilities, such as wire-speed IP routing and protocol-based virtual LANs.

 Stacking LAN Switching Solutions

   Keystone24mg Stack Master. The Keystone24mg Stack Master is a highly scalable, fully managed Layer 3 switch that supports high capacity Gigabit Ethernet, Fast Ethernet and WAN interfaces. The Keystone24mg incorporates a powerful, non-blocking 64-Gbps switching fabric. The Keystone24mg Stack Master has 24 fixed Fast Ethernet ports and in a stacked environment can provide up to 96 Fast Ethernet ports without blocking. The use of dedicated, separate channels for user data and management and control information is designed to ensure wire-speed performance even under sustained periods of high traffic volume while maintaining network integrity.

   Capstone24t Stack Slave. Commercial shipments of NPI's Capstone24t Stack Slave commenced in the first quarter of 2000. The Capstone24t connects to the Keystone24mg over an advanced stacking interface that connects the Capstone24t directly to the Keystone24mg's 64-Gbps switching fabric. The Capstone24t has 24 fixed, full-duplex, auto-negotiating Fast Ethernet ports. One Capstone24t and one Keystone24mg create a 48-port stack, while a combination of one Keystone24mg and three Capstone24t switches creates a 96-port stack. Two optional Gigabit uplinks on the Keystone24mg can expand the stack functionality and extend price/performance advantages.

 Backbone Switching Solutions

   Cornerstone Switches. The Cornerstone6g provides up to 12 Gigabit ports and 16 Fast Ethernet ports. The Cornerstone6g is a fully managed standalone switch that supports high capacity Gigabit Ethernet and Fast Ethernet port configurations. The base unit has six fixed Gigabit Ethernet ports. Customers can also choose an additional six Gigabit Ethernet ports and a 16-port Fast Ethernet option. Gigabit Ethernet ports on the Cornerstone6g are available in short-haul fiber (SX) and long-haul fiber (LX).

   The Cornerstone12g is identical to the Cornerstone6g except that the base unit has 12 fixed Gigabit ports instead of only six. The same 16-port Faster Ethernet option card is available on the Cornerstone12g as on the Cornerstone6g. This combination of port options makes our Cornerstone switches suitable for a range of high performance applications, including data centers, network backbones and power workgroups.

   Problems encountered with NPI's operating software resulted in unforeseen delays in commercial shipments, as well as returns, beginning in the second quarter of 2000. Although NPI believes these problems have been corrected in subsequent software releases, lost time and expense adversely affected its operating results and market penetration throughout the year.

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 Management Software

   NuSight GEMS is NPI's Ethernet management software that it bundles and ships with its NuWaveArchitecture products. The initial version was shipped with Keystone24g, followed by enhanced versions for each of its NuWaveArchitecture products as they have been produced. NuSight GEMS provides advanced and easy-to-use management capabilities that simplify user configuration of NPI's products as well as diagnostic and management tools. NuSight GEMS is based on widely accepted industry standards and operates with a variety of management software applications.

Marketing, Sales and Support

   NPI focuses its sales and marketing efforts on OEMs, VARs, system integrators and distributors. As of December 31, 2000, its worldwide sales and marketing organization included 38 full-time technically trained marketing, sales and support personnel located in the United States, the Netherlands and Taiwan. NPI has domestic sales offices located in Fremont, Los Angeles, Boston, Chicago and Denver, as well as Reston, Virginia and Sarasota, Florida.

   OEMs. NPI is leveraging the flexibility of the NuWaveArchitecture to integrate its products into OEMs' product lines in traditional LAN markets and emerging markets such as SAN/NAS, Video, Voice over IP and others. OEMs can exercise significant influence in the development of its target markets because they use NPI's products to deliver complete, factory-configured solutions that are installed and field-serviced by the OEM's technical support organizations. In 2000, NPI entered into agreements with a number of OEMs to introduce new products and develop new markets. Its sales personnel, in addition to traditional marketing and sales functions, are responsible for initiating and developing relationships with OEM leaders in the computer networking industry. While NPI does not generally obtain long-term purchase commitments from OEM customers, NPI enters into contracts with OEM customers to establish the terms and conditions of sales made pursuant to orders from OEMs. Further, the OEM customers typically provide NPI with a rolling forecast up to three months in advance of shipment.

   VARs, System Integrators and Distributors. NPI has existing relationships with a number of distribution channel customers due to its experience with its legacy products. NPI's technically trained staff is responsible for initiating and developing relationships with these customers by providing insight into the evolution of the network environment and facilitating the development and deployment of optimal network solutions, domestically and internationally.

   In 2000, 74% of NPI's sales were in North America, with the balance of the sales to Asia and Europe representing 15% and 11%, respectively. NPI has experienced fluctuations in the volume of activity with individual customers and changes in its customer base and expect such fluctuations and changes to continue. The loss of a major customer, reductions of a major order or delay in a major shipment could adversely affect NPI's business and financial performance.

Research and Development

   The successful development and introduction of new products is subject to a number of uncertainties, including its ability to recruit, train and retain adequate numbers of professional engineers, successful design of proprietary ASICs and computer software, design, development and verification testing to confirm that the products meet NPI's standards for quality, reliability and interoperability, availability of components, pricing actions by competitors that may render it unprofitable to introduce the products, unanticipated technical obstacles or delays, and the emergence or wide acceptance of new technologies that could render its products obsolete.

   NPI works closely with its OEM partners, reseller customers and research organizations to identify new solutions to meet the current and future needs of enterprises and Internet service providers. NPI designs its products consistent with industry standards to ensure interoperability. NPI designed the NuWaveArchitecture

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based on common ASICs and management software to serve as the foundation of all new models in its product line. This enables NPI to reduce product design and development cycles providing for fast time to market for new products and features.

   As of December 31, 2000, NPI employed 51 personnel in research and development, including ASIC design, software development and quality assurance. NPI also engages third party consultants to expedite development efforts of certain projects when appropriate. In 2000, NPI's research and development expenses were $11,200,000.

   In October 2000, NPI opened a new software development center at Research Triangle Park in Durham, North Carolina. This location enables NPI to tap into the pool of software engineering talent in the Durham area and to extend its abilities to deliver superior partner and customer care. Software as well as hardware development will continue to be conducted at its research center in Bohemia, New York, in close coordination with NPI's new software development center in North Carolina.

Customer Service and Support and Quality Assurance

   NPI's customer service and support organization maintains and supports products sold by NPI's sales force to end users and provides technical support to our VARs and OEMs. Generally, our VARs and OEMs provide installation, maintenance and support services to their customers, and NPI assists them in providing such support. Questions and problems from end users, VARs and OEMs can be handled via telephone, e-mail and facsimile. NPI's website is continually updated to enable its customers to download the latest technical information and tips, along with firmware, software and product manuals. This same group also conducts new product Beta testing to ensure that its new products will meet customer requirements when those products reach the marketplace.

   NPI's quality assurance organization is tied to its customer service and support organization in order to maintain its focus on satisfaction of customer requirements and expectations. This group conducts network testing, OEM and third party testing, problem reproduction and resolution and validation of manufacturing tools in order to ensure compliance with industry standards, product performance and interoperability with its customer's existing equipment.

Manufacturing

   NPI's manufacturing operations consist of procurement of components and the assembly, testing and quality assurance of finished goods for shipment to customers. NPI purchase the components of its products, including its proprietary ASICs, circuit boards, integrated circuits and power supplies, from third parties. NEC is the sole manufacturer of its ASICs. NPI monitors the quality of the purchased components through quality assurance procedures at its headquarters in Fremont, California.

   In January 2000, NPI entered into an agreement with Solectron Corporation, a major contract manufacturer with global capabilities, located in Milpitas, California, to assume all manufacturing responsibilities for NPI. This arrangement enables NPI to manufacture its products near its North American customer base and accommodate significant increases in production volume, if necessary. Under this contract, Solectron purchases the components for NPI's products and assembles them to NPI's specifications. This further enables NPI to leverage Solectron's established relationships with suppliers to procure materials at reduced costs and mitigate potential supply constraints. NPI also uses Solectron's extensive resources and expertise to assist it in manufacturing engineering, repair and product testing, and burn-in. NPI continues to perform all component and supplier qualification, quality assurance and document control at its facilities.

   NPI selects suppliers on the basis of technology, manufacturing capacity, quality and cost. NPI's agreement with Solectron affords it the opportunity to have redundant manufacturing locations for each component. Nevertheless, NPI's reliance on third party suppliers and manufacturers involves risks, including

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possible limitations on availability of products due to market abnormalities, lack of control over delivery schedules, fluctuating manufacturing yields, and high production costs. The inability of its suppliers to deliver products of acceptable quality and in a timely manner, or its inability to procure adequate supplies of its products could have a material adverse effect on NPI's business, financial condition or operating results.

Competition

   The markets in which NPI competes are intensely competitive and are characterized by frequent new product introductions, changing customer preferences and evolving technology and industry standards. NPI's competitors continue to introduce products with improved price/performance characteristics, and NPI must do the same to remain competitive. Increased competition is likely to result in significant price reductions and may result in lower than expected revenues or profit margins, any of which could harm NPI's business, financial condition or operating results.

   Many of NPI's current and potential competitors have significantly broader product offerings, greater financial, technical, marketing and other resources, and larger installed bases of customers than NPI does. While the Layer 3 switching market is still in the early stage of development, competition in this market comes from companies such as Extreme Networks, Foundry Networks, Nortel Networks, Cisco Systems, 3Com and others. NPI believes that this market will consolidate over time and that this consolidation could adversely affect its ability to compete effectively. A number of companies developing technologies similar to NPI have been acquired by NPI's larger competitors. These acquisitions are likely to permit NPI's competitors to devote significantly greater resources to the development and marketing of new competitive products and the marketing of existing products to their customer bases. NPI expects that competition will increase as a result of these and other industry consolidations and alliances. Some of NPI's current and potential OEM customers could develop products internally that would replace NPI's products. The resulting lost sales of our products to any such OEMs, in addition to the increased competition presented by these OEMs, could have a material adverse effect on NPI's business, financial condition and operating results.

   NPI believes that the principal competitive factors in the LAN equipment market include the completeness of product offerings, product quality, price and performance, adherence to industry standards, the degree of interoperability with other networking equipment and time to market for new products. NPI believes that NPI competes favorably with respect to each of these factors.

Intellectual Property

   NPI's success is dependent upon its proprietary technology. The core of NPI's proprietary technology is the NuWaveArchitecture and NPI's ASICs. NPI relies principally upon copyright, trademark and trade secret laws to protect its proprietary technology. NPI generally enter into confidentiality or license agreements with employees, suppliers, customers and potential customers, limiting or prohibiting their disclosure of NPI proprietary information. Although NPI holds five U.S. patents covering technology of NPI's legacy products, NPI does not own any patents or have pending patent applications associated with NPI's NuWaveArchitecture.

   NPI seeks to protect its proprietary rights and other intellectual property through a combination of copyright, trademark and trade secret protection, as well as through contractual protections such as proprietary information agreements and nondisclosure agreements. NPI also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are essential to establishing and maintaining a technology leadership position.

   NPI generally enters into confidentiality or license agreements with its employees, consultants and corporate partners, and generally control access to and distribution of its software, documentation and other proprietary information. Despite NPI's efforts to protect NPI's proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use NPI's products or technology. Monitoring unauthorized use of NPI's products is difficult, and there can be no assurance that the steps taken by it will prevent misappropriation of NPI's technology, particularly in foreign countries where the laws may not protect its proprietary rights as fully as do the laws of the United States.

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                 NPI'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following section should be read in conjunction with NPI's consolidated financial statements and related notes and other financial information included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. NPI's actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this joint proxy statement/prospectus, particularly under the heading, "Risk Factors."

Overview

   We were incorporated in California in March 1989 and were reincorporated in Delaware in 1994. Our initial business focus was on networking products based on fiber distributed data interface, or FDDI, technology, and we obtained a significant share of the market for FDDI adapter products in the early 1990s. Because the market for FDDI-based products declined significantly beginning in 1995, we developed a new line of Layer 2 Fast Ethernet switching products that we first shipped in early 1996. By 1998, the market for our FDDI-based products and our Layer 2 Fast Ethernet products (together, our legacy products) declined substantially, and we committed nearly all of our resources to the development of a new line of Layer 3 Gigabit Ethernet switches (together, our NuWave products) founded on our NuWaveArchitecture, which combines our advanced design and our proprietary application-specific integrated circuits, or ASICs. We commenced limited commercial shipments of our first NuWave product in December 1999 and volume shipments of all NuWave products in 2000.

   Cost of revenue is comprised principally of payments to our materials suppliers and contract manufacturers, final assembly costs, costs associated with manufacturing and quality functions, inventory management costs and certain other product costs. Our gross profit has been affected by many factors, including:

  . declines in the average selling price of our products;

  . fluctuations in demand for our products;

  . the volume of products sold;

  . the mix of products sold;

  . the mix of sales channels through which our products are sold;

  . new product introductions both by us and our competitors; and

  . provision for inventory reserves for potential excess inventories.

   Generally, we realize higher margins on sales to the reseller channel than on sales to OEMs. Any change in the mix between the channels or the loss of a major customer could adversely affect our gross margin, operating results and financial condition. We experienced significant erosion in the average selling prices of our legacy products, and the average selling prices of our NuWave products have also decreased from their levels at introduction.

   In transitioning from our legacy business to our NuWave business, we incurred significant losses in the past four years primarily reflecting declining revenues of legacy products in conjunction with substantial investments in research and development to bring NuWave products to market. The losses continued through the first quarter of 2001 due to a recent slowdown in the economy, the failure of our NuWave products to achieve significant market penetration and continuing high levels of research and development expenses.

   On March 30, 2001, we entered into a series of related agreements with FalconStor, pursuant to which we purchased 9,792,401 shares of FalconStor's Series C preferred stock for an aggregate price of $25,000,000, and

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obtained an exclusive option to merge with FalconStor. On May 4, 2001, we exercised the option to merge with FalconStor and entered into a merger agreement with FalconStor. See more details of this transaction in Notes to Consolidated Financial Statements. In connection with this merger, our board of directors has approved a proposal to reposition the company as an emerging leader in network storage infrastructure software and discontinue all of our existing NuWave and legacy businesses. As such, we are currently seeking potential buyers for our NuWave business, including the related technology, inventories and equipment. However, there can be no assurance that we can successfully secure a buyer for our NuWave business. Furthermore, the announcement of the merger with FalconStor and our exit from the NuWave business may cause delay in product purchases by our customers and may also adversely affect the average selling prices of our NuWave products. Although we have adopted and announced our plan to discontinue our existing NuWave and legacy businesses, we have not yet determined the method of disposal, and the estimated gain or loss may vary significantly depending on the ultimate method selected. Accordingly, we have not presented the NuWave and legacy businesses as discontinued operations because our plan is not sufficiently developed to permit the determination of the gain or loss with sufficiently reasonable accuracy.

Results of Operations for the Three Months Ended March 31, 2001 and 2000

 Net Sales

   Net sales for the three months ended March 31, 2001 (the quarter) were $2 million, compared to $3.3 million for the three months ended March 31, 2000 (the comparable quarter). The decrease in net sales was primarily attributed to an overall slowdown in the economy, resulting in delayed spending on communication infrastructure by most enterprises and a significant build-up of capital equipment inventories in the marketplace and, consequently, causing our OEM and reseller customers to postpone their purchases. In addition, the decrease in net sales was partially due to the winding down of the legacy business.

   Net sales to OEM customers were $1.2 million for the quarter, which decreased from $1.8 million for the comparable quarter. Net sales to the reseller channel decreased to $779,000 for the quarter from $1.5 million for the comparable quarter. Following a similar downward trend, net sales to North America and international customers were $1.4 million and $601,000 for the quarter, compared to $2.2 million and $1.1 million for the comparable quarter, respectively.

   Gross Profit (Loss)

   We had a negative gross margin for the quarter, compared to a 24% gross margin for the comparable quarter. The negative gross margin for the quarter was primarily attributed to a charge of $4.5 million to provide additional reserves for potential excess inventories as a result of adverse business conditions described above.

 Research and Development

   Research and development expenses were $3.8 million for the quarter, compared to $2.4 million for the comparable quarter. The increase in research and development expenses was primarily attributed to the hiring of additional engineers throughout 2000 and increased spending in professional fees related to enhancing existing NuWave products and developing new ASICs and products.

 Marketing and Selling

   Marketing and selling expenses were $3.1 million for the quarter, compared to $2.0 million for the comparable quarter. The increase in marketing and selling expenses was primarily attributed to the hiring of additional sales personnel across the U.S. and increased spending in advertising, trade shows and other marketing activities, in an effort to penetrate the reseller channel and seek additional OEM customers.

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 General and Administrative

   General and administrative expenses were $1.3 million for the quarter, compared to $1.0 million for the comparable quarter. The increase in general and administrative expenses was primarily attributed to increased spending in investor relations, recruiting activities and information technology related services. In addition, we incurred higher insurance expenses as a result of an overall tightening of the liability insurance market.

 Merger Related Expenses

   In connection with the investment in and the proposed merger with FalconStor, we incurred $1.1 million of merger related expenses, primarily related to legal, accounting and investment banking services specifically provided for this transaction during the quarter.

 Interest Income

   Interest income for the quarter was $1.4 million, compared to $779,000 for the comparable quarter. Such increase in interest income was due to a higher average balance of cash, cash equivalents and short-term investments throughout the quarter, compared to the comparable quarter during which the net proceeds of $165 million from the follow-on public offering were received in early March 2000.

 Income Taxes

   We did not record a tax benefit associated with the net loss incurred, as the realization of deferred tax assets is deemed uncertain based on evidence currently available. Accordingly, a full valuation allowance against deferred tax assets has been provided.

Results of Operations for the Years Ended December 31, 2000, 1999 and 1998

 Net Sales

   Net sales were $7.5, $10.2 and $28.6 million in 2000, 1999 and 1998, respectively. The decrease in net sales was primarily attributed to the winding down of the legacy business throughout 1999 and 2000, as the demand for our legacy products experienced rapid decline. The decrease in net sales in 2000 was partially offset by volume shipments of NuWave products started in early 2000.

   During the second quarter of 2000, the software used in our NuWave products displayed instability in certain network environments. This software instability problem caused delay in shipments and product acceptance testing, reduced orders from customers in the second quarter and negatively impacted our customer demand in the third quarter and, to a lesser extent, the fourth quarter of 2000. Consequently, total net sales in 2000 were substantially lower than originally estimated.

   We believe that the software instability issue we experienced during the second quarter of 2000 has been resolved. However, software and hardware errors may occur from time to time in new or enhanced products after commencement of commercial shipments. These potential problems may adversely affect our future operating results by causing delays in recognition of revenue and causing us to incur significant warranty and repair costs, diverting the attention of our engineering personnel from our product development efforts and causing delay or loss of market acceptance of our products.

   Net sales to OEM customers decreased to $4.8 million in 2000 from $5.2 and $19.4 million in 1999 and 1998, respectively. Net sales to the reseller channel, following the same trend, decreased to $2.7 million in 2000 from $5.0 and $9.2 million in 1999 and 1998, respectively. Net sales to customers in North America were $5.6, $5.7 and $19.7 million in 2000, 1999 and 1998, respectively. The balance of net sales of $1.9, $4.5 and $8.9 million in 2000, 1999 and 1998, respectively, were to Asia and Europe.

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 Gross Profit/Margin

   We had a negative gross margin in 2000, compared to 8% and 40% in 1999 and 1998, respectively. The negative gross margin in 2000 was primarily attributed to the lower than expected sales volume and a one-time charge of $1.5 million to provide reserves for potential excess inventory. We expect our gross margin in the future periods to improve from the current level to the extent sales volume increases. The decrease in gross margin in 1999 compared to 1998 primarily reflected the competitive pricing pressures on the Fast Ethernet products as this market reached the commodity stage. In addition, the decline in production volume of all legacy products resulted in under-utilization of our manufacturing facilities and excess overhead charges.

 Research and Development

   Research and development expenses were $11.2, $7.8 and $11.5 million in 2000, 1999 and 1998, respectively. The increase in research and development expenses in 2000 compared to 1999 was primarily due to the hiring of additional engineers and increased spending in professional fees and prototype expenses related to enhancing existing products based on the NuWaveArchitecture and developing new products and technologies. The decrease in research and development expenses in 1999 from 1998 primarily reflected reduction in compensation, overhead costs and project costs associated with the termination of legacy product development, including the divestiture of our research and development office in Taiwan in June 1999.

 Marketing and Selling

   Marketing and selling expenses were $10.7, $6.4 and $6.0 million in 2000, 1999 and 1998, respectively. The increase in marketing and selling expenses in 2000 compared to 1999 was primarily due to increased spending in advertising, trade shows and other marketing activities in conjunction with the launch of NuWave products. In addition, during the second half of 2000, we rapidly expanded our sales organization by adding sales personnel across the U.S., in order to effectively penetrate the reseller channel and seek additional OEM customers. Beginning in the latter part of 1998 and continuing throughout 1999, we added staff to the sales and marketing group, including technicians and senior management, and launched advertising campaigns to draw OEM interest, which was reflected in the increased spending in 1999 compared to 1998.

 General and Administrative

   General and administrative expenses were $4.7, $3.5 and $3.2 million in 2000, 1999 and 1998, respectively. The increase in general and administrative expenses in 2000 compared to 1999 was primarily attributed to increased professional fees incurred for recruiting activities, investor relations and information technology related services. In addition, we incurred higher insurance expenses starting the fourth quarter of 2000 as a result of an overall tightening of the liability insurance market. In 1999, we incurred higher professional fees, which was the primary factor resulting in increased expenses in 1999 compared to 1998. These professional fees included the engagement of an investor relations firm and increased fees paid to information system consultants to prepare our systems for year 2000 issues.

 Restructuring

   In August 2000, we approved and announced a plan to divest our manufacturing facility in Taiwan. Solectron, our contract manufacturer, has agreed to manufacture all of our products after the divestiture. The objective of this divestiture is to reduce manufacturing overhead and improve gross margins by utilizing Solectron's advantages in materials procurement and production capacity. The divestiture plan consisted of terminating 57 employees in the manufacturing and the general and administrative functions, selling manufacturing equipment and closing the manufacturing facility. These actions resulted in a restructuring expense of $600,000, which included $550,000 for severance and $50,000 for facility related charges. As of December 31, 2000, we have paid $410,000 in total for severance and facility related charges. We completed the divestiture in the first quarter of 2001.

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

 Loss (gain) on Sale of Assets

   During the fourth quarter of 2000, we recorded a net loss on sale of assets of $620,000 in connection with the closure of the manufacturing facility in Taiwan discussed above. In June 1999, we completed the sale of our research and development facilities in Hsin-chu, Taiwan, and recorded a gain of $1,055,000, net of payments of broker fees and severance of $216,000. We divested this research and development facility to reduce our investment in the legacy products and to focus our resources on the commercialization of NuWave products.

 Interest Income

   Interest income was $7.3 million in 2000, compared to $908,000 and $1.5 million in 1999 and 1998. The increase in interest income in 2000 was due to a net increase in the aggregate balance of cash, cash equivalents and short-term investments, of which approximately $165 million was received in March 2000 from our follow-on public offering. The decrease in interest income in 1999 from 1998 was primarily due to the declining balance of cash, cash equivalents and short-term investments throughout 1999 and 1998.

 Income Taxes

   We did not record a tax benefit associated with the net loss incurred in 2000, 1999 and 1998, as we deemed that it was more likely than not that the deferred tax assets will not be realized based on evidence available and, accordingly, a full valuation allowance was provided. During 1998, we received an income tax refund of $4 million as a result of the carryback claim of the 1997 net operating loss to offset net income recognized in 1995 and 1994. The related tax benefit was fully recognized in 1997.

 Euro Conversion

   We have a wholly-owned subsidiary in the Netherlands, which is one of the 11 European countries participating in the adoption of a common currency, the Euro, on January 1, 1999. Following the introduction of the Euro, the legacy currency in each participating country remains as legal tender until January 1, 2002. During the transition period, either the Euro or the legacy currency may be used to pay for goods and services. Beginning January 1, 2002, participating countries will issue new Euro-denominated bills and coins, and the legacy currency will no longer be the legal tender for any transactions after July 1, 2002.

   Our subsidiary in the Netherlands is a sales office for the entire European region. Sales made to all European countries are denominated in US dollars. Expenses incurred by this subsidiary are currently paid in guilders, the legacy currency. Sales to all European customers accounted for 11%, 14% and 10% of our total sales in 2000, 1999 and 1998, respectively; and 6% of our total operating expenses in 2000, 1999 and 1998 were attributed to this subsidiary. Due to the immateriality of expenses of the Netherlands subsidiary relative to our operations as a whole, we believe the Euro conversion will not have any significant impact to our results of operations during and after the transition period.

Liquidity and Capital Resources

   The aggregate balance of cash, cash equivalents and short-term investments was $87.6 million at March 31, 2001, compared to $96 million at December 31, 2000. The decrease of $8.4 million was primarily due to the use of cash in financing our operations, capital expenditures and the repurchase of our common stock.

   Net cash used in operating activities for the quarter was $7.4 million, which was primarily attributed to our net loss of $12.3 million and decreases in accounts payable and accrued liabilities of $1.2 million in total, partially offset by depreciation and amortization of $723,000 and decreases in accounts receivable, inventories and other assets of $6.1 million in total. Our capital expenditures totaled $602,000 for the quarter, primarily related to purchases of test equipment and related software for research and development activities.

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

   In 2000, our board of directors approved a common stock repurchase program, pursuant to which we are authorized to repurchase up to five million shares of our common stock. As of March 31, 2001, we have repurchased 3,595,000 shares of our common stock with a total purchase price of approximately $54.5 million.

   Net cash used in operating activities in 2000 was $26.0 million, which was primarily attributed to our net loss of $22.2 million and increases in accounts receivable and inventories of $1.1 million and $6.8 million, respectively, partially offset by depreciation and amortization of $2.5 million and increases in accounts payable and accrued liabilities of $1.9 million in total. We expect negative cash flows from operations to continue until we realize operating income. In 1999, net cash used in operating activities was $13.7 million, which was principally attributed to the net loss of $15.0 million, partially offset by a decrease in accounts receivable of $3 million.

   Our capital expenditures totaled $3.8 million in 2000, which included approximately $640,000 of leasehold improvements and furniture and fixtures added to the new research and development facility in Long Island, New York. The relocation to this new research and development facility was completed in November 2000. The balance of the capital expenditures in 2000 was primarily related to purchases of test equipment and related software for research and development activities. In 1999, capital expenditures totaled $2.6 million, of which approximately $650,000 was related to capital expenditures for the corporate headquarters in Fremont, California.

   On April 2, 2001, we paid FalconStor $25,000,000 to purchase 9,792,401 shares of FalconStor's Series C preferred stock at a price of $2.553 per share, and, on May 4, 2001, we entered into a merger agreement with FalconStor. In connection with the merger, we engaged an investment bank to explore strategic alternatives for our NuWave and legacy businesses, which may include selling our NuWave technology and its related inventories and equipment, terminating some or all employees, office leases and contracts with certain vendors, including Solectron, our contract manufacturer. We expect to incur additional merger related expenses, such as legal, accounting, financial advisor and printing fees. Although we have adopted and announced our plan to discontinue our existing NuWave and legacy businesses, we have not yet determined the method of disposal, and the estimated gain or loss may vary significantly depending on the ultimate method selected. Accordingly, we have not presented the NuWave and legacy businesses as discontinued operations because our plan is not sufficiently developed to permit the determination of the gain or loss with sufficiently reasonable accuracy.

   Our principal sources of liquidity are our cash, cash equivalents and short-term investments that are expected to be used for general corporate purposes, including expansion of operations and capital expenditures. We may also use these capital resources to acquire or invest in businesses, technologies, products or services that are complementary to our business. From time to time we have discussed potential strategic acquisitions and investments in third parties. Other than as disclosed in this joint proxy statement/prospectus, we currently have no agreements or commitments regarding any acquisitions or investments. In addition to our cash, cash equivalents and short-term investments, we also have a $5.0 million revolving bank line of credit, which expires on June 1, 2001, and is renewable on an annual basis. Borrowings under the line of credit bear interest at the bank's prime rate. There were no borrowings under the line of credit as of March 31, 2001.

   We believe that our current balance of cash, cash equivalents and short-term investments will be sufficient to satisfy our working capital and capital expenditure requirements for at least the next 12 months.

Recent Accounting Pronouncement

   In June 1998, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. In June 2000, SFAS No. 133 was amended by SFAS No. 138, which amended or modified certain issues discussed in SFAS No. 133. We adopted SFAS

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

No. 133 and SFAS No. 138 during the quarter ending March 31, 2001. To date, we have not engaged in derivative or hedging activities. The adoption of SFAS No. 133 and SFAS No. 138 did not have any material impact on our results of operations or financial condition.

Quantitative and Qualitative Disclosures about Market Risk

   Our cash equivalents and short-term investments are exposed to financial market risk due to fluctuations in interest rates, which may affect the interest income and the fair values of our investments. We manage the exposure to financial market risk by performing ongoing evaluation of our investments and investing in short-term, high quality debt securities, of which the majority mature within 12 months. In addition, we do not use investments for trading or other speculative purposes. As of December 31, 2000, the average rate of return on the investments was approximately 6.4%. A hypothetical 10% fluctuation in interest rates would change the interest income by approximately $614,000 per annum. In addition, due to the relative short maturities of our investments as of December 31, 2000, we expect that the impact of fluctuations in interest rates on the fair values of investments is immaterial. However, from time to time, we may adjust the average maturity of our investments, in order to maximize the rate of return on investments considering the overall market condition, as well as when our liquidity requirement changes. Such adjustment to the average maturity may affect the magnitude of the fluctuation in the fair value of our investments in the event interest rates increase or decrease.

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

                             BUSINESS OF FALCONSTOR

Overview

   FalconStor, Inc. is a provider of storage networking infrastructure software. FalconStor's open software approach to storage networking enables companies to capture and manipulate the expanding volume of enterprise data and existing storage solutions, without rendering those solutions obsolete. By moving the "intelligence" of storage management from hardware to software, FalconStor allows companies to adopt Fibre Channel technology while maximizing their prior investments in Ethernet information technology, or IT, infrastructure and taking full advantage of the ubiquitous connectivity of the industry-standard internet protocol, or IP. FalconStor's software technology can rapidly embrace various input/output, or I/O, interface, communications standards and innovative storage services as they are introduced. FalconStor's flagship IPStor product began shipping in May 2001. IPStor is a software solution that combines industry-standard connectivity with next-generation network storage services, offering large, widely-dispersed enterprises a complete storage management solution that includes all four of the key service categories: universal connectivity supporting both Fibre Channel and IP/iSCSI-based storage provisioning; virtualization; storage services such as fail-over, mirroring, replication and snapshot; and unified storage area network, or SAN, and network-attached storage, or NAS. FalconStor's commitment to open standards and universal connectivity has been endorsed by industry leaders such as Adaptec, Cisco, Crossroads, Emulex, Gadzoox, IBM, NEC and QLogic.

   FalconStor, with principal executive offices in Melville, New York, is a Delaware corporation that was incorporated in February 2000.

Industry Background

   Rapid Growth of Enterprise Data and Development of Storage Management
Solutions

   The rapid growth of data-intensive business applications has increased the amount of mission-critical enterprise data and, consequently, the need for dedicated storage. Enterprises are frequently discovering that their existing storage infrastructure has become inefficient and unable to address evolving storage requirements. Business enterprises have historically attempted to support and manage data requirements by directly attaching storage devices to the individual servers on a local area network, or LAN. Servers communicate in this direct attached environment using the small computer systems interface, or SCSI. The SCSI protocol, however, has several drawbacks, including a short transport distance and an inability to support more than a limited number of connections. According to IDC, an industry research firm, advances in technology increased LAN transmission speeds by 100 times during the 1990's, while storage-to-server data transmission speeds utilizing the SCSI interface have increased less than 20 times during this period. The result has been significant congestion at the point of communication between storage systems and servers.

   In order to address these increased storage needs, enterprises are deploying large RAID devices that are capable of handling multiple Terabytes, or TB (one trillion bytes), of data. According to Gartner Dataquest, an industry research firm, average desktop consumption of storage space has grown from 1.4 Gigabytes, or GB (one billion bytes), in 1997 to 3.5 GB in 1999 and is projected to reach 14.0 GB in 2003. For corporate data centers, the global storage capacity of RAID devices is expected to grow to 1,300,000 TB by 2003 at a compounded annual growth rate of 79%. This growth in data storage capacity has been driven by a number of factors including:

  . the rapid expansion of data intensive applications such as e-mail, data mining and enterprise resource planning;

  . the increase in complexity of enterprise computing environments and use of multiple, incompatible servers and operating systems;

  . the need to store redundant copies of enterprise data for business;

  . the increase in the number of users accessing computer networks;

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

  . the rapid growth of web hosting, digital video and other multimedia applications; and

  . the decline in the cost of storage (on a per bit basis) as a result of advances in storage technology.

   Accordingly, storage network management has become increasingly more complex and costly, reflecting the shortcomings and inefficiencies of existing storage architectures. A locally-attached storage system requires that the storage devices be managed individually at each server. Also, backup must be done locally at each server, resulting in high hardware, software and management costs. Alternatively, it is possible to deploy a single, central backup server that uses a software agent at each individual server to move data over the local area network, or LAN, and into the central storage device. However, this backup process causes network congestion on the LAN, and thus is only performed during off-peak business hours. Many enterprises operate continuously, which makes this type of backup procedure impractical. In addition, other servers cannot share storage space available locally to one server. The space requirements of various application servers are unpredictable and often cause IT professionals to over-estimate the amount of storage space required. Constantly over-estimating storage requirements can be expensive. However, increasing the amount of data storage space of a particular server that has run out of storage space is labor intensive and causes service interruption.

   Storage area networks, or SAN, and network-attached storage, or NAS, are two solutions that allow enterprises to reorganize a storage system into a separately managed storage farm and server farm. The separation of the storage and server farms creates a more efficient storage network and eventually leads to a reduction of overall network management complexity. However, SAN and NAS solutions are two distinct approaches to storage management and address two separate storage needs.

   A NAS appliance is a storage device with a built-in network interface, network operating system, and storage allocation software. A NAS applicance can be connected directly to the corporate LAN, making itself accessible through the use of standard file transport protocols. Users and groups are assigned read/write privileges and space quota. As the number of users grows, and as free space becomes low, additional NAS appliance can be plugged in. NAS simplifies how storage is allocated among clients, however, it does not address enterprises' need for data backup. Enterprises are still required to run data backup procedures from a central backup server or to perform backup procedures unconventionally, such as using proprietary software supplied by the NAS vendor. Using additional proprietary software leads to increases in management overhead. In addition, NAS still does not solve the enterprise customer's need for rapid and scalable data access.

   The most effective solution for data-intensive servers is a SAN. In a SAN, the storage devices are detached from the server, centralized in a storage farm, and re-connected to the server through a high-speed path. This configuration increases the overall speed of the network and works well for data-intensive application servers.

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

  SAN                                NAS

--------------------------------------------------------------------------------

  Pros:                              Pros:

  . Increased data availability                   . Lower management costs through simplified
  . Increased scalability                          storage process
  . Independent server & storage management       .File sharing capabilities across multiple platforms
  . Scalable architecture                    .Allows storage subsystems to connect
  . Reduced LAN congestion                    directly onto the LAN
  . Increased data transfer rates
  . Any-to-any connectivity
  Cons:                                           Cons:

  . High cost of installation                  .Inefficient scalability
  . Vendor interoperability                  .Constrained LAN data transmission speeds
  . Separate Fibre Channel infrastructure &  .Additional proprietary hardware and software components
  . Security concerns


   Some corporate data centers are using Fibre Channel to fill their need for centralized storage management. In 1992, Fibre Channel emerged as a way to implement a SAN because it was the only viable gigabit-speed transport at that time. Fibre Channel protocol is an ideal solution for storage traffic because it can reliably move large blocks of data at high speeds. Fibre Channel can efficiently move megabytes of data in a single transaction.

   Fibre Channel was designed as a network connection tool and did not address many storage management issues such as:

  . quality-of-service;

  . snapshot;

  . replication;

  . mirroring; and

  . virtualized storage.

   Fibre Channel is essentially an enhanced transport delivery mechanism among distant hosts and storage devices. Additionally, there is no way to supervise the data activities or perform data moving operations from a central location. This presents a security problem for enterprises that want to control a particular host's ability to access a particular drive. Fibre Channel SANs are also subject to proprietary standards that reduce the ability of different storage devices to communicate with each other. This incompatibility raises the total cost of a storage network because enterprises often use storage infrastructure from a single vendor.

   Fibre Channel SANs also require additional hardware or software to improve access control and to provide disk sharing.

   Storage appliance makers have also started to make high-end, sophisticated RAID devices, large cabinets with many drives and virtual volume managers to divide their storage space into individually addressable virtual drives. Virtual drives enable the storage space to be shared effectively by many hosts. However, virtualization is only within one cabinet; it is impossible to virtualize storage resources across multiple cabinets.

   There are many fundamental storage security and connectivity issues that are not addressed by Fibre Channel SAN that require complicated solutions to address these inefficiencies. Enterprises have been forced to accept a highly complex, multi-vendor solution with disjointed management tools, reports, and maintenance procedures to manage their network storage needs.

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

 Market Opportunity

   There is a market opportunity emerging for storage networking infrastructure software that can address the shortcomings of current solutions. As storage area networks continue to grow in popularity and complexity, innovative software products will be required to improve the management and transport of data within an enterprise. Gartner Group estimates that the overall market for storage management software will grow from $4.2 billion in 1999 to $14.7 billion in 2004, representing a compounded annual growth rate of 28.5%.

   Storage virtualization software addresses many of the shortcomings of current storage network solutions. This software is used to divide available storage space into virtual volumes without regard to the physical layout of the actual storage devices. Virtual volumes are not physical storage devices, and they can be created, expanded, deleted, moved, and selectively presented, independent of the storage subsystem on which data is actually stored. Storage virtualization software will allow enterprises:

  . to consolidate small computer systems interface, or SCSI, Fibre Channel and IP storage devices from multiple vendors into a universally accessible storage pool;

  . to connect heterogeneous servers and storage devices and provide greater functionality and scalability in network storage environments; and

  . to preserve investments in legacy storage devices and facilitate the more cost effective deployment of SANs from different vendors.

   In addition, storage virtualization software will provide a storage operating system for advanced management applications including snapshot, remote mirroring, and virtual tape.

   The storage management challenge led to the development of NAS and SAN systems, two innovative ways of addressing the storage problem. These two storage systems do not compete; both are needed by corporate data centers. NAS represents a quick and simple solution to add general purpose, shareable, storage space to users and groups and to some application servers that are not access-intensive. SAN represents a way to separate the server and storage into two independently managed systems, thereby simplifying the complexity of the overall information technology, or IT, infrastructure. Fibre Channel, a high-speed network connection system, has emerged as a viable means to implement a SAN. However, a pure Fibre Channel SAN alone does not address all the problems in the areas of connectivity, storage virtualization and storage services.

   In order to realize the full potential benefits of storage networks, storage infrastructure software must also provide connectivity with existing data networking protocols such as TCP/IP. Enterprises have made substantial investments in developing their IP networks, and IT professionals are quite familiar with this networking technology. Storage transport protocols such as iSCSI, which is compatible with TCP/IP, are emerging to address the enterprise requirement for convergence between storage and data network technology. IP compatibility will allow enterprises to connect Fibre Channel SANs across IP-based wide area networks, and will allow enterprises to leverage their knowledge of this technology to lower the cost of storage networks. The Company believes that a market opportunity exists for an intelligent storage networking software platform that can provide virtualization coupled with advanced management applications, unified SAN and NAS access and IP connectivity.

FalconStor's Solution

   FalconStor's IPStor, an IP/iSCSI-enabled storage networking infrastructure software, combines the best features of first-generation SANs, such as high data availability and performance, with the best features of IP networks, such as product compatibility, proven standards, familiar technology and network scalability. FalconStor offers fully interoperable products that allow enterprises to build their storage networking system, using existing infrastructure, with high-performance, high-availability, manageability and scalability. By utilizing the connectivity of IP via Ethernet (Fast and/or Gigabit), FalconStor's IPStor solution greatly expands the reach of the Fibre Channel SAN while providing the ability to include NAS file sharing under a unified

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

management system and delivering the expected benefits of SAN and NAS without requiring significant hardware purchases. FalconStor's objective is to leverage IT departments' familiarity with IP to reduce network management costs and to allow customers to optimize the benefits from existing storage devices. Linking servers and storage devices over IP network environments creates the benefits of having a homogeneous network capable of handling all storage traffic. FalconStor's IPStor is positioned to take advantage of existing IP infrastructure but also allows enterprises to utilize Fibre Channel and other emerging storage industry devices and protocols to deliver a comprehensive storage solution. In addition, IPStor provides the following features:

  . Boundless Virtualization. IPStor virtualizes all storage resources across device, RAID, vendor/brand, and interface boundaries. Any number of cabinets and/or drives can form a large virtual drive, and a large RAID drive can be divided into any number of smaller virtual drives to facilitate sharing across servers or platforms. This enables multiple application servers to share a single large RAID subsystem. Current Fibre Channel storage applications cannot do this.

  . Rapid Deployment. IPStor is built on open industry standards to provide easy consolidation of current storage resources and platform neutrality across operating systems and storage devices. Preserving data allows for IPStor's rapid deployment because it eliminates the need to perform migration tasks involving backing up, reformatting and restoring existing data. IPStor enables IT departments to leverage their expertise in designing and managing IP networks to solve the storage access problem. Since IPStor supports both Fibre Channel devices and SCSI devices without requiring converter boxes, existing data found on the storage devices can be preserved.

  . Scalable Performance. IPStor's IP-based transport mechanism and device-independent architecture enable IPStor's performance to scale according to the speed of the processor, the underlying network, the peripheral interface and the storage device, which will allow users to take advantage of technological advancements (e.g., Fibre Channel moving from 1 to 2 GB, Gigabit Ethernet evolving from 1 to 10 GB, SCSI bus accelerating from 160 to 320 MB/s). IPStor enables enterprises to adapt to rapid changes within the storage market.

  . Centralized Management. IPStor provides a Java-based management console to enable an administrator to manage physical devices, create/manage virtual drives, define storage management policies, perform end-to-end diagnostics, and generate reports. IPStor provides centralized end-to-end monitoring and diagnostics for the entire storage network so that an IT professional can efficiently operate and manage a heterogeneous storage network.

  . Enterprise-wide Mirroring/Replication with Snapshot. By leveraging IP and
    Fibre Channel connectivity, IPStor can perform volume mirroring and replication across the SAN, LAN, and wide area network, or WAN. Since IPStor is optimized for data-movement, the mirroring and replication can be performed without relying on expensive "intelligent controllers" found only on high-end storage cabinets. The IPStor server's snapshot capability allows the replication to be performed with integrity, which addresses the need for rapid backup of enterprise data that is used by multiple people.

  . Zero-impact Backup and Restore. The IPStor server can run industry-standard backup software to perform ultra-fast, server-free and LAN-free backup and disaster recovery with zero impact on the application server. This is essential in a traditional direct attached storage, or DAS, architecture.

  . High-Availability Configuration. IPStor uses two servers to connect to the storage devices, providing dual-path connections. Both IPStor servers can be configured to serve requests from different IPStor SAN clients (running on the application servers) and verify the operational status of the other IPStor server. If one IPStor server fails, the other alerts the network supervisor and assumes the additional workload from the failed server automatically without operator intervention. This configuration allows constant access to enterprise data, which is critical to successful operations.

  . Advanced Storage Network Security. IPStor offers key-based authentication to provide comprehensive data network security and prevent application servers from accessing unauthorized disk space.

   Furthermore, because IPStor offers end-to-end storage services using the standard IP protocol, any off-the-shelf IPSec compliant VPN products can be used to provide encryption to ensure end-to-end data security. Currently, Fibre Channel SANs lack a centralized device that supervises data movement activities, which presents a security problem for enterprises that want to control specifically a network user's access to a particular drive.

  . Quality of Service. Since SAN or NAS storage services are provided by the IP server over the Gigabit Ethernet switch, the IPStor server can be configured to maintain network traffic flow and prevent an aggressive server from monopolizing the communications bandwidth.

Business Strategy

   FalconStor aims to become a leading IP storage networking infrastructure software provider to enterprises worldwide. FalconStor strives to achieve this objective through the following strategies:

  . Maintain Leadership in IP Storage Networking Infrastructure
    Software. FalconStor strives to play a significant role in creating and defining the IP storage networking infrastructure software market. The storage networking infrastructure software market is defined by rapid change, and FalconStor plans to continue to focus its research and development efforts to create innovative solutions.

  . Increase Market Penetration and Brand Recognition Through Enhanced Sales
    and Marketing Efforts. FalconStor plans to increase its sales force and to promote its brand aggressively by:

    . advertising in key business and trade periodicals;

    . participating in industry events, conferences and trade shows; and

    . targeted promotions and public relations campaigns.

  . Expand Internationally. FalconStor recently opened its European headquarters, and plans to build rapidly its operations capabilities in Europe. FalconStor also opened headquarters in Asia and believes that it is developing a strong business presence in the Asia/Pacific Rim.

  . Expand Technologies and Capabilities Through Strategic Acquisitions and
    Alliances. FalconStor believes that opportunities exist to expand through acquisitions its technological capabilities, product offerings and services. When evaluating potential acquisitions, FalconStor will focus on transactions that enable it to:

    . acquire important enabling technology;

    . acquire complementary applications;

    . realize marketing, sales, customer and technological synergies; or

    . add key personnel.

  . Seek OEM Relationships with Industry Leaders and Storage Service
    Providers. FalconStor intends to establish original equipment manufacturer partnerships with switch, storage, appliance and operating system vendors. In addition, FalconStor will seek relationships with storage service providers to broaden the market for its product. These relationships will offer storage service providers access to FalconStor's proprietary technology to improve upon their service offerings and enable FalconStor to participate in the growing market for outsourced storage services. In addition, FalconStor's IP-based solution is intended to simplify the hardware requirements of storage service providers and allow them to deploy rapidly outsourced storage services for clients without being subject to distance limitation.

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

FalconStor's Products

   FalconStor products utilize off-the-shelf, industry-standard components such as Gigabit Ethernet, Fibre Channel/SCSI storage devices and the Linux operating system to construct IP-based storage networking infrastructure. Under this open architecture, the storage network consists of the following components:

  . IPStor Server. The FalconStor IPStor server software runs on a standard
    Linux appliance, which virtualizes the storage devices attached to it using a Fibre Channel or SCSI interface. The server receives data input/output requests from remote IPStor SAN Clients over IP, Fibre Channel, and/or iSCSI, and carries out the operations on the target device. To support mission-critical computing, IPStor server supports active cluster configuration for fault tolerance and mirroring/replication, and snapshot operations for redundancy. An optional NAS module can be installed to provide IP-connected application servers or user clients with file level shares.

  . IPStor SAN Clients. The IPStor SAN client acts as a virtual SCSI adapter to enable a network's operating system (e.g., Windows NT 4, Windows 2000, Linux, Solaris) to access the virtualized SAN storage resources attached to IPStor server. As the network's operating system accesses the storage resources, the input/output requests and data are routed to the IPStor servers using FalconStor's SAN/IPTM transport protocol. SAN/IP is an IP-based, high performance transport mechanism with windowing and flow control to ensure end-to-end reliability. FalconStor also plans to support the emerging iSCSI standard protocol when it becomes available.

  . NAS Clients. Since IPStor provides standard SMB/CIFS and NFS file shares, any Windows/Unix client can access the share (if authorized) on the LAN via the standard network redirector of the OS. No FalconStor software driver is necessary at these clients.

  . IPStor Java-based Manager Console. A single GUI console provides a system supervisor with reporting, device discovery, security, SAN/NAS resource mapping, event notification and end-to-end diagnostics capability.

Research and Development

   The storage networking infrastructure software services industry is subject to rapid technological advancements, changes in customer requirements, developing industry standards, and regular new product introductions and enhancements. As a result, FalconStor's success, in part, depends upon its ability to continue to improve its existing solutions and to develop and introduce new products at a cost-effective and timely basis. There can be no assurance that FalconStor will be able to successfully develop new products to address new customer requirements and technological changes, or that such products will achieve market acceptance.

   FalconStor believes that its continued investment in research and development is critical to its ability to continue to develop and introduce new and enhanced products addressing emerging market needs.

   FalconStor's research and development staff consisted of 44 employees as of December 31, 2000. Research and development expenses, primarily consisting of personnel expenses, were $1,363,668 in 2000. FalconStor anticipates that research and development expenses will increase in 2001.

Sales, Marketing and Customer Service

   FalconStor plans to sell its products primarily through relationships with original equipment manufacturers, resellers and distributors, and a direct sales force.

  . Original Equipment Manufacturer Relationships. These original equipment manufacturers will collaborate with FalconStor to integrate FalconStor's products into their own product offerings or resell FalconStor's products under their own label.

  . Reseller and Distributor Relationships. FalconStor currently plans to enter into reseller and distributor agreements to help sell its product in various geographic areas. FalconStor's resellers and distributors will market the entire IPStor product suite and receive a discount on products sold.

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

  . Direct Sales Force. FalconStor is currently building a direct sales staff with responsibilities for pursuing and managing larger customers, as well as providing support to distributors, resellers and original equipment manufacturers. FalconStor has been hiring additional salespersons and expects to continue to do so.

   FalconStor's marketing department consists of marketing professionals dedicated to advertising, public relations, marketing communications, events and channel partner programs. FalconStor's marketing efforts focus on building brand recognition and developing leads for the sales force.

   A dedicated team of FalconStor professional services people are also available to hand-hold customers and partners through out the product life cycle of IPStor deployments. The professional services team includes seasoned storage architects who can assist in the assessment, planning/design, deployment, and testing phases of an IPStor deployment project, and a technical support group for post-deployment assistance and on-going trouble-shooting.

Competition

   As the demand for IP-based network storage services increases, more competitors will enter this high-growth market segment. There is no single entity that directly competes with FalconStor. Although there are several companies attempting to fill specific needs for SCSI-IP connectivity, Fibre Channel-IP connectivity and SAN storage management, these solutions require their own management platform, thereby potentially increasing overall system complexity. Currently, FalconStor is the only software-based solution that has a comprehensive architecture providing SAN, NAS and simplified storage management in a single, well-managed storage system using standard, off-the-shelf components. However, some of FalconStor's product capabilities are in competition with a number of significant players with substantially greater financial and other resources, including DataCore and StorageApps. Additionally, Cisco Systems and Nishan Systems both announced IP-based storage solutions. However, both of these are hardware solutions designed to provide IP-to-SCSI and/or IP-to-Fibre Channel conversions, thereby giving application servers the ability to access SCSI or Fibre Channel storage devices. FalconStor's product provides not only IP-based connectivity to application servers, but also "storage virtualization' and "storage services' such as high-availability, mirroring, replication, snapshot, and fast backup/restore enablers. In fact, both Cisco and Nishan are potential OEM customers to FalconStor's virtualization and storage services software. There is currently no other known software company providing all of IP-based connectivity, virtualization, and storage services. FalconStor believes that the principal competitive factors affecting its market include product features such as scalability, data availability, ease of use, price, reliability, hardware/platform neutrality, customer service and support.

   FalconStor's success will depend largely on its ability to generate market demand and awareness of our IPStor software suite, as well as to develop additional or enhanced products in a timely manner. FalconStor's success will also depend on its ability to convince potential partners and customers of the benefits of its software. FalconStor's future and existing competitors could introduce products with superior features and existing competitors could introduce products with superior features, scalability and functionality at lower prices than its products and could also bundle existing or new products with other more established products in order to compete with FalconStor. Increased competition is likely to result in price reductions and reduced gross margins, which could harm its business.

Intellectual Property

   FalconStor's success is dependent upon its proprietary technology. Currently, the IPStor software suite is the core or our proprietary technology.
FalconStor currently has three pending patent applications and     pending
trademark applications related to its IPStor product.

   FalconStor seeks to protect its proprietary rights and other intellectual property through a combination of copyright, trademark and trade secret protection, as well as through contractual protections such as proprietary

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information agreements and nondisclosure agreements. The technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are essential to establishing and maintaining a technology leadership position.

   FalconStor generally enters into confidentiality or license agreements with its key technical employees, officers, consultants and corporate partners, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite FalconStor's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. Monitoring unauthorized use of its products is difficult, and there can be no assurance that the steps taken by FalconStor will prevent misappropriation of its technology, particularly in foreign countries whose laws may not protect its proprietary rights as fully as do the laws of the United States.

Properties

   FalconStor's principal development center and executive and administrative offices are located in a 6,721 square-foot leased facility in Melville, New York. FalconStor also has leased offices for development, sales and marketing personnel which total an aggregate of approximately 6,200 square feet in Paris, France; Taipei, Taiwan; and Tokyo, Japan. Initial lease terms range from one to four years, with multiple renewal options.

Legal Matters

   FalconStor is not currently a party to any material litigation. From time to time, however, FalconStor may be subject to claims and lawsuits arising in the normal course of business.

   Steven Wolosky holds 25,000 shares of Series A preferred stock. Mr. Wolosky is a member of Olshan Grundman, FalconStor's general legal counsel since February 2000.

Employees

   As of March 31, 2001, FalconStor had 83 full-time employees, including 18 in sales and marketing, 57 in research and development and eight in general administration. FalconStor is not subject to any collective bargaining agreements and believes its employee relations are excellent.

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

              FALCONSTOR'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following section should be read in conjunction with FalconStor's consolidated financial statements and related notes and other financial information included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. FalconStor's actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this joint proxy statement/prospectus, particularly under the heading, "Risk Factors."

Overview

   FalconStor was incorporated in Delaware in February 2000 for the purpose of developing, manufacturing and selling data storage network software. Our unique open software approach to storage networking enables companies to better capture and manipulate the expanding volume of enterprise data and existing storage solutions, without rendering those solutions obsolete. By moving the intelligence of storage management from hardware to software, we allow companies to adopt the state-of-the-art Fibre Channel technology while at the same time, leverage their prior investments in Ethernet information technology
(IT) infrastructure, taking full advantage of the ubiquitous connectivity of the industry-standard Internet Protocol (IP). Our software technology can rapidly embrace various input/output (I/O) interface, communications standards and innovative storage services as they are introduced. Our unique architecture has been recognized and licensed by partners in Ethernet Switch, SCSI-to-Fibre Channel Router, Disk-Subsystem and Appliances spaces. Our flagship IPStor product, which began shipping May 2001, is today the only available all-software solution that combines industry-standard connectivity with next-generation network storage services, offering large, distributed enterprises a complete storage management solution that includes all four of the key service categories: universal connectivity supporting both Fibre Channel and IP/iSCSI-based storage provisioning; virtualization; storage services such as fail-over, mirroring, replication and snapshot; and unified SAN (storage area network) and NAS (network-attached storage).

   In March 2000, we raised $3,000,000 from the issuance of 3,000,000 shares of Series A preferred stock and raised an additional $7,000,000 in September 2000 from the issuance of 4,900,000 shares of Series B preferred stock. Our operations since inception were mainly comprised of the development of our core data storage network software product. During 2000 and the first quarter of 2001, we were in the development stage of operations, as a result there were no significant revenues generated from our planned principal operations. The revenues generated in 2000 were from network consulting services.

   On March 30, 2001, we entered into a series of related agreements with NPI pursuant to which NPI purchased 9,792,401 shares of our Series C preferred stock for an aggregate price of $25,000,000, and obtained an exclusive option to merge with us. On May 4, 2001, NPI exercised the option and entered into a merger agreement with us.

Results of Operations for the Three Months Ended March 31, 2001

   Since FalconStor did not begin operations until February 10, 2000, there were no significant activities for the three months ended March 31, 2000. As a result the following management discussion and analysis does not include comparisons to prior periods.

 Revenues

   We did not generate any revenues for the three months ended March 31, 2001 since our software was still in the development process and we did not yet begin shipping our product. Future revenues are expected to be derived from software licenses and maintenance fees related to the software.

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

 Cost of Revenues

   For the three months ended March 31, 2001 we did not incur any cost of revenues since we did not begin shipping our product. In the future, cost of revenues are expected to be mainly comprised of production costs and shipping costs related to software licenses and personnel costs related to technical support.

 Software Development Costs

   Software development costs were $873,534 for the three months ended March 31, 2001 and were mainly comprised of personnel related expenses. Costs incurred during the quarter were related to the development of our core storage networking infrastructure software product. Through March 31, 2001, no software development costs were capitalized. Software development costs are expected to increase in the future as we continue to modify and enhance our product.

 Selling and Marketing

   Selling and marketing expenses were approximately $1.1 million for the three months ended March 31, 2001 and were mainly comprised of personnel costs, travel and entertainment, public relations expense, trade shows and costs associated with our sales offices in Taiwan and France. Selling and marketing expenses are expected to increase in the future as additional sales personnel are hired and marketing efforts are initiated in order to sell and promote our software. Additionally, we will incur commission expense, and increased travel and entertainment and public relation expenses.

 General and Administrative

   General and administrative expenses were $870,795 for the three months ended March 31, 2001. These expenses were mainly comprised of personnel costs, professional fees and rent. General and administrative expenses are expected to increase in the future to support our overall growth.

 Interest Income

   Interest income was $78,652 for the three months ended March 31, 2001. Interest income was earned on cash and cash equivalents, which was raised from the issuance of Series A and B convertible preferred stock.

 Income Taxes

   We did not record a tax benefit associated with the pre-tax net loss incurred from the period from inception (February 10, 2000) through March 31, 2001, as we deemed that it was more likely than not that the deferred tax assets will not be realized based on our development stage operations and, accordingly, we provided a full valuation allowance against the deferred tax asset.

Results of Operations for the Period From Inception (February 10, 2000) Through December 31, 2000

   Since 2000 was our first year of operations, management's discussion and analysis does not include any comparisons to prior periods.

 Services Revenues

   Services revenues were $143,294 for the period from inception (February 10, 2000) through December 31, 2000. These revenues were comprised of network consulting fees, which were billed on a time and materials basis and recognized as revenue when the services were performed. We do not expect network consulting fees to comprise a significant percentage of revenues in the future. Future revenues are expected to be derived from software licenses and maintenance fees related to the software.

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

 Cost of Revenues

   Cost of revenues in 2000 were $209,053 and were comprised of salaries of personnel working on network consulting contracts. The cost of salaries were greater than the revenues generated from these contracts, which resulted in a gross loss for 2000. In the future, cost of revenues are expected to be mainly comprised of production costs and shipping costs related to software licenses and personnel costs related to technical support.

 Software Development Costs

   Software development costs were $1,363,668 in 2000 and were mainly comprised of personnel related expenses. Costs incurred in 2000 were related to the development of our core data storage network software product. Through December 31, 2000, no software development costs were capitalized. Software development costs are expected to increase in the future as we continue to modify and enhance our product.

 Selling and Marketing

   Selling and marketing expenses were $326,609 in 2000 and were mainly comprised of personnel costs. Selling and marketing expenses are expected to increase in the future as additional sales personnel are hired and marketing efforts are initiated in order to sell and promote our software. Additionally, we will incur commission expenses, increased travel and entertainment and public relation expenses.

 General and Administrative

   General and administrative expenses were $472,400 for the period from inception (February 10, 2000) through December 31, 2000. These expenses were mainly comprised of professional fees and rent. General and administrative expenses are expected to increase in the future to support our overall growth.

 Interest Income

   Interest income was $225,551 for the period from inception (February 10, 2000) through December 31, 2000. Interest income was earned on cash and cash equivalents, which was raised from the issuance of Series A and B preferred stock.

 Income Taxes

   We did not record a tax benefit associated with the pre-tax net loss incurred from the period from inception (February 10, 2000) through December 31, 2000, as we deemed that it was more likely than not that the deferred tax assets will not be realized based on our development stage operations and, accordingly, we provided a full valuation allowance against the deferred tax asset.

Recent Accounting Pronouncement

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. In June 2000, SFAS No. 138 was issued which amended certain provisions of SFAS No. 133. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In accordance with SFAS No. 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the

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income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The implementation of SFAS No. 133 did not have a significant impact on our consolidated financial statements for the quarter ended March 31, 2001.

Liquidity and Capital Resources

   Our cash and cash equivalents at March 31, 2001, was $5,483,685. Between April 1, 2001 and May 4, 2001 we received an additional $33,150,000 from the sale of 12,986,079 shares of Series C preferred stock.

   Net cash used in operating activities for the period from inception (February 10, 2000) through March 31, 2001 was approximately $3,500,000, which was primarily attributed to our net loss of approximately $4,800,000 and increases in accounts receivable and prepaid expenses and other current assets totaling $306,625. These amounts were partially offset by depreciation and amortization, non-cash professional services expense, equity-based compensation earned and increases in accounts payable, accrued expenses and deferred revenue, which totaled approximately $1,600,000 in the aggregate.

   Net cash used in investing activities for the period from inception (February 10, 2000) through March 31, 2001 was approximately $1,000,000, which was related to the purchase of property and equipment of $784,679, and the payment of a security deposit of $220,099 related to our office space lease.

   Net cash provided by financing activities was approximately $10,000,000. We raised net proceeds of approximately $10,000,000 through the issuance of Series A and B preferred stock. Additionally, we raised $55,000 through the issuance of common stock.

   Our principal sources of liquidity are cash and cash equivalents, which are expected to be used for general corporate purposes, including expansion of operations and capital expenditures.

   We believe that our current balance of cash and cash equivalents, along with the $33,150,000 we received between April 1, 2001 and May 4, 2001, will be sufficient to satisfy our working capital and capital expenditure requirements for at least the next 12 months.

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               FALCONSTOR SOFTWARE'S MANAGEMENT AFTER THE MERGER

   The following table provides information about the intended directors and executive officer of the combined company. With the exception of Glenn Penisten, each person listed currently holds the same position with FalconStor.

                                   Management

                                                                             Term as Director
Name                     Age                    Position                         Expires
----                     ---                    --------                     ----------------
Barry Rubenstein........ 57  Chairman of the Board                                 2003
ReiJane Huai............ 42  President, Chief Executive Officer and Director       2004
Jacob Ferng, CPA........ 39  Chief Financial Officer and Vice President             --
Wai Lam................. 42  Vice President, Engineering                            --
Wayne Lam............... 37  Vice President, Marketing                              --
Wendy Petty............. 37  Vice President, Sales, North America                   --
Bernard Wu.............. 42  Vice President, Business Development                   --
Eric Chen............... 38  Vice President, GM Asia                                --
Irwin Lieber............ 61  Director                                              2002
Glenn Penisten.......... 69  Director                                              2003

   Barry Rubenstein has served as chairman of the board of FalconStor since its inception in February 2000. Mr. Rubenstein has been involved as founder or primary investor in technology companies since 1976. Mr. Rubenstein was a founder or founding consultant to several technology companies, including Applied Digital Data Systems, Inc. (1969), Safeguard Scientifics, Inc. (1980), Novell, Inc. (1983) and Cheyenne Software, Inc. (1983). From 1985 to 1987, he served as chairman and chief executive officer of Cheyenne Software. In addition, Mr. Rubenstein currently or has previously served on the boards of USWeb, Inc., Opus 360 Corp., Picazo Communications, Inc., CosmoCom, Inc., WinStar New Media, FatWire Corporation and Source Media. Mr. Rubenstein is a founder and principal of Wheatley Partners, L.P., and each of its affiliated partnerships, Woodland Venture Fund and Seneca Ventures, private investment partnerships that have invested over $800,000,000 in technology companies. Mr. Rubenstein holds a B.S. in Electrical Engineering from City College of New York and a M.S. in Computer Sciences from New York University.

   ReiJane Huai has served as president and chief executive officer of FalconStor since December 2000 and has been a director of FalconStor since July 2000. Mr. Huai came to FalconStor with a career in software development and management. As executive vice president and general manager, Asia, for Computer Associates International, Inc., he was responsible for sales, marketing and the development of strategic joint ventures in the region. Mr. Huai joined Computer Associates in 1996 with its acquisition of Cheyenne Software, Inc., where he was president and chief executive officer. Mr. Huai joined Cheyenne Software in 1985 as manager of research and development, and was appointed director of engineering in 1987. While there, he served as chief architect of ARCserve, the industry's first storage management solution for the client/server environment. Mr. Huai received a master's degree in computer science from the State University of New York at Stony Brook in 1985.

   Jacob Ferng has served as chief financial officer and vice president of FalconStor since August 2000. Mr. Ferng has more than 10 years of experience handling corporate finance, worldwide software production and product distribution for publicly-held companies, various private corporations and a public accounting firm. Mr. Ferng was vice president of finance and production worldwide for Computer Associates from 1996 to April 2000. He also served as corporate controller and vice president of finance and operations of Cheyenne Software from 1991 to 1996. From 1988 to 1990, he was an accountant for General Aerospace, Bell Associates, CPAs. He has a master's degree in Accounting/Taxation from Long Island University, C.W. Post. Currently, he is a certified public accountant in the state of New York.

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   Wai Lam has served as vice president of engineering of FalconStor since
April 2000. As vice president and architect at Computer Associates, he was responsible for the eTrust Internet security product strategy and design. Mr. Lam joined Computer Associates in 1996 with its acquisition of Cheyenne Software, where he was director and architect of the HSM product line. He joined Cheyenne in 1993 with its acquisition of Applied Programming Technologies, Inc., where he was a partner and developer of network storage systems using the newly available optical libraries. Before joining Applied Programming Technologies, Mr. Lam worked at Hughes Aircraft, where he was a microwave circuit designer for space communication systems, and he was appointed senior staff engineer. Mr. Lam received a Master of Science degree from UCLA in 1983 and a Bachelor of Engineering degree from Stony Brook in 1982.

   Wayne Lam has served as vice president of marketing of FalconStor since April 2000. Mr. Lam has more than 15 years of software development and corporate management experience. As vice president at Computer Associates, he held various roles in product marketing, business development and product development. Mr. Lam joined Computer Associates in 1996 with its acquisition of Cheyenne Software, where he held various positions including general manager of Cheyenne Software Netware Division, director of business development, and head of Cheyenne Communications, a business development unit focusing on communication software. From 1989 to 1993 he was co-founder and chief executive officer of Applied Programming Technologies, where he managed all aspects of its operations and development projects. From 1987 to 1989 he was vice president of engineering at Advanced Graphic Applications, where he managed the development of PC-based document management systems and optical storage device drivers. Mr. Lam has a B.E. in Electrical Engineering from Cooper Union, where he was involved with a privately funded research project studying the feasibility of building paperless offices using optical storage devices. The success of the project led to the formation of Advanced Graphic Applications.

   Wendy Petty has served as the vice president of sales in North America of FalconStor since October 2000. From 1999 to 2000, she was senior vice president of indirect channel sales for Opus360 Corp. From 1996 to 1999, Ms. Petty served in various senior sales executive positions at Computer Associates, most recently as senior vice president of channel sales. From 1990 to 1996, she held various sales and sales management positions at Cheyenne Software, including director, North American sales, manager, corporate accounts and western regional sales manager. From 1989 to 1990, she was a consultant to NEC's Computers and Communications division. From 1987 to 1989, she was the director of software implementations at ENCORE Systems, a developer of hospitality management software. Ms. Petty holds a B.A. degree from Fairleigh Dickinson University.

   Bernie Wu has served as the vice president of business development of FalconStor since October 2000. From 1998 to 2000, Mr. Wu was senior vice president of sales and marketing for the Internet Outsourcing Division of Trend Micro, a leading Internet security software company. Mr. Wu had worldwide responsibility for defining, launching, and managing OEM, service, and alliance partnerships with ISPs, SPs, telecommunication carriers, and other software companies for the purpose of offering network-based security services. In the 15 years prior to that, Mr. Wu held various executive and managerial positions at companies such as Intel, Seagate, Conner Peripherals, and Computer Associates/Cheyenne Software in areas including product development, marketing, and OEM/channel sales of RAID, optical, and tape-based storage management software and subsystems. In 1996, he co-authored a patent in the area of SCSI enclosure management services, which has been widely adopted in the industry. Mr. Wu has a B.S./M.S. in engineering from the University of California at Berkeley and an M.B.A from University of California at Los Angeles Anderson School of Management.

   Dr. Eric Chen has been vice president and general manager, Asia Pacific Operations of FalconStor since March 2000. Dr. Chen oversees FalconStor's operations including research and development, marketing and sales. From 1991 to 1994, he was a technical staff member of IBM Networking Systems, Research Triangle Park, North Carolina. Dr. Chen became an associate professor at National Chung-Hsing University, Taiwan in 1991, teaching graduate courses in Networking, Protocol Engineering and Distributed Systems. From 1991 to

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1994, he worked on projects that enabled the interworking of different communication protocols. Dr. Chen received his Ph.D. and Masters degree in Computer and Information Science from Ohio State University, and a Bachelor degree in Electrical Engineering from the National Taiwan University.

   Irwin Lieber has served as a director of FalconStor since July 2000. He has 29 years of public and private technology investment experience. Mr. Lieber is a founder and principal of Wheatley Partners, L.P. and each of its affiliated partnerships. Mr. Lieber also was a founding partner in 1995 (along with Mr. Rubenstein and others) of 21st Century Communications Partners, L.P., a $243,000,000 fund that has invested in high growth companies in communications, media and entertainment. In 1979, Mr. Lieber formed GeoCapital, an investment management company that invests in publicly-held small capitalization companies in a variety of industries, including technology, and today manages a portfolio of public securities with a net asset value of more than $2,000,000,000. Mr. Lieber was also a general partner of GeoCapital Ventures, a venture capital firm investing in information services and software companies that he formed in 1979. Mr. Lieber was senior analyst, portfolio manager and later general partner of First Manhattan Company from 1970 to 1979. Mr. Lieber received a B.S. in Electrical Engineering from City College of New York and a M.S. in Electrical Engineering from Syracuse University. Mr. Lieber is a chartered financial analyst and member of the New York Society of Security Analysts.

   Glenn Penisten's biography appears on page 135 of this joint proxy statement/prospectus.

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                               NPI AND FALCONSTOR

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Network Peripherals Inc.:

  Report of Independent Accountants....................................... 102

  Consolidated Balance Sheets............................................. 103

  Consolidated Statements of Operations .................................. 104

  Consolidated Statements of Stockholders' Equity ........................ 105

  Consolidated Statements of Cash Flows .................................. 106

  Notes to Consolidated Financial Statements.............................. 107

  Financial Statement Schedule:

    Schedule II--Valuation and Qualifying Accounts for the Years Ended
     December 31, 2000, 1999 and 1998..................................... 118

FalconStor, Inc.:

  Independent Auditors' Report ........................................... 119

  Consolidated Balance Sheets ............................................ 120

  Consolidated Statements of Operations .................................. 121

  Consolidated Statements of Stockholders' Equity and Comprehensive Loss.. 122

  Consolidated Statements of Cash Flows................................... 123

  Notes to Consolidated Financial Statements.............................. 124

                       REPORT OF INDEPENDENT ACCOUNTANTS

   To the Board of Directors and Stockholders of Network Peripherals Inc.

   In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Network Peripherals Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

San Jose, California
January 26, 2001, except as to Note 13,
 which is as of March 30, 2001

                            NETWORK PERIPHERALS INC.

                          CONSOLIDATED BALANCE SHEETS
                (In thousands, except share and per share data)

                                                               December 31,
                                                  March 31,  -----------------
                                                    2001       2000     1999
                                                 ----------- --------  -------
                                                 (Unaudited)
                     ASSETS

Current assets:
  Cash and cash equivalents.....................  $  43,451  $ 33,810  $ 4,730
  Short-term investments........................     44,175    62,191    4,985
  Accounts receivable, net of allowance for
   doubtful accounts and returns of $228
   (unaudited), $259 and $364                         1,359     1,479      428
  Receivable from sale of assets................         --        --      720
  Inventories...................................      5,683    10,626    3,830
  Prepaid expenses and other current assets.....      1,414     1,776      815
                                                  ---------  --------  -------
    Total current assets........................     96,082   109,882   15,508
  Property and equipment, net...................      5,423     5,547    4,984
  Other assets..................................        301       285      360
                                                  ---------  --------  -------
                                                  $ 101,806  $115,714  $20,852
                                                  =========  ========  =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................  $   1,094  $  1,902  $ 1,534
  Accrued liabilities...........................      2,488     2,908    1,409
                                                  ---------  --------  -------
    Total current liabilities...................      3,582     4,810    2,943
                                                  ---------  --------  -------
Commitments (Note 6)
Stockholders' equity:
  Preferred Stock, $0.001 par value, 2,000,000
   shares authorized; no shares issued or
   outstanding..................................         --        --       --
  Common Stock, $0.001 par value, 60,000,000
   shares authorized; 12,847,000 (unaudited),
   12,907,000 and 12,749,000 shares issued and
   outstanding..................................         16        16       13
  Additional paid-in capital....................    235,032   234,820   65,955
  Accumulated deficit...........................    (82,590)  (70,301) (48,059)
  Accumulated other comprehensive income........        225       106       --
                                                  ---------  --------  -------
                                                    152,683   164,641   17,909
  Treasury stock, 3,585,000 (unaudited),
   3,485,000 and no shares of Common Stock, at
   cost.........................................    (54,459)  (53,737)      --
                                                  ---------  --------  -------
    Total stockholders' equity..................     98,224   110,904   17,909
                                                  ---------  --------  -------
                                                 $ 101,806   $115,714  $20,852
                                                  =========  ========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            NETWORK PERIPHERALS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                  For the Three
                                   Months Ended        For the Year Ended
                                    March 31,             December 31,
                                 -----------------  ---------------------------
                                   2001     2000      2000      1999     1998
                                 --------  -------  --------  --------  -------
                                   (Unaudited)
Net sales......................  $  2,012  $ 3,305  $  7,514  $ 10,231  $28,585
Cost of sales..................     6,408    2,518     9,144     9,410   17,250
                                 --------  -------  --------  --------  -------
    Gross profit (loss)........    (4,396)     787    (1,630)      821   11,335
                                 --------  -------  --------  --------  -------
Operating expenses:
  Research and development.....     3,776    2,414    11,233     7,803   11,485
  Marketing and selling........     3,091    1,997    10,672     6,437    6,010
  General and administrative...     1,283    1,038     4,749     3,503    3,234
  Merger related expenses......     1,135      --        --        --       --
  Restructuring expense........       --       --        600       --       --
  Loss (gain) on sale of
   assets......................       --       --        620    (1,055)     --
                                 --------  -------  --------  --------  -------
    Total operating expenses...     9,285    5,449    27,874    16,688   20,729
                                 --------  -------  --------  --------  -------
Loss from operations...........   (13,681)  (4,662)  (29,504)  (15,867)  (9,394)
Interest income................     1,392      779     7,262       908    1,505
                                 --------  -------  --------  --------  -------
Loss before income taxes.......   (12,289)  (3,883)  (22,242)  (14,959)  (7,889)
Income taxes...................       --       --        --        --       --
                                 --------  -------  --------  --------  -------
Net loss.......................  $(12,289) $(3,883) $(22,242) $(14,959) $(7,889)
                                 ========  =======  ========  ========  =======
Net loss per share:
  Basic and diluted............  $  (0.96) $ (0.28) $  (1.56) $  (1.19) $ (0.64)
                                 ========  =======  ========  ========  =======
Weighted average common shares:
  Basic and diluted............    12,834   13,682    14,224    12,584   12,281
                                 ========  =======  ========  ========  =======



  The accompanying notes are an integral part of these consolidated financial statements.

                            NETWORK PERIPHERALS INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                            Common Stock                           Accumulated
                          ---------------- Additional                 Other
                          Number of         Paid-in   Accumulated Comprehensive Treasury
                           Shares   Amount  Capital     Deficit      Income      Stock     Total
                          --------- ------ ---------- ----------- ------------- --------  -------
Balance at December 31,
 1997...................   12,252    $ 12   $ 63,878   $(25,211)      $ --      $    --   $38,679
Issuance of Common Stock
 upon exercise of stock
 options................        8     --          38        --          --           --        38
Issuance of Common Stock
 under employee stock
 purchase plan..........       32     --         144        --          --           --       144
Net loss................      --      --         --      (7,889)        --           --    (7,889)
                           ------    ----   --------   --------       -----     --------  -------
Balance at December 31,
 1998...................   12,292      12     64,060    (33,100)        --           --    30,972
Issuance of Common Stock
 upon exercise of stock
 options................      457       1      1,895        --          --           --     1,896
Net loss................      --      --         --     (14,959)        --           --   (14,959)
                           ------    ----   --------   --------       -----     --------  -------
Balance at December 31,
 1999...................   12,749      13     65,955    (48,059)        --           --    17,909
Issuance of Common Stock
 in follow-on public
 offering...............    2,875       3    165,361        --          --           --   165,364
Issuance of Common Stock
 upon exercise of stock
 options................      768     --       3,504        --          --           --     3,504
Common Stock
 repurchased............   (3,485)    --         --         --          --       (53,737) (53,737)
Net loss................      --      --         --     (22,242)        --           --   (22,242)
Change in unrealized
 gain on investments....      --      --         --         --          106          --       106
                                                                                          -------
Comprehensive loss......      --      --         --         --          --           --   (22,136)
                           ------    ----   --------   --------       -----     --------  -------
Balance at December 31,
 2000...................   12,907      16    234,820    (70,301)        106      (53,737) 110,904
Issuance of Common Stock
 upon exercise of stock
 options (unaudited)....       50     --         212        --          --           --       212
Common Stock repurchased
 (unaudited)............     (110)    --         --         --          --          (722)    (722)
Net loss (unaudited)....      --      --         --     (12,289)        --           --   (12,289)
Change in unrealized
 gain on investments
 (unaudited)............      --      --         --         --          119          --       119
                                                                                          -------
Comprehensive loss
 (unaudited)............      --      --         --         --          --           --   (12,170)
                           ------    ----   --------   --------       -----     --------  -------
Balance at March 31,
 2001 (Unaudited).......   12,847    $ 16   $235,032   $(82,590)      $ 225     $(54,459) $98,224
                           ======    ====   ========   ========       =====     ========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            NETWORK PERIPHERALS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                For the Three
                                Months Ended          For the Year Ended
                                  March 31,              December 31,
                              ------------------  ----------------------------
                                2001      2000      2000      1999      1998
                              --------  --------  --------  --------  --------
                                 (Unaudited)
Cash flows from operating
 activities:
 Net loss.................... $(12,289) $ (3,883) $(22,242) $(14,959) $ (7,889)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
 Depreciation and
  amortization...............      723       541     2,495     1,826     2,000
 Loss (gain) of sale of
  assets.....................      --        --        620    (1,055)      --
 Changes in assets and
  liabilities:
  Accounts receivable........      120    (2,261)   (1,051)    3,002     1,740
  Inventories................    4,943       187    (6,796)     (706)   (1,707)
  Income tax refund
   receivable................      --        --        --        --      3,983
  Prepaid expenses and other
   assets....................      336       247      (926)     (131)     (146)
  Accounts payable...........     (808)     (124)      368      (916)      779
  Accrued liabilities........     (420)      356     1,499      (718)   (2,956)
                              --------  --------  --------  --------  --------
Net cash used in operating
 activities..................   (7,395)   (4,937)  (26,033)  (13,657)   (4,196)
                              --------  --------  --------  --------  --------
Cash flows from investing
 activities:
 Proceeds from sales or
  maturity of short-term
  investments................   18,135     3,997       --     12,829       --
 Purchases of short-term
  investments................      --        --    (57,100)      --     (3,443)
 Purchases of property and
  equipment..................     (602)     (971)   (3,836)   (2,559)   (2,644)
 Proceeds from sale of
  assets, net of expenses....       13       --        918       684       --
 Holdback amount from
  acquisition................      --        --        --        --       (456)
                              --------  --------  --------  --------  --------
   Net cash provided by (used
    in) investing
    activities...............   17,546     3,026   (60,018)   10,954    (6,543)
                              --------  --------  --------  --------  --------
Cash flows from financing
 activities:
 Proceeds from issuance of
  common stock, net of
  offering costs.............      212   166,249   168,868     1,896       182
 Repurchase of common stock..     (722)      --    (53,737)      --        --
                              --------  --------  --------  --------  --------
   Net cash provided by (used
    in) financing
    activities...............     (510)  166,249   115,131     1,896       182
                              --------  --------  --------  --------  --------
Net increase (decrease) in
 cash and cash equivalents...    9,641   164,338    29,080      (807)  (10,557)
Cash and cash equivalents,
 beginning of period.........   33,810     4,730     4,730     5,537    16,094
                              --------  --------  --------  --------  --------
Cash and cash equivalents,
 end of period............... $ 43,451  $169,068  $ 33,810  $  4,730  $  5,537
                              ========  ========  ========  ========  ========
Supplemental disclosure of
 cash flow information
 Non-cash transactions:
   Receivable from sale of
    assets................... $    --   $    --   $    --   $    720  $    --



  The accompanying notes are an integral part of these consolidated financial statements

                            NETWORK PERIPHERALS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company

   Network Peripherals Inc., a Delaware corporation (the "Company"), designs and manufactures Layer 2 and Layer 3 functionality Ethernet and Ethernet switching products, which it markets primarily to original equipment manufacturers, distributors, value-added resellers and system integrators. The Company's switching products are designed for use in workgroups, wiring closets and network backbones.

   As discussed in Notes 13 and 14, on March 30, 2001, the Company entered into a series of related agreements with FalconStor, Inc. ("FalconStor"), a privately held company, whereby, among other things, the Company made a $25 million investment in FalconStor, and obtained an exclusive option to merge with FalconStor. On May 4, 2001, the Company exercised its option and entered into a merger agreement with FalconStor.

Note 2. Summary of Significant Accounting Policies

 Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Interim Consolidated Financial Statements (Unaudited)

   The financial information as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 is unaudited and includes all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the Company's financial condition, operating results and cash flows as of such date and for such periods. Results for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001 or for any future period.

 Use of Estimates

   The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash, Cash Equivalents and Short-Term Investments

   The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less to be cash equivalents. The Company's short-term investments consist of marketable debt securities, substantially of which have maturities between three months and one year. All marketable debt securities included in short-term investments have been classified as available-for-sale and are carried at fair market value, and the unrealized gains or losses on these investments are included as a separate component of the stockholders' equity. For the years ended December 31, 1999 and 1998, there were no material unrealized gains or losses on investments.

 Concentration of Credit Risk

   Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, cash equivalents, short-term investments and trade receivables. The Company maintains its cash, cash equivalents and short-term investments with high credit quality financial institutions and limits its investments to those that are short-term and low risk. Concentration of credit risk with respect to trade receivables is generally limited due to the Company's on-going evaluation of its customers' credit worthiness and the established long-term relationship with certain customers.

                            NETWORK PERIPHERALS INC.

 Revenue Recognition

   Revenue from product sales is recognized when pervasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is probable. The Company provides to certain distributors limited rights of return and price protection on unsold inventory when specific conditions exist. Provisions for estimated costs of warranty repairs, product returns, and retroactive price adjustments are recorded at the time products are shipped based on past experience. Allowances for uncollectible accounts receivable are provided at the time such receivable is deemed uncollectible.

   In December 1999, the Securities and Exchange Commissions issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The adoption of SAB 101 in the fourth quarter of 2000 did not have a material effect on the Company's results of operations or financial condition.

 Inventories

   Inventories are stated at the lower of cost, using the first-in, first-out method, or market.

 Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful life of the asset, typically three years. Depreciation of the Company's enterprise resource planning systems, its information systems infrastructure, and certain manufacturing equipment is based on an estimated useful life of five years. Amortization of leasehold improvements is computed using the remaining lease term.

 Goodwill

   Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired and is amortized on a straight-line basis over the expected period of benefit, generally five years. Periodically, the Company evaluates the goodwill for impairment and estimates the future undiscounted cash flows of the acquired business to ensure that the carrying value has not been impaired. As of December 31, 2000 and 1999, goodwill, net of accumulated amortization, was $53,000 and $93,000, respectively, and was included in other assets.

 Software Development Costs

   The Company's software products are integrated into its hardware products and are typically available for general release to customers within 30 days after technological feasibility has been achieved. Accordingly, the production costs incurred after the establishment of technological feasibility and before general release to customers are immaterial. The Company has not capitalized any software development costs to date.

 Advertising Costs

   The Company expenses all advertising costs as incurred. Advertising costs totaled $2,293,000, $634,000 and $381,000 in 2000, 1999 and 1998, respectively.

 Income Taxes

   The Company accounts for income taxes under the asset and liability method, which recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax basis of

                            NETWORK PERIPHERALS INC.

assets and liabilities and their financial statement reported amounts, and for net operating loss and credit carryforwards. The Company records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized.

 Foreign Currency Translation

   The functional currency of the Company's subsidiaries in Taiwan and the Netherlands is the U.S. dollar. Accordingly, gains or losses arising from the translation of foreign currency financial statements and transactions are included in determining consolidated results of operations.

 Employee Benefit Plans

   The Company has stock option plans and offers a 401(k) plan covering all of its U.S. employees. The 401(k) plan provides for matching contributions determined at the Company's discretion. The Company matched 50% of each employee's contribution up to $3,000 in 2000 and $1,000 in 1999. The matching contributions totaled $202,000 and $59,000 in 2000 and 1999, respectively. No such matching contributions were made in 1998.

 Stock-based Compensation

   The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", as permitted under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions involving Stock Compensation." FIN 44 clarifies the application of APB Opinion No. 25 regarding (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a stock option plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective on July 1, 2000, but certain conclusions cover specific events that occurred after either December 15, 1998, or January 12, 2000. The adoption of FIN 44 did not have a material impact on the Company's results of operations or financial condition.

 Net Loss Per Share

   Basic earnings per share are computed as net earnings divided by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur from common shares issuable through stock-based compensation including stock options, restricted stock awards, warrants, and other convertible securities using the treasury stock method. During 2000, 1999 and 1998, the Company incurred net losses, such that the inclusion of potential common shares would result in an antidilutive per share amount. Accordingly, no adjustment is made to the basic net loss per share to arrive at the diluted net loss per share.

 Comprehensive Loss

   For the year ended December 31, 2000, the Company's comprehensive loss included net loss and the change in unrealized gain on investments. There were no reconciling items between the Company's net loss and comprehensive loss for the years ended December 31, 1999 and 1998.

                            NETWORK PERIPHERALS INC.

 Recent Accounting Pronouncement

   In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. In June 2000, SFAS No. 133 was amended by SFAS No. 138, which amended or modified certain issues discussed in SFAS No. 133. The Company will adopt SFAS No. 133 and SFAS No. 138 during the year ending December 31, 2001. To date, the Company has not engaged in derivative or hedging activities. The adoption of SFAS No. 133 and SFAS No. 138 will have no material impact on the Company's results of operations or financial condition.

 Reclassifications

   Certain reclassifications have been made to the prior years' amounts in order to conform to the current year's presentation.

Note 3. Cash, Cash Equivalents and Short-Term Investments (in thousands)

                                                                  December 31,
                                          December 31, 2000           1999
                                    ----------------------------- ------------
                                              Unrealized   Fair
                                    Amortized   Holding   Market  Fair Market
                                      Cost    Gain (Loss)  Value     Value
                                    --------- ----------- ------- ------------
   Cash and cash equivalents:
     Cash and money market funds...  $14,037     $ --     $14,037    $2,442
     Corporate debt securities.....   19,773       --      19,773     2,288
                                     -------     -----    -------    ------
                                      33,810       --      33,810     4,730
                                     -------     -----    -------    ------
   Short-term investments:
     Corporate debt securities.....   46,680        97     46,777       --
     U.S. government agencies'
      securities...................   13,501         9     13,510     4,985
     Municipal government
      securities...................    1,904       --       1,904       --
                                     -------     -----    -------    ------
                                      62,085       106     62,191     4,985
                                     -------     -----    -------    ------
       Total.......................  $95,895     $ 106    $96,001    $9,715
                                     =======     =====    =======    ======

   The amortized cost at December 31, 1999 approximated fair market value.

                            NETWORK PERIPHERALS INC.

Note 4. Balance Sheet Components (in thousands)

                                                              December 31,
                                                  March 31,  ----------------
                                                    2001      2000     1999
                                                 ----------- -------  -------
                                                 (Unaudited)
   Inventories:
     Raw materials..............................   $ 2,860   $ 3,764  $ 2,285
     Work-in-process............................        --         7      401
     Finished goods.............................     2,823     6,855    1,144
                                                   -------   -------  -------
                                                   $ 5,683   $10,626  $ 3,830
                                                   =======   =======  =======
   Property and equipment:
     Computers and equipment....................   $ 9,907   $ 9,408  $ 8,106
     Leasehold improvements.....................     1,018       993      528
     Furniture and fixtures.....................       774       760      750
                                                   -------   -------  -------
                                                    11,747    11,161    9,384
     Accumulated depreciation...................    (6,276)   (5,614)  (4,400)
                                                   -------   -------  -------
                                                   $ 5,423   $ 5,547  $ 4,984
                                                   =======   =======  =======
   Accrued liabilities:
     Merger related expenses                       $ 1,135   $    --  $    --
     Salaries and benefits......................       595       583      592
     Consulting expenses........................       225     1,588       49
     Warranty...................................       208       230      375
     Co-op advertising and market development
      funds.....................................       202       186      250
     Other......................................       123       321      143
                                                   -------   -------  -------
                                                   $ 2,488   $ 2,908  $ 1,409
                                                   =======   =======  =======

Note 5. Line of Credit

   The Company currently has a $5 million revolving bank line of credit, which expires on June 1, 2001. The line of credit can be used for either letter of credit or working capital purposes. Borrowings under the line of credit bear interest at the bank's prime rate and are secured by the Company's short-term investments of the same amount at the bank. There were no borrowings under the line of credit in 2000 and 1999.

Note 6. Commitments

   The Company has various operating leases related to its facilities, including its corporate headquarters in Fremont, California, which expires in October 2004, and its research and development facility in Long Island, New York, which expires in October 2007. Rent expense for all of the Company's facilities totaled $880,000, $760,000, and $764,000 in 2000, 1999 and 1998,
respectively.

   Future minimum lease payments under operating leases as of December 31, 2000 are as follows (in thousands):

        Years ending December 31,
        -------------------------
           2001......................................... $  827
           2002.........................................    895
           2003.........................................    831
           2004.........................................    777
           2005.........................................    511
           Thereafter...................................    989
                                                         ------
                                                         $4,830
                                                         ======

                            NETWORK PERIPHERALS INC.

Note 7. Capital Stock

 Authorized Shares of Common Stock

   On April 25, 2000, the Company's stockholders approved an increase in the number of authorized shares of Common Stock from 20 million to 60 million shares.

 Follow-on Public Offering

   In March 2000, the Company completed a follow-on public offering of 2,875,000 shares of its Common Stock at a price of $60.875 per share, resulting in net proceeds to the Company of approximately $165 million, after deducting offering costs.

 Treasury Stock

   In 2000, the Company's Board of Directors approved a common stock repurchase program, pursuant to which the Company may repurchase up to five million shares of its Common Stock in the open market. As of December 31, 2000, the Company has repurchased 3,485,000 shares of its Common Stock with a total purchase price of approximately $53.7 million.

 Employee Stock Purchase Plan

   Effective May 1998, the Company terminated its Employee Stock Purchase Plan, which allowed eligible employees to purchase the Company's Common Stock at a discount through payroll deductions. Prior to the termination of the Employee Stock Purchase Plan, the Company reserved 250,000 shares of Common Stock for issuance thereunder, and the Company has issued 223,606 shares of Common Stock for an aggregate purchase price of $1,434,000.

 Stock Option Plans

   The Company's 1999 Stock Plan, as amended, (the "1999 Plan") provides for the granting of nonstatutory stock options and restricted stock awards to eligible employees and consultants. Pursuant to the 1999 Plan, the Company has reserved 2,500,000 shares of the Company's Common Stock for issuance, and the terms and conditions of nonstatutory stock options and restricted stock awards are determined by the Company's Board of Directors, provided that the exercise price for a nonstatutory stock option is not less than 85% of the fair market value of the Company's Common Stock on the date of the grant. As of December 31, 2000, options to purchase 644,384 shares of Common Stock were outstanding, 1,855,616 shares were available for future grant, and 2,500,000 shares were authorized but unissued under the 1999 Plan.

   The Company's 1997 Stock Plan, as amended, (the "1997 Plan") provides for the granting of incentive and nonstatutory stock options and restricted stock awards to eligible employees, directors and consultants. The Company has reserved 3,500,000 shares of the Company's Common Stock for issuance under the 1997 Plan. Pursuant to the 1997 Plan, the terms and conditions of stock options are determined by the Company's Board of Directors, provided that (i) the exercise price for incentive stock options is not less than the fair market value of the Company's Common Stock on the date of grant and (ii) the exercise price for nonstatutory stock options is not less than 85% of the fair market value of the Company's Common Stock on the date of grant. Options under the 1997 Plan vest over a period determined by the Board of Directors, which is generally four years. As of December 31, 2000, options to purchase 2,411,844 shares of Common Stock were outstanding, 341,465 shares were available for future grant, and 2,753,309 shares were authorized but unissued under the 1997 Plan.

                            NETWORK PERIPHERALS INC.

   Upon adoption of the 1997 Plan in April 1997, the Company terminated the 1993 Stock Option Plan (the "1993 Plan") and the 1996 Nonstatutory Stock Option Plan (the "1996 Plan"). No further stock options were granted under the 1993 Plan or the 1996 Plan. Outstanding options and shares issued upon the exercise of options granted continue to be governed by the terms and conditions of the respective plans. As of December 31, 2000, options to purchase a total of 353,567 shares of Common Stock were outstanding under the 1993 Plan and the 1996 Plan.

   The 1994 Outside Directors Stock Option Plan, as amended, (the "1994 Plan") which provides for the automatic granting of nonqualified stock options to directors of the Company ("Outside Director"), has a total of 150,000 shares reserved for issuance. Pursuant to the 1994 Plan, the Company grants to each new Outside Director an option to purchase 15,000 shares of Common Stock at the time of their appointment and to each Outside Director an additional option to purchase 5,000 shares of Common Stock on the date of each annual meeting of stockholders. The exercise price of the stock options will be the fair market value of the Common Stock on the date of grant, and options vest over a period of four years. As of December 31, 2000, options to purchase 70,000 shares of Common Stock were outstanding, 69,584 shares were available for future grant, and 139,584 shares of Common Stock were authorized but unissued under the 1994 Plan.

   Stock options generally expire 10 years from the date they are granted.

   The following table summarizes stock option activity for all of the Company's stock option plans (in thousands, except per share amounts):

                                                     Options   Weighted Average
                                                   Outstanding  Exercise Price
                                                   ----------- ----------------
   Balance at December 31, 1997...................    2,597         $ 5.41
     Granted......................................    1,298           4.11
     Exercised....................................       (9)          4.23
     Canceled.....................................   (1,087)          6.17
                                                     ------
   Balance at December 31, 1998 (913 shares
    exercisable at a weighted average price of
    $4.71 per share)..............................    2,799           4.52
     Granted......................................      688          15.62
     Exercised....................................     (457)          4.14
     Canceled.....................................     (230)          6.70
                                                     ------
   Balance at December 31, 1999 (1,177 shares
    exercisable at a weighted average price of
    $4.72 per share)..............................    2,800           7.13
     Granted......................................    2,092          16.28
     Exercised....................................     (768)          4.54
     Canceled.....................................     (644)          9.28
                                                     ------
   Balance at December 31, 2000 (1,051 shares
    exercisable at a weighted average price of
    $6.88 per share)..............................    3,480         $12.90
                                                     ======

   The Company has elected to continue to follow APB Opinion No. 25 to account for its employee stock options and adopted the disclosure-only requirements of SFAS No. 123. SFAS No. 123 requires the disclosure of pro forma net income and earnings per share as if the Company had accounted for its employee stock options under the fair value method in accordance with SFAS No. 123. The fair value of these options is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatilities of 110% in 2000, 93% in 1999 and 82% in 1998; risk-free interest

                            NETWORK PERIPHERALS INC.

rates of 5.1% in 2000, 6.2% in 1999 and 4.6% in 1998; expected lives of 3.5 years in 2000 and 1999 and 2.5 years in 1998; and no dividend yield for all periods.

   Had compensation cost for the Company's employee stock-based plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been as follows (in thousands, except per share amounts):

                                                   Years ended December 31,
                                                   ---------------------------
                                                     2000      1999     1998
                                                   --------  --------  -------
   Net loss--as reported.......................... $(22,242) $(14,959) $(7,889)
   Net loss--pro forma............................  (29,756)  (18,523) (11,368)

   Net loss per share:
     Basic and diluted--as reported...............    (1.56)    (1.19)   (0.64)
     Basic and diluted--pro forma.................    (2.09)    (1.47)   (0.93)

   The weighted average estimated grant date fair values, as defined by SFAS No. 123, for options granted under the stock option plans during 2000, 1999 and 1998 were $11.46, $10.25 and $1.98, respectively.

   The following table summarizes information about stock options outstanding at December 31, 2000 (in thousands, except per share amounts):

                                Outstanding                         Exercisable
                    ------------------------------------------   ---------------------
                               Weighted Average     Weighted                Weighted
     Range of                     Remaining         Average                 Average
     Exercise                  Contractual Life     Exercise                Exercise
      Prices        Shares        (in years)         Price       Shares      Price
     --------       ------     ----------------     --------     ------     --------
   $ 2.63-$ 4.50      235            7.6             $ 3.66        202       $ 3.66
     4.56-  4.94      776            6.1               4.92        632         4.93
     5.25-  8.25      375            9.2               7.50         53         6.73
     9.11- 11.88      768            9.7              11.12         13        10.71
    12.50- 13.38      433            9.7              13.35          1        13.00
    14.00- 19.72      439            8.8              16.14        112        15.99
    21.63- 73.06      454            9.1              35.24         38        28.41
                    -----                                        -----
                    3,480            8.5              12.90      1,051         6.88
                    =====                                        =====

Note 8. Income Taxes

   The following is a geographical breakdown of consolidated loss before income taxes (in thousands):

                                                    Years ended December 31,
                                                    ---------------------------
                                                      2000      1999     1998
                                                    --------  --------  -------
   Domestic........................................ $(19,731) $(13,898) $(7,302)
   Foreign.........................................   (2,511)   (1,061)    (587)
                                                    --------  --------  -------
                                                    $(22,242) $(14,959) $(7,889)
                                                    ========  ========  =======

   No federal or state income taxes or income tax benefits were recorded for the years ended December 31, 2000, 1999 and 1998, as the Company incurred net operating losses during these periods and potential deferred tax benefits associated with net operating loss carryforwards were completely offset by a full valuation allowance.

                            NETWORK PERIPHERALS INC.

   Deferred tax assets consist of the following (in thousands):

                                                               December 31,
                                                             ------------------
                                                               2000      1999
                                                             --------  --------
   Net operating loss and credit carryforwards.............. $ 18,315  $ 11,635
   Reserves and accruals not currently deductible...........      984       987
   Capitalized research and development costs...............      910       367
   Inventories..............................................      456       585
   Other....................................................      631       251
                                                             --------  --------
     Gross deferred tax assets..............................   21,296    13,825
     Valuation allowance....................................  (21,296)  (13,825)
                                                             --------  --------
     Net deferred tax assets................................ $    --   $    --
                                                             ========  ========

   Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be realized, such that a full valuation allowance has been recorded.

   As of December 31, 2000, the Company has federal net operating loss carryforwards of approximately $44 million, which will expire beginning in 2013. For state tax purposes, the Company has net operating loss carryforwards of approximately $15.5 million, which will expire beginning in 2002.

Note 9. Restructuring

   In August 2000, the Company approved and announced a plan to divest its manufacturing facility in Taiwan. A turnkey manufacturer will manufacture all of the Company's products after the divestiture. The objective of the divestiture is to reduce manufacturing overhead and improve gross margins by taking advantage of the turnkey manufacturer's economies of scale in materials procurement and production capacity. The divestiture plan consisted of terminating 57 employees in the manufacturing and the general and administrative functions, selling manufacturing equipment and closing the manufacturing facility. These actions resulted in a restructuring expense of $600,000, which included $550,000 for severance and $50,000 for facility related charges. The Company completed the divestiture in the first quarter of 2001. The following table summarizes the activities of the accrual for restructuring expense in 2000 (in thousands):

                                                            Closure
                                                               of
                                                 Severance  Facility    Total
                                                 ---------  --------  ---------
   Reserve provided............................. $ 550,000  $ 50,000  $ 600,000
   Reserve utilized.............................  (391,000)  (19,000)  (410,000)
                                                 ---------  --------  ---------
   Balance at December 31, 2000................. $ 159,000  $ 31,000  $ 190,000
                                                 =========  ========  =========

Note 10. Sale of Assets

   During the fourth quarter of 2000, the Company recorded a net loss on sale of assets of $620,000 in connection with the closure of its manufacturing facility in Taiwan discussed in Note 9 above. In June 1999, the Company sold its research and development facility located in Hsin Chu, Taiwan, for a total of $1,620,000, of which $900,000 was received in 1999, and the remaining balance of $720,000 was received in July 2000. In connection therewith, the Company recorded a gain of $1,055,000, net of payments of broker fees and severance of $216,000.

                            NETWORK PERIPHERALS INC.

Note 11. Geographic Information

   The Company operates in one business segment, which is the design, development, production, marketing and support of high performance networking solutions. Geographic information relating to the Company's net sales and long-lived assets is reported in the tables below.

   Net sales based on customers' locations are as follows (in thousands):

                                                           Years ended December
                                                                   31,
                                                          ----------------------
                                                           2000   1999    1998
                                                          ------ ------- -------
   North America......................................... $5,569 $ 5,732 $19,695
   Asia..................................................  1,086   3,047   5,900
   Europe................................................    859   1,452   2,990
                                                          ------ ------- -------
                                                          $7,514 $10,231 $28,585
                                                          ====== ======= =======

   No one foreign country accounted for more than 10% of the Company's net sales in 2000. Sales to Taiwan-based customers accounted for 17% of the Company's net sales in 1999 and 1998.

   Long-lived assets, which consist of property and equipment and other assets, are reported below based on the location of an asset (in thousands):

                                                                   December 31,
                                                                   -------------
                                                                    2000   1999
                                                                   ------ ------
     North America................................................ $5,708 $3,593
     Asia.........................................................    117  1,728
     Europe.......................................................      7     23
                                                                   ------ ------
                                                                   $5,832 $5,344
                                                                   ====== ======

Note 12. Concentrations

   The Company's proprietary ASICs (Application-Specific Integrated Circuits) are currently manufactured by a single foundry. In addition, subsequent to the closure of the Company's manufacturing facility in Taiwan in the fourth quarter of 2000, all of the Company's products are manufactured by one turnkey manufacturer. In the event that the foundry or the turnkey manufacturer fails to deliver the expected volumes or meet the required quality standard, the Company may experience delay in production of its products and loss of revenues, which could adversely impact the Company's operating results.

   The following table summarizes the percentage of net sales accounted for by the Company's significant customers with sales of 10% or more:

                                                                  Years ended
                                                                  December 31,
                                                                 ----------------
                                                                 2000  1999  1998
                                                                 ----  ----  ----
     Customer A.................................................  32%   36%   35%
     Customer B.................................................  11%  --    --
     Customer C................................................. --    --     11%

                            NETWORK PERIPHERALS INC.

Note 13. Subsequent Event

   On March 30, 2001, the Company entered into a series of related agreements with FalconStor, pursuant to which the Company purchased Series C Preferred Stock of FalconStor having an aggregate purchase price of $25,000,000, and obtained an exclusive option to merge with FalconStor. FalconStor develops and markets network storage infrastructure software that enables storage over IP using standard industry components such as Gigabit Ethernet, Fibre Channel and SCSI, with planned support for iSCSI and Infiniband. The investment agreements provide that the Company has the right to designate one member of FalconStor's board of directors and entitle the Company to liquidation, registration, voting and preemptive rights customary for venture capital style investments.

   The option agreement gives the Company the right to merge with FalconStor. The form of merger agreement provides that, as consideration for all outstanding shares of FalconStor's stock, the Company would issue a number of newly issued shares of its common stock determined in accordance with a formula. The number of shares issuable in the merger would depend upon a number of variable factors, including the trading price per share of the Company's common stock at the time of the merger, the Company's assets at the time of the merger and other factors. The actual number of shares is expected to result in the Company's current stockholders having a one-third interest in the combined entity. In addition, the Company would assume all outstanding options to acquire shares of FalconStor's common stock, which would result in the potential issuance of approximately 4,500,000 shares if those options vested and were exercised. The merger would be structured as a tax free reorganization and would be accounted for as a purchase. Completion of the merger would be subject to the expiration of the applicable Hart-Scott-Rodino waiting period, stockholder approval and other customary closing conditions. In the event that the Company does not exercise the option, and under certain other circumstances, the Company may be required to pay FalconStor a penalty of $3,000,000.

Note 14. Subsequent Event (Unaudited)

   On April 2, 2001, the Company paid FalconStor $25,000,000 to purchase 9,792,401 shares of FalconStor's Series C Preferred Stock as discussed in Note 13 above. On May 4, 2001, the Company exercised the option to merge with FalconStor and entered into a merger agreement with FalconStor. In connection with the merger, the Company engaged an investment bank to explore strategic alternatives for its Ethernet Switching business, which may include selling the Company's NuWave technology and its related inventories and equipment, terminating some or all employees, office leases and contracts with certain vendors, including the Company's contract manufacturer. Although the Company has adopted and announced a plan to discontinue its NuWave and legacy businesses, the Company has not yet determined the method of disposal, and the estimated gain or loss may vary significantly depending on the method selected. Accordingly, the Company has not presented the NuWave and legacy businesses as discontinued operations because the plan of disposal is not sufficiently developed to permit the determination of the gain or loss with sufficiently reasonable accuracy.

   During April 2001, as a result of general business conditions and also due to the pending merger with FalconStor, the Company cancelled substantially all of its outstanding purchase orders with Solectron, its contract manufacturer. According to the contract between the Company and Solectron, the Company may be liable for certain cancellation charges, and such charges could be significant. The Company has begun discussions with Solectron to resolve this matter; however, the Company cannot reasonably estimate its liability at this time.

                            NETWORK PERIPHERALS INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

SCHEDULE II

                                              Additions
                                         -------------------
                              Balance at Charged to Charged             Balance
                              Beginning  Costs and  to Other            at End
                               of Year    Expenses  Accounts Deductions of Year
                              ---------- ---------- -------- ---------- -------
Year ended December 31, 1998
  Allowance for doubtful
   accounts..................   $  298    . $ --     $ --      $(215)    $ 83
  Allowance for sales returns
   and other credits.........      886         82      --       (528)     440
                                ------    -------    -----     -----     ----
    Total allowances for
     doubtful accounts and
     sales returns...........    1,184         82      --       (743)     523

Year ended December 31, 1999
  Allowance for doubtful
   accounts..................       83         47      --        (71)      59
  Allowance for sales returns
   and other credits.........      440        --       --       (135)     305
                                ------    -------    -----     -----     ----
    Total allowances for
     doubtful accounts and
     sales returns...........      523         47      --       (206)     364
Year ended December 31, 2000
  Allowance for doubtful
   accounts..................       59        220      --       (240)      39
  Allowance for sales returns
   and other credits.........      305        --       --        (85)     220
                                ------    -------    -----     -----     ----
    Total allowances for
     doubtful accounts and
     sales returns...........   $  364    $   220    $ --      $(325)    $259
                                ======    =======    =====     =====     ====

                          Independent Auditors' Report

The Board of Directors and Stockholders
Falconstor, Inc.:

   We have audited the accompanying consolidated balance sheet of Falconstor, Inc. and subsidiary (a development stage enterprise) as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the period from inception (February 10, 2000) through December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Falconstor, Inc. and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the period from inception (February 10, 2000) through December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Melville, New York
April 20, 2001

                        FALCONSTOR, INC. AND SUBSIDIARY
                        (a development stage enterprise)

                          Consolidated Balance Sheets

                                                       March 31,   December 31,
                                                         2001          2000
                                                      -----------  ------------
                                                      (unaudited)
                       ASSETS
                       ------
Current assets:
  Cash and cash equivalents.......................... $ 5,483,685  $ 7,727,182
  Accounts receivable................................     146,814       15,814
  Prepaid expenses and other current assets..........     159,811       47,995
                                                      -----------  -----------
    Total current assets.............................   5,790,310    7,790,991
Property and equipment, net..........................     682,378      583,201
Security deposits....................................     220,099      220,099
                                                      -----------  -----------
      Total assets................................... $ 6,692,787  $ 8,594,291
                                                      ===========  ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Current liabilities:
  Accounts payable................................... $   500,537  $   137,365
  Accrued expenses...................................     404,762      266,949
  Deferred revenue...................................     400,000      133,000
                                                      -----------  -----------
      Total current liabilities......................   1,305,299      537,314
                                                      -----------  -----------

Commitments

Stockholders' equity:
  Convertible preferred stock--$.001 par value,
   10,000,000 shares authorized,
    Series A--3,000,000 shares issued and
     outstanding.....................................       3,000        3,000
    Series B--4,900,000 shares issued and
     outstanding.....................................       4,900        4,900
  Common stock--$.001 par value, 100,000,000 shares
   authorized, 15,100,000 shares issued and
   outstanding.......................................      15,100       15,100
  Additional paid-in capital.........................  10,642,134   10,058,867
  Deferred compensation..............................    (469,480)          --
  Deficit accumulated during the development stage...  (4,792,160)  (2,002,885)
  Accumulated other comprehensive loss...............     (16,006)     (22,005)
                                                      -----------  -----------
      Total stockholders' equity.....................   5,387,488    8,056,977
                                                      -----------  -----------
      Total liabilities and stockholders' equity..... $ 6,692,787  $ 8,594,291
                                                      ===========  ===========

          See accompanying notes to consolidated financial statements.

                        FALCONSTOR, INC. AND SUBSIDIARY
                        (a development stage enterprise)

                     Consolidated Statements of Operations

                                            Period from         Period from         Period from
                                             Inception           Inception           Inception
                          Three Months  (February 10, 2000) (February 10, 2000) (February 10, 2000)
                             Ended            through             through             through
                         March 31, 2001   March 31, 2000     December 31, 2000    March 31, 2001
                         -------------- ------------------- ------------------- -------------------
                          (Unaudited)       (Unaudited)                             (Unaudited)
Services revenues.......  $        --       $       --          $   143,294         $   143,294
Cost of revenues........           --               --              209,053             209,053
                          -----------       ----------          -----------         -----------
      Gross loss........           --               --              (65,759)            (65,759)
                          -----------       ----------          -----------         -----------
Operating expenses:
  Software development
   costs................      873,534           46,021            1,363,668           2,237,202
  Selling and
   marketing............    1,123,598               --              326,609           1,450,207
  General and
   administrative.......      870,795            5,453              472,400           1,343,195
                          -----------       ----------          -----------         -----------
                            2,867,927           51,474            2,162,677           5,030,604
                          -----------       ----------          -----------         -----------
      Operating loss....   (2,867,927)         (51,474)          (2,228,436)         (5,096,363)
Interest income.........       78,652               --              225,551             304,203
                          -----------       ----------          -----------         -----------
      Loss before income
       taxes............   (2,789,275)         (51,474)          (2,002,885)         (4,792,160)

Provision for income
 taxes..................           --               --                   --
                          -----------       ----------          -----------         -----------
      Net loss..........  $(2,789,275)      $  (51,474)         $(2,002,885)        $(4,792,160)
                          ===========       ==========          ===========         ===========
Basic and diluted net
 loss per share.........  $     (0.18)      $    (0.00)         $     (0.13)        $     (0.32)
                          ===========       ==========          ===========         ===========
Weighted average basic
 and diluted common
 shares outstanding.....   15,100,000       15,000,000           15,018,769          15,036,390
                          ===========       ==========          ===========         ===========


          See accompanying notes to consolidated financial statements.

                        FALCONSTOR, INC. AND SUBSIDIARY
                        (a development stage enterprise)

     Consolidated Statements of Stockholders' Equity and Comprehensive Loss

                                                                             Deficit
                   Series A    Series B                                    accumulated   Accumulated
                  convertible convertible         Additional               during the       other         Total
                   preferred   preferred  Common    paid-in     Deferred   development  comprehensive stockholders' Comprehensive
                     stock       stock     stock    capital   Compensation    stage         loss         equity         loss
                  ----------- ----------- ------- ----------- ------------ -----------  ------------- ------------- -------------
Balance at
 inception
 (February 10,
 2000)..........    $  --       $  --     $   --  $       --   $      --   $       --     $    --      $       --   $        --
Issuance of
 15,100,000
 shares of
 common stock...       --          --      15,100      39,900         --           --          --           55,000           --
Issuance of
 3,000,000
 shares of
 Series A
 preferred
 stock..........     3,000         --         --    2,973,329         --           --          --        2,976,329           --
Issuance of
 4,900,000
 shares of
 Series B
 preferred
 stock..........       --        4,900        --    6,992,216         --           --          --        6,997,116           --
Issuance of
 stock options
 to non-
 employees......       --          --         --       53,422         --           --          --           53,422           --
Net loss........       --          --         --          --          --    (2,002,885)        --       (2,002,885)   (2,002,885)
Foreign currency
 translation
 adjustment.....       --          --         --          --          --           --      (22,005)        (22,005)      (22,005)
                    ------      ------    ------- -----------  ----------  -----------    --------     -----------  ------------
Balance,
 December 31,
 2000...........     3,000       4,900     15,100  10,058,867         --    (2,002,885)    (22,005)      8,056,977    (2,024,890)
                                                                                                                    ============
Issuance of
 stock options
 to non-
 employees
 (unaudited)....       --          --         --       71,107         --           --          --           71,107           --
Deferred
 compensation
 (unaudited)           --          --         --      512,160    (512,160)         --          --              --            --
Amortization of
 deferred
 compensation
 (unaudited)           --          --         --          --       42,680          --          --           42,680           --
Net loss
 (unaudited)....       --          --         --          --          --    (2,789,275)        --       (2,789,275)   (2,789,275)
Foreign currency
 translation
 adjustment
 (unaudited)....       --          --         --          --          --           --        5,999           5,999         5,999
                    ------      ------    ------- -----------  ----------  -----------    --------     -----------  ------------
Balance,
 March 31, 2001
 (unaudited)....    $3,000      $4,900    $15,100 $10,642,134  $(469,480)  $(4,792,160)   $(16,006)    $ 5,387,488  $(2,783,276)
                    ======      ======    ======= ===========  ==========  ===========    ========     ===========  ============

          See accompanying notes to consolidated financial statements.

                        FALCONSTOR, INC. AND SUBSIDIARY
                        (a development stage enterprise)

                     Consolidated Statements of Cash Flows

                                                      Period from  Period from
                                                       Inception    Inception
                                           Period      (February    (February
                            Three      from Inception  10, 2000)    10, 2000)
                         Months Ended  (February 10,    through      through
                          March 31,    2000) through   December     March 31,
                             2001      March 31, 2000  31, 2000       2001
                         ------------  -------------- -----------  -----------
                         (unaudited)    (unaudited)                (unaudited)
Cash flows from
 operating activities:
  Net loss.............. $(2,789,275)    $ (51,474)   $(2,002,885) $(4,792,160)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Depreciation and
     amortization.......       51,396           --         50,905      102,301
    Non-cash
     professional
     services expenses..       71,107           --         53,422      124,529
    Equity-based
     compensation
     earned.............       42,680           --            --        42,680
    Change in operating
     assets and
     liabilities:
      Accounts
       receivable.......     (131,000)          --        (15,814)    (146,814)
      Prepaid expenses
       and other current
       assets...........     (111,816)          --        (47,995)    (159,811)
      Accounts payable..      363,172           --        137,365      500,537
      Accrued expenses..      137,813           --        266,949      404,762
      Deferred revenue..      267,000           --        133,000      400,000
                         ------------    ----------   -----------  -----------
        Net cash used in
         operating
         activities.....   (2,098,923)      (51,474)   (1,425,053)  (3,523,976)
                         ------------    ----------   -----------  -----------
Cash flows from
 investing activities:
  Purchases of property
   and equipment........     (150,573)          --       (634,106)    (784,679)
  Security deposits.....          --            --       (220,099)    (220,099)
                         ------------    ----------   -----------  -----------
        Net cash used in
         investing
         activities.....     (150,573)          --       (854,205)  (1,004,778)
                         ------------    ----------   -----------  -----------
Cash flows from
 financing activities:
  Net proceeds from
   issuance of preferred
   stock................          --      2,976,329     9,973,445    9,973,445
  Proceeds from issuance
   of common stock......          --         30,000        55,000       55,000
                         ------------    ----------   -----------  -----------
        Net cash
         provided by
         financing
         activities.....          --      3,006,329    10,028,445   10,028,445
                         ------------    ----------   -----------  -----------
Effect of exchange rate
 changes on cash........        5,999           --        (22,005)     (16,006)
                         ------------    ----------   -----------  -----------
        Net increase
         (decrease) in
         cash and cash
         equivalents....   (2,243,497)    2,954,855     7,727,182    5,483,685
Cash and cash
 equivalents at
 beginning of period....    7,727,182           --            --           --
                         ------------    ----------   -----------  -----------
Cash and cash
 equivalents at end of
 period................. $  5,483,685    $2,954,855   $ 7,727,182    5,483,685
                         ============    ==========   ===========  ===========
Supplemental cash flow
 information:
  Cash paid during the
   year for interest.... $        --     $     --     $       --   $       --
                         ============    ==========   ===========  ===========
  Cash paid during the
   year for income
   taxes................ $        --     $      --    $       --   $       --
                         ============    ==========   ===========  ===========


          See accompanying notes to consolidated financial statements.

                        FALCONSTOR, INC. AND SUBSIDIARY
                        (a development stage enterprise)

                   Notes to Consolidated Financial Statements
                               December 31, 2000

(1) Summary of Significant Accounting Policies

 (a) The Company and Nature of Operations

   Falconstor, Inc. (the "Company") was incorporated in Delaware on February 10, 2000 for the purpose of developing, manufacturing and selling storage networking infrastructure software. The Company also provides network consulting services in the metropolitan New York area.

   As of December 31, 2000, the Company was in the development stage, as operations from inception through December 31, 2000 consisted primarily of the development of the Company's core data storage network software product, and no significant revenues were generated from the Company's planned principal operations. In April, 2001, the Company completed the development of its principal product, and anticipates releasing it for sale and commencing the generation of software license revenue.

 (b) Unaudited Interim Financial Information

   The unaudited interim financial statements of the Company as of and for the three months ended March 31, 2001, and the period from inception (February 10, 2000) through March 31, 2000 and the period from inception (February 10, 2000) through March 31, 2001, included herein have been prepared, without audit, pursuant to the rules and regulations of the SEC. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

   In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at March 31, 2001, and the results of its operations and its cash flows for the three months ended March 31, 2001 and the period from inception (February 10, 2000) through March 31, 2000 and the period from inception (February 10, 2000) through March 31, 2001.

 (c) Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Falconstor, Ltd., Taiwan, which was primarily involved in development activities during 2000. All significant intercompany transactions and balances have been eliminated in consolidation.

 (d) Cash equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents, consisting of money market funds, amounted to $7,548,124 at December 31, 2000

 (e) Revenue Recognition

   The Company recognizes revenue from software licenses in accordance with Statement of Position ("SOP") 97-2, Software Revenue Recognition. Accordingly, revenue for non-customized software is recognized when persuasive evidence of an arrangement exists, the fee is fixed and determinable and the software is delivered, provided no significant obligations remain and collection of the resulting receivable is deemed probable. Software delivered to a customer on a trial basis is not recognized as revenue until a permanent key is delivered to the customer. Software maintenance fees are deferred and recognized as revenue ratably over the term of the contract. The cost of providing technical support is included in cost of revenues. The Company had no revenue from software licenses or maintenance fees in 2000.

                        FALCONSTOR, INC. AND SUBSIDIARY
                        (a development stage enterprise)

            Notes to Consolidated Financial Statements--(Continued)
                               December 31, 2000


   Network consulting fees, which are billed on a time and materials basis, are recognized as revenue when the services are performed. Costs of providing these services are included in cost of revenues.

   The Company has entered into various distribution, licensing and joint promotion agreements with OEM's, whereby the Company has provided the OEM a non-exclusive software license to install the Company's software on certain hardware in exchange for royalty payments based on the number of products distributed by the OEM. Nonrefundable advances received by the Company from an OEM for software engineering services are recorded as deferred revenue and recognized as revenue when the services are complete and the software product master is delivered and accepted. Deferred revenue related to such arrangements amounted to $133,000 at December 31, 2000.

 (f) Property and Equipment

   Property and equipment are recorded at cost. Depreciation is recognized using the straight-line method over the estimated useful lives of the assets (3 to 7 years).

 (g) Software Development Costs

   Costs associated with the development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility of the product has been established. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Through December 31, 2000, no software development costs were capitalized.

 (h) Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i) Long-Lived Assets

   The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

 (j) Accounting for Stock-Based Compensation

   The Company accounts for stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The Company has elected to record compensation expense for stock options and warrants granted to employees and directors only if the then-current market price of the underlying stock exceeds the exercise price on the date of grant, in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, rather than the fair value based method of measuring compensation cost under SFAS No. 123. Accordingly, the Company has disclosed the pro-forma net loss as if the fair value method of SFAS No. 123 had been used to measure compensation cost. Transactions in which options and warrants are granted to other than employees and directors are accounted for at fair value.

                        FALCONSTOR, INC. AND SUBSIDIARY
                        (a development stage enterprise)

            Notes to Consolidated Financial Statements--(Continued)
                               December 31, 2000


 (k) Financial Instruments

   As of December 31, 2000, the fair value of the Company's financial instruments including cash and equivalents, accounts receivable, accounts payable and accrued expenses, approximates book value due to the short maturity of these instruments.

 (l) Stock Split

   In July, 2000, the Company's Board of Directors declared a five-for-one stock split to be effected in the form of a common stock dividend. For purposes of the accompanying consolidated financial statements, all share and per share information has been adjusted for the stock split.

 (m) Foreign Currency

   Assets and liabilities of foreign operations are translated at rates of exchange at the end of the period, while results of operations are translated at average exchange rates in effect for the period. Unrealized gains and losses from the translation of foreign assets and liabilities are classified as a separate component of stockholders' equity. Realized gains and losses from foreign currency transactions are included in the statement of operations.

 (n) Earnings Per Share (EPS)

   Basic EPS is computed based on the weighted average number of shares of common stock outstanding. Diluted EPS is computed based on the weighted average number of common shares outstanding increased by dilutive common stock equivalents. Due to a net loss, all common stock equivalents were excluded from diluted loss per share. As of December 31, 2000, potentially dilutive common stock equivalents included 6,559,500 stock options outstanding and 24,800,000 shares issuable upon the conversion of convertible preferred stock.

 (o) New Accounting Pronouncement

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. In June 2000, SFAS No. 138 was issued which amended certain provisions of SFAS No. 133. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In accordance with SFAS No. 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company does not believe that the implementation of SFAS No. 133 will have a significant impact on its consolidated financial statements when adopted on January 1, 2001.

 (p) Comprehensive Income (Loss)

   Comprehensive income (loss) includes the Company's net income (loss) and foreign currency translation adjustments and is included the consolidated statement of stockholders' equity.

                        FALCONSTOR, INC. AND SUBSIDIARY
                        (a development stage enterprise)

            Notes to Consolidated Financial Statements--(Continued)
                               December 31, 2000


 (q) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Liquidity

   As shown in the accompanying financial statements, the Company incurred a net loss and negative cash flow from operations during the period from inception (February 10, 2000) through December 31, 2000. Management has formulated plans that it believes will provide the Company with sufficient liquidity to meet its cash obligations at least through January 31, 2002. Such plans include (a) the availability of $7,727,182 in cash and cash equivalents as of December 31, 2000, (b) the commencement of the marketing of its core data storage network software, and (c) the receipt by the Company of $25,000,000 from the sale of Series C Preferred Stock (note 9).

(3) Property and Equipment

   Property and equipment consist of the following at:


                                               March 31,  December 31,  Useful
                                                 2001         2000       lives
                                              ----------- ------------ ---------
                                              (unaudited)
                                              -----------
     Computer hardware and software..........  $ 695,247    $516,261    3 years
     Furniture and equipment.................     89,432     117,845   5-7 years
                                               ---------    --------
                                                 784,679     634,106
     Less accumulated depreciation...........   (102,301)    (50,905)
                                               ---------    --------
                                               $ 682,378    $583,201
                                               =========    ========

(4) Income Taxes

   Due to pre-tax losses, there was no provision for Federal, state or foreign income taxes in 2000. The tax effects of temporary differences that give rise to the Company's deferred tax assets as of December 31, 2000 are as follows:

     Deferred tax assets:
       U.S. Net operating loss carryforwards.......................... $485,500
       Start-up costs not currently deductible for taxes..............  230,200
       Depreciation...................................................   21,400
       Other..........................................................   38,100
                                                                       --------
                                                                        775,200

     Valuation allowance.............................................. (775,200)
                                                                       --------
                                                                       $    --
                                                                       ========

                        FALCONSTOR, INC. AND SUBSIDIARY
                        (a development stage enterprise)

            Notes to Consolidated Financial Statements--(Continued)
                               December 31, 2000


   The difference between the provision for income taxes computed at the Federal statutory rate and the reported amount of tax expense attributable to loss before income taxes for the period from inception (February 10, 2000) through December 31, 2000 is as follows:

     Tax recovery at Federal statutory rate......................... $(681,000)
     Increase (reduction) in income taxes resulting from:
       State and local taxes, net of Federal income tax benefit.....  (147,300)
       Non-deductible expenses......................................    34,700
       Non-deductible expenses of foreign operations................    18,400
       Increase in valuation allowance..............................   775,200
                                                                     ---------
                                                                     $     --
                                                                     =========

   For the period from inception (February 10, 2000) through December 31, 2000, the Company had a pre-tax loss of $1,951,000 in the U.S. and a pre-tax loss from foreign operations of $52,000. As of December 31, 2000, the Company has U.S. net operating loss carryforwards of approximately $1,150,000, which expire in 2020. At December 31, 2000, the Company has established a valuation allowance against its net deferred tax assets due to the Company's development stage losses and the resulting likelihood that the deferred tax asset is not realizable. The utilization of certain of these tax loss carryforwards may be subject to annual limitations imposed by the Internal Revenue Code Section 382 due to the Company's various equity transactions which may result in a change of control.

(5) Stockholders' Equity

   Upon the incorporation of the Company on February 10, 2000, the Company issued 15,000,000 shares of its common stock for proceeds of $30,000.

   In November 2000, in connection with a three year consulting agreement, the Company, in addition to agreeing to pay a monthly consulting fee, sold 100,000 shares of common stock to the consultant for $25,000. The consultant's rights to such shares will vest for 33,000 on each of November 1, 2001 and 2002 and 34,000 on November 1, 2003. If, prior to November 1, 2003, the consultant ceases to provide consulting services for any reason, the Company has the right to repurchase any unvested shares at $0.25 per share. The excess of the fair value of the common stock over $0.25 will be recorded as consulting expense each period until the services are performed and the common stock vests.

   In March 2000, the Company issued 3,000,000 shares of its Series A convertible preferred stock ("Series A") at $1.00 per share for net proceeds of $2,976,329. Each share of Series A is convertible, at the option of the holder, into five shares of common stock. The Series A will automatically convert into common stock upon the affirmative vote of the holders of a majority of the outstanding shares of Series A and upon the closing of a public offering under certain circumstances. The holders of Series A are entitled to receive cumulative cash dividends at the same rate as dividends are paid with respect to the common stock. The Series A is not redeemable at the option of the holder and has a liquidation preference equal to the greater of $1.00 per share plus all accumulated unpaid dividends, or the amount that the Series A holders would have received had they converted all Series A into shares of common stock. The holders of the Series A are entitled to elect two directors of the Company.

   In September 2000, the Company issued 4,900,000 shares of its Series B convertible preferred stock ("Series B") at $1.43 per share for net proceeds of $6,997,116. Each share of Series B is convertible, at the

                        FALCONSTOR, INC. AND SUBSIDIARY
                        (a development stage enterprise)

            Notes to Consolidated Financial Statements--(Continued)
                               December 31, 2000

option of the holder, into two shares of common stock. The Series B will automatically convert into common stock upon the affirmative vote of the holders of a majority of the outstanding shares of Series B and upon the closing of a public offering of the Company's common stock under certain circumstances. The holders of Series B are entitled to receive cumulative cash dividends at the same rate as dividends are paid with respect to the common stock. The Series B is not redeemable at the option of the holder and has a liquidation preference equal to the greater of the amount that the Series B holders would have received had they converted all Series B into shares of common stock, or the aggregate purchase price paid for the Series B plus all accumulated unpaid dividends.

   At December 31, 2000 the Company had reserved, authorized and unissued common shares, for the following purposes:

                                                                        Shares
                                                                      ----------
     Conversion of Series A preferred stock.......................... 15,000,000
     Conversion of Series B preferred stock..........................  9,800,000
     Stock options...................................................  8,000,000
                                                                      ----------
                                                                      32,800,000
                                                                      ==========

(6) Stock Options

   As of May 1, 2000, the Company adopted the Falconstor, Inc. 2000 Stock Option Plan (the "Plan"). The Plan is administered by the Board of Directors and provides for the issuance of stock-based compensation to employees, consultants and non-employee directors. The maximum number of shares which may be awarded under the plan is 8,000,000. Options may be incentive ("ISO") or non-qualified. Exercise prices of ISOs granted must be at least equal to the fair value of the common stock on the date of grant, and have terms not greater than ten years, except those to an employee who owns stock greater than 10% of the voting power of all classes of stock of the Company, in which case they must (a) have an option price at least 110% of the fair value of the stock, and
(b) expire after five years from the date of grant.

   During 2000, the Company granted its employees ISOs to purchase an aggregate of 6,245,000 shares of common stock at an exercise price of $0.25 per share. Such options generally vest over a period of three years and are exercisable for a period of ten years from the date of grant. As of December 31, 2000, no options were exercisable. No options were exercised or canceled during 2000.

   Also during 2000, the Company granted options to certain non-employee consultants to purchase an aggregate of 274,500 shares of common stock in exchange for certain professional services received during 2000. These options have an exercise price of $0.25 per share, vest over a period of three years and are exercisable for a period of ten years from the date of grant. The aggregate fair value of these options as determined using the fair value method under SFAS No. 123, amounting to approximately $52,155, was recorded as general and administrative expense with a corresponding credit to additional paid-in capital.

   In addition, in November 2000, the Company granted options to certain non-employee consultants to purchase an aggregate of 40,000 shares of common stock in exchange for certain professional services which are to be performed during the period from November 2000 through November 2001. These options have an exercise price of $0.25 per share, vest over a period of three years and are exercisable for a period of ten years from the date of grant. The aggregate fair value of these options as determined using the fair value method under SFAS No. 123, amounts to approximately $7,600, $1,267 of which was recorded as general and

                        FALCONSTOR, INC. AND SUBSIDIARY
                        (a development stage enterprise)

            Notes to Consolidated Financial Statements--(Continued)
                               December 31, 2000

administrative expense during 2000 with a corresponding credit to additional paid-in capital. The expense related to these options will be adjusted to fair value until performance of the services has been completed.

   The per share weighted average fair value of stock options granted during the period from inception (February 10, 2000) to December 31, 2000 was $0.14 on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected dividend yield of 0%, risk free interest rate of 6%, expected stock volatility of 60% and an expected option life of five years for options granted to employees of the Company, and an option life of ten years for options granted to non-employees.

   The Company applies the provisions of APB Opinion No. 25 in accounting for stock-based employee compensation. Had the Company determined stock-based compensation cost based upon the fair value method under SFAS No. 123, the Company's pro-forma net loss and diluted net loss per share for the period from inception (February 10, 2000) through December 31, 2000, would have been $2,154,172, and $0.14, respectively.

(7) Commitments

   The Company has an operating lease covering its primary office facility that expires in September, 2005. Upon inception of this lease the Company was required to pay a $201,596 security deposit to the lessor. The Company also has an operating lease covering its office space in Taiwan that expires in November, 2001. The following is a schedule of future minimum lease payments for these operating leases as of December 31, 2000:

     Year ending December 31,
     ------------------------
     2001............................................................ $141,791
     2002............................................................  146,831
     2003............................................................  152,072
     2004............................................................  157,523
     2005............................................................   84,146
                                                                      --------
                                                                      $682,363
                                                                      ========

   These leases require the Company to pay its proportionate share of real estate taxes and other common charges. Total rent expense for operating leases was $68,571 for the period from inception (February 10, 2000) through December 31, 2000.

   The Company is a party to various claims arising in the ordinary course of its business, the resolution of none of which, the Company believes will have a material adverse effect on the Company's liquidity or results of operations.

(8) Subsequent Event

   On March 30, 2001, the Company entered into an agreement with Network Peripherals Inc. ("NPI"), a public company that designs and manufactures Ethernet switching hardware, whereby on April 2, 2001 the Company issued 9,792,401 shares of its $0.001 par value Series C convertible preferred stock ("Series C") at $2.55 per share to NPI for gross proceeds of $25,000,000. Each share of Series C is convertible, at the option of the holder, into one share of common stock. The Series C will automatically convert into common stock upon the affirmative vote of the holders of a majority of the outstanding shares of Series C and upon either (i) the closing of a public offering of the Company's common stock under certain circumstances, or (ii) the

                        FALCONSTOR, INC. AND SUBSIDIARY
                        (a development stage enterprise)

            Notes to Consolidated Financial Statements--(Continued)
                               December 31, 2000

consummation of a merger or consolidation of the Company with or into another company. The holders of Series C are entitled to receive cumulative cash dividends at the same rate as dividends are paid with respect to the common stock. The Series C is not redeemable at the option of the holder and has a liquidation preference equal to the greater of $2.55 per share plus all accumulated unpaid dividends, or the amount that the Series C holders would have received had they converted all Series C into shares of common stock. The holders of the Series C are entitled to elect one director of the Company.

   In connection with the sale of the Series C, on March 30, 2001 the Company and NPI entered into an irrevocable option agreement whereby NPI received an exclusive option to merge with the Company. The option may be exercised through April 27, 2001, unless extended by written consent of NPI and the Company. The merger agreement provides that, as consideration for all outstanding shares of the Company's common stock, NPI would issue a number of newly issued shares of NPI common stock as determined in accordance with the merger agreement. Based on the agreement, the number of NPI common shares to be issued would result in the Company's stockholders having at least a two-thirds ownership in the combined entity. The merger would be structured as a tax free reorganization, and would be accounted for as a purchase transaction. Completion of the merger would be subject to the expiration of the applicable Hart-Scott-Rodino waiting period, stockholder approval and other customary closing conditions. In the event that NPI does not exercise the option, and under certain other circumstances, NPI may be required to pay the Company a penalty of $3,000,000. There can be no assurance that the merger will be consummated in a timely manner, if at all.

(9) Quarterly Financial Data (Unaudited)

   The following is a summary of selected quarterly financial data for the period from inception (February 10, 2000) through December 31, 2000:

                            Inception
                          (February 10,
                          2000) through
                            March 31,    June 30,   September 30, December 31,
                              2000         2000         2000          2000
                          ------------- ----------  ------------- ------------
Revenues.................  $      --           --        68,350        74,944
                           ==========   ==========   ==========    ==========
Net loss.................  $  (51,474)    (155,744)    (489,388)   (1,306,279)
                           ==========   ==========   ==========    ==========
Basic and diluted net
 loss per share..........  $    (0.00)       (0.01)       (0.03)        (0.09)
                           ==========   ==========   ==========    ==========
Weighted average basic
 and diluted common
 shares outstanding......  15,000,000   15,000,000   15,000,000    15,066,304
                           ==========   ==========   ==========    ==========

(10) Subsequent Events (Unaudited)

   On May 4, 2001, the Company issued 3,193,678 shares of its Series C at $2.55 per share for gross proceeds of $8,153,460. Also on May 4, 2001, NPI exercised its option to merge with the Company, and the Company and NPI entered into a definitive merger agreement.

                               NPI PROPOSAL NO. 2

               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

   Under Delaware law, NPI may only issue shares of common stock to the extent such shares have been authorized for issuance under NPI's restated certificate of incorporation. The restated certificate of incorporation currently authorizes the issuance by NPI up to 60,000,000 shares of common stock.
However, as of      , 2001,            shares of NPI common stock were issued
and outstanding and           shares of common stock were reserved for issuance
under NPI's stock option plans. Approximately               shares of common
stock are proposed to be issued to holders of FalconStor capital stock pursuant
to the merger, and, in addition, approximately         shares of NPI common
stock must be reserved effective as of the closing of the merger for options exercisable for FalconStor common stock assumed by NPI pursuant to the merger agreement. As a result, without an increase in shares, NPI would not have sufficient shares available in order to issue the required number of shares in the merger. The merger agreement provides for the amendment of NPI's restated certificate of incorporation to increase the number of shares of common stock authorized for issuance to 100,000,000 shares.

   The purpose of the proposed amendment to the restated certificate of incorporation pursuant to the merger agreement is to authorize additional shares of common stock which will be available for issuance in the merger, for a reserve for issuance upon exercise of stock options assumed in the merger, and also in the event the board of directors determines that it is necessary or appropriate to issue additional shares in connection with a stock dividend, additional equity incentives to employees and officers, or for other corporate purposes. The availability of additional shares of common stock is particularly important in the event that NPI needs to undertake any of the foregoing actions on an expedited basis and wishes to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock. NPI has no present agreement or arrangement to issue any of the additional authorized shares other than in connection with the merger and the exercise of options assumed in the merger.

   The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders except the effects of the merger described in this section. However, the board will have the authority to issue common stock without requiring future stockholder approval of such issuance, except as may be required by applicable law. To the extent that additional shares are issued in the future, they may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

   The increase in the authorized number of shares of common stock and the subsequent issuance of shares could have the effect of delaying or preventing a change in control of NPI without further action by the stockholders. Shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued in one or more transactions which make a change in control of NPI more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of NPI. The board of directors is not currently aware of any attempt to acquire NPI. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management.

   In addition to the increase in the authorized shares of common stock, in connection with the merger, NPI has proposed to amend its restated certificate of incorporation to provide for the change of the corporate name to "FalconStor Software, Inc." Since the combined company will be adopting and pursuing Falconstor's business strategy, changing NPI's name to FalconStor will allow the name of the combined company to better reflect the business of the combined company on a going-forward basis.

Vote Required and Board of Directors Recommendation

   The affirmative vote of a majority of all outstanding shares of NPI common stock is required for approval of this proposal. Abstentions and broker non-votes will each have the same effect as a negative vote on this proposal.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND NPI'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF NPI'S COMMON STOCK FROM 60,000,000 SHARES TO 100,000,000 SHARES AND CHANGE THE CORPORATE NAME TO FALCONSTOR SOFTWARE, INC.

                   ADDITIONAL ANNUAL MEETING MATTERS FOR NPI

                               NPI PROPOSAL NO. 3

                           THE ELECTION OF DIRECTORS

   The board of directors fixes, from time to time, the number of directors authorized by the NPI's bylaws. There are currently five members of the board of directors. NPI's bylaws provide that the directors shall be divided into three classes, with the classes of directors serving for staggered, three-year terms. If the merger is not completed, the two Class I Directors to be elected at the annual meeting are to hold office until the annual meeting to be held in 2004 and until their successors have been elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for NPI's two nominees named below, who are presently directors of NPI. In the event that any nominee of NPI is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominee listed below, and, in such event, the specific nominee to be voted for will be determined by the proxy holders.

   The following information sets forth the names and ages of the nominees, and each director of NPI whose term of office continues after the annual meeting assuming that the merger is not completed, the principal occupation of each during the past five years, and the period during which each has served as a director of NPI:

Nominees for Election as Class I Directors Serving for Three-Year Terms Expiring in 2004.

   Michael Gardner, age 55, has served as a director of NPI since May 1998. From July 1999 to the present, he has been executive vice president of worldwide operations at Blue Pumpkin Software, a software company. From February 1998 to April 1999, he served as senior vice president for Sybase, Inc., an information management software company. From November 1996 to February 1998, he was chief operating officer for ACT Networks, a wide-area network access products manufacturer. From May 1995 to November 1996, he was president of Whittaker Communications (formerly Hughes LAN Systems), a networking company.

   James Regel, age 58, joined NPI in August 2000 as president, chief operating officer and director and became the chief executive officer of NPI in October 2000. From January 2000 to July 2000, Mr. Regel was vice president of worldwide sales at Proxim, a manufacturer of wireless networking products. Mr. Regel joined Proxim in January 2000 through Proxim's acquisition of Wavespan, a high speed wireless networking company, where he served as chief executive officer from June 1999 to January 2000 and senior vice president of sales from March 1997 to June 1999. Previously, he held executive positions in sales and marketing at Verilink Corporation, Network Equipment Technologies and Rolm Corporation.

Incumbent Directors Not Standing for Re-election at the 2001 Annual Meeting.

   Thomas Brown, age 59, has served as a director of NPI since July 2000. From 1990 until his retirement in January 1997, Mr. Brown was an executive officer at Xircom, Inc., a provider of networking and information access solutions for mobile computer users. From 1997 until the present, Mr. Brown has served as a director of several private companies, including Bourns, Inc., Computer Economics, Inc., and Intematix. In addition, he has worked as a consultant in the networking and telecommunications industry.

   Charles Hart, age 63, has served as a director of NPI since November 1996. From February 2000 to present, Mr. Hart is the chairman and chief executive officer of SurfMonkey, Inc., a family Internet technology company. From February 1999 to August 2000, he was the chief executive officer of SANetworks, Inc., a manufacturer of networking interface cards and switches. Previously in 1998, he served as the chief executive officer and a director of Micronics Computers Inc., a supplier of advanced system boards for high-performance personal computers. From April 1997 through February 1998, he served as the executive vice president, business development, for NPI. From August 1995 to May 1997, he was a founding board member of InsWeb Corporation, an internet technology company providing a vertically integrated marketplace for the insurance industry on the World Wide Web. Previously, he held positions of president and chief executive officer at Semaphore Communications Corporation. Phaser Systems, Etak, Inc. and Nestar Systems, Inc. Mr. Hart also serves as a director of CES Communication Ltd., in New Zealand.

   Glenn Penisten, age 69, has served as the chairman of the board of directors of NPI since June 1996. From 1985 to present, he has been a partner of Alpha Partners, a venture capital firm. He has served as chief executive officer for several leading technology companies including; Superconductor Technologies, Inc., from May 1987 to June 1988; American Microsystems, Inc., from July 1976 to December 1984, and Data Transmission Co., from February 1972 to April 1976. Mr. Penisten has also held director level positions at Dataproducts Corporation, Sanders Associates and Gould, Inc. He served as a corporate officer at Texas Instruments, Inc., and chairman of the American Electronics Association. Mr. Penisten currently serves as director for IKOS Systems, Bell Microproducts, Pinnacle Systems, and Superconductor Technologies, Inc.

Vote Required and Board of Directors Recommendation

   Directors are elected by a plurality of votes cast. Abstentions or broker non-votes will have no effect on the election of directors.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NAMED NOMINEES.

                               NPI PROPOSAL NO. 4

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

   In the event the merger is not completed, the NPI board of directors has selected PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of NPI for the fiscal year ending December 31, 2001. PricewaterhouseCoopers has audited NPI's financial statements since 1989. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting with the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

   The following table sets forth the aggregate fees billed to NPI for the fiscal year ended December 31, 2000 by PricewaterhouseCoopers:

     Audit Fees....................................................... $138,000
     Financial Information Systems Design and Implementation
      Fees............................................................ $    --
     All Other Fees................................................... $170,000

   The audit committee has considered the role of PricewaterhouseCoopers in providing information technology, business consulting and tax services and other non-audit services to NPI and has concluded that such services are compatible with PricewaterhouseCoopers' independence as NPI's auditors.

Vote Required and Board of Directors Recommendation

   The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of common stock of NPI is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

   The board of directors has conditioned its appointment of NPI's independent accountants upon the receipt of the affirmative vote. In the event that the stockholders do not approve the selection of PricewaterhouseCoopers, the board of directors will reconsider the appointment of the independent accountants.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS NPI'S INDEPENDENT ACCOUNTANTS.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

   The board of directors of NPI held a total of seven meetings and acted by written consent on six separate occasions during 2000. No current director participated in fewer than 75% of all such meetings and actions by the board of directors, if any, and the committees, upon which such directors served, at the time they were directors of NPI.

   The board of directors currently has an audit committee and a compensation committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. The functions of a nominating committee are performed by the board of directors as a whole.

   The audit committee recommends the engagement of NPI's independent accountants, reviews and approves the scope of an annual audit and other services performed by the independent accountants, and reviews and evaluates NPI's accounting principles and its systems of internal accounting controls. The audit committee held four meetings in 2000 and currently consists of Mr. Gardner (chairperson), Mr. Brown and Mr. Hart. See "Report of the Audit Committee."

   The compensation committee reviews and approves the compensation policies applicable to NPI's executive officers, and reviews and approves grants of stock options pursuant to NPI's stock option plans. The compensation committee held five meetings in 2000 and currently consists of Mr. Hart (chairperson), Mr. Brown and Mr. Gardner. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

   The following table sets forth certain information concerning the compensation of NPI's chief executive officer, the two other most highly compensated executive officers and the two former executive officers whose salary and bonus for the year ended December 31, 2000 exceeded $100,000. The individuals included in the table will be collectively referred to as the "Named Officers."

                                    Annual
                                 Compensation          Long-Term
                               -------------------    Compensation
   Name and Principal                       Bonus        Awards       All Other
        Position          Year  Salary       (1)       Options (1) Compensation (2)
   ------------------     ---- --------    -------    ------------ ---------------
James Regel.............  2000 $145,833    $   --       375,000        $  --
 President and Chief
  Executive Officer

Joseph Botta............  2000  151,000        --        62,500           --
 Vice President of
  Operations              1999   70,062        --        85,000           --

Robert Zecha............  2000  172,884        --        32,500         3,000
 Vice President of
  Research and
  Development             1999  152,884     62,500       10,000         1,000
                          1998  167,875        --        20,000           --

William F. Rosenberger..  2000  221,474    200,000          --         86,333
 (former President and
  Chief Executive
  Officer)                1999  250,000     75,000          --          1,000
                          1998  125,000     50,000(3)   500,000           --

James Sullivan..........  2000  228,923(4)     --        10,000         3,000
 (former Vice President
  of Sales)               1999  246,086(4)     --        15,000         1,000
                          1998  253,574(4)     --        60,000           --

--------
(1) From time to time, the compensation committee reviews the performance of an executive officer and may award cash bonuses and/or stock options to an officer.

(2) The stated amounts for all Named Officers, except for Mr. Rosenberger, were NPI's matching contributions to NPI's 401(k) plan. Mr. Rosenberger's amount for year 2000 included a payment of $83,333 based on the terms of his separation agreement and $3,000 of NPI's matching contributions.

(3) Bonus paid to Mr. Rosenberger in 1998 was pursuant to "sign-on" provisions in the employment contract.

(4) Included in Mr. Sullivan's salaries were commissions of $125,750, $96,086, $103,574 in 2000, 1999 and 1998, respectively.

Option Grants in Last Fiscal Year

   The following table sets forth details regarding stock options granted to the Named Officers in 2000. NPI granted no stock appreciation rights in 2000. In addition, in accordance with the SEC rules, the table shows the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the option is exercised.

                                       Individual Grants               Potential Realizable
                          --------------------------------------------   Value at Assumed
                          Number of   Percent of   Exercise            Annual Rates of Stock
                          Securities Total Options or Base              Price Appreciation
                          Underlying  Granted to    Price               for Option Term (1)
                           Options   Employees in    Per    Expiration ---------------------
          Name             Granted    Fiscal Year   Share      Date        5%        10%
          ----            ---------- ------------- -------- ---------- ---------- ----------
James Regel.............   250,000       11.95%    $13.375  08/01/2010 $2,102,866 $5,329,076
                           125,000        5.98%     11.875  08/24/2010    933,515  2,365,711

Joseph Botta............    12,500        0.60%     24.375  04/18/2010    191,616    485,593
                            50,000        2.39%     11.875  08/24/2010    373,406    946,285

Robert Zecha............    12,500        0.60%     24.375  04/18/2010    191,616    485,593
                            20,000        0.96%     11.875  08/24/2010    149,362    378,514

William F. Rosenberger..       --          --          --          --         --         --

James Sullivan..........    10,000        0.48%     24.375  04/18/2010    153,293    388,475

--------
(1) The potential gain is calculated based on the fair market value of NPI's common stock on the date of grant, which is equal to the closing price reported on The Nasdaq National Market. These amounts only represent certain assumed rates of appreciation as established by the SEC. Actual gains, if any, on stock option exercises are dependent upon the future performance of NPI and overall stock market conditions. There can be no assurance that the amounts reflected in this table or the associated rates of appreciation will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth certain information concerning options exercised by the Named Officers during 2000, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of year-end. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of NPI's common stock.

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                  Options at Fiscal Year     In-the-Money Options
                            Shares                          End             at Fiscal Year End (1)
                           Acquired     Value    ------------------------- -------------------------
          Name            on Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
          ----            ----------- ---------- ----------- ------------- ----------- -------------
James Regel.............        --    $      --       --        375,000     $    --       $   --
Joseph Botta............        --           --    31,875       115,625          --           --
Robert Zecha............     15,000    1,078,594   97,915        64,585      159,842       37,502
William F. Rosenberger..    285,102    2,699,438    6,564           --        15,179          --
James Sullivan..........     94,165    1,156,463      --            --           --           --

--------
(1) Market value of underlying securities, based on the closing price of NPI's common stock, as reported by The Nasdaq National Market System, on December 31, 2000 of $6.4375, minus the exercise price.

Employment Contracts, Termination of Employment and Change in Control
Arrangements

   In September 2000, NPI entered into an employment agreement with James Regel whereby Mr. Regel agreed to become the president and co-chief executive officer. Pursuant to the employment agreement, Mr. Regel's annual base salary is $250,000, and Mr. Regel is eligible to earn an annual bonus of $100,000, of which $75,000 is guaranteed during the first 12 months of his employment and the payment of the remaining balance is based on the attainment of performance objectives determined by the compensation committee. Mr. Regel was granted an option to purchase 375,000 shares of NPI's common stock with a vesting period of four years. If a change in control occurs during the first six months of Mr. Regel's employment, 50% of his unvested stock options will immediately vest; if a change in control occurs between the seventh- and the twelfth-month of employment, 75% of his unvested stock options will immediately vest; and if a change in control occurs after 12 months, all of his unvested stock options will immediately vest. If Mr. Regel is terminated without cause or resigns upon constructive termination following a change of control, he is entitled to receive the following: (i) an amount equal to his annual base salary at the time of termination, (ii) medical insurance coverage for one year, and (iii) immediate vesting of all unvested stock options which remain exercisable for one year following the termination. In October 2000, the compensation committee approved an increase in Mr. Regel's annual base salary to $350,000, retroactively effective as of the commencement of his employment with NPI, and any guaranteed bonus already paid was considered part of the increased salary.

   In October 2000, NPI entered into an employment agreement with Ronald Rutherford whereby Mr. Rutherford agreed to be the vice president of worldwide sales. The employment agreement provides that Mr. Rutherford's annual base salary is $155,000 and that his annual target commission is set at $100,000. Upon the commencement of his employment with NPI, Mr. Rutherford was granted an option to purchase 160,000 shares of NPI's common stock with a vesting period of four years. If a change in control occurs during the first 12 months of employment, 50% of Mr. Rutherford's stock options will immediately vest, and if a change in control occurs after 12 months, all of Mr. Rutherford's stock options will immediately vest. If Mr. Rutherford is terminated without cause, he will receive a severance payment equal to his six-month base salary.

   In December 2000, NPI entered into an employment agreement with James Williams whereby Mr. Williams accepted the position of senior vice president of finance and administration, secretary, treasurer and chief financial officer. The employment agreement with Mr. Williams provides that his annual base salary is $225,000. Upon the commencement of his employment with NPI, Mr. Williams was granted an option to purchase 175,000 shares of NPI's common stock with a vesting period of four years. If a change in control occurs during the first six months of employment, 50% of Mr. Williams' stock options will immediately vest; if a change in control occurs between the seventh- and the twelfth-month of employment, 75% of Mr. Williams' stock options will immediately vest; and if a change in control occurs after 12 months, all of Mr. Williams' stock options will immediately vest. If Mr. Williams is terminated without cause, he will receive a severance payment equal to his six-month base salary.

   In December 2000, NPI also entered into an employment agreement with James Baker whereby Mr. Baker agreed to be the senior vice president of engineering and chief technology officer. The employment agreement with Mr. Baker provides that his annual base salary is $235,000 and that he is eligible to earn a bonus of $150,000 based on the performance objectives set forth in the bonus plan. Upon the commencement of his employment with NPI, Mr. Baker was granted an option to purchase 200,000 shares of NPI's common stock with a vesting period of four years. If a change in control occurs during the first 12 months of employment, 50% of Mr. Baker's stock options will immediately vest, and if a change in control occurs after 12 months, all of Mr. Baker's stock options will immediately vest. If Mr. Baker is terminated without cause, he will receive a severance payment in the amount of his six-month base salary.

   NPI has entered into a separation and release agreement with Joseph Botta. Pursuant to the agreement, upon the closing of the proposed merger with FalconStor, Mr. Botta shall receive a severance payment of $500,000 in total (in the form of cash payment from NPI and proceeds from sales of NPI's common stock upon exercise of his vested stock options). In addition, in exchange for his signing of the agreement, Mr. Botta waives his right to the severance benefits set forth in the salary continuation agreement that was previously entered into with NPI.

   NPI has also entered into a salary continuation agreement with Robert Zecha. Such agreement provides that in the event Mr. Zecha is terminated, including a constructive termination or a termination within a specified time period around a change in control, as those terms are defined in each agreement, he shall be entitled to continued salary and bonus payments for a period of one year. Mr. Zecha shall also be entitled to continued medical coverage by NPI during the period of salary continuation unless he is covered by another employer's group health plan. In the event of a change in control, all stock options granted to Mr. Zecha shall become exercisable 30 days before the consummation of such change in control.

   NPI's 1997 Stock Plan provides that the board of directors may, in its sole discretion, accelerate the vesting and the ability to exercise options in the event of a change of control.

Compensation of Directors

   Directors who are not employees of NPI are considered outside directors. Outside directors are entitled to receive a director fee of $4,000 per fiscal quarter so long as they remain directors of NPI. Directors do not receive any additional or special remuneration for their services on any of the committees established by the board of directors.

   An outside director is eligible to participate in NPI's 1994 Outside Directors Stock Option Plan. The Outside Directors Plan, as amended, provides for the automatic granting of nonstatutory stock options to outside directors of NPI. Each new outside director will be granted an option to purchase 15,000 shares of NPI's common stock on the date of election. Each continuing outside director will be granted an option to purchase 5,000 shares of common stock on the date of each annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

   During 2000, no member of the compensation committee was an executive officer or employee of NPI. In addition, no executive officer of NPI has served on the board of directors or compensation committee of any other entity that has an executive officer serving as a member of NPI's board of directors.

Certain Relationships and Related Transactions

   During 2000, no member of the compensation committee was an executive officer or employee of NPI. In addition, no executive officer of NPI has served on the board of directors or compensation committee of any other entity that has an executive officer serving as a member of NPI's board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires NPI's executive officers, directors and persons who beneficially own more than 10% of NPI's common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish NPI with copies of all Section 16(a) forms filed by such persons.

   Based solely on NPI's review of such forms furnished to NPI and written representations from certain reporting persons, NPI believes that all filing requirements applicable to NPI's executive officers, directors and more than 10% stockholders were complied with, except that Ronald Rutherford and James Baker were late with respect to filing one form each.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

   The compensation committee of the board of directors is comprised of non-employee directors. The compensation committee is responsible for setting and administering policies governing compensation of executive officers. The compensation committee reviews the performance and compensation levels for executive officers, sets salary and bonus levels and makes option grants under NPI's 1997 Option Plan.

                             Compensation Policies

   The goals of NPI's executive officer compensation policies are to attract, retain and reward executive officers who contribute to NPI's success, to align executive officer compensation with NPI's performance and to motivate executive officers to achieve NPI's business objectives. NPI uses salary, bonuses and stock options to achieve these goals. The compensation committee reviews various available data, including compensation surveys, to enable the compensation committee to compare NPI's compensation package with that of other high technology companies of similar size and growth rates in NPI's geographic area.

                            Compensation Components

   Salaries are set for each executive officer with reference to a range of salaries for comparable positions among high technology companies of similar size, growth rate and location. Annual salary adjustments take into account achievements of individual executive officers during the prior fiscal year as measured against key company-wide objectives set each year by the board of directors, as well as the executive officers' performance of their individual responsibilities. Each compensation committee member weighs objective and subjective performance factors, and a consensus is obtained through discussion. The compensation committee also considers relative levels of responsibility among executive officers in attempting to reach equitable and appropriate projected compensation levels.

   Cash incentive compensation is provided through participation in NPI's executive bonus plan. The compensation committee determines the amount of an individual's bonus based on subjective judgment of NPI's financial performance and the achievement of established goals. A performance bonus of $200,000 was paid to William Rosenberger in 2000.

   The compensation committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with the stockholders. The size of an initial option grant to an executive officer has generally been determined with reference to comparable equity compensation offered by high technology companies of similar size for similar positions, the responsibilities and expected future contributions of the executive officer, as well as recruitment considerations. In determining the size of subsequent grants, the compensation committee has considered the individual executive officer's performance during the previous fiscal year, the expected contributions during the coming year, the amount of options already held and the level of recent grants. Stock options granted to executive officers during 2000 were based upon available data concerning option grants to executive officers of companies of similar size, growth and location and a review of recent grants. The compensation committee believes that future subsequent option grants, with vesting schedules of up to four years, will provide strong incentives for executive officers to remain with NPI.

                      Chief Executive Officer Compensation

   The compensation of the chief executive officer is based upon the same criteria outlined above for the other executive officers of NPI. While the chief executive officer makes recommendations about the compensation levels, goals and performance of the other executive officers, he does not participate in the discussions regarding his compensation or performance.

                            Qualifying Compensation

   The compensation committee has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive officers' compensation exceeding $1,000,000 per person in any taxable year unless it is "performance based" within the meaning of Section 162(m). Since to date the cash compensation plus restricted stock vesting of each of NPI's executive officers has been below the $1,000,000 threshold and since the committee believes that any options granted under NPI's option plan will meet the requirement of being performance-based under the provisions of Section 162(m), the committee believes that Section 162(m) will not reduce the tax deduction available to NPI for fiscal year 2000 or prior years. NPI's policy is, to the extent reasonable, to qualify its executive officers' compensation for deductibility under the applicable tax laws.

Compensation Committee

   Charles Hart, Chairperson
   Thomas Brown
   Michael Gardner

Report of the Audit Committee

   The audit committee of the board of directors consists of three independent directors, each of whom has been determined to be "independent" under the current listing standards of National Association of Securities Dealers. The audit committee acts pursuant to the audit committee charter adopted by the board of directors in July 2000, a copy of which is attached as Annex G to this joint proxy statement/prospectus.

   Management is responsible for NPI's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the NPI's consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with generally accepted accounting principles. The audit committee's responsibility is to monitor and oversees these processes.

   The audit committee has reviewed and discussed NPI's audited consolidated financial statements for the year ended December 31, 2000 with management. The audit committee has discussed with PricewaterhouseCoopers LLP, NPI's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61 which includes, among other items, matters related to the conduct of the audit of NPI's financial statements. The audit committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, which relates to the accountant's independence from NPI and its related entities, and has discussed with PricewaterhouseCoopers LLP their independence from NPI.

   Based on the review and discussions referred to above, the audit committee recommended to NPI's board of directors that NPI's audited consolidated financial statements be included in NPI's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                          Submitted by the Audit Committee

                                          Michael Gardner, Chairperson
                                          Thomas Brown
                                          Charles Hart

                        COMPARISON OF STOCKHOLDER RETURN

Stock Performance Graph

   The following graph compares the cumulative total return on NPI's common stock with The Nasdaq Stock Market Index, an indicator of broad market performance, and the Nasdaq Computer Manufacturer Stocks Index (SIC 357), an indicator of the market performance of this sector, over the past five years. The graph assumes a $100 investment at the closing price on December 29, 1995 in NPI's common stock and in each index listed above, and reinvestment of dividends. Dividends have never been declared on NPI's common stock. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                           [STOCK PERFORMANCE GRAPH]

                                            12/95 12/96 12/97 12/98 12/99 12/00
                                            ----- ----- ----- ----- ----- -----
Network Peripherals Inc.................... $100  $151  $ 62  $ 38  $402  $ 55
Nasdaq Stock Market Index.................. $100  $123  $151  $213  $395  $238
Nasdaq Computer Manufacturer Index......... $100  $134  $162  $352  $746  $420

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth the beneficial ownership of NPI's common stock as of April 19, 2001 by: (a) each director; (b) each of the Named Officers in the Summary Compensation Table; (c) all current directors and executive officers as a group; and (d) each person known to NPI who beneficially owns 5% or more of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after April 19, 2001 through the exercise of any stock option or other right. To NPI's knowledge, the persons named in the following table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. A total of 12,850,899 shares of NPI's common stock were issued and outstanding as of April 19, 2001.

                                                                   Shares
                                                                Beneficially
                                                                    Owned
                                                               ---------------
   Name and Address(1) of Beneficial Owner                     Number  Percent
   ---------------------------------------                     ------- -------
   Seneca Ventures (2)........................................ 957,800   7.1%
   Glenn Penisten (3)......................................... 406,925   3.0%
   Thomas Brown (4)...........................................   3,750     *
   Michael Gardner (4)........................................  24,354     *
   Charles Hart (4)...........................................  27,604     *
   James Regel................................................     --      *
   Joseph Botta (4)...........................................  43,853     *
   Robert Zecha (5)........................................... 127,602     *
   William F. Rosenberger (6).................................     --      *
   James Sullivan (6).........................................     --      *
   All current directors and executive officers as a group (9
    persons) (7).............................................. 506,486   3.8%

--------
 *  Represents less than 1%.

(1) Unless otherwise indicated, the address for each beneficial owner named in this table is 2859 Bayview Drive, Fremont, California 94538.

(2) Based on information contained in the Schedule 13G filed on February 14, 2001 with the Securities and Exchange Commission by the above entity and other members of a group of which this entity is a part, including Woodland Venture Fund, Woodland Partners, Barry Rubenstein and Marilyn Rubenstein. The address of each of these parties is 68 Wheatley Road, Brookville, New York 11545.

(3) Includes 386,667 shares issuable upon exercise of outstanding stock options, which are exercisable within 60 days after April 19, 2001.

(4) Represents the number of shares issuable upon exercise of outstanding stock options, which were exercisable within 60 days after April 19, 2001.

(5) Includes 115,102 shares issuable upon exercise of outstanding stock options, which are exercisable within 60 days after April 19, 2001.

(6) Former executive officer of NPI named in the Summary Compensation Table.

(7) Includes 486,228 shares issuable upon exercise of outstanding stock options, which are exercisable within 60 days after April 19, 2001.

                                    EXPERTS

   The consolidated financial statements of NPI as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of FalconStor (a development stage enterprise) as of December 31, 2000 and for the period from inception (February 10, 2000) through December 31, 2000 have been included in this joint proxy statement/prospectus and in the registration statement in reliance on the report of KPMG LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the shares of NPI common stock to be issued in the merger will be passed upon for NPI by Gray Cary Ware & Freidenrich LLP, San Diego, California. The tax consequences of the merger under section 368 of the Internal Revenue Code have been passed upon for NPI by Gray Cary Ware & Freidenrich LLP, San Diego, California, and for FalconStor by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                           AT NEXT NPI ANNUAL MEETING

   Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of NPI (i) must be received by NPI at its offices at
2859 Bayview Drive, Fremont, California 94538 not later than            , 2002;
and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in NPI's Proxy Statement for that meeting and the other requirements contained in NPI's bylaws.

                      WHERE YOU CAN FIND MORE INFORMATION

   NPI files annual, quarterly, and special reports, proxy statements, and other information with the SEC. NPI's common stock is traded on the Nasdaq National Market under the symbol "NPIX." You may read and copy any document filed by NPI at the SEC's public reference facilities or on the SEC's website at http://www.sec.gov, as discussed in more detail below.

   FalconStor is not a reporting company and therefore no additional reports or financial information about are publicly available.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows NPI to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information by referring you to documents previously filed with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, and any later information that NPI files with the SEC will automatically update and supersede this information. This joint proxy statement/prospectus is part of a registration statement on Form S-4 filed by NPI with the SEC.

   NPI incorporates by reference the documents listed below, and any additional documents filed by NPI with the SEC between the date of this joint proxy statement/prospectus and the date of the NPI annual meeting. The documents NPI incorporates by reference are:

   NPI's annual report on Form 10-K for the fiscal year ended December 31, 2000;

   NPI's report on Form 8-K filed April 16, 2001; and

   NPI's annual report on Form 10-K/A filed April 27, 2001.

   Documents incorporated by reference are available without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You may obtain documents incorporated by reference by requesting them in writing or by telephone from the appropriate company as follows:

   Network Peripherals Inc.
   2859 Bayview Drive
   Fremont, California 94538
   Attention: James Williams
   Phone Number: (510) 897-5000
   Web Address: www.npix.com

   In order to ensure timely delivery of the documents, any requests should be
made by          , 2001.

   In addition, copies of the documents incorporated by reference may be inspected and copied at the following public reference facility maintained by the SEC:

   Judiciary Plaza
   Room 1024
   450 Fifth Street, N.W.
   Washington, D.C. 20549

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements, and other information regarding each of NPI. The address of the SEC website is http://www.sec.gov. Reports, proxy statements, and other information concerning NPI can also be inspected at the Nasdaq National Market, Operations, 1735 K Street, N.W., Washington, D.C.

   NPI has filed a registration statement under the Securities Act with the SEC with respect to the NPI common stock to be issued under the merger agreement with FalconStor. This joint proxy statement/prospectus constitutes the prospectus of NPI filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

                         TRANSACTION OF OTHER BUSINESS

   At the date of this joint proxy statement/prospectus, the only business which the board of directors intends to present or knows that others will present at the meeting is as set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ James Regel   ________James Regel
                                          President and Chief Executive
                                           Officer
                                          (Authorized Officer)

May 10, 2001

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. NPI's certificate of incorporation and bylaws provide that NPI shall indemnify NPI's directors, officers, employees, and agents to the full extent permitted by Delaware law. These indemnification provisions may be sufficiently broad to permit indemnification of NPI's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

   NPI has a policy of directors' and officers' liability insurance that insures NPI's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

   At present, there is no pending litigation or proceeding involving any of NPI's directors, officers, employees or other agents in which indemnification is being sought. NPI are not aware of any threatened litigation that may result in a claim for indemnification by any of NPI's directors, officers, employees or other agents.

Item 21. Exhibits.

   The following exhibits are filed with this Registration Statement:

 Exhibit
 Number  Exhibit Title
 ------- -------------
  2.1    Agreement and Plan of Merger and Reorganization, dated as of May 4,
         2001, among
         FalconStor, Inc., Registrant and Empire Acquisition Corp. Reference is
         made to Annex A to the joint proxy statement/prospectus which is included in this Registration Statement.
  3.1(1) Restated Certificate of Incorporation.
  3.2(1) Bylaws.
  3.3(2) Certificate of Amendment of the Certificate of Incorporation.
  3.4    Form of Certificate of Amendment to Restated Certificate of
         Incorporation of Registrant.
  4.1    Voting Agreement, dated as of May 3, 2001, between Registrant,
         FalconStor, Inc. and certain stockholders of Registrant. Reference is made to Annex E to the joint proxy statement/prospectus which is included in this Registration Statement.
  4.2    Voting Agreement, dated as of March 30, 2001 between Registrant,
         FalconStor, Inc. and certain
         stockholders of FalconStor, Inc. Reference is made to Annex E to the joint proxy statement/prospectus which is included in this
         Registration Statement.
  5.1*   Legal opinion of Gray Cary Ware & Freidenrich LLP, counsel for
         Registrant.
  8.1*   Tax opinion of Gray Cary Ware & Freidenrich LLP, counsel for
         Registrant.
  8.2*   Tax opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP, counsel for FalconStor, Inc.
 21.1(3) Subsidiaries of the Registrant.
 23.1    Consent of PricewaterhouseCoopers LLP.
 23.2    Consent of KPMG LLP.
 23.3*   Consent of Gray Cary Ware & Freidenrich LLP (See Exhibit 5.1).
 23.4*   Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (See Exhibit
         8.2).

 Exhibit
 Number  Exhibit Title
 ------- -------------
 24.1    Power of Attorney (included as page II-4).
 99.1    Form of Proxy Card of Registrant.
 99.2    Form of Proxy Card of FalconStor.
 99.3    Consent of Barry Rubenstein to serve as a director of Registrant.
 99.4    Consent of ReiJane Huai to serve as a director of Registrant.
 99.5    Consent of Irwin Lieber to serve as a director of Registrant.

--------
 *to be filed by amendment

(1) Incorporated by reference to the corresponding Exhibit previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-78350).

(2) Incorporated by reference to the corresponding Exhibit in the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2000.

(3) Filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

Item 22. Undertakings.

   (1) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   (5)(A) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which as a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (B) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (A) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 10th day of May, 2001.

                                          NETWORK PERIPHERALS INC.

                                                     /s/ James Regel
                                          By: _________________________________
                                                        James Regel
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

   Each of the officers and directors of Network Peripherals Inc. whose signature appears below hereby constitutes and appoints James Regel and James Williams his true and lawful attorneys and agents, with full power of substitution, and with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-4 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to perform any acts necessary to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorneys and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                 Date
              ---------                          -----                 ----

          /s/ James Regel             President, Chief Executive   May 10, 2001
  ___________________________________ Officer and Director
              James Regel             (Principal Executive
                                      Officer)

        /s/ James Williams            Senior Vice President of     May 9, 2001
  ___________________________________ Finance and
            James Williams            Administration, Secretary,
                                      Treasurer and Chief
                                      Financial Officer
                                      (Principal Financial and
                                      Accounting Officer)

        /s/ Glenn Penisten            Chairman of the Board        May 10, 2001
  ___________________________________
            Glenn Penisten

         /s/ Thomas Brown             Director                     May 10, 2001
  ___________________________________
             Thomas Brown

        /s/ Michael Gardner           Director                     May 10, 2001
  ___________________________________
            Michael Gardner

         /s/ Charles Hart             Director                     May 10, 2001
  ___________________________________
             Charles Hart

                                                                         ANNEX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

   THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated as of May 4, 2001, is among FalconStor, Inc., a Delaware corporation (the "Company"), Network Peripherals Inc., a Delaware corporation ("NPI") and Empire Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of NPI ("Merger Sub"). Certain capitalized and non-capitalized terms used herein are defined in Section 8.13.

                                    RECITALS

   WHEREAS, the Boards of Directors of the Company, NPI and Merger Sub each have, in light of and subject to the terms and conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and declared the Merger advisable and fair to, and in the best interests of, their respective stockholders;

   WHEREAS, the Company and NPI are parties to that certain Option Agreement, dated March 30, 2001, under which the Company granted to NPI an option to merge with the Company pursuant to the terms of this Agreement and NPI has exercised its rights under the Option Agreement in accordance with the terms therein;

   WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company, other than such shares held by NPI, Merger Sub or the Company, shall be converted into the right to receive shares of common stock, par value $0.001 per share, of NPI (the "NPI Common Stock");

   WHEREAS, as an inducement to NPI and Merger Sub to enter into this Agreement, (i) certain stockholders of the Company have previously entered into a voting agreement in the form attached hereto as Exhibit A ("Company Voting Agreement") pursuant to which, among other things, such stockholders have agreed to vote all shares of capital stock of the Company owned by them in favor of the Merger (ii) all stockholders of the Company have entered into that certain Second Amended and Restated Stockholders Agreement dated as of March 30, 2001, by and among the Company and the Persons set forth on Schedule I thereto (the "Stockholders Agreement"), and all officers and directors of the Company will have, at the Effective Time entered into a lock-up agreements in the form attached hereto as Exhibit B ("Company Lockup Agreement") pursuant to which, among other things, such persons will agree to refrain from selling shares of NPI Common Stock during a specified period following consummation of the Merger and (iii) all affiliates of the Company will have, prior to the consummation of the Merger, entered into an affiliate agreement in the form attached hereto as Exhibit C ("Affiliate Agreement");

   WHEREAS, as an inducement to the Company to enter this Agreement, (i) certain stockholders of NPI have concurrently herewith entered into a voting agreement in the form attached hereto as Exhibit D ("NPI Voting Agreement") pursuant to which, among other things, such persons have agreed to vote all capital stock of NPI owned by them in favor of the Merger and (ii) all officers, directors and certain stockholders of NPI will have, at the Effective Time, entered into lock-up agreements in the form attached hereto as Exhibit E ("NPI Lock-up Agreement") pursuant to which, among other things, such stockholders will agree to refrain from selling shares of NPI Common Stock during a specified period following consummation of the Merger;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

   WHEREAS, the Company, NPI and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth in this Agreement.

   NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, NPI and Merger Sub hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   Section 1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of Merger Sub shall cease.

   Section 1.2 Effective Time. Subject to the provisions of this Agreement, the Company, NPI and Merger Sub shall cause the Merger to be consummated by filing an appropriate certificate of merger in the form attached hereto as Exhibit F and other appropriate documents (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law, as soon as practicable on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger (the "Effective Time").

   Section 1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties (the "Closing Date"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of [Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022,] or at such other time, date or place as agreed to in writing by the parties hereto.

   Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   Section 1.5 Directors and Officers.

   (a) NPI. As of the Effective Time, (i) the directors of NPI shall be comprised in accordance with Schedule 1.5 hereto and (ii) the individuals listed on Schedule 1.5 hereto shall have been appointed as the officers of NPI in accordance with Schedule 1.5 hereto.

   (b) Surviving Corporation. The directors of the Surviving Corporation shall be comprised in accordance with Schedule 1.5 hereto and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

   Section 1.6 Certificate of Incorporation and Bylaws.

   (a) NPI. The certificate of incorporation and bylaws of NPI in effect immediately prior to the Effective Time shall remain in full force and effect after the Effective Time; provided, however, that Article FIRST of the certificate of incorporation of NPI shall be amended to read in its entirety as follows: "The name of the corporation is FalconStor, Inc." until thereafter amended as provided by law.

   (b) Surviving Corporation. Effective immediately following the Merger, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended in its entirety to read as set forth in the Certificate of Merger. Effective immediately following the Merger, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

   Section 2.1 Conversion of Shares.

   (a) By action of the holders of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, "Company common stock"), each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock outstanding immediately prior to the Effective Time shall be converted immediately prior to the Effective Time (subject to the satisfaction of the conditions set forth in Section 6.1 and Section 6.3) into that number of shares of Company's common stock, par value $0.001 (the "Company Common Stock") into which one share of Series A Common Stock, Series B Preferred Stock and Series C Preferred Stock is then convertible.

   (b) At the Effective Time, each outstanding share of common stock, par value $.001 per share, of Merger Sub shall, by virtue of the Merger and without any action on the part of the Company, NPI or Merger Sub, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

   (c) At the Effective Time, each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (individually, a "Share" and collectively, the "Shares") (other than (i) Shares held by the Company,
(ii) Shares held by NPI or Merger Sub or (iii) Dissenting Shares (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of NPI, Merger Sub or the Company or any holder thereof, be converted into and be exchangeable for the right to receive the number (rounded to the nearest ten thousandth) of fully paid and non-assessable shares of NPI Common Stock equal to the Exchange Ratio.

   (d) For purposes of this Agreement, the "Exchange Ratio" shall be determined in accordance with the following formula:

                         E = 2(X + 0) + B-CB [2(X + 0)]
                               ---------------------
                                     Y + V

where E =   the Exchange Ratio

      X = all shares of NPI Common Stock issued and outstanding as of two days prior to the NPI Stockholders Meeting

      O = all shares of NPI Common Stock issuable under outstanding, vested, in-the-money options to purchase such stock as of two days prior to the NPI Stockholders Meeting

      C = NPI's cash, cash equivalents and short-term investments calculated in accordance with GAAP minus any estimated cash payments due under agreements with certain members of NPI's management resulting from the Merger (the "Management Agreements") plus $25,000,000, calculated as of the end of the calendar month immediately prior to the Effective Time, without giving effect to reductions in cash for payment of transaction expenses related to the

           Merger by NPI prior to the Effective Time (the "Closing Cash"); provided that for purposes of this formula, Closing Cash shall not exceed $90,000,000. For purposes of this paragraph, estimated cash payments due under the Management Agreements shall be determined
           (a) using the closing sales price of one share of NPI Common Stock on Nasdaq two days prior to the NPI Stockholders' Meeting and (b) by giving effect to any acceleration of vesting of options caused by the Closing

      B =  $90,000,000

      Y = all outstanding shares of Company Common Stock (assuming conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock) minus shares of Company Preferred Stock or Company Common Stock owned by NPI or the Company, calculated two days prior to the NPI Stockholders' Meeting

      V = all shares of Company Common Stock issuable under outstanding, vested, in-the-money options or warrants to purchase such stock or other securities convertible or exchangeable for shares of Company Common Stock, calculated two days prior to the NPI Stockholders' Meeting

All such shares of NPI Common Stock issued pursuant to this Section 2.1, together with any cash paid in lieu of fractional shares of NPI Common Stock to be paid pursuant to Section 2.7, are referred to herein as the "Merger Consideration."

   (e) At the Effective Time, each Share of Company Common Stock owned by NPI, Merger Sub or the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

   (f) If, between the date of this Agreement and the Effective Time, either
(i) the outstanding shares of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, or (ii) the number of shares of Company Common Stock issuable upon conversion of each share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall have been changed pursuant to contract, an anti-dilution adjustment provision contained in the Company's certificate of incorporation or otherwise, the calculation of the Exchange Ratio shall be correspondingly adjusted to the extent necessary to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, change in conversion ratio or such similar event.

   (g) If, between the date of this Agreement and the Effective Time, the outstanding shares of NPI Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, the calculation of the Exchange Ratio shall be correspondingly adjusted to the extent necessary to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or such similar event.

   Section 2.2 Stock Options. At the Effective Time, the Company Stock
Options, whether vested or unvested, will be assumed by NPI ("Assumed Stock Options"). Section 2.2 of the Company Disclosure Schedule hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options to purchase shares of Company Common Stock ("Company Stock Options"), including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, the Company shall deliver to NPI an updated Section 2.2 of the Company Disclosure Schedule hereto current as of such date. Each such option so assumed by NPI under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan ("Company Option Plan") and any other document governing such option immediately prior to the Effective Time, except that (a) such option will be exercisable for that number of whole shares of NPI Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of NPI Common Stock, (b) the per share exercise price for the shares of NPI Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole tenth of a cent and
(c) any restriction on the exercisability of such Company Stock Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall remain unchanged. Consistent with the terms of the Company Option Plan and the documents governing the outstanding options, the Merger will not terminate any of the outstanding options under the Company Option Plan or accelerate the exercisability or vesting of such options or the shares of NPI Common Stock which will be subject to those options upon NPI's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by NPI following the Effective Time will remain incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time, and the parties hereto shall use their commercially reasonable efforts to carry out such intention. Within 10 business days after the Effective Time, NPI will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Option Plan a document in form and substance reasonably satisfactory to the Company evidencing the foregoing assumption of such option by NPI. NPI agrees to file with the Securities and Exchange Commission ("SEC") after the Closing a registration statement on Form S-8 covering the shares of NPI Common Stock issuable pursuant to Assumed Stock Options. The Company shall cooperate with and assist NPI in the preparation of such registration statement.

   Section 2.3 Exchange Fund. Prior to the Effective Time, NPI shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Shares for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, NPI shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares, certificates representing the NPI Common Stock issuable pursuant to
Section 2.1 in exchange for outstanding Shares and an estimated amount of cash sufficient to pay the cash payable in lieu of fractional shares pursuant to
Section 2.7. NPI agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.7 and any dividends and other distributions pursuant to
Section 2.5. Any cash and certificates of NPI Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

   Section 2.4 Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within three business days after the Effective
Time), NPI and the Surviving Corporation shall use their commercially reasonable efforts to cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (a) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as NPI may reasonably specify; and (b) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) shares of NPI Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1 (after taking into account all Shares then held by such holder) and (ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this ARTICLE II, including cash in lieu of any dividends and other distributions pursuant to Section 2.5 and cash in lieu of fractional shares pursuant to Section 2.7, and the Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Article II, each

Certificate shall be deemed at any time after the Effective Date to represent only the right to receive the Merger Consideration payable upon surrender of the Certificates. No interest will be paid or will accrue on any cash payable pursuant to Section 2.5 or Section 2.7. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, shares of NPI Common Stock evidencing, in the aggregate, the proper number of shares of NPI Common Stock, a check in the proper amount of cash in lieu of any fractional shares of NPI Common Stock pursuant to Section 2.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5, may be issued with respect to such Shares to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Transfer Taxes have been paid.

   Section 2.5 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made with respect to shares of NPI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of NPI Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of NPI Common Stock shall be paid to any such holder pursuant to Section 2.7 until such holder shall surrender such Certificate in accordance with Section 2.4. Subject to the effect of applicable Laws (as hereinafter defined), following surrender of any such Certificate, there shall be paid to such holder of shares of NPI Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of NPI Common Stock to which such holder is entitled pursuant to Section 2.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of NPI Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of NPI Common Stock.

   Section 2.6 No Further Ownership Rights in Company Common Stock. All shares of NPI Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms of ARTICLE I and this ARTICLE II (including any cash paid pursuant to Section 2.5 and Section 2.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares.

   Section 2.7 No Fractional Shares of NPI Common Stock.

   (a) No certificates or scrip of shares of NPI Common Stock representing fractional shares of NPI Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of NPI or a holder of shares of NPI Common Stock.

   (b) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of NPI Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of NPI Common Stock multiplied by (ii) the reported closing sales price of one share of NPI Common Stock on the Nasdaq National Market ("Nasdaq") at the Effective Time. As promptly as practicable after the determination of the aggregate amount of cash to be paid to holders of fractional interests, the Exchange Agent shall notify NPI and NPI shall deposit such amount with the Exchange Agent (to the extent the amount deposited with the Exchange Agent pursuant to Section 2.3 is insufficient), and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

   Section 2.8 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to the

Surviving Corporation and NPI for the Merger Consideration with respect to the Shares formerly represented thereby to which such holders are entitled pursuant to Section 2.1 and Section 2.4, any cash in lieu of fractional shares of NPI Common Stock to which such holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of NPI Common Stock to which such holders are entitled pursuant to Section 2.5. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

   Section 2.9 No Liability. None of NPI, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

   Section 2.10 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by NPI on a daily basis. Any interest and other income resulting from such investments promptly shall be paid to NPI.

   Section 2.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity by such person against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby and any unpaid dividends and distributions on shares of NPI Common Stock deliverable in respect thereof, pursuant to this Agreement.

   Section 2.12 Backup Withholding Rights. Each of NPI, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a tax Law. To the extent that amounts are so withheld by NPI, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by NPI, the Surviving Corporation or the Exchange Agent, as the case may be.

   Section 2.13 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each party hereto shall use its commercially reasonable efforts to cause the Merger to be so qualified, shall report the transactions contemplated by this Agreement in a manner consistent with such reorganization treatment and will not take any position inconsistent therewith in any Tax Return (as hereinafter defined), refund claim, litigation or otherwise unless required to do so by law. The Merger shall be treated as a purchase for accounting purposes.

   Section 2.14 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or NPI for any reason shall be converted into the Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of NPI Common Stock to which the holders thereof are entitled pursuant to Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5.

   Section 2.15 Affiliates. Notwithstanding anything to the contrary herein, no shares of NPI Common Stock or cash shall be delivered to a person who may be deemed an "affiliate" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), until such person has executed and delivered to NPI the written agreement contemplated by Section 5.10.

   Section 2.16 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger (the "Dissenting Shares"), which stockholders comply with all of the relevant provisions of Delaware Law (the "Dissenting Stockholders"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Delaware Law. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give NPI (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company relating to stockholders' rights of appraisal, and (b) the opportunity to direct, in its reasonable business judgment, all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of NPI, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.1.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

   Except as set forth on the schedule delivered by the Company to NPI and Merger Sub in connection with the execution and delivery of this Agreement (the "Company Disclosure Schedule") the Company hereby represents and warrants to NPI and Merger Sub, and except as set forth in the disclosure schedule delivered by NPI and Merger Sub to the Company in connection with the execution and delivery of this Agreement (the "NPI Disclosure Schedule"), NPI and Merger Sub hereby represent and warrant to the Company, in each case as set forth in this ARTICLE III, with the party making such representations and warranties being referred to as the "Representing Party" and such Representing Party's Disclosure Schedule as the "Representing Party's Disclosure Schedule." Notwithstanding the foregoing, any representation or warranty which expressly refers to NPI or its Subsidiaries is being made solely by NPI and Merger Sub and any representation or warranty which expressly refers to the Company or its Subsidiaries is being made solely by the Company.

   Section 3.1 Organization, Qualification.

   (a) The Representing Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted. The Representing Party is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party or substantially delay consummation of the transactions contemplated by this Agreement or otherwise prevent the Representing Party from performing its obligations hereunder. As used in this Agreement, "Material Adverse Effect" means any change, effect, event, occurrence, state of facts or developments that (i) materially adversely affects the assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of the Representing Party and its Subsidiaries, taken as a whole or
(ii) adversely affects or delays the ability of the Representing Party to consummate the transactions contemplated by this Agreement, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute a Material Adverse Effect on a Representing Party as indicated (A) any change in the market price or trading volume of NPI Common Stock after the date hereof; (B) any failure by the Representing Party to meet internal revenue or earnings projections or forecasts or published revenue or earnings projections for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement and prior to the Effective Time; (C) decreases in working capital substantially consistent with the NPI's internal projections; (D) any adverse change, effect, event, occurrence, state of facts or development, change, effect, event, occurrence, state of facts or developments directly caused by the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (E) any adverse change in NPI's assets or results of operations arising from actions taken by NPI reasonably intended to preserve the Closing Cash at a level sufficient to satisfy the condition set forth in Section 6.3(b); (F) any adverse change, effect, event, occurrence, state of facts or developments directly caused by, resulting from or attributable to conditions affecting the data storage or networking industries as a whole or the U.S. or world economies as a whole; (G) any adverse change, effect, event, occurrence, state of facts or development directly resulting from or attributable or relating to out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement; or (H) any adverse change, effect, event, occurrence, state of facts or development directly caused by compliance with the terms of, or the taking of any action required by, this Agreement; and provided, further, that with respect to any dispute regarding whether any adverse change, effect, event, occurrence, state of facts or development is "directly caused" by any of the foregoing, the Representing Party shall have the burden of proof by a preponderance of the evidence. Each Representing Party has made available to the other copies of its certificate of incorporation and bylaws. Such copies of each Representing Party's certificate of incorporation and bylaws are complete and correct and in full force and effect, and the Representing Party is not in violation of any of the provisions of its certificate of incorporation or bylaws.

   (b) Each of the Representing Party's Subsidiaries is listed in Section 3.1 of the Representing Party's Disclosure Schedule and is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Representing Party's Subsidiaries has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party, taken as a whole. All the outstanding shares of capital stock of, or other ownership interests in, the Representing Party's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and, with respect to such shares or ownership interests that are owned by the Representing Party and its Subsidiaries, are owned free and clear of all liens, claims, mortgages, encumbrances, pledges and security interests of any kind. All the outstanding shares of capital stock of, or other ownership interests in, the Representing Party's Subsidiaries are wholly owned by the Representing Party, directly or indirectly.

   Section 3.2 Capital Stock.

   (a) Section 3.2(a) of the Representing Party's Disclosure Schedule sets forth as of May 4, 2001: (i) the number of authorized shares of each class or series of capital stock of the Representing Party; (ii) the number of shares of each class or series of capital stock of the Representing Party which are issued and outstanding; (iii) the number of shares of each class or series of capital stock which are held in the treasury of such Representing Party; (iv) the number of shares of each class or series of capital stock of the Representing Party which are reserved for issuance, indicating each specific reservation; and (v) the number of shares of each class or series of capital stock of such Representing Party which are subject to employee stock options or other rights to purchase or receive capital stock granted under such Person's stock option or other stock based employee or non-employee director benefit plans, indicating the name of the plan, the date of grant, the number of shares and the exercise price thereof.

   (b) All the outstanding shares of capital stock of the Representing Party are, and all shares of NPI Common Stock to be issued in the Merger will be when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable and issued in compliance with all applicable U.S. state and federal securities laws. Except for the transactions contemplated by this Agreement, (i) there are no shares of capital stock of the Representing Party authorized, or as of the date of this Agreement, issued or outstanding, (ii) as of the date of this Agreement there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Representing Party or any of its Subsidiaries, obligating the Representing Party or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Representing Party or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Representing Party or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (iii) there are no outstanding contractual obligations of the Representing Party or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Representing Party or any Subsidiary of the Representing Party or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Representing Party or other entity, and (iv) there are no shareholder agreements, voting trusts or other agreements to which the Representing Party is a party or to which it is bound relating to the voting of any shares of the capital stock of the Representing Party (other than the Voting Agreements). With respect to the Company, (i) the holders of the Company Common Stock who are party to the Company Voting Agreement hold a sufficient number of shares of Company Common Stock (or securities convertible into Company Common Stock) to effect (A) the Company Stockholder Approval (as defined herein) and (B) the conversion into shares of Company Common Stock of all shares of Company common stock, and (ii) all stockholders, directors and officers of the Company are party to and bound by at least one of the following agreements that restricts such stockholder's rights to sell or dispose of shares of NPI Common Stock for a specified period following the consummation of the Merger: Company Voting Agreement, Company Lock-Up Agreement or the Stockholders Agreement.

   Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

   (a) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for obtaining the requisite approval of the stockholders of the Company (the "Company Stockholder Approval"), as contemplated in Section 5.2 and the filing of the Certificate of Merger, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of NPI, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (i) bankruptcy laws and other similar laws affecting creditor's rights generally and (ii) general principles of equity.

   (b) NPI has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of NPI, and other than the obtaining the requisite approval of the stockholders of NPI (the "NPI Stockholder Approval") as contemplated in Section 5.3 and the filing of the Certificate of Merger no other corporate proceedings on the part of NPI are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of NPI has taken all appropriate action so that
Section 203 of Delaware Law will not be applicable to the Company or to NPI for any purpose. This Agreement has been duly and validly executed and delivered by NPI and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement of NPI, enforceable against NPI in accordance with its terms, except as may be limited by (i) bankruptcy laws and other similar laws affecting creditor's rights generally and (ii) general principles of equity.

   (c) Except as may be required under, and other applicable requirements of, the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or blue sky laws, and the rules and regulations of Nasdaq, and the filing of the Certificate of Merger under Delaware Law, none of the execution, delivery or performance of this Agreement by the Representing Party, the consummation by the Representing Party of the transactions contemplated hereby or compliance by the Representing Party with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of the Representing Party or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, regional, state or local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether U.S. or foreign (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Representing Party or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation ("Law") applicable to the Representing Party, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches or defaults which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Representing Party or prevent or substantially delay the consummation of the transactions contemplated hereby.

   Section 3.4 Reports and Financial Statements.

   (a) NPI has previously furnished or otherwise made available (by electronic filing or otherwise) to the Company true and complete copies of: (i) Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1999 and 2000; (ii) each Quarterly Report on Form 10-Q filed with the SEC for the three fiscal quarters occurring since the Annual Report on Form 10-K for the year ended December 31, 1999; (iii) each definitive proxy statement filed with the SEC since December 31, 1999; (iv) each final prospectus filed with the SEC since December 31, 1999, except any final prospectus on Form S-8; and (v) all Current Reports on Form 8-K filed with the SEC since January 1, 2000.

   As of their respective dates, such reports, proxy statements and prospectuses filed with the SEC by NPI (collectively with, and giving effect to, all amendments, supplements and exhibits thereto, the "SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of NPI's Subsidiaries is required to file any forms, reports or other documents with the SEC. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of NPI and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, in the case of the unaudited interim financial statements, to normal recurring adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since January 1, 2000, NPI has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

   (b) The Company has delivered to NPI copies of the audited balance sheets of the Company as of December 31, 2000, together with the related audited statements of income, stockholders' equity and changes in cash flow for the fiscal year ended December 31, 2000, and the notes thereto (such audited financial statements being hereinafter referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, (i) were prepared in accordance with GAAP throughout the periods covered thereby, and (ii) present fairly in all material respects the financial position, results of operations and changes in cash flow of the Company and its consolidated Subsidiaries as of such dates and for the periods then ended.

   Section 3.5 No Undisclosed Liabilities. Neither the Representing Party nor any of its Subsidiaries has any liabilities or obligations of any nature required to be set forth on a balance sheet of the Representing Party under GAAP, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would be expected to result in such a liability or obligation, except (a) liabilities or obligations with respect to NPI reflected in the SEC Reports and with respect to the Company reflected in the Financial Statements or (b) liabilities and obligations which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Representing Party.

   Section 3.6 No Default; Compliance with Applicable Laws. The businesses of the Representing Party and each of its Subsidiaries is not in conflict with, or in default or violation of, any term, condition or provision of (i) its respective certificate of incorporation or bylaws or similar organizational documents, (ii) any Company Material Contracts or NPI Material Contracts, as applicable, or (iii) any federal, state, local or foreign statute, Law, concession, grant, franchise, Permit or other governmental authorization or approval applicable to the Representing Party or any of its Subsidiaries, excluding from the foregoing clauses (ii) and (iii), defaults or violations which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Representing Party.

   Section 3.7 Environmental Matters.

   (a) Each of the Representing Party and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required under any applicable Environmental Law and necessary for it to carry on its business or operations as now conducted ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on the Representing Party. Each of such Environmental Permits is in full force and effect, and each of the Representing Party and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to be in full force and effect or to be in compliance which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Representing Party.

   (b) There are no Environmental Claims pending, or to the knowledge of the Representing Party, threatened, against the Representing Party or any of its Subsidiaries, or, to the knowledge of the Representing Party, any Person whose liability for any such Environmental Claim the Representing Party or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law for which reserves have not been established in accordance with GAAP, that, individually or in the aggregate, would have a Material Adverse Effect on the Representing Party.

   (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material, that would form the basis of any Environmental Claim against the Representing Party or any of its Subsidiaries, or for which the Representing Party or any of its Subsidiaries is liable, except for such liabilities which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Representing Party.

   (d) As used in this Agreement: (i) "Environmental Claim" means any claim, action, lawsuit or proceeding by any Person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Representing Party or any of its Subsidiaries, or (B) circumstances which would give rise to any violation, or alleged violation, of any Environmental Law; (ii) "Environmental Law" means any law or order of any

Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or (B) the environment or to emissions, discharges, releases or threatened releases of, Hazardous Materials, into the environment; (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials or friable asbestos; (B) any chemicals or other materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," or "toxic pollutants" under any Environmental Law; and (C) pesticides.

   Section 3.8 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the Representing Party's knowledge, threatened against the Representing Party, its Subsidiaries or any of its assets or properties which (a) has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Representing Party or its Subsidiaries, or (b) questions the validity of this Agreement or any action to be taken by the Representing Party in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement. The Representing Party and its Subsidiaries are not subject to any outstanding order, writ, injunction or decree which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Representing Party and its Subsidiaries. There is no action, suit, proceeding or investigation pending or, to the Representing Party's knowledge, threatened against any current or former officer, director, employee, consultant, contractor or agent of the Representing Party (in his or her capacity as such) which gives rise or could reasonably be expected to give rise to a claim for contribution or indemnification against the Representing Party.

   Section 3.9 Permits. The Representing Party holds, and has at all times held, all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Permits"), except for such Permits the absence of which would not reasonably be expected to have a Material Adverse Effect on the Representing Party. The Representing Party is in material compliance with the terms of the Representing Party Permits. No investigation or review by any Governmental Entity in respect of the Representing Party is pending or, to the Representing Party's knowledge, threatened, nor has the Representing Party received notice from any Governmental Entity of its intention to conduct the same.

   Section 3.10 Employee Plans.

   (a) Section 3.10(a) of the Representing Party's Disclosure Schedule sets forth a true, correct and complete list of:

     (i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Representing Party has any obligation or liability, contingent or otherwise (the "Benefit Plans");

     (ii) all employees, consultants and independent contractors of the Representing Party; and

     (iii) all employment, consulting, termination, profit sharing, severance, change of control, individual compensation or indemnification agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union or vacation agreements, policies or arrangements under which the Representing Party has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of the Representing Party (the "Employee Arrangements").

Benefit Plans and Employee Arrangements which cover current or former employees, consultants, contractors, officers, or directors (or their equivalent) of the Representing Party are separately identified, by the applicable country, on Section 3.10(a) of the Representing Party's Disclosure Schedule.

   (b) In respect of each Benefit Plan and Employee Arrangement of the Company, a complete and correct copy of each of the following documents (if applicable) has been made available to NPI: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including, schedules and attachments); (iv) the most recent Internal Revenue Service ("IRS") determination, opinion or notification letter; (v) each of the stock option grant agreements used to make grants under the Company Option Plans, and all amendments thereto; (vi) each written employment, consulting or individual severance or other compensation agreement, and all amendments thereto; and
(vii) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112).

   (c) None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multi-employer plan described in Section 3(37) of ERISA, and the Representing Party does not have any obligation or liability (contingent or otherwise) in respect of any such plans. The Company is not a member of a group of trades or businesses under common control or treated as a single employer pursuant to
Section 414 of the Code.

   (d) The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plans. Any voluntary employee benefit association which provides benefits to current or former employees of the Representing Party, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

   (e) All contributions or other payments required to have been made by the Representing Party to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

   (f) The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable Laws. In particular, no individual who has performed services for the Representing Party has been improperly excluded from participation in any Benefit Plan or Employee Arrangement.

   (g) There are no pending or, to the Representing Party's knowledge, threatened actions, claims, or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder), and, to the knowledge of the Representing Party, there are no facts or circumstances which could form the basis for any of the foregoing.

   (h) The Representing Party does not have any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors of the Representing Party except (i) as may be required under Part 6 of Title I of ERISA at the sole expense of the participant or the participant's beneficiary, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment with the Representing Party.

   (i) None of the assets of any Benefit Plan is stock of the Representing Party or any of its affiliates, or property leased to or jointly owned by the Representing Party or any of its affiliates.

   (j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, consultant or contractor (current, former, or retired) of the Representing Party, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as which may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code).

   (k) The Representing Party has delivered to the other a true and correct list of the following for each employee, consultant and contractor of the Representing Party: base salary, any bonus obligations, immigration status, hire date, time-off balance, an indication of the existence of a signed assignment of invention agreement for each employee and including effective date and term for the contract, pay rate, termination provisions, indication that they have not received W-2 statements from the Representing Party, indication that they have not received Representing Party employee benefits and indication of a signed assignment of invention agreement for each consultant and contractor.

   (l) To the knowledge of the Representing Party, all employees of the Representing Party who are not U.S. citizens but who are assigned to the U.S. operations of the Representing Party or otherwise travel, from time to time, to the United States on behalf of the Representing Party, possess all applicable passports, visas and other authorizations required by the Laws of the United States and have otherwise complied with all applicable immigration and similar Laws of the United States.

   (m) To the Representing Party's knowledge, all employees of the Representing Party assigned to work outside the United States possess all applicable passports, visas and other authorizations required by the Laws of the respective countries to which they are assigned.

   Section 3.11 Labor Matters.

   (a) The Representing Party is not a party to any labor or collective bargaining agreement, and no employees of the Representing Party are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Representing Party's knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the Representing Party's knowledge, there have been no organizing activities involving the Representing Party in respect of any group of employees of the Representing Party.

   (b) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Representing Party, threatened against or involving the Representing Party. There are no unfair labor practice charges, grievances or complaints pending or, to the Representing Party's knowledge, threatened by or on behalf of any employee or group of employees of the Representing Party and, to the knowledge of the Representing Party, there are no facts or circumstances which could form the basis for any of the foregoing.

   (c) There are no complaints, charges or claims against the Representing Party pending or, to the Representing Party's knowledge, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Representing Party, and, to the knowledge of the Representing Party, there are no facts or circumstances which could form the basis for any of the foregoing.

   (d) The Representing Party is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act, as amended ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and any similar Tax.

   (e) There has been no "mass layoff" or "plant closing" as defined by WARN in respect of the Representing Party within the six months prior to the date hereof.

   Section 3.12 Absence of Certain Changes or Events.

   Since December 31, 2000 (i) the businesses of the Representing Party and its Subsidiaries have been conducted in all material respects in the ordinary course and (ii) there has not been:

   (a) a material adverse change in the assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of the Representing Party and its Subsidiaries, taken as a whole, or any event, occurrence or development which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole;

   (b) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Representing Party, or any repurchase, redemption or other acquisition by the Representing Party of any Representing Party securities;

   (c) any incurrence or assumption by the Representing Party of any indebtedness for borrowed money (or any renewals, replacements, or extensions that do not increase the aggregate commitments thereunder) except (i) in the ordinary and usual course of business consistent with past practice or (ii) in connection with any capital expenditure permitted by Section 4.1 or Section 4.2, as applicable, or (iii) any guarantee, endorsement, or other incurrence or assumption of liability (whether directly, contingently or otherwise) by the Representing Party for the obligations of any other person;

   (d) any creation or assumption by the Representing Party of any material Lien on any material asset of the Representing Party other than Permitted Liens;

   (e) any making of any loan, advance or capital contribution to or investment in any person by the Representing Party other than loans or advances to employees, contractors or consultants of the Representing Party made in the ordinary and usual course of business consistent with past practice;

   (f) (i) any contract or agreement entered into by the Representing Party on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by the Representing Party of any contract, license or other right (including, any insurance policy naming it as a beneficiary or a loss payable payee) that does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Representing Party, other than those contemplated by this Agreement;

   (g) any (i) grant of any severance or termination pay to any director, officer, employee, consultant or contractor of the Representing Party; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, consultant or contractor of the Representing Party; (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors, officers, employees, consultants or contractors of the Representing Party other than, in the case of clause (iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to employees, consultants or contractors of the Representing Party in the ordinary and usual course of business consistent with past practice or merit increases in salaries of employees, consultants or contractors at regularly scheduled times in customary amounts consistent with past practices;

   (h) any adoption, entering into, amendment, alteration or termination of (partially or completely) any Benefit Plan or Employee Arrangement except as contemplated by this Agreement or to the extent required by applicable Law;

   (i) any (i) making or revoking of any material election relating to Taxes (as hereinafter defined), (ii) settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change to any material methods of reporting income or deductions for federal income tax purposes;

   (j) any capital expenditures in excess of $100,000 individually and in excess of $500,000 in the aggregate;

   (k) any lease, license or grant to any Person of any rights in any of the Representing Party's assets or properties;

   (l) any amendment of the certificate of incorporation or bylaws of the Representing Party;

   (m) any sufferance of any material damage, destruction or loss (whether or not covered by insurance) to any material assets of the Representing Party; or

   (n) any strike, slowdown or demand for recognition by a labor organization by or with respect to any of the employees of the Representing Party.

   Section 3.13 Registration Statement; Joint Proxy Statement/Prospectus.

   (a) The information supplied by the Representing Party for inclusion in the registration statement on Form S-4 pursuant to which shares of NPI Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by the Representing Party for inclusion in the joint proxy statement/prospectus (the "Joint Proxy Statement") to be sent to the stockholders of the Company in connection with the special meeting of the Company's stockholders to consider this Agreement and the Merger (the "Company Stockholders Meeting") and to the stockholders of NPI in connection with the special meeting of NPI's stockholders to consider the issuance of NPI Common Stock in connection with the Merger (the "NPI Stockholders Meeting") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of NPI and the Company, at the time of the Company Stockholders Meeting, at the time of the NPI Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any matter or omit to state any material fact necessary in order to make the statements contained in the Joint Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the NPI Stockholders Meeting or the Company Stockholders Meeting which has become false or misleading.

   Section 3.14 Tax Matters.

   (a) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

   (b) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Representing Party, each affiliated, combined, consolidated or unitary group of which the Representing Party is a member (an "Affiliated Group") have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party. All Taxes due and owing by the Representing Party or any Representing Party's Affiliated Group, including estimates and withheld Taxes, have been paid, or adequately reserved in accordance with GAAP, except to the extent any failure to pay or reserve for would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party. There is no audit or examination in process or pending and there has been no notification of any request for such audit or other examination and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Representing Party or any Representing Party's Affiliated Group which if determined adversely would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party. All assessments for Taxes due and owing by the Representing Party or any Representing Party's Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid, except to the extent that any failures to pay would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Representing Party.

   (c) The Representing Party has not (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of the Representing Party or any Representing Party's Affiliated Group with respect to a taxable period for which the statute of limitations is still open, or (ii) with respect to U.S. federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax, in either case, that is still outstanding. There are no Liens relating to material Taxes upon the assets of the Representing Party or any Representing Party's Affiliated Group other than Liens relating to Taxes not yet due and Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party. Neither the Representing Party nor any Representing Party's Affiliated Group is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes (other than with respect to agreements solely between or among members of the consolidated group of which the Representing Party is the common parent and agreements and obligations that would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party).

   (d) Neither the Representing Party nor any Representing Party's Affiliated Group has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   (e) Section 3.14 of the Representing Party's Disclosure Schedule lists each Tax Return of the Representing Party's or any Affiliated Group for which an accurate copy of the actual Tax Return as filed with the relevant taxing authority has been made available by the Representing Party to the other on or before the date hereof.

   (f) Neither the Representing Party nor any Affiliated Group has requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from other taxing authorities.

   (g) Neither the Representing Party nor any member of any Affiliated Group has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (to any Person or entity that is not a member of any Affiliated Group) qualifying for tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

   (h) Neither the Representing Party nor any member of any Affiliated Group has any employment, severance or termination agreements, other compensation arrangements, or Benefit Plans currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement that individually or collectively (either alone or upon the occurrence of any additional or subsequent event), could give rise to a payment which is nondeductible by reason of Section 280G of the Code.

   (i) Neither the Representing Party nor any member of any Affiliated Group has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) applied to any disposition of assets owned by the Representing Party or any Affiliated Group.

   (j) Neither the Representing Party nor any member of any Affiliated Group has been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

   Section 3.15 Absence of Questionable Payments. Neither the Representing Party nor, to the Representing Party's knowledge, any director, officer, agent, employee, consultant, contractor or other person acting on behalf of the Representing Party, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign Law. Neither the

Representing Party nor, to the Representing Party's knowledge, any director, officer, agent, employee, consultant, contractor or other person acting on behalf of the Representing Party, has accepted or received any unlawful contributions, payments, gifts or expenditures.

   Section 3.16 Title and Related Matters. The Representing Party or one of its Subsidiaries has good and valid title to, or a valid leasehold or contractual interest in, all of the properties and assets reflected in the latest balance sheet included, in the case of the Company in the Financial Statements and in the case of NPI in the SEC Reports, or acquired after the date thereof (except for properties or assets sold or otherwise disposed of since the date thereof), free and clear of all Liens, statutory Liens securing payments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, and such imperfections or irregularities in title that do not materially and adversely affect the current use of the properties or assets subject thereto or affected thereby, affect the ability to convey title thereto or otherwise materially impair the business operations currently conducted at such properties. As of the date hereof, Section 3.16 of the Representing Party's Disclosure Schedule contains a complete and correct list of all real property owned or leased by the Representing Party or any of its Subsidiaries, and a complete and correct list of each title insurance policy insuring title to any of such real properties.

   Section 3.17 Material Contracts.

   (a) Company Contracts.

     (i) Section 3.17 of the Company Disclosure sets forth a list of all agreements the Company would be required to file as material contracts under Item 601 of Regulation S-K were the Company subject to the Exchange Act and the disclosure requirements of Regulation S-K (the "Company Material Contracts"). The Company has heretofore made available to NPI true, correct and complete copies of all Company Material Contracts. The Company is not a party to nor bound by any severance or other agreement with any employee, consultant or contractor pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (ii) Each of the Company Material Contracts constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, and is in full force and effect, except as may be limited by (A) bankruptcy laws and other similar laws affecting creditors' rights generally and (B) general principles of equity. The Company is not in breach or default in any material respects of any provisions of any Company Material Contract and, to the Company's knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company or permit termination, modification or acceleration thereunder, and which with respect to each of the foregoing, could not be timely cured by the Company. The Company does not have any knowledge of any termination or material breach of anticipated termination or material breach by the other parties to any Company Material Contract or commitment to which it is a party or to which any of its assets are subject.

     (iii) No party to any such Company Material Contract has given notice to the Company of or made a claim against the Company in respect of any breach or default thereunder.

     (iv) No terms and conditions of any Company Material Contract or other arrangement or understanding between the Company and any other Person in effect on the date of this Agreement prevent, delay or materially restrict the Company's ability to deploy any material portion of its assets or resources as it deems appropriate, and after the Closing shall prevent, delay or materially restrict the Company's ability to deploy any material portion of its assets or resources as it deems appropriate.

   (b) NPI Contracts

     (i) The SEC Reports contain true and accurate copies of all of the agreements required to filed as material contracts under Item 601 of Regulation S-K under the Securities Act (the "NPI Material

  Contracts"). NPI is not a party to nor bound by any severance or other agreement with any employee, consultant or contractor pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (ii) Each of the NPI Material Contracts constitutes the valid and legally binding obligation of NPI, enforceable in accordance with its terms, and is in full force and effect, except as may be limited by (A) bankruptcy laws and other similar laws affecting creditors' rights generally and (B) general principles of equity. NPI is not in breach or default in any material respects of any provisions of any NPI Material Contract and, to NPI's knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default by NPI or permit termination, modification or acceleration thereunder, and which with respect to each of the foregoing, could not be timely cured by NPI. NPI does not have any knowledge of any termination or material breach or anticipated termination or material breach by the other parties to any NPI Material Contract or commitment to which it is a party or to which any of its assets are subject.

     (iii) No party to any such NPI Material Contract has given notice to NPI of or made a claim against NPI in respect of any breach or default thereunder.

     (iv) No terms and conditions of any NPI Material Contract or other arrangement or understanding between NPI and any other Person in effect on the date of this Agreement prevent, delay or materially restrict NPI's ability to deploy any material portion of its assets or resources as it deems appropriate, and after the Closing shall prevent, delay or materially restrict NPI's ability to deploy any material portion of its assets or resources as it deems appropriate.

   Section 3.18 Insurance. Section 3.18 of the Representing Party's Disclosure Schedule sets forth a true and complete list and brief summary description (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) of directors and officers liability and general liability insurance policies maintained by the Representing Party. Such policies have been issued by insurers which, to the Representing Party's knowledge, are reputable and financially sound and provide coverage for the operations conducted by the Representing Party of a scope and coverage consistent with customary industry practice. Complete and correct copies of each such policy have been delivered by the Company to NPI and by NPI to the Company. All such policies are in full force and effect and no notice of cancellation has been given with respect to any such policy. All premiums due thereon have been paid in a timely manner. There are no pending claims or, to the knowledge of the Representing Party, threatened claims, under any of the Representing Party's insurance policies.

   Section 3.19 Subsidies. No grants, subsidies or similar arrangements exist directly or indirectly between or among the Representing Party, on the one hand, and any domestic or foreign Governmental Entity or any other person, on the other hand. The Representing Party has not requested, sought, applied for or entered into any grant, subsidy or similar arrangement directly or indirectly from or with any domestic or foreign Governmental Entity or any other person.

   Section 3.20 Intellectual Property.

   (a) For purposes of this Agreement, "Intellectual Property" means:

     (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

     (ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

     (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

     (iv) common law trademarks, registered trademarks, applications for registration of trademarks, common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and trade dress (collectively, "Trademarks");

     (v) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes related to the business of the Representing Party as such business is currently conducted and as its business is proposed to be conducted;

     (vi) all domain names registered by the Representing Party; and

     (vii) all other intangible intellectual property assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

   (b) The Representing Party owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used or currently proposed to be used in the business of the Representing Party as currently conducted or as proposed to be conducted by the Representing Party (the "Representing Party's Intellectual Property"), free and clear of all liens, claims or encumbrances. The Representing Party's Intellectual Property constitutes all of the Intellectual Property necessary to enable the Representing Party to conduct its business as such business is currently being conducted and as its business is proposed to be conducted. No current or former officer, director, stockholder, employee, consultant or independent contractor has asserted any right, claim or interest in or with respect to any Representing Party Intellectual Property and the Representing Party is not aware of a basis for any such claim. There is no unauthorized use, disclosure or misappropriation of any Representing Party Intellectual Property by any employee or, to the Representing Party's knowledge, former employee of the Representing Party or, to the Representing Party's knowledge, by any other third party. There are no royalties, fees or other payments payable by the Representing Party to any third person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of Representing Party Intellectual Property.

   (c) With respect to each item of Representing Party Intellectual Property incorporated into any product of the Representing Party or otherwise used in the business of the Representing Party (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions, as modified for the Representing Party's operations) the Representing Party Disclosure Schedule lists:

     (i) all Patents and Patent Applications, Trademarks, and Copyrights, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

     (ii) the following agreements relating to each of the products of the Representing Party (the "Representing Party Products") or other Representing Party Intellectual Property: all (A) agreements granting any right to distribute or sublicense a Representing Party Product on any exclusive basis, (B) any exclusive licenses of Intellectual Property to or from the Representing Party, (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to the Representing Party are [$10,000] or more, (D) joint development agreements, (E) any agreement by which the Representing Party grants any ownership right to any Representing Party Intellectual Property owned by the Representing

  Party, (F) any judicial, administrative, regulatory or other governmental order relating to Intellectual Property, (G) any option relating to any Representing Party Intellectual Property, and (H) agreements pursuant to which any party is granted any rights to access source code or to use source code, including without limitation any rights to create derivative works of Representing Party Products.

   (d) The Representing Party Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which the Representing Party is a party and pursuant to which the Representing Party is authorized to use any Intellectual Property owned by any third party, excluding "off the shelf" or other software at a cost not exceeding $10,000 and widely available through regular commercial distribution channels on standard terms and conditions ("Third Party Intellectual Property").

   (e) To the knowledge of the Representing Party, there is no unauthorized use, disclosure, infringement or misappropriation of any Representing Party Intellectual Property, including any Third Party Intellectual Property by any third party, including any employee or former employee of the Representing Party. Other than in respect of agreements with the Representing Party's officers and directors, the Representing Party has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or agreements to end users arising in the ordinary course of business. There are no royalties, fees or other payments payable by the Representing Party to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

   (f) The Representing Party is not in breach of any license, sublicense or other agreement relating to the Representing Party Intellectual Property or Third Party Intellectual Property Rights. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in an infringement on the Representing Party Intellectual Property, including any Third Party Intellectual Property.

   (g) All Patents, registered Trademarks, registered service marks and registered Copyrights held by the Representing Party are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. The Representing Party is not infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending or, to the Representing Party's knowledge, threatened nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of the Representing Party Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Trademarks, service marks, Copyrights or violation of any trade secret or other proprietary right of any third party. The Representing Party has not brought a proceeding alleging infringement of the Representing Party Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

   (h) All current and former officers and employees of the Representing Party have executed and delivered to the Representing Party an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Representing Party of any Intellectual Property arising from services performed for the Representing Party by such persons. All current and former consultants and independent contractors to the Representing Party involved in the development, modification, marketing and servicing of the Representing Party's products, and/or the Representing Party Intellectual Property have executed and delivered to the Representing Party an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Representing Party of any Intellectual Property arising from services performed for the Representing Party by such persons. To the Representing Party's knowledge, no employee or independent contractor of the Representing Party is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Representing Party.

   (i) The Representing Party has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all the Representing Party Intellectual Property (except such Representing Party Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Intellectual Property it owns or uses. All Intellectual Property not otherwise protected by Patents or Copyrights ("Confidential Information") owned by the Representing Party used by or disclosed to a third party has been pursuant to the terms of a written agreement between the Representing Party and such third party.

   (j) No product liability claims have been communicated in writing to or, to the Representing Party's knowledge, threatened against the Representing Party.

   (k) A complete list of each of the Representing Party Products and the Representing Party's proprietary software ("Representing Party Software"), together with a brief description of each, is set forth in Section 3.20 of the Representing Party's Disclosure Schedule. The Representing Party Software and Representing Party Products conform in all material respects with any specification, documentation, performance standard, representation or statement provided with respect thereto by or on behalf of the Representing Party.

   (l) The Representing Party is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Representing Party, or which may affect the validity, use or enforceability of such Representing Party Intellectual Property. The Representing Party is not subject to any agreement which restricts in any material respect the use, transfer, or licensing by the Representing Party of the Representing Party Intellectual Property or Representing Party Products.

   Section 3.21 Minute Books; Stock Record Books. True and correct copies of the Representing Party's minute books and, in the case of the Company, stock record books have been made available to the other. The minute books of the Representing Party contain true and complete originals or copies of all minutes of meetings of and actions by the stockholders, Board of Directors and all committees of the Board of Directors of the Representing Party, and accurately reflect in all material respects all corporate actions of the Representing Party which are required by law to be passed upon by the Board of Directors or stockholders of the Representing Party. The stock record books accurately reflect all transactions in shares of the Company's capital stock.

   Section 3.22 Bank Accounts; Powers of Attorney. Section 3.22 of the Representing Party's Disclosure Schedule hereto sets forth a complete and correct list showing: (a) all banks in which the Representing Party maintains a bank account or safe deposit box (collectively, "Bank Accounts"), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto; and (b) the names of all persons holding powers of attorney from the Representing Party, true and correct copies thereof which have been delivered to the other.

   Section 3.23 Disclosure. The representations and warranties by the Representing Party in this Agreement and the statements contained in the schedules, certificates and other writings furnished and to be furnished by the Representing Party to the other party pursuant to this Agreement, when considered as a whole and giving effect to any supplements or amendments thereof prior to the time of signing on the date hereof, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein, in light of the circumstances under which they were or shall be made, not misleading, it being understood that as used in this Section 3.23 "material" means material to the Representing Party and its Subsidiaries, taken as a whole. The Representing Party has provided to the other copies of all contracts and agreements that can be reasonably construed as material to the business of the Representing Party.

   Section 3.24 Opinion of Financial Advisors. The Board of Directors of NPI has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, substantially to the effect that, as of such date, the consideration to be issued and delivered by NPI in the Merger is fair to NPI from a financial point of view.

   Section 3.25 NPI Share Ownership. As of the date hereof, NPI does not own any securities of the Company.

   Section 3.26 Brokers or Finders.

   (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Credit Suisse First Boston, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm dated March 26, 2001; and the Company agrees to indemnify and hold NPI harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have made by such party or its affiliates.

   (b) NPI represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Lehman Brothers, whose fees and expenses will be paid by NPI in accordance with NPI's agreement with such firm dated March 22, 2001; and NPI agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

   Section 3.27 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, NPI represents and warrants that Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

                                   ARTICLE IV

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

   Section 4.1 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it and preserve the goodwill of the Company through the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in Schedule 4.1, prior to the Effective Time, the Company will not, without the prior written consent of NPI:

   (a) amend its certificate of incorporation or bylaws (or other similar organizational or governing instruments), as each such document is in effect on the date hereof;

   (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, any stock options or stock appreciation rights), except for the issuance or sale of Shares pursuant to outstanding Company Stock Options, and except for the issuance of Company Stock Options to purchase up to an aggregate of 848,500 shares of Company Common Stock to employees, consultants or directors pursuant to the Company's Stock Option Plans and consistent with past practices;

   (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire, directly or indirectly, any of its securities;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

   (e) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees, consultants or contractors in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than as disclosed in the schedules hereto and Permitted Liens;

   (f) (i) except as may be required by Law or as contemplated by this Agreement, enter into, adopt or amend or terminate (partially or completely) any Benefit Plan, Employee Arrangement (including, the repricing of any stock options or the acceleration or vesting of any stock options), stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement for the benefit or welfare of any director, officer, employee, consultant or contractor in any manner, (ii) except as required under existing agreements, increase in any manner the compensation or fringe benefits of any director, officer, employee, consultant or contractor or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, the granting of stock appreciation rights or performance units) or grant any completion bonuses or change of control payments in respect of the Merger or that will be affected thereby; or (iii) hire, promote or change the classification or status in respect of any employee or individual; provided, however, that NPI shall not unreasonably withhold or delay any consent sought to hire, promote or change the classification or status of any employee or individual.

   (g) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Company, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights;

   (h) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

   (i) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

   (j) take any action (including, any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a "reorganization" under Section 368(a) of the Code;

   (k) fail to comply in any material respect with any Law applicable to the Company or its assets which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company;

   (l) effect a "mass layoff" or "plant closing" as defined in WARN;

   (m) dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, copyright or other intangible asset that is material to the Company, or dispose of or disclose to any Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge unless, in respect of disclosure, such Person has executed a confidentiality agreement in form acceptable to the Company;

   (n) sell or dispose of any Company Intellectual Property;

   (o) change any of the banking or safe deposit arrangements described in
Section 3.23 hereto, except in the ordinary course of business;

   (p) fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years; or

   (q) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(p) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue, incomplete or incorrect.

   Section 4.2 Conduct of Business of NPI. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, NPI will conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it and preserve the goodwill of NPI through the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in Schedule 4.2, prior to the Effective Time, NPI will not, without the prior written consent of Company:

   (a) amend its certificate of incorporation or bylaws (or other similar organizational or governing instruments), as each such document is in effect on the date hereof;

   (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, any stock options or stock appreciation rights), except for the issuance or sale of NPI Common Stock pursuant to outstanding NPI Stock Options, and except for the issuance of NPI Stock Options to purchase up to an aggregate of 1,959,794 shares of NPI Common Stock to employees, consultants and directors pursuant to NPI's Stock Option Plans and consistent with past practices;

   (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire, directly or indirectly, any of its securities;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of NPI (other than the Merger);

   (e) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees, consultants or contractors in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of NPI; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than as disclosed in the schedules hereto and Permitted Liens;

   (f) (i) except as may be required by Law or as contemplated by this Agreement, enter into, adopt or amend or terminate (partially or completely) any Benefit Plan, Employee Arrangement (including, the repricing of any stock options or the acceleration or vesting of any stock options), stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement for the benefit or welfare of any director, officer, employee, consultant or contractor in any manner, (ii) except as required under existing agreements, increase in any manner the compensation or fringe benefits of any director, officer, employee, consultant or contractor or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, the granting of stock appreciation rights or performance units) or grant any completion bonuses or change of control payments in respect of the Merger or that will be affected thereby; or (iii) hire, promote or change the classification or status in respect of any employee or individual; provided, however, that the Company shall not unreasonably withhold or delay any consent sought to hire, promote or change the classification or status of any employee or individual.

   (g) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to NPI, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights;

   (h) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

   (i) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

   (j) take any action (including, any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a "reorganization" under Section 368(a) of the Code;

   (k) fail to comply in any material respect with any Law applicable to NPI or its assets which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on NPI;

   (l) effect a "mass layoff" or "plant closing" as defined in WARN;

   (m) dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, copyright or other intangible asset that is material to NPI, or dispose of or disclose to any Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge unless, in respect of such disclosure, such Person has executed a confidentiality agreement in form acceptable to NPI;

   (n) sell or dispose of any NPI Intellectual Property;

   (o) change any of the banking or safe deposit arrangements described in
Section 3.23 hereto, except in the ordinary course of business;

   (p) fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years; or

   (q) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 4.2(a) through Section 4.2(p) or any action which would make any of the representations or warranties of NPI contained in this Agreement untrue, incomplete or incorrect.

   Section 4.3 Access to Information.

   (a) Between the date hereof and the Effective Time, the Company, NPI and Merger Sub will each give the authorized representatives (including, counsel, financial advisors and auditors) of the other reasonable access to all its employees, consultants, contractors, plants, offices, warehouses and other facilities and to all its books and records, will permit the other to make such inspections and investigations as each may require, including, without limitation, the sampling of surface water, groundwater, soil, indoor and outdoor air quality and building materials. Each of the Company, NPI and Merger Sub will cause its officers to furnish the other with such financial and operating data and other information in respect of its business, properties and personnel as each may from time to time reasonably request, provided that no investigation pursuant to this Section 4.3(a) shall affect or be deemed to modify any of the representations or warranties made by each of the Company, NPI and Merger Sub.

   (b) Between the date hereof and the Effective Time, the Company, NPI and Merger Sub shall each furnish to the other (i) within five business days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company management, NPI management and Merger Sub management respectively, and (ii) at the earliest time they are available, such quarterly and annual financial statements as are regularly prepared for the Company Board of Directors, NPI Board of Directors and Merger Sub Board of Directors, respectively.

   (c) Each of NPI, Merger Sub and the Company will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the other furnished in connection with the transactions contemplated by this Agreement.

   Section 4.4 Continuation of Insurance Coverage. From the date hereof to the Closing, each of the Company and NPI shall keep in full force and effect insurance coverage for its assets and operations comparable in amount and scope to the coverage now maintained covering its assets and operations.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   Section 5.1 Joint Proxy Statement; Registration Statement.

   (a) As promptly as practicable after the date of this Agreement, NPI and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement and NPI shall prepare and cause to be filed with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, with respect to the issuance of NPI Common Stock in the Merger. Each of NPI and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Registration Statement and Joint Proxy Statement. Each of NPI and the Company shall use all reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. NPI will cause the Joint Proxy Statement to be mailed to NPI's stockholders, and the Company will cause the Joint Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of NPI and the Company shall also promptly file, use all reasonable efforts to cause to become effective as promptly as possible and, if required, mail to its stockholders any amendment to the Registration Statement or Joint Proxy Statement that becomes necessary after the date the Registration Statement is declared effective.

   (b) If at any time prior to the Effective Time any event or circumstance relating to NPI, any NPI Subsidiary or their respective directors or officers is discovered by NPI which is required to be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement, NPI shall promptly inform the Company. All documents that NPI is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

   (c) If at any time prior to the Effective Time any event or circumstance relating to the Company, any Company Subsidiary or their respective directors or officers is discovered by the Company which is required to be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement, the Company shall promptly inform NPI. All documents that the Company is responsible for filing with the SEC in connection with the transaction contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

   (d) Each of NPI and the Company will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement or Registration Statement or comments thereon or responses thereto.

   (e) Prior to the Effective Time, NPI shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the NPI Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided, however, that NPI shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

   Section 5.2 Company Stockholders' Meeting.

   (a) The Company shall take all action necessary under all applicable Laws to call, give notice of and hold the Company Stockholders' Meeting. The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with NPI) as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Laws .

   (b) Subject to Section 5.2(c): (i) the Joint Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's board of directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to NPI, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to NPI shall be adopted or proposed.

   (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Company Stockholder Approval, the Company Board Recommendation may be withdrawn or modified in a manner adverse to NPI if the Company board of directors shall have determined in accordance with Section 5.5(a)(ii) that the withdrawal or modification of such recommendation is necessary.

   Section 5.3 NPI Stockholders' Meeting.

   (a) NPI shall take all action necessary under all applicable Laws to call, give notice of and hold the NPI Stockholders' Meeting. The NPI Stockholders' Meeting will be held on the same date as the Company Stockholders' Meeting is held. NPI shall ensure that all proxies solicited in connection with the NPI Stockholders' Meeting are solicited in compliance with all applicable Laws.

   (b) Subject to Section 5.3(c), the Joint Proxy Statement shall include a statement to the effect that the board of directors of NPI recommends that NPI's stockholders vote to approve the issuance of NPI Common Stock in the Merger (the recommendation of NPI's board of directors that NPI's stockholders vote to approve the issuance of NPI Common Stock in the Merger being referred to as the "NPI Board Recommendation"). The NPI Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of NPI or any committee thereof to withdraw or modify the NPI Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

   (c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the adoption of this Agreement by the NPI Stockholder Approval, the NPI Board Recommendation may be withdrawn or modified in a manner adverse to the Company if the NPI board of directors shall have determined in accordance with Section 5.5(b)(ii), that the withdrawal or modification of such recommendation is necessary.

   Section 5.4 Commercially Reasonable Efforts.

   (a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement. Neither the Company, NPI nor Merger Sub will take, agree to take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of the companies, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement.

   (b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.2 and Section 5.3, each of NPI, Merger Sub and the Company shall use commercially reasonable efforts to resolve such objections if any, as may be asserted by a Governmental Entity or other person in respect of the transactions contemplated hereby, including, without limitation, under any antitrust or other Law, or by any Dissenting Stockholder in respect of Dissenting Shares. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of NPI, Merger Sub and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4(b) shall (i) limit a party's right to terminate this Agreement pursuant to Section 7.2 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4(b), or (ii) require NPI to dispose or hold separate any part of its or the Company's business or operations (or a combination of NPI's and the Company's business or operations), or comply with any other material restriction affecting its business or operations.

   (c) The Company and NPI agree that in connection with any litigation which may be brought against the Company or its directors or NPI or its directors relating to the transactions contemplated hereby, the party subject to such litigation will keep the other, and any counsel which the other may retain at its own expense, informed of the course of such litigation, to the extent the other is not also a party thereto. The parties agree that they will consult with each other prior to entering into any settlement or compromise of any such litigation, and that no such settlement or compromise will be entered into by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

   Section 5.5 Acquisition Proposals.

   (a) Restrictions on the Company.

     (i) The Company and its Subsidiaries will not, nor will they authorize or permit any officer, director, employee, consultant or contractor of or any investment banker, attorney, accountant or other advisor or representative of, the Company or its Subsidiaries to, directly or indirectly, (A) solicit, initiate or encourage the submission of any Company Acquisition Proposal (as hereinafter defined) or (B) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Company Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that the Company receives an unsolicited Company Acquisition Proposal, prior to the adoption of this Agreement by the Company Stockholder Approval, this
  Section 5.5(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company to, or entering into discussions with, any Person in response to a bona fide Company Acquisition Proposal that can reasonably be expected to lead to a Superior Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company, its Subsidiaries nor any representative of any of the Company or its Subsidiaries shall have violated any of the restrictions set forth in this
  Section 5.5(a), (2) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that failure to take such action would be inconsistent with fiduciary duties of the board of directors of the Company to the Company's stockholders, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives NPI written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to NPI (to the extent such nonpublic information has not been previously furnished by the Company to
  NPI). Immediately after the execution and delivery of this Agreement, the Company and its Subsidiaries will, and will use their commercially reasonable efforts to cause their affiliates, and their respective officers, directors, employees, consultants, contractors, investment bankers, attorneys, accountants and other agents and representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Company Acquisition Proposal and shall immediately inform NPI of the receipt by the Company of any subsequent Company Acquisition Proposal. The Company and its Subsidiaries shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.5(a) of the obligations undertaken in this Section 5.5(a). "Company Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (v) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (w) any sale of shares of capital stock of the Company after which stockholders of the Company immediately prior to such sale would hold less than a majority of the issued and outstanding capital stock of the Company, (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20% or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or
  (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Company Superior Proposal" shall mean an unsolicited, bona fide written offer made by a third party to purchase all of outstanding Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, to be more favorable to the Company and its stockholders (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated hereby and which is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a Company Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

     (ii) The Company board of directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to NPI, its approval or recommendation of this Agreement or the Merger unless the Company board of directors, after consultation with independent legal counsel, determines in good faith that such action is necessary to avoid a breach by the Company board of directors of its fiduciary duties to the Company's stockholders. Nothing contained in this Section 5.5(a) shall prohibit the Company from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Company board of directors, after consultation with independent legal counsel, is required under applicable Law; provided, that except as otherwise permitted in this Section 5.5(a), the Company may not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal. Nothing in this
  Section 5.5(a) shall (A) permit the Company to terminate this Agreement or
  (B) affect any other obligations of the Company under this Agreement.

   (b) Restrictions on NPI

     (i) NPI and its Subsidiaries will not, nor will they authorize or permit any officer, director, employee, consultant or contractor of or any investment banker, attorney, accountant or other advisor or representative of, NPI or its Subsidiaries to, directly or indirectly, (A) solicit, initiate or encourage the submission of any NPI Acquisition Proposal (as hereinafter defined) or (B) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any NPI Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any NPI Acquisition Proposal. Notwithstanding the foregoing, in the event that NPI receives an unsolicited NPI Acquisition Proposal, prior to the adoption of this Agreement by the NPI Stockholder Approval, this Section 5.5(b) shall not prohibit NPI from furnishing nonpublic information regarding NPI to, or entering into discussions with, any Person in response to a bona fide NPI Acquisition Proposal that can reasonably be expected to lead to a Superior Proposal that is submitted to NPI by such Person (and not withdrawn) if (1) neither NPI, its Subsidiaries, nor any representative of NPI or its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.5(b), (2) the board of directors of the NPI concludes in good faith, after having taken into account the advice of its outside legal counsel, that failure to take such action would be inconsistent with fiduciary duties of the board of directors of NPI to the Company's stockholders, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, NPI gives the Company written notice of the identity of such Person and of NPI's intention to furnish nonpublic information to, or enter into discussions with, such Person, and NPI receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of NPI, and
  (4) at least two business days prior to furnishing any such nonpublic information to such Person, NPI furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by NPI to the Company). Immediately after the execution and delivery of this Agreement, NPI and its Subsidiaries will, and will use their commercially reasonable efforts to cause their affiliates, and their respective officers, directors, employees, consultants, contractors, investment bankers, attorneys, accountants and other agents and representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible NPI Acquisition Proposal and shall immediately inform the Company of the receipt by NPI of any subsequent NPI Acquisition Proposal. NPI and its Subsidiaries shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.5(b) of the obligations undertaken in this
  Section 5.5(b). "NPI Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving NPI: (v) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (w) any sale of shares of capital stock of NPI after which stockholders of NPI immediately prior to such sale would hold less than a majority of the outstanding capital stock of NPI, (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of NPI in a single transaction or series of related transactions, other than assets of NPI related directly to NPI's Ethernet switching business, (y) any tender offer or exchange offer for 20% or more of the outstanding NPI Common Stock or the filing of a registration statement under the Securities Act in connection therewith, or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "NPI Superior Proposal" shall mean an unsolicited, bona fide written offer made by a third party to purchase all of outstanding NPI Common Stock on terms that the board of directors of NPI determines, in its reasonable judgment, to be more favorable to the NPI and its stockholders (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated hereby and which reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a NPI Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

     (ii) The NPI board of directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, its approval or recommendation of this Agreement or the Merger unless the NPI board of directors, after consultation with independent legal counsel, determines in good faith that such action is necessary to avoid a breach by the NPI board of directors of its fiduciary duties to the NPI stockholders under applicable Law. Nothing contained in this Section 5.5(b) shall prohibit NPI from making any disclosure to the NPI stockholders which, in the good faith reasonable judgment of the NPI board of directors, after consultation with independent legal counsel, is required under applicable Law; provided, that except as otherwise permitted in this Section 5.5(b), NPI may not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an NPI Acquisition Proposal. Nothing in this Section 5.5(b) shall (A) permit NPI to terminate this Agreement or (B) affect any other obligations of NPI under this Agreement.

   Section 5.6 Public Announcements. Each of NPI, Merger Sub and the Company will consult with one another before issuing any press release or otherwise making any public statements in respect of the transactions contemplated by this Agreement, including, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with Nasdaq, as determined by NPI, Merger Sub or the Company, as the case may be, a copy of which shall be sent simultaneously to the other party upon such release.

   Section 5.7 Indemnification.

   (a) The Company shall, and from and after the Effective Time, the Surviving Corporation and NPI shall, indemnify, defend and hold harmless the present and former directors and officers of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director or officer of the Company whether pertaining to any matter existing at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent the Company is permitted under the Company's certificate of incorporation and/or bylaws in effect immediately prior to the Merger and under Delaware Law as the same exists or may hereafter be amended (but, in the case of any amendment, only to the extent that such amendment permits broader rights than such law permitted prior to such amendment and only to the extent such amendment is not retroactively applicable) to indemnify its own directors or officers, as the case may be. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (a) the Indemnified Parties may retain counsel satisfactory to them and the Company or, from and after the Effective Time, the Surviving Corporation, and the Surviving Corporation or NPI, as applicable, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of reasonable documented expenses incurred, in either case to the fullest extent and in the manner permitted by Delaware Law; and (b) the Company or the Surviving Corporation, as applicable, will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company, NPI nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.7 except to the extent such failure materially prejudices such party), and shall to the extent required by the Company's certificate of incorporation and/or bylaws in effect immediately prior to the Merger and Delaware Law deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by the Company's certificate of incorporation and/or bylaws in effect immediately prior to the Merger and Delaware Law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

   (b) NPI, Merger Sub and the Company agree that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Party as provided in the Company's certificate of incorporation and bylaws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with Delaware Law; provided, that in the event any claim or claims are asserted or made within such six-year period all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware Law, the Company's certificate of incorporation or bylaws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to NPI; and provided further, that nothing in this Section 5.7 shall impair any rights or obligations of any present or former directors or officers of the Company.

   (c) In the event NPI or the Surviving Corporation or any of their successors or assigns (i) consolidates with or mergers into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.7, proper provision shall be made so that the successors and assigns of NPI and the Surviving Corporation assume the obligations set forth in this Section 5.7 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

   (d) NPI or the Surviving Corporation shall maintain directors' and officers' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Date; provided, that (i) the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers and
(ii) if the existing D&O Insurance expires or is canceled during such period, NPI or the Surviving Corporation will use its commercially reasonable efforts to obtain substantially similar D&O Insurance, (iii) in no event shall NPI or the Surviving Corporation be required to expend an amount per year in excess of 150% of current annual premiums paid by NPI to maintain or procure D&O insurance pursuant hereto; and (iv) if the annual premiums of such D&O Insurance would exceed 150% of current annual premiums, NPI or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding 150% of current annual premiums.

   Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to NPI and Merger Sub, and NPI and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (b) any material failure of the Company, NPI or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (d) any facts or circumstances that could reasonably be expected to result in a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

   Section 5.9 Employee Matters, Management Agreements.

   (a) NPI will cause the Surviving Corporation to honor the obligations of the Company under the provisions of all Benefit Plans and Employee Arrangements set forth in the Company's Disclosure Schedule, subject to NPI's right to amend or terminate any such Benefit Plan or Employee Arrangement in accordance with its terms. After the Effective Time, the employees of the Company will be eligible to participate in the Company's Benefit Plans or, if so determined by NPI, NPI's applicable Benefit Plans, as such plans may be in effect from time to time, and, at NPI's sole discretion, will become employees of NPI. With respect to each such employee of the Company, service with the Company may be counted for purposes of determining periods of eligibility to participate or to vest in benefits under any applicable Benefit Plan of NPI. At NPI's sole discretion, administrative functions, including but not limited to payroll processing, may be transferred to processors of NPI's choosing.

   (b) The Company, NPI and Merger Sub agree that the Merger shall constitute a change in control with respect to the Management Agreements and any payments or benefits due to parties under the Management Agreements resulting therefrom shall be paid promptly to each payee after the expiration of such payee's NPI Lockup Agreement.

   (c) At the Closing, NPI may cause the Surviving Corporation to deposit with an escrow agent reasonably acceptable to all parties hereto and pursuant to the terms of a mutually acceptable escrow agreement, an amount sufficient to pay any amount due pursuant to retention agreements disclosed in the NPI Disclosure Schedule.

   Section 5.10 Affiliate Agreements. Section 5.10 of the Company Disclosure Schedule sets forth a list of all persons who are, and all persons who to the Company's knowledge will be at the Closing Date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will cause such list to be updated promptly through the Closing Date. No later than 15 days after the date of this Agreement (but in any event prior to the Effective
Time), the Company shall cause its "affiliates" to deliver to NPI an Affiliate Agreement.

   Section 5.11 Lock-up Agreements.

   (a) Section 5.11 of the Company Disclosure Schedule sets forth a list of all the Company's officers, directors and stockholders. Prior to the Effective Time, the Company shall cause all officers and directors of the Company to deliver to NPI a Company Lock-up Agreement.

   (b) Section 5.11 of the NPI Disclosure Schedule sets forth a list of all NPI's officers, directors, stockholders affiliated with NPI's officers and directors, and NPI employees who hold more than 30,000 shares of NPI Common Stock. Prior to the Effective Time, NPI shall cause all such individuals or entities to deliver to NPI an NPI Lock-up Agreement.

   Section 5.12 Listing of Stock. NPI shall use its commercially reasonable efforts to cause the shares of NPI Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq on or prior to the Closing Date, subject to official notice of issuance.

   Section 5.13 Antitakeover Statutes. If any antitakeover statute is or may become applicable to the Merger, each of NPI and the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any antitakeover statute on the Merger.

   Section 5.14 Third Party Consents.

   (a) Each of NPI, Merger Sub and the Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents of third parties (including, but not limited to, such as are listed on Section 3.3 of the Company Disclosure Schedule or NPI Disclosure Schedule, as applicable) and Governmental Entities necessary to the consummation of the transactions contemplated hereby (the "Third Party Consents") and will provide to the other parties hereto copies of each such Third Party Consent promptly after it is obtained. Each of NPI, Merger Sub and the Company agrees to cooperate fully with the other parties hereto in connection with the obtaining of the Third Party Consents; provided, however, that no party shall be required to pay any additional sums to secure such Third Party Consents of the other parties hereto.

   (b) The Company and NPI shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as soon as practicable to all inquiries and requests received from any Governmental Entity in connection with antitrust matters. Notwithstanding anything to the contrary herein (including the other provisions of this Section 5.14), NPI and its Subsidiaries shall not be required to divest, or agree to any restrictions with respect to, any of its businesses or assets or the businesses or assets to be acquired in connection with the transactions contemplated hereby. Nothing herein shall prevent NPI, on not more than one occasion, from withdrawing a notification under the HSR Act if NPI intends to refile such notification thereafter in accordance with the terms hereof.

   (c) In furtherance and not in limitation of the covenants of the parties contained in Section 5.14(a) and Section 5.14(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of NPI, Merger Sub and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgement, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

   (d) If any objections are asserted with respect to the transactions contemplated hereby or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any regulatory Law, each of NPI, Merger Sub and the Company shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

   Section 5.15 Conversion of common stock.

   (a) To the extent applicable, NPI hereby consents to the conversion of all shares of Company Common Stock into shares of Company Common Stock effective immediately prior to the Effective Time.

   (b) The Company shall use its commercially reasonable efforts to obtain the consent of all holders of Company Preferred Stock to the conversion of such shares into shares of Company Common Stock effective immediately prior to the Effective Time.

   Section 5.16 Reorganization Treatment Tax-Free. The Company, NPI and Merger Sub shall execute and deliver to Gray Cary Ware & Freidenrich LLP, counsel to NPI, and Olshan Grundman Frome Rosenzweig & Wolosky LLP, counsel to the Company, certificates substantially in the forms attached hereto as Exhibits G and H at such time or times as reasonably requested by such law firms in connection with their respective deliveries of opinions in respect of the transactions contemplated hereby. Prior to the Effective Time, none of the Company, NPI or Merger Sub shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in such previously-agreed certificates.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

   Section 6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

   (a) This Agreement shall have been approved and adopted by the Company Stockholder Approval and the NPI Stockholder Approval.

   (b) The Company, NPI and Merger Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the HSR Act, Securities Act and under blue sky laws, if any, except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   (c) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Law.

   (d) The Registration Statement shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued; no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing; and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the NPI Common Stock shall have been received.

   (e) The NPI Common Stock required to be issued hereunder shall have been approved for listing on Nasdaq, subject only to official notice of issuance.

   Section 6.2 Conditions to the Obligations of NPI and Merger Sub. The respective obligations of NPI and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by NPI and Merger Sub to the extent permitted by applicable Law:

   (a) The representations and warranties of the Company contained herein shall be true (for the purposes of this Section 6.2(a), without regard to any materiality or Material Adverse Effect qualifier contained therein), except where the failure to be true, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on the Company, in each case on and as of the Closing (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

   (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

   (c) The Company shall have delivered to NPI a certificate, dated the date of the Closing, signed by the President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Section 6.2(a) and Section 6.2(b).

   (d) Prior to the Closing, there shall not have occurred any Material Adverse Effect on the Company.

   (e) All holders of shares of Company Preferred Stock shall have converted such shares into shares of Company Common Stock.

   (f) NPI shall have received an opinion of Gray Cary Ware & Freidenrich LLP, dated the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code.

   Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

   (a) The representations and warranties of NPI and Merger Sub contained herein shall be true (for the purposes of this Section 6.3(a), without regard to any materiality or Material Adverse Effect qualifier contained therein), except where the failure to be true, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on NPI, in each case on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

   (b) The Closing Cash shall be no less than $80,000,000.

   (c) NPI and Merger Sub shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

   (d) NPI shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of NPI (but without personal liability thereto), certifying as to the actual Closing Cash and fulfillment of the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

   (e) Prior to the Closing, there shall not have occurred any Material Adverse Effect on NPI.

   (f) The Company shall have received an opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP, dated the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

   Section 7.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Stockholder Approval and NPI Stockholder Approval referred to in Section 6.1(a), by mutual written consent of the Company and NPI by action of their respective boards of directors.

   Section 7.2 Termination by either NPI or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either NPI or the Company if:

   (a) the Merger shall not have been consummated by September 30, 2001, whether such date is before or after the date of approval of the Merger by the Company Stockholder Approval and NPI Stockholder Approval (the "Termination Date"); provided, however, that if any condition of Closing set forth in
Section 6.1 that remains reasonably capable of satisfaction has not been fulfilled or waived prior to September 30, 2001, the Termination Date shall be automatically extended to December 31, 2001;

   (b) after the Company convenes and holds the Company Stockholders' Meeting and certifies the vote with respect to the Merger, the Company Stockholder Approval shall not have been obtained;

   (c) after NPI convenes and holds the NPI Stockholders' Meeting and certifies the vote with respect to the Merger, the NPI Stockholder Approval shall not have been obtained; or

   (d) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the Company Stockholder Approval and NPI Stockholder Approval); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated; provided further, however, that the right to terminate this Agreement pursuant to this Section
7.2 shall not be available to either party in the event that any of its stockholders who are party to the Voting Agreement have breached their obligations thereunder.

   Section 7.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Stockholder Approval and NPI Stockholder Approval referred to in Section 6.1(a), by action of the Company board of directors, if:

   (a) (i) any of NPI's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.3 would not be satisfied, or (ii) if (A) any of NPI's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.3 would not be satisfied and (B) such inaccuracy has not been cured by NPI within ten business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) any of NPI's covenants contained in this Agreement shall have been breached, such that the condition set forth in
Section 6.3 would not be satisfied; or

   (b) the board of directors of NPI shall have withdrawn its recommendation of this Agreement or modified the recommendation in a manner adverse to the Company or shall have resolved to do the foregoing.

   (c) if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on NPI.

   Section 7.4 Termination by NPI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Stockholder Approval and NPI Stockholder Approval referred to in Section 6.1(a), by action of the Board of Directors of NPI, if:


   (a) (i) any of the Company's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.2 would not be satisfied, or (ii) if (A) any of the Company's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2 would not be satisfied and (B) such inaccuracy has not been cured by the Company within ten business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) any of the Company's covenants contained in this Agreement shall have been breached, such that the condition set forth in
Section 6.2 would not be satisfied; or

   (b) the board of directors of the Company shall have withdrawn its recommendation of this Agreement or modified the recommendation in a manner adverse to NPI or shall have resolved to do the foregoing.

   (c) if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Company.

   Section 7.5 Effect of Termination and Abandonment. Subject to the terms of
Section 7.6, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VII, this Agreement (other than this Section 7.5, Section 4.3(c) and Section 8.2(a)) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

   Section 7.6 Termination Fee.

   (a) If this Agreement is terminated by NPI or the Company for any reason other than pursuant to Section 7.4, NPI shall pay to the Company upon such termination a termination fee of three million dollars ($3,000,000) in cash in immediately available funds (the "NPI Termination Fee").

   (b) In no event shall NPI be required to pay the NPI Termination Fee if, immediately prior to the applicable termination of this Agreement, the Company is in material breach of any of its obligations under this Agreement.

   Section 7.7 Amendment. This Agreement may be amended by action taken by the Company, NPI and Merger Sub at any time before or after approval of the Merger by the Company Stockholder Approval and NPI Stockholder Approval but, after any such approvals, no amendment shall be made which changes the amount or form of the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

   Section 7.8 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                                 MISCELLANEOUS

   Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

   Section 8.2 Entire Agreement; Assignment.

   (a) This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof (including, without limitation, the Option Agreement between the Company and NPI effective as of March 30, 2001), other than the Non-disclosure Agreement between the parties dated as of March 30, 2001 (which shall remain in effect).

   (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, by merger or consolidation) or otherwise. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

   Section 8.3 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given,
(a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof by the intended recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

     if to Merger Sub or NPI, to:         Network Peripherals Inc.
                                          2859 Bayview Drive
                                          Fremont, California 94538
                                          Attention: James Regel, Chief
                                           Executive Officer
                                          Fax: (510) 897-5056

       with copies to:                    Gray Cary Ware & Freidenrich LLP
                                          4365 Executive Drive, Suite 1600
                                          San Diego, California 92121
                                          Attention: Scott Stanton, Esq.
                                          Facsimile: (858) 677-1477

       if to the Company, to:             FalconStor, Inc.
                                          125 Baylis Road, Suite 140
                                          Melville, New York 11747
                                          Attention: ReiJane Huai, Chief
                                           Executive Officer
                                          Facsimile: (631) 501-7633

       with a copy to:                    Olshan Grundman Frome Rosenzweig &
                                          Wolosky LLP
                                          505 Park Avenue
                                          New York, NY 10022-1170
                                          Attention: Steve Wolosky, Esq.
                                          Facsimile: (212) 980-7177

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

   Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of Law principles thereof.

   Section 8.5 Expenses. The Company shall be solely responsible for the legal, accounting and other fees and expenses incurred by the Company in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. NPI and Merger Sub shall be solely responsible for the legal, accounting and other fees and expenses incurred by NPI and Merger Sub in connection with execution of this Agreement and the consummation of the transactions contemplated hereby. Any and all Transfer Taxes shall be timely paid by the Company.

   Section 8.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 5.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 8.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

   Section 8.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

   Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 8.11 Further Assurances. Each party to this Agreement agrees (a) to furnish upon request to the other party such further information, (b) to execute and deliver to the other party such other documents and (c) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

   Section 8.12 Interpretation.

   (a) The words "hereof," "herein," "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

   (b) The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 4, 2001.

   (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

   Section 8.13 Definitions. As used herein,

   (a) "Affiliate" has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.

   (b) "Beneficial ownership" or "beneficially own" has the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

   (c) "Know" or "knowledge" means, (i) in respect of NPI, the knowledge of NPI's executive officers and (ii) in respect of the Company, the knowledge of the Company's executive officers.

   (d) "Lien" means, in respect of any asset (including, any security) any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset.

   (e) "Permitted Lien" means a statutory Lien not yet delinquent; a purchase money Lien arising in the ordinary course of business consistent with past practices; a Lien reflected in the financial statements of the applicable party; or a Lien which does not materially detract from the value or impair the use of the asset or property in question.

   (f) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

   (g) "Subsidiary" means, in respect of any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such other party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions in respect of such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

   (h) "Transfer Taxes" means any and all state, local, foreign or provincial sales, use, real property, stock transfer or similar taxes (including any interest or penalties with respect thereto, but not including any shareholder level taxes based upon net income) attributable to the transactions contemplated herein.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                          FALCONSTOR, INC.

                                              /s/ ReiJane Huai
                                          By: _________________________________
                                            Name:ReiJane Huai
                                            Title: Chief Executive Officer

                                          NETWORK PERIPHERALS INC.

                                              /s/ James Regel
                                          By: _________________________________
                                            Name:James Regel
                                            Title: Chief Executive Officer

                                          EMPIRE ACQUISITION CORP.

                                              /s/ James Regel
                                          By: _________________________________
                                            Name:James Regel
                                            Title: President

                                                                         ANNEX B

                                LEHMAN BROTHERS

                                                                  March 30, 2001

Board of Directors
Network Peripherals Inc.
2859 Bayview Drive
Fremont, California 94538

Members of the Board:

   We understand that Network Peripherals Inc. ("NPI" or the "Company") intends to enter into an option agreement (the "Option Agreement") with FalconStor, Inc. ("FalconStor") under which NPI will have an exclusive option (the "Option") to merge with FalconStor and that NPI intends to exercise the Option and merge FalconStor with a wholly owned subsidiary of NPI (the "Proposed Transaction"). In the Proposed Transaction, all of the issued and outstanding shares of capital stock of FalconStor and all outstanding, unexpired and unexercised options, warrants, convertible notes, and other rights to acquire or receive shares of FalconStor capital stock (collectively, the "FalconStor Equity") will be converted into the right to receive, in the aggregate, between 68.9% and 71.5% of the shares of common stock of NPI on a fully-diluted basis (the "Aggregate Consideration"). We further understand that the exact percentage of shares to be paid by the Company will vary depending on (1) the amount of cash, cash equivalents, short term investments and certain other assets held by the Company at the time of the Proposed Transaction, (2) the number of shares issued by FalconStor upon sale of its Series C Convertible Preferred Stock to investors other than NPI, (3) the number of vested, in-the-money options to purchase shares of NPI common stock outstanding at the time of the Proposed Transaction and (4) the number of vested, in-the-money options to purchase shares of FalconStor common stock outstanding at the time of the Proposed Transaction. The terms and conditions of the Proposed Transaction are set forth in more detail in the Option Agreement and the Agreement and Plan of Merger and Reorganization between NPI and FalconStor (collectively, the "Agreement").

   We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Aggregate Consideration to be paid by the Company for the FalconStor Equity in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

   In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning NPI that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2000 and the Company's earnings release for the quarter and fiscal year ended December 31, 2000,
(3) financial and operating information with respect to the business, operations and prospects of NPI furnished to us by NPI, including projections for the next five years prepared by the management of the Company (the "Company Projections"), (4) a trading history of the Company's common stock over the past one year and five years, and a comparison of that trading history with those of other companies that we deemed relevant, (5) financial and operating information with respect to the business, operations and prospects of FalconStor furnished to us by FalconStor, including projections for the next three years prepared by the management of FalconStor (the "FalconStor Projections"), (6) a comparison of the historical financial results and present financial condition of the Company and FalconStor with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (8) a possible liquidation of the Company, including the cash that would be distributed to the Company's stockholders in connection with such liquidation, and (9) the results of our efforts to solicit indications of interest from third parties with respect to a purchase of the Company or its operating business. In addition, we have had discussions with the managements of FalconStor and NPI concerning the business, operations, assets, financial condition and prospects of FalconStor (including the FalconStor Projections) and discussions with the management of NPI concerning its business, operation, assets, financial condition and prospects, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

   In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and FalconStor that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with the Company Projections. With respect to the FalconStor Projections, upon advice of FalconStor and the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of FalconStor as to the future financial performance of FalconStor and that FalconStor will perform substantially in accordance with the FalconStor Projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of FalconStor or the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of FalconStor or the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

   Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Aggregate Consideration to be paid by the Company for the FalconStor Equity in the Proposed Transaction is fair to the Company.

   The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                             /s/ Mark D. Dicioccio
                                          By: _________________________________
                                          Mark D. Dicioccio
                                          Managing Director

                                                                        ANNEX C

Delaware General Corporation Law, Section 262. APPRAISAL RIGHTS

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section.

   (b) Appraisal rights shall be available for the shares of any class or series of stock or a constituent corporation in a merger or consolidation to be effected pursuant to Secs. 251, 252, 254, 257, 258 or 263 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Sec. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Secs. 251, 252, 254, 257 and 258 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

       b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders;

       c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b., and
    c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation not less than 20 days prior to the meeting, shall notify each of its stockholders entitled to such appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporations of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends to demand the appraisal of his shares.

   (e) Within 120 days after the effective date of the merger or consolidation; the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock of the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificate of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX D

                         FORM OF NPI LOCK-UP AGREEMENT

May    , 2001

FalconStor, Inc.
125 Baylis Road, Suite 140
Melville, NY 11747

To Whom It May Concern:

   Pursuant to an Agreement and Plan of Merger and Reorganization, dated as of May 4, 2001 (the "Agreement"), by and between Network Peripherals Inc., a Delaware corporation ("NPI"), Empire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of NPI ("MergerSub") and FalconStor, Inc., a Delaware corporation ("FSI"), it is contemplated that MergerSub will merge with and into FSI, with FSI surviving as the continuing entity and that all of the outstanding common stock of FSI ("FSI Common Stock") will be converted into the right to receive shares of the common stock of NPI ("NPI Common Stock"), as set forth in the Agreement (the "Merger").

   It is a condition precedent to the consummation of the Merger, that the undersigned stockholder of NPI, who is the record or beneficial owner of more than 30,000 shares of the common stock of NPI (the "Shares"), enter into this letter agreement with FalconStor, whereby the undersigned agrees that, in order to induce FSI to enter into the Agreement, he or she, during the period commencing on the date hereof and ending 365 days after the effective date of the Merger (the "Lock-Up Period") shall not, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any of his or her Shares; provided, however, that this letter agreement shall have no force or effect unless, each officer and director of FalconStor and each stockholder who is an affiliate of such employee, officer or director (as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) executes a similar letter agreement.

   If the undersigned is terminated by NPI without Cause or voluntarily resigns for Good Reason after the execution and delivery of the Agreement by NPI and FSI, then his or her Shares will be released from the obligations of this letter agreement prior to the expiration of the Lock-Up Period.

   For purposes of this letter agreement, "Cause" is defined as a termination for any of the following reasons: (i) theft, dishonesty or falsification of any employment or NPI records; (ii) conviction of a felony or any act involving moral turpitude; (iii) the undersigned's intentional failure or refusal to perform duties reasonably assigned to him or her by the Board of Directors or Chief Executive Officer of NPI within 10 days of the undersigned's receipt of written notice from NPI; (iv) disclosure of NPI's confidential or proprietary information; (v) the undersigned becomes unable to perform the essential functions or duties of his position with or without reasonable accommodations;
(vi) any conduct by the undersigned that has a detrimental effect on NPI's reputation or business, or is otherwise detrimental to NPI; (vii) any material breach of this letter agreement; or (viii) NPI ceases to do business or files for bankruptcy.

   For purposes of this letter agreement, "Good Reason" is defined as (i) NPI's material breach of this letter agreement; (ii) the undersigned's base salary being reduced by more than 20% below his or her salary in effect immediately following the Merger, unless the reduction is made as part of, and is generally consistent with, a general reduction of salaries; or (iii) the undersigned's position and/or duties are so modified that the undersigned's duties are no longer consistent with his or her position immediately following the Merger.

   The undersigned hereby represents and warrants that the undersigned has full power and authority to execute this letter and enter the agreements set forth herein, and that, upon request, the undersigned will execute any additional documents necessary or desirable in connection with the enforcement hereof.

   All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors, and assigns of the undersigned. In the event that the Merger shall not have
occurred on or before                    , 2001 this letter shall be of no
further force or effect.

                                          Very truly yours,


                                          _____________________________________


_____________________________________
(Name--Please Type)


_____________________________________
(Address)


_____________________________________
(Social Security or Taxpayer Identification No.)

Number of shares of NPI Common Stock owned beneficially or of record:
                                                                    ---
Certificate Numbers:
                                                                    ---
Number of shares of NPI's securities that are convertible into, or exercisable or exchangeable for, Common Stock:
                                                                    ---
Specify class of securities:
                                                                    ---
Number of shares of NPI's Common Stock issuable upon conversion, exercise or exchange of such securities:
                                                                    ---
Certificate Numbers:
                                                                    ---

                         FORM OF FSI LOCK-UP AGREEMENT

    , 2001

Network Peripherals Inc.
2859 Bayview Drive
Fremont, CA 94538

To Whom It May Concern:

   Pursuant to an Agreement and Plan of Merger and Reorganization, dated as of
         , 2001 (the "Agreement"), by and between Network Peripherals Inc., a Delaware corporation ("NPI"), Empire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of NPI ("MergerSub") and FalconStor, Inc., a Delaware corporation ("FSI"), it is contemplated that MergerSub will merge with and into FSI, with FSI surviving as the continuing entity and that all of the outstanding common stock of FSI ("FSI Common Stock") will be converted into the right to receive shares of the common stock of NPI ("NPI Common Stock"), as set forth in the Agreement (the "Merger"). In connection with the Merger, the undersigned will receive his, her or its pro rata portion of the shares of NPI Common Stock upon distribution of the NPI Common Stock to the holders of FSI Common Stock.

   To induce NPI to enter into the Agreement, the undersigned, during the period commencing on the date hereof and ending 365 days after the effective date of the Merger (the "Lock-Up Period"):

     (i) agrees not to, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of NPI received by the undersigned in exchange for its shares of FSI Common Stock in connection with the Merger (the "NPI Shares"); and

     (ii) understands that following the effective date of the Merger, the Board of Directors of NPI may, in its sole discretion, release any or all of the NPI Shares held by the undersigned from the obligations of this letter prior to the expiration of the Lock-Up Period.

   The undersigned hereby represents and warrants that the undersigned has full power and authority to execute this letter and enter the agreements set forth herein, and that, upon request, the undersigned will execute any additional documents necessary or desirable in connection with the enforcement hereof.

   All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors, and assigns of the undersigned. In the event that the Merger shall not have
occurred on or before                    , 2001 this letter shall be of no
further force or effect.

                                          Very truly yours,


                                          _____________________________________


_____________________________________
(Name--Please Type)


_____________________________________
(Address)


_____________________________________
(Social Security or Taxpayer Identification No.)

Number of shares of FSI Common Stock owned beneficially or of record:
                                                                    ---
Certificate Numbers:
                                                                    ---
Number of shares of FSI's securities that are convertible into, or exercisable or exchangeable for, Common Stock:
                                                                    ---
Specify class of securities:
                                                                    ---
Number of shares of FSI's Common Stock issuable upon conversion, exercise or exchange of such securities:
                                                                    ---
Certificate Numbers:
                                                                    ---

                                                                         ANNEX E





                                VOTING AGREEMENT

                                  by and among

                            NETWORK PERIPHERALS INC.

                                FALCONSTOR, INC.

                                      and

                CERTAIN STOCKHOLDERS OF NETWORK PERIPHERALS INC.

                            Dated as of May 3, 2001

                                VOTING AGREEMENT

   VOTING AGREEMENT (the "Agreement"), dated as of May 3, 2001, by and among FalconStor, Inc., a Delaware corporation ("FalconStor"), Network Peripherals Inc., a Delaware corporation ("NPI") and the individuals listed on Schedule A attached hereto (each a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS

   WHEREAS, FalconStor desires to receive a capital investment from NPI to continue and expand its business.

   WHEREAS, NPI has agreed to provide Twenty Five Million Dollars ($25,000,000) of capital to FalconStor in the form of an equity investment (the "Equity Investment").

   WHEREAS, contemporaneously with the execution of this Agreement, NPI and FalconStor are entering into and executing stock purchase and related agreements, including the Amended and Restated Registration Rights Agreement and the Amended and Restated Stockholders Agreement, to consummate the Equity Investment (the "Equity Investment Agreements").

   WHEREAS, NPI and FalconStor have negotiated a term sheet which describes the terms upon which NPI proposes to enter into discussions to (i) invest in FalconStor, (ii) engage in a series of transactions whereby a wholly owned subsidiary of NPI will merge with and into FalconStor with FalconStor surviving as the continuing entity (the "Merger Transaction") and (iii) resolve certain other related matters.

   WHEREAS, a substantial and material inducement to NPI to consummate the Equity Investment is the grant by FalconStor to NPI of an option (the "Option Agreement") to execute the Merger Transaction pursuant to an agreement and plan of merger and reorganization (the "Merger Agreement") and FalconStor's and the Stockholders' execution and delivery of this Agreement.

   WHEREAS, a condition precedent to the execution and delivery of the Option Agreement is the execution and delivery of this Agreement.

   WHEREAS, as of the date hereof, each Stockholder is the registered owner of, or has the power to vote, the number of shares of common stock of NPI ("NPI Common Stock") and/or the number of shares of common stock of NPI ("NPI Preferred Stock" and, together with the NPI Common Stock, the "NPI Stock") as indicated on Schedule A.


   NOW, THEREFORE for valuable consideration, including the execution and delivery of the Option Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

1. VOTING OF SHARES.

   a. Voting of Shares and Proxy. At every meeting of the Stockholders of NPI called, and at every adjournment hereof, and on every action or approval by written consent of the Stockholders of NPI, each Stockholder shall vote (or cause to be voted) the Shares (as defined in Section 1(b) below) owned by such Stockholder to be voted: (i) in favor of the adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement; (ii) against any proposal for any merger, consolidation, sale of assets, recapitalization or other business combination involving NPI (other than the Merger Transaction) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of NPI under the Merger Agreement or which would result in any of the conditions to NPI's obligations under the Merger Agreement not being fulfilled; and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement.

   b. "Shares" shall mean: (i) all securities of NPI (including all shares of NPI Stock and all options, warrants and other rights to acquire NPI Stock) owned by each Stockholder as of the date of this Agreement; and (ii) all additional securities of NPI (including all shares of NPI Stock and all additional options, warrants and other rights to acquire NPI Stock) of which each Stockholder acquires ownership during the period from the date of this Agreement through the termination of this Agreement. In the event of a stock dividend or distribution, or any change in NPI Stock by reason of any stock dividend or distribution, or any change, in NPI Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

   c. Concurrently with the execution of this Agreement, each Stockholder agrees to deliver to FalconStor a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law but subject to termination as stated herein, with respect to the Shares owned by each Stockholder.

   d. Each Stockholder hereby gives any consents or waivers that are reasonably required for the approval of the Merger Transaction under the terms of any agreements to which the Stockholder is a party.

2. RESTRICTIONS ON TRANSFER OF SHARES.

   a. Restrictions on Transfer of Shares Prior to the Consummation of the Merger Transaction. Prior to the consummation of the Merger Transaction, each Stockholder hereby agrees not to take any of the following actions, except in accordance with subsection (b) of this Section 2: (i) tender any of the Stockholder's Shares or any securities convertible into or exchangeable or exercisable for the Stockholder's Shares to any person; (ii) sell, transfer, distribute, pledge, encumber, assign or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of) any of the Stockholder's Shares or any securities convertible into or exchangeable or exercisable for the Stockholder's Shares; (iii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any of the Stockholder's Shares;
(iv) enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with NPI (except with respect to the approval of the Merger Agreement); (v) deposit any of the Stockholder's Shares into a voting trust or depositary facility or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto; or (vi) enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Shares, any securities convertible into or exchangeable or exercisable for shares of NPI Stock or any other capital stock of NPI or any interest in any of the foregoing with any person (any transaction referred to in clause (i), (ii), (iii), (iv), (v) or (vi) is hereinafter referred to as a "Transfer").

   b. Notwithstanding subsection (a) above, each Stockholder may take an action described in subsection (a) of this Section 2 if (i) FalconStor gives its prior written consent to such action or (ii) the proposed transferee shall have executed a counterpart of this Agreement and the Proxy and shall have agreed to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement.

   c. No Stockholder shall request that NPI or its transfer agent register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, and each Stockholder hereby consents to the entry of stop transfer instructions by NPI of any Transfer of such Stockholder's Shares, unless such Transfer is made in compliance with this Agreement.

   d. NPI will not register the Transfer (book-entry or otherwise) of any certificate or uncertified interest representing any of the Stockholder's Shares and will enter a stop transfer instruction on any Transfer attempted in violation of this Agreement.

3. REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS OF THE STOCKHOLDERS.

   Each Stockholder hereby represents and warrants and covenants to FalconStor as follows:

   a. Authorization. Each Stockholder has the power, corporate or otherwise, and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Stockholder have been duly and validly authorized by such Stockholder and no other proceedings, corporate or otherwise, on the part of the Stockholder is necessary to authorize the execution and delivery of this Agreement or the performance by the Stockholder of its obligations hereunder. The Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

   b. No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents, if any, of Stockholder, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Stockholder is a party or by which any of its properties or assets including the Shares may be bound, or (iii) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to Stockholder or any of its properties or assets including the Shares.

   c. Title to Shares. Stockholder is the registered or beneficial owner of its Shares free and clear of any lien or encumbrance, proxy or voting restriction other than pursuant to this Agreement. Such Shares are all the securities of NPI owned of record or beneficially by Stockholder on the date of this Agreement.

   d. Accredited Investor. Stockholder is an "accredited investor" within the meaning of the United States Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

   e. Reliance by FalconStor. Each Stockholder acknowledges that the execution and delivery of this Agreement is a material and substantial inducement for FalconStor to execute and deliver the Option Agreement.

   f. Certain Actions. Prior to the termination of this Agreement, each Stockholder agrees not to, directly or indirectly, take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect.

   g. Market Stand-Off Agreement. Each Stockholder hereby agrees that, such Stockholder shall not, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any of its Shares at any time during the 365 day period following the consummation of the Merger Transaction (the "Lock-Up Period"); provided, however, that the provisions of this Section 3(g) shall have no force or effect unless each officer and director of FalconStor and each stockholder who is an affiliate of such officer or director (as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) executes a similar market stand-off agreement.

   The Shares held by Stockholders who are not also directors and who are (i) employed by NPI immediately following the execution and delivery of the Merger Agreement by NPI and FalconStor and who (ii) are subsequently terminated by NPI without Cause or voluntarily resign for Good Reason, after the execution and delivery of the Merger Agreement by NPI and FalconStor will be released from the requirements of this Section 3(g) prior to the expiration of the Lock-Up Period.

   For purposes of this Section 3(g), "Cause" is defined as a termination for any of the following reasons: (i) theft, dishonesty or falsification of any employment or NPI records; (ii) conviction of a felony or any act involving moral turpitude; (iii) Stockholder's intentional failure or refusal to perform duties reasonably assigned to Stockholder by the Board of Directors or Chief Executive Officer of NPI within 10 days of Stockholder's receipt of written notice of such failure or refusal from NPI; (iv) disclosure of NPI's confidential or proprietary information; (v) Stockholder becomes unable to perform the essential functions or duties of his position with or without reasonable accommodations; (vi) any conduct by the Stockholder that has a detrimental effect on NPI's reputation or business, or is otherwise detrimental to NPI; (vii) any material breach by such employee or officer of this Agreement or the employment agreement of such employee or officer; or (viii) NPI ceases to do business or files for bankruptcy.

   For purposes of this Section 3(g), "Good Reason" is defined as (i) NPI's material breach of this Agreement; (ii) Stockholder's base salary being reduced by more than 20% below Stockholder's salary in effect immediately following the Merger Transaction, unless the reduction is made as part of, and is generally consistent with, a general reduction of salaries; or (iii) Stockholder's position and/or duties are so modified that Stockholder's duties are no longer consistent with his or her position immediately following the Merger Transaction.

   Following the consummation of the Merger Transaction, the Board of Directors of NPI may, in its sole discretion, release any or all of the Shares held by Stockholders from the obligations of this Section 3(g) prior to the expiration of the Lock-Up Period.

   h. No Solicitation. Stockholder will not, directly or indirectly, and will instruct the Stockholder's agents, representatives, affiliates, employees, officers and directors not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquires or the making of any proposal or offer (including, without limitation, any proposal or offer to the Stockholders of NPI) that constitutes, or may reasonably be expected to lead to, any acquisition of NPI (an "Acquisition"), or enter into or maintain or continue discussion or negotiate with any person or entity in furtherance of such inquires to obtain an Acquisition, or agree to or endorse an Acquisition, or authorize or permit any of the agents, representatives, affiliates (other than in the case of a limited partnership, the limited partners hereof), employees, officers and directors, to take any such action, subject to the terms of Section 2 of that certain Option Agreement, dated as of the date hereof, by and between NPI and FalconStor, for each Stockholder who is also an officer or director of NPI. Stockholder shall notify FalconStor immediately after receipt by Stockholder or any of Stockholder's agents, representatives, affiliates, employees, officers and directors, of any proposal for, or inquiry respecting, an Acquisition or any request for nonpublic information in connection with such a proposal or inquiry, or for access to the properties, books or records of NPI by any person or entity that informs or has informed NPI or Stockholder that it is considering making or has made such a proposal or inquiry. Such notice to FalconStor shall indicate in reasonable detail the identity of the person making the proposal or inquiry and the terms and conditions of such proposal or inquiry. Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition, except in respect of the transactions contemplated by this Agreement, to the extent that such Stockholder is also an officer or director of NPI.

   i. Acknowledgment and Approval of the Merger Agreement. The Stockholder hereby acknowledges and agrees that the Stockholder has received a copy of the Merger Agreement and that the Stockholder has reviewed and understands the terms hereof.

   j. Ownership. Nothing contained in this Agreement shall be deemed to vest in FalconStor any direct or indirect ownership or incidence of ownership of or with respect to any of the Stockholder's Shares. Except as otherwise provided herein, all rights, ownership and economic benefits of and relating to the Stockholder's Shares shall remain and belong to the Stockholder, and FalconStor shall not have any authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of NPI or exercise any power or authority to direct Stockholder in the voting of any of Stockholder's Shares, except as otherwise provided herein, or the performance of Stockholder's duties or responsibilities as a Stockholder of NPI.

4. GENERAL PROVISIONS.

   a. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party (or at such other addresses as shall be specified by notice given in accordance with this Section 4):

if to NPI:

     Network Peripherals Inc.
     2859 Bayview Drive
     Fremont, CA 94538
     Attention: James Regel, Chief Executive Officer
     Facsimile No.: (510) 897-5056

with a copy to:

     Gray Cary Ware & Freidenrich LLP
     4365 Executive Drive, Suite 1600
     San Diego, CA 92121-2189
     Attention: Scott M. Stanton, Esq.
     Facsimile No.: (858) 677-1477

if to a Stockholder:

     then to the address listed opposite such Stockholder's name on Schedule A attached hereto.

if to FalconStor:

     FalconStor, Inc.
     125 Baylis Road, Suite 140
     Melville, NY 11747
     Attention: ReiJane Huai, Chief Executive Officer
     Facsimile No.: (631) 501-7633

with a copy to:

     Olshan Grundman Frome Rosenzweig & Wolosky LLP
     505 Park Avenue
     New York, NY 10022-1170
     Attention: Steve Wolosky, Esq.
     Facsimile No.: (212) 980-7177

   b. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   c. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application hereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application hereof, in any other jurisdiction.

   d. Entire Agreement; Amendment; Waiver. This Agreement, the Proxy, the Option Agreement and the Merger Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise hereof preclude any other or further exercise hereof or the exercise of any other right, power or privilege.

   e. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties by operation of law or otherwise without the prior written consent of the other party.

   f. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

   g. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles hereof. in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles hereof.

   h. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

   i. Submission to Jurisdiction; Waivers; Consent to Service of Process. NPI, FalconStor and each of the Stockholders irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined only in a United States District Court sitting in the State of Delaware, or in the event (but only in the event) that no such court has subject matter jurisdiction over such action or proceeding, in the courts of the State of Delaware. NPI, FalconStor and each of the Stockholders hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts in the event that any dispute arises out of this Agreement or any transaction contemplated hereby. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 4. NPI, FalconStor and each of the Stockholders hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 4(i), (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

   j. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   k. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated issues and, therefore, such party hereby irrevocably and unconditionally waives any right that such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges (i) that such party understands and has considered the implications of this waiver, (ii) that such party makes this waiver voluntarily and (iii) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 4(k).

   l. Termination. This Agreement and the Proxy, and all obligations of the parties hereunder and thereunder, shall terminate immediately, without any further action being required, upon the earlier of (i) any termination of the Option Agreement other than a termination of the Option Agreement as a result of the execution and delivery of the Merger Agreement, (ii) any termination of the Merger Agreement and (iii) the consummation of the Merger Transaction.

   m. Further Assurance. Each party to this Agreement agrees (i) to furnish upon request to the other party such further information, (ii) to execute and deliver to the other party such other documents and (iii) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

   n. Interpretation. The words "hereof," "herein," "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, section and exhibit references are to the sections and exhibits of this Agreement unless otherwise specified. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

  "FalconStor"

                                               "NPI"

  FalconStor, Inc.

                                               Network Peripherals Inc.

  By: /s/ ReiJane Huai                         By: /s/ James Regel
   ---------------------------------             -----------------------------
  Name: ReiJane Huai                           Name: James Regel
     -------------------------------                ---------------------------
  Title: Chief Executive Officer               Title: Chief Executive Officer
    -------------------------------                ----------------------------

   "STOCKHOLDERS"

  -------------------------------------

   Officers and Directors of NPI.
  -------------------------------------

   Signatures on file with NPI.
  -------------------------------------

  -------------------------------------

  -------------------------------------

  -------------------------------------

                      [Signature Page to Voting Agreement]

                                   EXHIBIT A

                                  STOCKHOLDERS

Name      Address      Number and Type of Shares
----      --------     -------------------------


                                   EXHIBIT B

                               IRREVOCABLE PROXY

   The undersigned Stockholder of Network Peripherals Inc., a Delaware corporation ("NPI"), hereby irrevocably (to the fullest extent permitted by law), but subject to the termination provisions hereof, appoints FalconStor, Inc., a Delaware corporation ("FalconStor"), as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of NPI that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of NPI issued or issuable in respect hereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned Stockholder of NPI as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares and the matters set forth in the third paragraph hereof.

   This Proxy is irrevocable (to the fullest extent permitted by law), subject to the termination provisions hereof, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among FalconStor, NPI and the undersigned Stockholder (the "Voting Agreement"), and is granted in consideration of FalconStor's execution and delivery of the Equity Investment Agreements (as defined in the Voting Agreement) and Option Agreement (as defined in the Voting Agreement).

   FalconStor is hereby authorized and empowered by the undersigned to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Stockholders of NPI and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any merger, consolidation, sale of assets, recapitalization or other business combination involving NPI (other than the Merger Transaction) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of NPI under the Merger Agreement or which would result in any of the conditions to NPI's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to approval of the Merger Agreement.

   FalconStor may not exercise this Proxy on any other matter except as provided above. The undersigned Stockholder may vote the Shares on all other matters.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

   This Proxy is irrevocable (to the fullest extent permitted by law), subject to the termination provisions hereof.

   This Proxy, and all obligations of the undersigned hereunder, shall terminate immediately, without any further action being required, upon the earlier of (i) any termination of the Option Agreement other than a termination of the Option Agreement as a result of the execution and delivery of the Merger Agreement, (ii) any termination of the Merger Agreement and (iii) the consummation of the Merger Transaction.

Dated: May   , 2001


                                          By: _________________________________
                                          Name:
                                          Title:

Shares beneficially owned:

    shares of NPI Common Stock

    shares of NPI Preferred Stock

                     [Signature Page to Irrevocable Proxy]

                                                                         ANNEX E

                                VOTING AGREEMENT

                                  by and among

                            NETWORK PERIPHERALS INC.

                                FALCONSTOR, INC.

                                      and

                            CERTAIN STOCKHOLDERS OF
                                FALCONSTOR, INC.

                           Dated as of March 30, 2001

                                VOTING AGREEMENT

   VOTING AGREEMENT (the "Agreement"), dated as of March 30, 2001, by and among FalconStor, Inc., a Delaware corporation ("FalconStor"), Network Peripherals Inc., a Delaware corporation ("NPI") and the individuals listed on Schedule A attached hereto (each a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS

   WHEREAS, FalconStor desires to receive a capital investment from NPI to continue and expand its business.

   WHEREAS, NPI has agreed to provide Twenty Five Million Dollars ($25,000,000) of capital to FalconStor in the form of an equity investment (the "Equity Investment").

   WHEREAS, contemporaneously with the execution of this Agreement, NPI and FalconStor are entering into and executing stock purchase and related agreements, including the Amended and Restated Registration Rights Agreement and the Amended and Restated Stockholders Agreement, to consummate the Equity Investment (the "Equity Investment Agreements").

   WHEREAS, NPI and FalconStor have negotiated a term sheet which describes the terms upon which NPI proposes to enter into discussions to (i) invest in FalconStor, (ii) engage in a series of transactions whereby a wholly owned subsidiary of NPI will merge with and into FalconStor with FalconStor surviving as the continuing entity (the "Merger Transaction") and (iii) resolve certain other related matters.

   WHEREAS, a substantial and material inducement to NPI to consummate the Equity Investment is the grant by FalconStor to NPI of an option to execute the Merger Transaction pursuant to an agreement and plan of merger and reorganization (the "Merger Agreement") and FalconStor's and the Stockholders' execution and delivery of this Agreement.

   WHEREAS, as of the date hereof, each Stockholder is the registered owner of, or has the power to vote, the number of shares of common stock of FalconStor ("FalconStor Common Stock") and/or the number of shares of common stock of FalconStor ("FalconStor Preferred Stock" and, together with the FalconStor Common Stock, the "FalconStor Stock"); as indicated on Schedule A.

   NOW, THEREFORE for valuable consideration, including the execution and delivery of the Equity Investment Agreements, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

   1. Voting of Shares.

     a. Voting of Shares and Proxy. At every meeting of the Stockholders of FalconStor called, and at every adjournment hereof, and on every action or approval by written consent of the Stockholders of FalconStor, each Stockholder shall vote (or cause to be voted) the Shares (as defined in Section 1(b) below) owned by such Stockholder to: (i) in favor of the adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement; (ii) against any proposal for any merger, consolidation, sale of assets, recapitalization or other business combination involving FalconStor (other than the Merger Transaction) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of FalconStor under the Merger Agreement or which would result in any of the conditions to FalconStor's obligations under the Merger Agreement not being fulfilled; and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement.

     b. "Shares" shall mean: (i) all securities of FalconStor (including all shares of FalconStor Stock and all options, warrants and other rights to acquire FalconStor Stock) owned by each Stockholder as of the date of this Agreement; and (ii) all additional securities of FalconStor (including all shares of FalconStor Stock and all additional options, warrants and other rights to acquire FalconStor Stock) of which each Stockholder acquires ownership during the period from the date of this Agreement through the termination of this Agreement. In the event of a stock dividend or distribution, or any change in FalconStor Stock by reason of any stock dividend or distribution, or any change, in FalconStor Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

     c. Concurrently with the execution of this Agreement, each Stockholder agrees to deliver to NPI a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law but subject to termination as stated herein, with respect to the Shares owned by each Stockholder.

     d. Each Stockholder hereby gives any consents or waivers that are reasonably required for the approval of the Merger Transaction under the terms of any agreements to which the Stockholder is a party.

   2. Restrictions on Transfer of Shares.

     a. Restrictions on Transfer of Shares Prior to the Consummation of the Merger Transaction. Prior to the consummation of the Merger Transaction, each Stockholder hereby agrees not to take any of the following actions, except in accordance with subsection (b) of this Section 2: (i) tender any of the Stockholder's Shares or any securities convertible into or exchangeable or exercisable for the Stockholder's Shares to any person;
  (ii) sell, transfer, distribute, pledge, encumber, assign or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of) any of the Stockholder's Shares or any securities convertible into or exchangeable or exercisable for the Stockholder's Shares; (iii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any of the Stockholder's Shares;
  (iv) enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with FalconStor (except with respect to the sale of Series C Convertible Preferred Stock of FalconStor or the approval of the Merger Agreement), (v) deposit any of the Stockholder's Shares into a voting trust or depositary facility or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto; or (vi) enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Shares, any securities convertible into or exchangeable or exercisable for shares of FalconStor Stock or any other capital stock of FalconStor or any interest in any of the foregoing with any person (any transaction referred to in clause (i), (ii), (iii), (iv), (v) or (vi) is hereinafter referred to as a "Transfer").

     b. Notwithstanding subsection (a) above, each Stockholder may take an action described in subsection (a) of this Section 2 if (i) NPI gives its prior written consent to such action or (ii) the proposed transferee shall have executed a counterpart of this Agreement and shall have agreed to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement.

     c. No Stockholder shall request that FalconStor or its transfer agent register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, and each Stockholder hereby consents to the entry of stop transfer instructions by FalconStor of any Transfer of such Stockholder's Shares, unless such Transfer is made in compliance with this Agreement.

     d. FalconStor will not register the Transfer (book-entry or otherwise) of any certificate or uncertified interest representing any of the Stockholder's Shares and will enter a stop transfer instruction on any Transfer attempted in violation of this Agreement.

   3. Representations and Warranties; Additional Covenants of the
Stockholders. Each Stockholder hereby represents and warrants and covenants to NPI as follows:

     a. Authorization. Each Stockholder has the power, corporate or otherwise, and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Stockholder have been duly and validly authorized by such Stockholder and no other proceedings, corporate or otherwise, on the part of the Stockholder is necessary to authorize the execution and delivery of this Agreement or the performance by the Stockholder of its obligations hereunder. The Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

     b. No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents, if any, of Stockholder, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Stockholder is a party or by which any of its properties or assets including the Shares may be bound, or (iii) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to Stockholder or any of its properties or assets including the Shares.

     c. Title to Shares. Stockholder is the registered or beneficial owner of its Shares free and clear of any lien or encumbrance, proxy or voting restriction other than pursuant to this Agreement. Such Shares are all the securities of FalconStor owned of record or beneficially by Stockholder on the date of this Agreement.

     d. Accredited Investor. Stockholder is an "accredited investor" within the meaning of the United States Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

     e. Reliance by NPI. Each Stockholder acknowledges that the execution and delivery of this Agreement and the grant by FalconStor to NPI of an option to merge with FalconStor, is a material and substantial inducement for NPI to execute and deliver the Equity Investment Agreements.

     f. Certain Actions. Prior to the termination of this Agreement, each Stockholder agrees not to, directly or indirectly, take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect.

     g. Market Stand-Off Agreement.

       i. Each Stockholder hereby agrees that, such Stockholder shall not, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of NPI received by such Stockholder in exchange for its Shares in connection with the Merger Transaction (the "NPI Shares") at any time during the 365-day period following the consummation of the Merger Transaction (the "Lock-Up Period"); provided, however, that the provisions of this Section 3(g) shall have no force or effect unless each employee of NPI who is the record or beneficial owner of at least 30,000 shares of common stock of NPI, officer and director of NPI and each stockholder who is an affiliate of such employee, officer or director (as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended, executes a similar market stand-off agreement; provided, further, that each such employee of NPI shall be released from such market stand-off agreement if such employee's employment with NPI following the consummation of the Merger Transaction is terminated involuntarily or constructively for any reason other than cause.

       ii. Following the consummation of the Merger Transaction, the Board of Directors of NPI may, in its sole discretion, release any or all of the NPI Shares held by Stockholders from the obligations of this
    Section 3(g) prior to the expiration of the Lock-Up Period.

     h. Conversion. Each Stockholder agrees to convert any shares of FalconStor Common Stock held by it into FalconStor Common Stock conditioned upon, and immediately prior to, the consummation of the Merger Transaction or to exchange any shares of FalconStor Preferred Stock held by it for NPI Common Stock conditioned upon, and concurrently with, the consummation of the Merger Transaction, in accordance with the terms of FalconStor's Certificate of Incorporation, as amended.

     i. No Solicitation. Stockholder will not, directly or indirectly, and will instruct the Stockholder's agents, representatives, affiliates, employees, officers and directors not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquires or the making of any proposal or offer (including, without limitation, any proposal or offer to the Stockholders of FalconStor) that constitutes, or may reasonably be expected to lead to, any acquisition of FalconStor (an "Acquisition") (it being understood that the sale and issuance by FalconStor of additional shares Series C Convertible Common Stock shall not be deemed an Acquisition), or enter into or maintain or continue discussion or negotiate with any person or entity in furtherance of such inquires or to obtain an Acquisition, or agree to or endorse an Acquisition, or authorize or permit any of the agents, representatives, affiliates (other than in the case of a limited partnership, the limited partners hereof), employees, officers and directors, to take any such action, subject to the terms of Section 2 of that certain Option Agreement, dated the date hereof, by and between NPI and FalconStor, for each Stockholder who is also an officer or director of FalconStor. Stockholder shall notify NPI immediately after receipt by Stockholder or any of Stockholder's agents, representatives, affiliates, employees, officers and directors, of any proposal for, or inquiry respecting, an Acquisition or any request for nonpublic information in connection with such a proposal or inquiry, or for access to the properties, books or records of FalconStor by any person or entity that informs or has informed FalconStor or Stockholder that it is considering making or has made such a proposal or inquiry. Such notice to NPI shall indicate in reasonable detail the identity of the person making the proposal or inquiry and the terms and conditions of such proposal or inquiry. Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition, except in respect of the transactions contemplated by this Agreement, to the extent that such Stockholder is also an officer or director of FalconStor.

     j. Acknowledgment and Approval of the Merger Agreement. The Stockholder hereby acknowledges and agrees that the Stockholder has received a copy of the Merger Agreement and that the Stockholder has reviewed and understands the terms hereof.

     k. Ownership. Nothing contained in this Agreement shall be deemed to vest in NPI any direct or indirect ownership or incidence of ownership of or with respect to any of the Stockholder's Shares. Except as otherwise provided herein, all rights, ownership and economic benefits of and relating to the Stockholder's Shares shall remain and belong to the Stockholder, and NPI shall not have any authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of FalconStor or exercise any power or authority to direct Stockholder in the voting of any of Stockholder's Shares, except as otherwise provided herein, or the performance of Stockholder's duties or responsibilities as a Stockholder of FalconStor.

   4. General Provisions.

     a. Notices. All notices and other communications given or made pursuant this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party (or at such other addresses as shall be specified by notice given in accordance with this Section 4):

     if to NPI:

       Network Peripherals Inc.
       2859 Bayview Drive
       Fremont, CA 94538
       Attention: James Regel, Chief Executive Officer
       Facsimile No.: (510) 897-5056

       with a copy to:

       Gray Cary Ware & Freidenrich LLP
       4365 Executive Drive, Suite 1600
       San Diego, CA 92121-2189
       Attention: Scott M. Stanton, Esq.
       Facsimile No.: (858) 677-1477

     if to a Stockholder:

       then to the address for such Stockholder listed on the records of FalconStor.

     if to FalconStor:

       FalconStor, Inc.
       125 Baylis Road, Suite 140
       Melville, NY 11747
       Attention: ReiJane Huai, Chief Executive Officer
       Facsimile No.: (631) 501-7633

       with a copy to:

       Olshan Grundman Frome Rosenzweig & Wolosky LLP
       505 Park Avenue
       New York, NY 10022-1170
       Attention: Steve Wolosky, Esq.
       Facsimile No.: (212) 980-7177

     b. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     c. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application hereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application hereof, in any other jurisdiction.

     d. Entire Agreement; Amendment; Waiver. This Agreement, the Proxy, the Option Agreement, of even date herewith, by and between FalconStor and NPI (the "Option Agreement") and the Merger Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise hereof preclude any other or further exercise hereof or the exercise of any other right, power or privilege.

     e. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties by operation of law or otherwise without the prior written consent of the other party.

     f. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     g. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles hereof.

     h. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     i. Submission to Jurisdiction; Waivers; Consent to Service of
  Process. NPI and each of the Stockholders irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined only in a United States District Court sitting in the State of Delaware, or in the event (but only in the event) that no such court has subject matter jurisdiction over such action or proceeding, in the courts of the State of Delaware. NPI and each of the Stockholders hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts in the event that any dispute arises out of this Agreement or any transaction contemplated hereby. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 4. NPI and each of the Stockholders hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this
  Section 4(i), (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     j. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     k. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated issues and, therefore, such party hereby irrevocably and unconditionally waives any right that such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges (i) that such party understands and has considered the implications of this waiver, (ii) that such party makes this waiver voluntarily and (iii) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 4(k).

     l. Termination. This Agreement and the Proxy and all obligations of the parties hereunder and thereunder, shall terminate immediately, without any further action being required, upon the earlier of (i) any termination of the Option Agreement other than a termination of the Option Agreement as a result of the execution and delivery of the Merger Agreement, (ii) any termination of the Merger Agreement and (iii) the consummation of the Merger Transaction.

     m. Further Assurance. Each party to this Agreement agrees (i) to furnish upon request to the other party such further information, (ii) to execute and deliver to the other party such other documents and (iii) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

     n. Interpretation. The words "hereof," "herein," "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, section and exhibit references are to the sections and exhibits of this Agreement unless otherwise specified. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                               "NPI"
  "FalconStor"


                                               Network Peripherals Inc.
  FalconStor, Inc.


                                               By: /s/ James Regel
  By: /s/ ReiJane Huai                           -----------------------------
   ---------------------------------           Name: James Regel
  Name: ReiJane Huai                                ---------------------------
     -------------------------------           Title: Chief Executive Officer
  Title: Chief Executive Officer                   ----------------------------
    -------------------------------

   "STOCKHOLDERS"

  -------------------------------------

   Certain stockholders of FalconStor.
  -------------------------------------

   Signatures on file at FalconStor.
  -------------------------------------

  -------------------------------------

  -------------------------------------

  -------------------------------------

                      [Signature Page to Voting Agreement]

                                   SCHEDULE A

                                  STOCKHOLDERS

     Name                                         Number and Type of Shares
     ----                                         -------------------------
     Applegreen Partners.....................     75,000 shares of Series A
                                              Preferred
     Applegreen Partners.....................     52,500 shares of Series B
                                              Preferred
     Barry Fingerhut.........................    210,000 shares of Series B
                                              Preferred
     Barry Rubenstein........................    500,000 shares of Series A
                                              Preferred
     Brookwood Partners......................    250,000 shares of Series A
                                              Preferred
     Brookwood Partners......................    140,000 shares of Series B
                                              Preferred
     Eli Oxenhorn............................    800,000 shares of Series A
                                              Preferred
     Eli Oxenhorn Family LP..................    100,000 shares of Series A
                                              Preferred
     Eli Oxenhorn Family LP..................    140,000 shares of Series B
                                              Preferred
     Gordon Freeman..........................    140,000 shares of Series B
                                              Preferred
     Irwin Lieber............................    500,000 shares of Series A
                                              Preferred
     Irwin Lieber............................     70,000 shares of Series A
                                              Preferred
     Jon Lieber..............................     17,500 shares of Series B
                                              Preferred
     Larry Altman............................     70,000 shares of Series B
                                              Preferred
     Odeon Capital Foreign Partners Ltd......     73,354 shares of Series B
                                              Preferred
     Odeon Capital Partners LP...............    261,596 shares of Series B
                                              Preferred
     Philip Bloom............................     69,000 shares of Series B
                                              Preferred
     ReiJane Huai............................ 14,995,000 shares of Common Stock
     Seneca Ventures.........................    150,000 shares of Series A
                                              Preferred
     Seneca Ventures.........................     70,000 shares of Series B
                                              Preferred
     Wheatley Associate III, LP..............    207,665 shares of Series B
                                              Preferred
     Wheatley Foreign Partners III, LP.......    202,957 shares of Series B
                                              Preferred
     Wheatley Foreign Partners LP............     28,405 shares of Series B
                                              Preferred
     Wheatley Partners II, LP................    124,740 shares of Series B
                                              Preferred
     Wheatley Partners III, LP...............    948,951 shares of Series B
                                              Preferred
     Wheatley Partners LP....................    335,282 shares of Series B
                                              Preferred
     Woodland Partners.......................    150,000 shares of Series A
                                              Preferred
     Woodland Partners.......................    105,000 shares of Series B
                                              Preferred
     Woodland Venture Fund...................    150,000 shares of Series A
                                              Preferred
     Woodland Venture Fund...................    140,000 shares of Series B
                                              Preferred

                                   EXHIBIT A

                               IRREVOCABLE PROXY

   The undersigned Stockholder of FalconStor, Inc., a Delaware corporation ("FalconStor"), hereby irrevocably (to the fullest extent permitted by law), but subject to the termination provisions hereof, appoints Network Peripherals Inc., a Delaware corporation ("NPI"), as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of FalconStor that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of FalconStor issued or issuable in respect hereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned Stockholder of FalconStor as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares and the matters set forth in the third paragraph hereof.

   This Proxy is irrevocable (to the fullest extent permitted by law), subject to the termination provisions hereof, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among FalconStor, NPI and the undersigned Stockholder (the "Voting Agreement"), and is granted in consideration of NPI's execution and delivery of the Equity Investment Agreements (as defined in the Voting Agreement) and Option Agreement (as defined in the Voting Agreement).

   NPI is hereby authorized and empowered by the undersigned to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Stockholders of FalconStor and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any merger, consolidation, sale of assets, recapitalization or other business combination involving FalconStor (other than the Merger Transaction) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of FalconStor under the Merger Agreement or which would result in any of the conditions to FalconStor's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to approval of the Merger Agreement.

   NPI may not exercise this Proxy on any other matter except as provided above. The undersigned Stockholder may vote the Shares on all other matters.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

   This Proxy is irrevocable (to the fullest extent permitted by law), subject to the termination provisions hereof.

   This Proxy, and all obligations of the undersigned hereunder, shall terminate immediately, without any further action being required, upon the earlier of (i) any termination of the Option Agreement other than a termination of the Option Agreement as a result of the execution and delivery of the Merger Agreement, (ii) any termination of the Merger Agreement and (iii) the consummation of the Merger Transaction.

                                          Dated: March  , 2001



                                          By: _________________________________
                                            Name:
                                            Title:

                                          Shares beneficially owned:

                                              shares of FalconStor Common
                                           Stock

                                              shares of FalconStor Common
                                           Stock

                     [Signature Page to Irrevocable Proxy]

                                                                         ANNEX F

                                Option Agreement

   This Option Agreement (the "Agreement") dated as of March 30, 2001 by and between Network Peripherals Inc., a Delaware corporation ("NPI"), and FalconStor, Inc. a Delaware corporation ("FalconStor").

   WHEREAS, FalconStor desires to receive a capital investment from NPI to continue and expand its business.

   WHEREAS, NPI has agreed to provide Twenty Five Million Dollars ($25,000,000) of capital to FalconStor in the form of an equity investment (the "Equity Investment").

   WHEREAS, contemporaneously with the execution of this Agreement, NPI and FalconStor are entering into and executing stock purchase and related agreements, including a registration rights agreement and an investors' rights agreement, to consummate the Equity Investment (the "Equity Investment Agreements").

   WHEREAS, NPI and FalconStor have negotiated the terms upon which NPI proposes to enter into discussions to (i) invest in FalconStor, (ii) engage in a series of transactions whereby a wholly owned subsidiary of NPI will merge with and into FalconStor with FalconStor surviving as the continuing entity (the "Merger Transaction") and (iii) resolve certain other related matters.

   WHEREAS, a substantial and material inducement to NPI to consummate the Equity Investment is the grant by FalconStor to NPI of an option to execute the Merger Transaction and FalconStor's execution and delivery of this Agreement and the execution and delivery of the Voting Agreement (as defined below).

   NOW, THEREFORE, for good and valuable consideration, including the execution and delivery of the Equity Investment Agreements, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   Section 1. Option to Merge with FalconStor. FalconStor hereby grants to NPI, and NPI accepts, an option to execute the Merger Transaction on the terms set forth in the Merger Agreement (as defined below) (the "Option"). The Option shall be irrevocable during the term of this Agreement and may be exercised by delivery of written notice to FalconStor of such exercise; provided, however, that the Option shall only be exercisable during the 14-day period (the "Exercise Period") immediately following (i) written notice by FalconStor to NPI of the issuance and sale of additional shares of Series C Convertible Preferred Stock (the "Series C Sale"), or (ii) four (4) weeks from the date of this Agreement, whichever occurs first, unless extended by the written consent of FalconStor and NPI. In the event of a Series C Sale, FalconStor shall deliver a notice within twenty-four (24) hours to NPI notifying NPI of such sale. Immediately upon exercise of the Option, the parties hereto will, acting at all times in good faith, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to execute and deliver a definitive agreement (the "Merger Agreement") to consummate the Merger Transaction on the terms set forth in the form of merger agreement attached hereto as Exhibit A as promptly as practicable after the date on which NPI exercises the Option, including (i) taking all corporate actions necessary to authorize, approve and direct the execution and delivery of the Merger Agreement, (ii) authorizing and directing their executive officers, accountants and legal counsel to devote all necessary resources, utilizing their best efforts, to achieve the execution and delivery of the Merger Agreement, (iii) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all third party consents and all consents necessary or advisable to be obtained from any governmental entity in order to execute and deliver the Merger Agreement, (iv) taking all reasonable steps as may be necessary to obtain all such third party consents and consents of governmental entities necessary or advisable to be obtained from any governmental entity in order to execute and deliver the Merger Agreement and (v) defending any actions challenging this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any governmental entity vacated or reversed.

   Section 2. Other Negotiations. During the term of this Agreement, neither NPI nor FalconStor will (and it will use its best efforts to ensure that its officers, directors, employees, agents and affiliates do not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (each, a "Person") (other than discussions with the other party hereto) regarding any acquisition of such party, any merger or consolidation with such party, or any acquisition of all or substantially all of the stock or assets of such party, (an "Acquisition Proposal"); provided, however, that if, at any time during the term of this Agreement, the Board of Directors of either party by majority vote determines in good faith, after receiving advice from its outside counsel, that failing to take such action would constitute a breach of the fiduciary duties of the such Board of Directors, such party may, in response to a bona fide written Acquisition Proposal which did not result from a breach of this Section 2 and which such Board of Directors determines in its reasonable judgment, to be more favorable to its stockholders (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated by the Merger Agreement and which is reasonably capable of being consummated ("Superior Proposal"); provided, however, that any such offer shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, (i) furnish information or provide access with respect to such party and each of its subsidiaries to such Person pursuant to a customary confidentiality agreement (as determined by such party after consultation with its outside counsel) and
(ii) participate in discussions and negotiations regarding such Superior Proposal (it being understood that neither the sale and issuance by FalconStor of additional shares of its Series C Convertible Preferred Stock nor the sale by NPI of any Assets, as defined in the Letter Agreement dated March 21, 2001 by and between NPI and FalconStor, shall breach or violate the terms of this Agreement). Each of NPI and FalconStor agrees that any such negotiations in progress as of the date hereof will be terminated or suspended until this Agreement is terminated pursuant to Section 5. Each party hereto will immediately notify the other party hereto regarding any contact by any third party regarding any offer, proposal or inquiry regarding any Acquisition Proposal. In no event will either party hereto accept or enter into an agreement concerning any such third party transaction prior to the Termination of this Agreement pursuant to Section 5. Each party hereto represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify the other party hereto, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the transactions contemplated by this Agreement.

   Section 3. Representations and Warranties of FalconStor. FalconStor hereby represents and warrants to NPI as follows:

     a. FalconStor has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of FalconStor, and no other corporate proceedings on the part of FalconStor are necessary to authorize the execution and delivery of this Agreement or the performance by FalconStor of its obligations hereunder. This Agreement has been duly and validly executed and delivered by FalconStor and constitutes a valid and binding agreement of FalconStor, enforceable against FalconStor in accordance with its terms.

     b. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of FalconStor, or
  (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which FalconStor is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to FalconStor or any of its properties or assets.

     c. The holders of capital stock of FalconStor who are parties to the Voting Agreement (the "Holders"), attached hereto as Exhibit B (the "Voting Agreement"), hold a sufficient number of shares of FalconStor's Common Stock, Series A Preferred Stock and Series B Preferred Stock to approve the Merger Agreement and the transactions contemplated thereby.

     d. To FalconStor's knowledge, each Holder has the power, corporate or otherwise, and authority to enter into the Voting Agreement and to carry out its obligations thereunder. To FalconStor's knowledge, the execution and delivery of the Voting Agreement and the consummation of the transactions contemplated thereby by each Holder have been duly and validly authorized by such Holder and no other proceedings, corporate or otherwise, on the part of the Holders are necessary to authorize the execution and delivery of the Voting Agreement or the performance by the Holders of their obligations thereunder. To FalconStor's knowledge, the Voting Agreement has been duly and validly executed and delivered by each Holder and constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms.

   Section 4. Representations and Warranties of NPI. NPI hereby represents and warrants to FalconStor as follows:

     a. NPI has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of NPI, and no other corporate proceedings on the part of NPI are necessary to authorize the execution and delivery of this Agreement or the performance by NPI of its obligations hereunder. The Board of Directors of NPI has received the opinion of Lehman Brothers Inc., substantially to the effect that as of the date hereof the consideration to be issued and delivered by NPI in the Merger Transaction is fair to NPI from a financial point of view. This Agreement has been duly and validly executed and delivered by NPI and constitutes a valid and binding agreement of NPI, enforceable against NPI in accordance with its terms.

     b. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of NPI, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which NPI is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to NPI or any of its properties or assets.

   Section 5. Term; Termination; Effect of Termination.

     a. This Agreement shall be effective as of the date first above written.

     b. This Agreement shall terminate automatically upon the execution and delivery of the Merger Agreement by both NPI and FalconStor.

     c. This Agreement shall terminate upon the mutual written consent of NPI and FalconStor.

     d. In the event that (i) the Option is not exercised timely or (ii) the Merger Agreement is not executed and delivered by both FalconStor and NPI
  (A) within 14 days from the date of the exercise of the Option if the Option is exercised within the first seven (7) days of the Exercise Period or (B) if the Option is exercised with the second seven (7) days of the Exercise Period within the period starting on the date the Option is exercised and ending seven (7) days after the Exercise Period terminates, FalconStor, by action of its Board of Directors, shall have the right to terminate this Agreement under this Section 5(d) (provided that such termination of this Agreement under Section 5(d) is not due to FalconStor's failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger Agreement to be executed and delivered by FalconStor by such date).

     e. In the event that this Agreement terminates pursuant to Section 5(d) (provided that such termination of this Agreement under Section 5(d) is not due to FalconStor's failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger Agreement to be executed and delivered by FalconStor by such date) then (i) NPI hereby covenants to vote all shares of preferred stock purchased by NPI pursuant to the Equity Investment Agreements in accordance with the recommendation of the Board of Directors of FalconStor, other than in respect of a Disposition Transaction (as that term is defined in the Certificate of Designations of the Series C Convertible Preferred Stock of FalconStor) in which case NPI shall vote as it deems appropriate and (ii) NPI shall concurrently (or on the following business day) pay to FalconStor a termination fee of $3 Million.

     f. In the event this Agreement is terminated pursuant to Section 5, this Agreement shall immediately become void and there shall be no liability or obligation on the part of NPI and FalconStor or their respective officers, directors, stockholders or affiliates except to the extent that the termination is a result of a willful and material breach by a party to this Agreement of any representation, warranty or covenant contained in this Agreement; provided, however, that the provisions of Section 6(k) and the obligations of NPI under Section 5(e) shall remain in full force and effect and survive any termination of this Agreement.

   Section 6. Miscellaneous Provisions.

     a. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

     c. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     d. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     e. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     f. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     g. Further Assurance. Each party to this Agreement agrees (i) to furnish upon request to the other party such further information, (ii) to execute and deliver to the other party such other documents and (iii) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

     h. Interpretation.

       6.h.1 The words "hereof," "herein," and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

       6.h.2 The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 30, 2001.

       6.h.3 The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     i. Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given,
  (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof,
  (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

       if to NPI, to:        Network Peripherals Inc.
                             2859 Bayview Drive
                             Fremont, California 94538
                             Attention: James Regel
                             Fax: (510) 897-5056

       with copies to:       Gray Cary Ware & Freidenrich LLP
                             4365 Executive Drive, Suite 1600
                             San Diego, California 92121
                             Attention: Scott M. Stanton, Esq.
                             Facsimile: (858) 677-1477

       if to FalconStor, to: FalconStor Inc.
                             125 Baylis Road, Suite 140
                             Melville, New York 11747
                             Attention: ReiJane Huai
                             Facsimile: (631) 501-7633

       with a copy to:  Olshan Grundman Frome Rosenzweig & Wolosky LLP
                        505 Park Avenue
                        New York, NY 10022-1170
                        Attention: Steve Wolosky, Esq.
                        Facsimile: (212) 980-7177

  or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     j. Entire Agreement; Assignment.

       6.j.1 This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof other than the non-disclosure agreement between the parties effective as of March 30, 2001 (which shall remain in effect).

       6.j.2 Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including, by merger or consolidation) or otherwise. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

     k. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     l. Attorneys' Fees. In the event of any Action at law or in equity in relation to this Agreement, the prevailing party in such Action shall be entitled to receive its reasonable attorneys' fees and all other costs and expenses of such Action. For purposes of this Section, "Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding at law or at equity.

               [Remainder of the page intentionally left blank.]

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                          FALCONSTOR, INC.

                                              /s/ ReiJane Huai
                                          By: _________________________________
                                            Name:  ReiJane Huai
                                            Title: Chief Executive Officer

                                          NETWORK PERIPHERALS INC.

                                              /s/ James Regel
                                          By: _________________________________
                                            Name:  James Regel
                                            Title: Chief Executive Officer

                       WRITTEN NOTICE OF OPTION EXERCISE

   NPI, by delivery of this written notice, hereby elects to exercise its option to merge with FalconStor on the terms set forth in the Merger Agreement.

Dated: May 4, 2001

                                          NETWORK PERIPHERALS INC.

                                              /s/ James Regel
                                          By: _________________________________
                                            Name:  James Regel
                                            Title: Chief Executive Officer

                                                                         ANNEX G

                            Network Peripherals Inc.

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. Purpose

   The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Network Peripherals Inc. (the "Company") is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company's financial accounting, reporting and controls. The Committee's principal functions are to:

  . monitor the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the Company's independent auditors, and the Company's financial and senior management;

  . review and evaluate the independence and performance of the Company's independent auditors; and

  . facilitate communication among the Company's independent auditors, the Company's financial and senior management, and the Board.

   The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this charter. In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents, and shall have authority to direct and supervise an investigation into any matters within the scope of its duties, including the power to retain outside counsel in connection with any such investigation.

   While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company's independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and its independent auditors or to assure compliance with laws and regulations and the Company's policies and procedures.

II. Membership

   All members of the Committee will be appointed by, and shall serve at the discretion of, the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee membership.

   As of the date this charter is adopted and until June 13, 2001, the Committee shall consist of at least two members of the Board. At least a majority of the members shall be persons who are not officers or employees of the Company or any subsidiary and who do not have any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As of June 14, 2001, the Committee shall consist of three or more members of the Board, with the exact number being determined by the Board. Each member of the Committee shall be "independent" as defined by the rules of The Nasdaq Stock Market, as they may be amended from time to time (the "Rules"), except as otherwise permitted by such Rules. Each member of the Committee shall have the ability to read and understand fundamental financial statements (or become able to do so within a reasonable time after joining the Committee) and at least one member shall have prior experience in accounting, financial management or financial oversight, as required by the Rules.

III. Meetings

   Meetings of the Committee shall be held from time to time as determined by the Board. The Committee should periodically meet with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company's financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee. The Committee members should communicate with management and the independent auditors on a quarterly basis in connection with their review of the Company's financial statements.

IV. Responsibilities and Duties

   The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

   1. Review the Company's quarterly and annual financial statements, including any report or opinion by the independent auditors, prior to distribution to the public or filing with the Securities and Exchange Commission.

   2. In connection with the Committee's review of the annual financial statements:

  . Discuss with the independent auditors and management the financial statements and the results of the independent auditors' audit of the financial statements.

  . Discuss any items requiring communication by the independent auditors in accordance with SAS 61, as amended. These discussions should include the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company's financial statements and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

   3. In connection with the Committee's review of the quarterly financial statements:

  . Discuss with the independent auditors and management the results of the independent auditors' SAS 71 review of the quarterly financial statements.

  . Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any significant disagreements among management and the independent auditors.

   4. Discuss any comments or recommendations of the independent auditors outlined in their annual management letter. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.

   5. Discuss with the independent auditors and management their periodic reviews of the adequacy of the Company's accounting and financial reporting processes and systems of internal control, including the adequacy of the systems of reporting to the audit committee by each group.

   6. Periodically consult with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company's financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee.

   7. Review the independence and performance of the independent auditors. Recommend to the Board of Directors the appointment or discharge of the independent auditors.

   8. Communicate with the Company's independent auditors about the Company's expectations regarding its relationship with the auditors, including the following: (i) the independent auditors' ultimate accountability to the Board and the Committee, as representatives of the Company's stockholders; and (ii) the ultimate authority and responsibility of the Board and the Committee to select, evaluate and, where appropriate, replace the independent auditors.

   9. Review and approve processes and procedures to ensure the continuing independence of the Company's independent auditors.

    10. Review the independent auditors' audit plan.

    11. Approve the fees and other significant compensation to be paid to the independent auditors.

    12. Periodically review the status of any legal matters that could have a significant impact on the Company's financial statements.

    13. Annually prepare a report to the Company's stockholders for inclusion in the Company's annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

    14. Maintain minutes of meetings and periodically report to the Board of Directors on significant matters related to the Committee's responsibilities.

    15. Review and reassess the adequacy of the Committee's charter at least annually. Submit the charter to the Company's Board of Directors for review and include a copy of the charter as an appendix to the Company's proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time (currently, once every three years).

    16. Perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company's Common Stock is listed, and perform other activities that are consistent with this charter, the Company's Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

                                 EXHIBIT INDEX

 Exhibit
 Number  Exhibit Title
 ------- -------------
  2.1    Agreement and Plan of Merger and Reorganization, dated as of May 4,
         2001, among FalconStor, Inc., Registrant and Empire Acquisition Corp.
         Reference is made to Annex A to the joint proxy statement/prospectus which is included in this Registration Statement.
  3.1(1) Restated Certificate of Incorporation.
  3.2(1) Bylaws.
  3.3(2) Certificate of Amendment of the Certificate of Incorporation.
  3.4    Form of Certificate of Amendment to Restated Certificate of
         Incorporation of Registrant.
  4.1    Voting Agreement, dated as of May 3, 2001, between Registrant,
         FalconStor, Inc. and certain stockholders of Registrant. Reference is made to Annex E to the joint proxy statement/prospectus which is included in this Registration Statement.
  4.2    Voting Agreement, dated as of March 30, 2001 between Registrant,
         FalconStor, Inc. and certain stockholders of FalconStor, Inc.
         Reference is made to Annex E to the joint proxy statement/prospectus which is included in this Registration Statement.
  5.1*   Legal opinion of Gray Cary Ware & Freidenrich LLP, counsel for
         Registrant.
  8.1*   Tax opinion of Gray Cary Ware & Freidenrich LLP, counsel for
         Registrant.
  8.2*   Tax opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP, counsel for FalconStor, Inc.
 21.1(3) Subsidiaries of the Registrant.
 23.1    Consent of PricewaterhouseCoopers LLP.
 23.2    Consent of KPMG LLP.
 23.3*   Consent of Gray Cary Ware & Freidenrich LLP (See Exhibit 5.1).
 23.4*   Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (See Exhibit
         8.2).
 24.1    Power of Attorney (included as page II-4).
 99.1    Form of Proxy Card of Registrant.
 99.2    Form of Proxy Card of FalconStor.
 99.3    Consent of Barry Rubenstein to serve as a director of Registrant.
 99.4    Consent of ReiJane Huai to serve as a director of Registrant.
 99.5    Consent of Irwin Lieber to serve as a director of Registrant.

--------
 *to be filed by amendment

(1) Incorporated by reference to the corresponding Exhibit previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-78350).

(2) Incorporated by reference to the corresponding Exhibit in the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2000.

(3) Filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.